UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SIGMA DESIGNS, INC.

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March 19, 2018

Dear Shareholder:

You are invited to attend a special meeting of shareholders of common stock of Sigma Designs, Inc., a California corporation (“Sigma,” the “Company,” “we,” “us” or “our”), to be held on April 17, 2018, at 9:00 a.m. local time, at our principal executive offices located at 47467 Fremont Blvd., Fremont, California 94538.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to approve the sale to Silicon Laboratories Inc. (“Silicon Labs”) of all of the assets which relate to our Z-Wave business, including all of our equity interest in certain subsidiaries engaged in the Z-Wave business, and the assumption by Silicon Labs of all of our liabilities related to our Z-Wave business, for $240 million in cash (the “Asset Sale”) pursuant to an agreement with Silicon Labs and Sequin Merger Subsidiary, Inc. (“Merger Sub”) dated December 7, 2017 (the “Agreement”), (ii) a proposal to approve the voluntary liquidation and dissolution of the Company pursuant to a Plan of Liquidation and Dissolution (the “Plan of Liquidation”), (iii) a proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to our current and former named executive officers that is based on or otherwise relates to the Asset Sale and the Plan of Liquidation (the “Golden Parachute Compensation”), and (iv) a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Asset Sale and the Plan of Liquidation.

The Asset Sale is the result of a broad review of strategic alternatives by our board of directors, which resulted in entering into an agreement to be acquired by Silicon Labs or, alternatively, to sell our Z-Wave business to Silicon Labs. Despite our reasonable best efforts, we were unable to satisfy certain conditions in the Agreement that required us to sell or shut down our television and set-top box business in the manner and timeframe required by the Agreement, and to amend or terminate certain contracts pursuant to the Agreement. These conditions were required to be satisfied prior to Silicon Labs being required to move forward with a merger (the “Merger”) of Merger Sub with and into the Company pursuant to which the Company would have become a wholly-owned subsidiary of Silicon Labs. After careful consideration, the board of directors unanimously determined that the Asset Sale, on the terms and subject to the conditions set forth in the Agreement, is fair to, and in the best interests of, Sigma and its shareholders and unanimously approved and declared advisable the Asset Sale and the transactions contemplated by the Agreement.

In addition, the board of directors has determined that the best course of action following the Asset Sale is the orderly liquidation, winding up, and dissolution of our remaining businesses and assets as opposed to continuing to operate our business. Accordingly, shareholders are also being asked to approve the Plan of Liquidation.

The Asset Sale, as contemplated by the Agreement, is conditioned upon receiving approval from our shareholders. Shareholder approval may also be required under California law, as the sale of assets which relate to our Z-Wave business may constitute a sale of substantially all of the assets of the Company. Our market capitalization based on the closing price of our common stock on December 7, 2017 was $223.1 million. The proposals to approve the Asset Sale pursuant to the Agreement and to approve the subsequent dissolution and liquidation of the Company pursuant to the Plan of Liquidation require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Therefore, it is very important that your shares be represented and voted at the meeting.

The Asset Sale is not conditioned upon shareholders approving the Plan of Liquidation or the Golden Parachute Compensation. The effectiveness of the Plan of Liquidation and payment of any Golden Parachute Compensation are conditioned upon the consummation of the Asset Sale. The adjournment proposal is not conditioned upon the approval of any other proposal set forth in the proxy statement. Shareholders do not have dissenters’ rights of appraisal in connection with the Asset Sale or the Plan of Liquidation.

If the shareholders approve the Asset Sale and the Plan of Liquidation, we intend to sell our remaining assets and seek to wind down our business pursuant to the terms of the Plan of Liquidation. We expect this process may take 12 months or longer. Once our business operations are wound up, we will file a Certificate of Dissolution with the Secretary of State of the State of California, and will close our stock transfer books, after which it will not be possible for shareholders to trade our stock.

The Company plans to distribute, in an initial distribution (with potential subsequent distributions thereafter) a portion of the net proceeds from the Asset Sale, subject to a contingency reserve for costs and liabilities, as soon as practicable following the closing of the Asset Sale. The amount and timing of distributions to shareholders will be determined by the board of directors in its discretion, subject to the provisions of the Plan of Liquidation. On the bases described in the accompanying proxy statement, the board of directors anticipates that the amount of the initial distribution to shareholders following the Asset Sale will be between $230 and $250 million or $5.82 to $6.33 per share based on 39,499,507 shares outstanding as of February 26, 2018. Following the initial distribution, the board of directors anticipates distributing up to an additional $10 million to shareholders for aggregate total distributions of $230 to $260 million or $5.82 to $6.58 per share based on 39,499,507 shares outstanding as of February 26, 2018. However, there can be no guarantee as to the timing and amount of distributions to our shareholders, even if all of our remaining assets are sold, because there are many factors, some of which are outside of our control, which could affect our ability to make such distributions. If you are not a shareholder of record as of the record date for a distribution as determined by the Company Board, you will not be entitled to receive that distribution. Shareholders will not know at the time of voting the amount of consideration they will receive in these distributions. In addition, only shareholders of record as of the record date for a distribution as determined by the Company Board will be entitled to receive that distribution.

The enclosed proxy statement provides you with detailed information about the special meeting and the proposed transactions. In particular, please review the matters referred to under “Risk Factors” beginning on page 18 for a discussion of the risks related to the Asset Sale and the Plan of Liquidation. We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission, which are available without charge through the Securities and Exchange Commission’s website at http://www.sec.gov.

The board of directors unanimously recommends that you vote “FOR” the approval of the Asset Sale, “FOR” the approval of the Plan of Liquidation, “FOR” the proposal to adjourn the special meeting to solicit additional votes to approve the Asset Sale or the Plan of Liquidation, if necessary or appropriate, and “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to our current and former named executive officers that is based on or otherwise relates to the Asset Sale and the liquidation and dissolution of the Company.

Your vote is very important, regardless of the number of shares that you own. The Asset Sale and the liquidation and dissolution cannot be completed unless approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy card, or vote electronically over the Internet or by telephone as described in the proxy materials. If you attend the special meeting and wish to vote in person, you may do so even though you have previously voted by proxy. The failure to vote will have the same effect as voting “AGAINST” the approval of the Asset Sale and “AGAINST” the approval of the Plan of Liquidation.

If your shares are held in “street name,” you should instruct your bank, broker or other nominee to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals without your instructions, and the failure to instruct your bank, broker or other nominee how to vote will have the same effect as voting “AGAINST” the approval of the Asset Sale and “AGAINST” the approval of the Plan of Liquidation.

Sincerely,

/s/ Elias Nader
Elias Nader Interim President and Chief Executive Officer, and Chief Financial Officer

The accompanying proxy statement is dated March 19, 2018 and is first being mailed to shareholders on or about March 20, 2018.

SIGMA DESIGNS, INC.

 47467 Fremont Blvd.
Fremont, California 94538

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on April 17, 2018

To the Shareholders of Sigma Designs, Inc.:

We will hold a special meeting of the shareholders of Sigma Designs, Inc., a California corporation (“Sigma”, the “Company,” “we,” “us” or “our”), at 9:00 a.m. local time on April 17, 2018, at 47467 Fremont Blvd., Fremont, California 94538. We will consider and act on the following proposals at the special meeting.

1.

To approve the sale to Silicon Laboratories Inc. (“Silicon Labs”) of all of the assets which relate to our Z-Wave business, including all of our equity interest in certain of our subsidiaries engaged in the Z-Wave business, and the assumption by Silicon Labs of all of our liabilities related to our Z-Wave business, for $240 million in cash pursuant to an Agreement and Plan of Merger, dated as of December 7, 2017 (the “Agreement”), by and among Silicon Labs, a Delaware corporation, Seguin Merger Subsidiary, Inc., a California corporation and a wholly owned subsidiary of Silicon Labs (“Merger Sub”), and Sigma (the “Asset Sale Proposal”);

2.	To approve the voluntary liquidation and dissolution of the Company (the “Liquidation”) pursuant to a Plan of Liquidation and Dissolution (the “Liquidation Proposal”);

3.	To adjourn the special meeting to solicit additional votes to approve the Asset Sale Proposal or the Liquidation Proposal, if necessary or appropriate (the “Adjournment Proposal”); and

4.

To approve on a non-binding, advisory basis, certain compensation that may be paid or become payable to our current and former named executive officers that is based on or otherwise relates to the Asset Sale and the Liquidation (the “Golden Parachute Compensation Proposal”), as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain Persons in the Asset Sale and the Liquidation—Golden Parachute Compensation” beginning on page 98 of the accompanying proxy statement.

The accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, more fully describes these items of business. We urge you to read this information carefully.

The board of directors unanimously recommends that you vote (1) “FOR” the Asset Sale Proposal; (2) “FOR” the Liquidation Proposal; (3) “FOR” the Adjournment Proposal; and (4) “FOR” the Golden Parachute Compensation Proposal. The approval by our shareholders of the Asset Sale Proposal is required to complete the Asset Sale described in the accompanying proxy statement.

Only shareholders of record at the close of business on February 26, 2018, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. If you have any questions concerning the proposals, the special meeting or the accompanying proxy statement, need help voting your shares of common stock, or would like additional copies, without charge, of the enclosed proxy statement or proxy card, please contact our proxy solicitor, D.F. King & Co., Inc., using the information below:

Toll-free: (800) 467-0821

Address: 48 Wall Street, New York, NY 10005

Email: sigm@dfking.com

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to approve each of the Asset Sale Proposal and the Liquidation Proposal. The affirmative vote of a majority of the outstanding shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, is required to approve each of the Golden Parachute Compensation Proposal and the Adjournment Proposal.

Shareholders will not know at the time of voting the amount of consideration they will receive. In addition, only shareholders of record as of the record date for a distribution as determined by the Company Board will be entitled to receive that distribution.

The failure of any shareholder of record to submit a signed proxy card, vote electronically over the Internet or by telephone or vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Asset Sale Proposal and “AGAINST” the Liquidation Proposal. The failure of any shareholder of record to submit a signed proxy card, vote electronically over the Internet or by telephone or attend the special meeting in person will not have any effect on the Golden Parachute Compensation Proposal or the Adjournment Proposal; however, if a shareholder of record attends the special meeting in person but has not submitted a proxy and fails to vote in person by ballot, that will be treated as an abstention. Abstentions will have the same effect as a vote “AGAINST” the Asset Sale Proposal, the Liquidation Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal. If you hold your shares in “street name” and fail to instruct your bank, broker or other nominee on how to vote, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Asset Sale Proposal and Liquidation Proposal, but will have no effect on the Golden Parachute Compensation Proposal or the Adjournment Proposal assuming a quorum is present at the special meeting. The required quorum for the transaction of business at the special meeting exists when the holders of a majority of the shares of common stock entitled to vote at the special meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum.

Please vote promptly whether or not you expect to attend the special meeting.

By Order of the Board of Directors,

/s/ Elias Nader
Elias Nader
Secretary

Fremont, California

Dated: March 19, 2018

TABLE OF CONTENTS

Page

SUMMARY	1
The Companies	1
The Asset Sale	1
Recent Developments	1
The Special Meeting	2
Shareholders Entitled to Vote; Record Date	2
Quorum and Vote Required	2
Shares Owned by Our Directors and Executive Officers	2
Recommendation of the Company Board with Respect to the Asset Sale	2
Opinions of Sigma’s Financial Advisor	3
The Agreement	3
Regulatory Matters	6
The Plan of Liquidation	6
Reasons for the Liquidation	7
Interests of Certain Persons in the Asset Sale	7
Material U.S. Federal Income Tax Consequences	7
Dissenters’ Rights	8
Litigation relating to the Asset Sale and the Liquidation	8
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE ASSET SALE AND THE PLAN OF LIQUIDATION	9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	17
RISK FACTORS	18
THE SPECIAL MEETING	24
General	24
Date, Time and Place of the Special Meeting	24
Purpose of the Special Meeting	24
Recommendation of the Company Board	24
Shareholders Entitled to Vote; Record Date	24
Quorum and Vote Required	24
Shares Owned by Our Directors and Executive Officers	25
Voting; Proxies	25
Revocation of Proxies	26
Solicitation of Proxies	26
Dissenters’ Rights	26
Adjournments or Postponements	27
Assistance	27
PROPOSAL 1 THE ASSET SALE PROPOSAL	28
THE ASSET SALE	28
The Companies	28
Recent Developments	28
Background of the Asset Sale	30

Recommendation of the Company Board; Reasons for the Asset Sale	58
Opinions of Sigma’s Financial Advisor	60
Certain Financial Projections	70
Interests of Certain Persons in the Asset Sale	72
Regulatory Matters	73
THE ASSET SALE AGREEMENT	74
Explanatory Note Regarding the Agreement	74
The Asset Sale	74
Representations and Warranties	75
Conduct of Business Pending the Closing of the Asset Sale	78
Non-Solicitation; Acquisition Proposals; Change in Recommendation	79
Shareholder Meeting; Preparation of the Proxy Statement	80
Other Covenants	81
Conditions to Completion of the Asset Sale	81
Termination of the Agreement	82
Effect of Termination	83
Asset Sale Expenses and Termination Fees	83
Specific Performance	84
Amendment; Extension; Waiver	84
Governing Law	84
THE VOTING AGREEMENTS	84
PROPOSAL 2 THE LIQUIDATION PROPOSAL	86
THE PLAN OF LIQUIDATION	86
Reasons for the Liquidation	86
Business Activities Pending Liquidation	88
Summary of the Plan of Liquidation	88
Liquidation Actions	89
Liquidating Distributions	89
Contingency Reserve	91
Liquidating Trust	91
Indemnification and Advancement of Expenses	91
Amendment, Modification or Abandonment	91
Complete Liquidation	91
Officers and Directors Following the Liquidation Date	91
Dissolution Completion Date	91
Interests of Certain Persons in the Liquidation	91
PROPOSAL 3 THE ADJOURNMENT PROPOSAL	93
PROPOSAL 4 THE GOLDEN PARACHUTE COMPENSATION PROPOSAL	94
INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE AND THE LIQUIDATION	95
DISSENTERS RIGHTS	100
LITIGATION RELATING TO THE ASSET SALE AND THE LIQUIDATION	100
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	101

MARKET PRICE AND DIVIDEND INFORMATION	105
COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	106
SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING	108
WHERE YOU CAN FIND MORE INFORMATION	108
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	110
Z-WAVE BUSINESS CARVE-OUT FINANCIAL STATEMENTS	117

SUMMARY

This summary, together with the following section of this proxy statement entitled “Questions and Answers about the Special Meeting, the Asset Sale, and the Liquidation,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a shareholder or that you should consider before voting on the Asset Sale Proposal and the Liquidation Proposal. To better understand the Asset Sale and the Plan of Liquidation, you should read carefully this entire proxy statement and all of its annexes, including the Agreement (as defined below), which is attached as Annex A, and the Plan of Liquidation, which is attached as Annex D, before voting on the Asset Sale Proposal and the Liquidation Proposal. In addition, we incorporate by reference important business and financial information about Sigma in this document and you are encouraged to review all such information incorporated by reference herein. Each item in this summary includes a page reference directing you to a more complete description of that item. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 108 of this proxy statement.

The Companies (page 28)

Sigma Designs, Inc.

Sigma Designs, Inc.

47467 Fremont Blvd.

Fremont, California 94538

(510) 879-0200

www.sigmadesigns.com

Sigma Designs, Inc., a California corporation (“Sigma,” the “Company”, “we,” “us,” or “our”), is a global integrated system-on-chip solutions provider offering intelligent platforms for use in a variety of home entertainment and home control appliances. Our goal is to ensure that our integrated system-on-chip solutions serve as the foundation for some of the world’s leading consumer products, including televisions, media connectivity, smart home, and mobile Internet of Things products. For additional information about Sigma and our business, see the section entitled “Where You Can Find More Information” beginning on page 108 of this proxy statement.

Silicon Laboratories Inc.

Silicon Laboratories Inc.

400 West Cesar Chavez

Austin, Texas 78701

(972) 987-3900

www.silabs.com

Silicon Laboratories Inc., a Delaware corporation (“Silicon Labs”), is a provider of silicon, software and solutions for the Internet of Things (IoT), Internet infrastructure, industrial, consumer and automotive markets.

The Asset Sale (page 28)

On December 7, 2017, Sigma entered into an Agreement and Plan of Merger by and among the Company, Silicon Labs and Sequin Merger Subsidiary, Inc. (“Merger Sub”) attached as Annex A (the “Agreement”). The parties had contemplated that Silicon Labs would acquire Sigma pursuant to a merger of Merger Sub with and into Sigma (the “Merger”) if Sigma was able to satisfy certain conditions, including the sale or shut down of Sigma’s television and set-top box business (the “TV Business” and its sale or shut down, the “TV Divestiture”) and the amendment or termination of certain contracts pursuant to the Agreement. These conditions were not satisfied and accordingly, the parties are proceeding with the Asset Sale (as defined below) in lieu of the Merger.

Pursuant to the terms of the Agreement Sigma will sell to Silicon Labs all of the assets which relate to Sigma’s two-way wireless technology designed and optimized specifically for smart home applications and the Internet of Things (“Z-Wave”), including all of the equity interest in certain of Sigma’s subsidiaries that are primarily engaged in the Z-Wave business, and Silicon Labs will assume all of Sigma’s liabilities related to the Z-Wave business (the “Z-Wave Business”), for $240 million in cash (the “Consideration”), payable at the closing (the “Asset Sale”).

We encourage you to carefully read in its entirety the Agreement, which is the principal document governing the Asset Sale.

Recent Developments (page 28)

On March 19, 2018, Sigma announced its preliminary results for the fourth fiscal quarter and full fiscal year ended February 3, 2018. In addition, Sigma also provided guidance for its anticipated financial performance in the first quarter of fiscal 2019.

The Special Meeting (page 24)

The special meeting of shareholders will be held on April 17, 2018 at 9:00 a.m. local time at 47467 Fremont Blvd., Fremont, CA 94538. At the special meeting, our shareholders will be asked to vote on the proposal to approve the Asset Sale (the “Asset Sale Proposal”), a proposal to approve the Plan of Liquidation (the “Liquidation Proposal”), a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the Asset Sale or the Plan of Liquidation at the time of the special meeting (the “Adjournment Proposal”), a non-binding advisory proposal on the compensation that may be paid or become payable to our current and former named executive officers that is based on or otherwise relates to the Asset Sale or the Plan of Liquidation (the “Golden Parachute Compensation Proposal”), and any other business that may properly come before the special meeting and any adjournment(s) or postponement(s).

Shareholders Entitled to Vote; Record Date (page 24)

Only holders of record of shares of Sigma’s common stock (the “Company Common Stock”) on February 26, 2018 (the “Record Date”) may vote at the special meeting. For each share of Company Common Stock that you owned on the Record Date, you are entitled to cast one vote on each matter voted upon at the special meeting. On the Record Date, 39,499,507 shares of Company Common Stock were entitled to vote at the special meeting.

Quorum and Vote Required (page 24)

A quorum of shareholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting exists when the holders of a majority of the shares of Company Common Stock entitled to vote at the special meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum.

Approval of the Asset Sale Proposal and the Liquidation Proposal require the affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, or failure to instruct your broker, bank or nominee how to vote shares of Company Common Stock held in street name will have the same effect as a vote “AGAINST” the Asset Sale Proposal and the Liquidation Proposal. The Adjournment Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal. The Golden Parachute Compensation Proposal will be approved on a non-binding, advisory basis, if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal.

Shares Owned by Our Directors and Executive Officers (page 25)

As of the Record Date, our current and certain former directors and executive officers were entitled to vote 1,142,751 shares of Company Common Stock, or approximately 2.9% of Company Common Stock outstanding on that date. These numbers do not give effect to any outstanding option to purchase Company Common Stock (each, a “Company Option”) or restricted stock units of Company Common Stock (each, a “Company RSU”), none of which are entitled to vote at the special meeting. Our current directors (with the exception of Mr. Awsare), certain former directors and our executive officers have entered into voting agreements obligating them to vote all of their shares of Company Common Stock in favor of the Asset Sale Proposal and any other proposals necessary to consummate the Asset Sale.

Recommendation of the Company Board; Reasons for the Asset Sale (page 58)

The board of directors of the Company (the “Company Board”) unanimously recommends that you vote “FOR” the Asset Sale Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Compensation Proposal.

Shareholders will not know at the time of voting the amount of consideration they will receive. In addition, only shareholders of record as of the record date for a distribution as determined by the Company Board will be entitled to receive that distribution.

In reaching its decision to approve the Asset Sale and the transactions contemplated by the Agreement and, subject to the terms and conditions of the Agreement, to recommend the approval of the Asset Sale Proposal, the Adjournment Proposal and the Golden Parachute Compensation Proposal to our shareholders, the Company Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Agreement and the transactions set forth in the Agreement, as well as other alternative transactions, including contacts and extensive discussions with other potential acquirers.

The Company Board’s reasons for approving the Asset Sale and the transactions contemplated by the Agreement; certain factors the Company Board considered in its deliberations in approving Agreement, the Asset Sale and the transactions contemplated by the Agreement; and the Company Board’s recommendation to our shareholders are further discussed in the section entitled “Proposal 1 – The Asset Sale Proposal – The Asset Sale—Recommendation of the Company Board; Reasons for the Asset Sale” beginning on page 58 of this proxy statement.

Opinions of Sigma’s Financial Advisor (page 60 and Annex B-1 and B-2)

Opinion of Sigma’s Financial Advisor, dated December 7, 2017, provided to the Company Board in connection with its evaluation of the Merger

At the December 7, 2017 meeting of the Company Board, Deutsche Bank Securities Inc. (“Deutsche Bank”), financial advisor to Sigma, rendered its oral opinion to the Company Board, confirmed by delivery of a written opinion dated December 7, 2017, to the effect that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Deutsche Bank's opinion, the consideration of $7.05 in cash per share of Company Common Stock to be received by holders of Company Common Stock in the Merger was fair, from a financial point of view, to the holders of Company Common Stock (other than Silicon Labs and its affiliates).

The full text of Deutsche Bank's written opinion, dated December 7, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B-1 and is incorporated herein by reference. The summary of Deutsche Bank's December 7, 2017 opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank's December 7, 2017 opinion was addressed to, and for the use and benefit of, the Company Board in connection with and for the purpose of its evaluation of the Merger. Deutsche Bank's December 7, 2017 opinion did not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Merger or any related matter (including the Asset Sale) and did not address the Asset Sale in any respect. Deutsche Bank's December 7, 2017 opinion was limited solely to the fairness of the consideration of $7.05 in cash per share of Company Common Stock to be received by holders of Company Common Stock in the Merger, from a financial point of view, to the holders of outstanding Company Common Stock (other than Silicon Labs and its affiliates), and Deutsche Bank did not express any opinion as to the underlying decision by Sigma to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies.

Opinion of Sigma’s Financial Advisor, dated February 15, 2018, provided to the Company Board in connection with its evaluation of making a recommendation to the holders of Company Common Stock in connection with the Asset Sale

At the February 15, 2018 meeting of the Company Board, Deutsche Bank rendered its oral opinion to the Company Board, confirmed by delivery of a written opinion dated February 15, 2018, to the effect that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion dated February 15, 2018, the consideration of $240 million to be received by Sigma in the Asset Sale was fair, from a financial point of view, to the Company.

The full text of Deutsche Bank's written opinion, dated February 15, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B-2 and is incorporated herein by reference. The summary of Deutsche Bank’s February 15, 2018 opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank's February 15, 2018 opinion was addressed to, and for the use and benefit of, the Company Board in connection with and for the purpose of its evaluation of making a recommendation to the holders of Company Common Stock in connection with the Asset Sale. Deutsche Bank's February 15, 2018 opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Asset Sale or any related matter. Deutsche Bank's opinion was limited solely to the fairness of the consideration of $240 million to be received by Sigma in the Asset Sale, from a financial point of view, to the Company, and Deutsche Bank did not express any opinion as to the underlying decision by Sigma to engage in the Asset Sale or the relative merits of the Asset Sale as compared to any alternative transactions or business strategies (including the Merger).

The Asset Sale Agreement (page 74)

Conditions to Completion of the Asset Sale

The respective obligations of each party to consummate the Asset Sale will be subject to the satisfaction or written waiver at or prior to the Effective Time of the Asset Sale of each of the following conditions:

●	the Asset Sale will have been approved by Sigma’s shareholders at the special meeting; and

●

(i) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States and any other applicable foreign antitrust and competition laws; (ii) the absence of any non-appealable legal requirement of any governmental entity making illegal, permanently enjoining or otherwise permanently prohibiting, limiting, delaying, or otherwise restraining the consummation of the transactions; and (iii) the absence of any pending action commenced by a governmental entity seeking to prohibit, enjoin, materially limit, delay or otherwise restrain the transactions contemplated by the Agreement.

The obligations of Silicon Labs to consummate the Asset Sale will be subject to the satisfaction or written waiver at or prior to the Effective Time of the Asset Sale of each of the following conditions:

●

 with specified qualifications and exceptions, the truth and correctness of the Company’s representations and warranties contained in the Agreement as of the date of the Agreement and the closing date of the Asset Sale;

●	the Company will have performed and complied in all material respects with the covenants and agreements to be performed or complied with by it under the Agreement;

●

since the date of the Agreement, there will not have occurred and be continuing any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company; and

●

 the delivery by the Company to Silicon Labs of an executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that an interest in the Company is not a real property interest because the Company has not been a “United States real property holding corporation” under Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and a form of notice to the Internal Revenue Service.

The obligation of the Company to consummate the Asset Sale will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the Effective Time of the Asset Sale of each of the following conditions:

●

with specified qualifications and exceptions, the truth and correctness of Silicon Labs and Merger Sub’s representations and warranties contained in the Agreement as of the date of the Agreement and the closing date of the Asset Sale; and

●	each of Silicon Labs and Merger Sub will have performed and complied in all material respects with the covenants and agreements to be performed or complied with by it under the Agreement.

Non-Solicitation, Acquisition Proposals; Change in Recommendation

The Company is subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to shareholder approval of the Asset Sale, the solicitation restrictions are subject to a customary “fiduciary-out” provision that allows Sigma, under certain circumstances, to provide information to and participate in negotiations or discussions with third parties with respect to an alternative acquisition proposal if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law.

Prior to shareholder approval of the Asset Sale, the Company Board may, after satisfying certain notice requirements to Silicon Labs, change its recommendation with respect to the Asset Sale, and Sigma can terminate the Agreement (and pay the $11.5 million termination fee to Silicon Labs) in order to enter into a superior proposal, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so under certain circumstances specified in the Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law. Prior to taking these actions, the Company must provide Silicon Labs with a three business day period (and a subsequent two business day match period) in which to negotiate with the Company, and agreed to negotiate with Silicon Labs in good faith, in order to amend the terms of the proposed transaction such that the acquisition proposal no longer constitutes a superior proposal.

In addition, prior to shareholder approval of the Asset Sale, the Company Board may change its recommendation with respect to the Asset Sale for a reason unrelated to an acquisition proposal if it determines in good faith (after consultation with its outside counsel) that, in light of the occurrence of certain intervening events, the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable law, provided that the Company Board gives Silicon Labs a three business day period in which to negotiate with the Company so as to avoid such recommendation change.

Termination of the Agreement

The Agreement may be terminated and the Asset Sale abandoned by mutual written consent of Silicon Labs, Merger Sub and the Company. In addition, the Agreement may be terminated by either party if:

●

the Asset Sale has not been completed on or before the June 7, 2018, provided, that this right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Agreement is the primary cause of, or results in, the failure of the Asset Sale to be consummated on or before June 7, 2018;

●

any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any legal requirement that remains in effect (other than the application to the transactions contemplated by the Agreement of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or other antitrust legal requirements) or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the transactions contemplated by the Agreement, and such legal requirement or order has become final and nonappealable; or

●	the required shareholder approval is not obtained at the special meeting.

The Agreement may be terminated by the Company if:

●

prior to receipt of shareholder approval, the Company Board has made a Company Adverse Recommendation Change (as defined in the Agreement) to enter into a definitive, written agreement concerning a superior proposal; provided, that (A) concurrently with such termination, the Company shall enter into such definitive, written agreement and (B) the Company shall have paid any termination fees due pursuant to the Agreement; or

●

there has been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub and such breach is incapable of being cured by June 7, 2018 or, if curable, is not cured within twenty business days of the date the Company gives Parent written notice of such breach or inaccuracy, provided that the Company shall not have a right to terminate the Agreement, if, at the time of the delivery of such notice, the Company is in material breach of any of its obligations under the Agreement.

The Agreement may be terminated by Silicon Labs if:

●

prior to the receipt of the Company shareholder approval at the special meeting, (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive, written agreement concerning a superior proposal, other than an acceptable confidentiality agreement, or (iii) the Company shall have materially breached its obligations pertaining to the non-solicitation provisions of the Agreement described in “The Agreement—Non-Solicitation; Acquisition Proposals; Change in Recommendation;” or

●

there has been a breach of any representation, warranty, covenant or agreement on the part of the Company and such breach is incapable of being cured by June 7, 2018, or, if curable, is not cured within twenty business days of the date Parent gives the Company written notice of such breach or inaccuracy, provided that Parent shall not have a right to terminate the Agreement, if, at the time of the delivery of such notice, Parent is in material breach of any of its obligations under the Agreement.

Asset Sale Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the Asset Sale, whether or not the Asset Sale is completed. However, the Company must pay Silicon Labs a termination fee of $11.5 million if:

●	Silicon Labs terminates the Agreement in connection with a Company Adverse Recommendation Change;

●

Silicon Labs terminates the Agreement after the Company enters into an acquisition agreement or publicly announces its intention to enter into an acquisition agreement with respect to a superior proposal;

●	Silicon Labs terminates the Agreement after the Company has materially breached the non-solicitation provisions in the Agreement;

●	the Company terminates the Agreement in order to enter into an acquisition agreement with respect to a superior proposal;

●

if (i) after the date of the Agreement, but prior to the termination of the Agreement an alternative acquisition proposal by a third party is publicly announced or otherwise becomes known (including any knowledge of any intention of any third party to make such a proposal), (ii) thereafter, the Agreement is terminated because the closing did not occur before June 7, 2018 or because the requisite shareholder approval was not obtained and (iii) within twelve months following the date of such termination of the Agreement the Company shall have entered into a definitive agreement with respect to any acquisition of a majority of the Company’s assets or equity interests which is ultimately consummated, or any such acquisition shall have been consummated; or

●

if the Agreement is terminated due to a breach of the Company’s representations, warranties or covenants (or because the closing did not occur before June 7, 2018 or because the requisite shareholder approval was not obtained at a time when Parent would have been entitled to terminate this Agreement due to a breach of the Company’s representations, warranties or covenants) and within twelve months following the date of such termination of the Agreement the Company shall have entered into a definitive agreement with respect to any acquisition of a majority of the Company’s assets or equity interests which is ultimately consummated, or any such acquisition shall have been consummated.

Regulatory Matters (page 73)

The Agreement provides that if required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Asset Sale cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the Antitrust Division of the Department of Justice and all applicable waiting periods have expired or been terminated. The parties have determined that such filings are not required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The Plan of Liquidation (page 86)

If the shareholders approve the Asset Sale and the Plan of Liquidation, the Company intends to file a Certificate of Election with the Secretary of State of the State of California as soon as practicable. Upon the filing of a Certificate of Election with the Secretary of State of the State of California, the winding up, liquidation and dissolution of the Company pursuant to the Plan of Liquidation will commence. The Company intends to negotiate and consummate the sale of all of its assets, including the sale of its TV Business and mobile Internet of Things business (“Mobile IoT Business”), pay, or make adequate provision for the payment of, all obligations and claims against the Company (including the provision for payment of contingent or unknown claims), wind-up its affairs, and distribute its remaining assets to its shareholders. We do not believe the divestiture of the TV Business will result in material cash proceeds to Sigma; however, if we are able to divest this business, we expect that our operating expenses and liabilities will be reduced significantly, and our revenue following the closing of the Asset Sale and the TV Divestiture will be reduced to substantially zero. We do not expect the sale of our Mobile IoT Business, if we are successful in divesting this business, or the shutdown of this business to be material to our operations or assets available for distribution to shareholders. On February 15, 2018, the Company closed the sale of its business that offers a range of home networking solutions, including G.hn, HomePlug and HPNA technologies (the “Wired Connectivity Business”) for $23.5 million, net of holdback amounts. After taxes, we received gross proceeds from the sale of the Wired Connectivity Business of approximately $23.4 million. After we file a Certificate of Election with the Secretary of State of the State of California, we will cease all business activities except and insofar as necessary, appropriate or desirable for liquidation of our remaining assets and for the winding up of the Company.

The Company plans to distribute, in an initial distribution (with potential subsequent distributions thereafter), a portion of the net proceeds from the Asset Sale, subject to a contingency reserve for costs and liabilities, after the filing of a Certificate of Election with the Secretary of State of the State of California. The amount and timing of the distributions to shareholders will be determined by the Company Board in its discretion, subject to the provisions of the Plan of Liquidation. On the bases described in this Proxy Statement, the Company Board anticipates that the amount of the initial distribution to shareholders following the Asset Sale will be between $230 and $250 million or $5.82 to $6.33 per share based on 39,499,507 shares outstanding as of February 26, 2018. Following the initial distribution, the Company Board anticipates distributing up to an additional $10 million to shareholders, for aggregate total distributions of $230 to $260 million or $5.82 to $6.58 per share based on 39,499,507 shares outstanding as of February 26, 2018, although the amount ultimately distributed to shareholders may be less than anticipated as a result of the assumptions described elsewhere in the proxy statement and unforeseen circumstances. Subsequent distributions from the sale of the Company’s remaining assets will be made in such amounts and at such times as determined by the Company Board in its discretion in accordance with the Plan of Liquidation. There can be no guarantee as to the timing and amount of distributions to shareholders, even if all of our remaining assets are sold, because there are many factors, some of which are outside of our control, which could affect the timing of such distributions. Shareholders will not know at the time of voting the amount of consideration they will receive. In addition, only shareholders of record as of the record date for a distribution as determined by the Company Board will be entitled to receive that distribution. If you are not a shareholder of record as of the record date for a distribution as determined by the Company Board, you will not be entitled to receive that distribution.

If the shareholders do not approve the Plan of Liquidation, the Company will still seek to complete the Asset Sale, if the Asset Sale is approved by the shareholders and the other conditions to closing set forth in the Agreement are satisfied or waived. In the event the Asset Sale closes, the Company will have transferred a substantial amount of its operating assets to Silicon Labs. Given that the Company is winding down its TV Business, it will have limited assets with which to generate revenue. With limited assets with which to generate revenue and no Plan of Liquidation approved, the Company anticipates that it would use its cash to pay ongoing operating expenses, and the Company Board would convene to determine whether to make any distributions to shareholders. The Company Board would have to evaluate the alternatives available to the Company, including, among other things, remaining a publicly traded company, the possibility of investing the cash received from the Asset Sale in another operating business or undertaking a going private transaction.

Reasons for the Plan of Liquidation (page 86)

In considering whether the Company should liquidate and dissolve following the consummation of the Asset Sale, the Company Board considered the terms of the Plan of Liquidation and the dissolution process under California law, as well as other available strategic options, which included, among other things, remaining a publicly traded company, the possibility of investing the cash received from the Asset Sale in another operating business or undertaking a going private transaction. As part of its evaluation process, the Company Board considered the risks and timing of each strategic option available to the Company, and consulted with its financial advisors, management and the Company’s legal counsel. In approving the Plan of Liquidation, the Company Board considered a number of factors, including but not limited to, the factors in the section entitled “Proposal 2 – The Liquidation Proposal – The Plan of Liquidation – Reasons for the Plan of Liquidation”.

Interests of Certain Persons in the Asset Sale and the Liquidation (page 95)

In considering the recommendation of the Company Board that the shareholders vote to approve the Asset Sale Proposal and the Liquidation Proposal, shareholders should be aware that some of our current and former directors and executive officers have interests in the Asset Sale that are different from, or in addition to, the interests of shareholders generally. Interests of these persons may be different from or in addition to the interests of shareholders for the following reasons, among others:

●

Each of our non-employee directors’ (other than Mr. Awsare) Company RSU awards are subject to certain accelerated vesting rights in the event the closing date of either the Asset Sale or the Liquidation precedes the award’s scheduled vesting date.

●

Each of our executive officers is party to an individual Executive Severance Agreement (as defined below) that provides for equity award acceleration and other severance benefits in the event of certain qualifying terminations of employment on the closing date of the Asset Sale or during the 18 month period thereafter or if these agreements are not assumed by Silicon Labs.

These interests are discussed in more detail in the section entitled “Proposal 1 – The Asset Sale—Interests of Certain Persons in the Asset Sale” beginning on page 72 of this proxy statement. The members of the Company Board were aware of the different or additional interests described in such section and considered these interests, among other matters, in evaluating and negotiating the Agreement and the Asset Sale, and in recommending to our shareholders that the Asset Sale be approved.

The cash compensation payable to Mr. Awsare is subject to certain accelerated vesting rights in the event that the Liquidation occurs during his first year of service on the Company Board. Additionally, the Company Board is reviewing executive officer retention and incentive compensation related to the Liquidation but has not approved any such compensation as of the date of this proxy statement. Finally, by approving the Plan of Liquidation, shareholders are approving the authorization of the Company Board to pay our officers, directors and employees compensation or additional compensation in connection with the successful implementation of the Plan of Liquidation. See the section entitled “Proposal 2 – The Liquidation Proposal – The Plan of Liquidation—Interests of Certain Persons in the Liquidation” beginning on page 91 of this proxy statement .

Material U.S. Federal Income Tax Consequences (page 101)

If consummated, the Asset Sale will be a taxable transaction to the Company. Because of the tax attributes of the Company, it is anticipated that the Company will utilize such tax attributes to substantially reduce the amount of U.S. federal income tax from the Asset Sale, even taking into account limitations, if any, on the Company’s use of tax attributes in recently enacted U.S. federal income tax legislation informally known as the Tax Cuts and Jobs Act. Any subsequent asset sales will also be taxable transactions to the Company, and the Company does not expect to have tax attributes remaining after the Asset Sale to reduce the amount of U.S. federal income tax from any such subsequent sales. The determination of whether and to what extent the Company’s tax attributes will be available, however, is highly complex and is based in part upon facts that will not be known until the completion of the Asset Sale. Neither the Asset Sale nor any subsequent asset sales will be taxable to holders of Company Common Stock, although any distribution made by the Company on Company Common Stock will be a taxable event to the holders of Company Common Stock. However, if the Plan of Liquidation is approved and implemented, distributions made to holders of Company Common Stock pursuant to the Plan of Liquidation will generally be treated as made in payment in exchange for their shares of Company Common Stock. If the Plan of Liquidation is not approved, our shareholders could, depending on their particular circumstances, incur an increased shareholder-level U.S. federal income tax liability in the event that property (including cash from the Asset Sale) distributed to shareholders is characterized as a dividend for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 101 of this proxy statement.

See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 101 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the Asset Sale, any subsequent asset sales and any distributions on Company Common Stock. The tax consequences to you of the Asset Sale, any subsequent asset sales and any distributions on Company Common Stock will depend on your particular tax situation. You should consult your tax advisor for a complete analysis of the U.S. federal, state, local or foreign tax consequences to you of the Asset Sale, any subsequent asset sales and any distributions on Company Common Stock, including the consequences of recently enacted U.S. federal income tax legislation informally referred to as the Tax Cuts and Jobs Act.

Dissenters’ Rights (page 100)

Under California law, holders of shares of Company Common Stock are not entitled to dissenters’ rights in connection with the Asset Sale or the Plan of Liquidation.

Litigation relating to the Asset Sale and the Liquidation (page 100)

On March 15, 2018, a purported shareholder class action lawsuit was filed in the United States District Court for the Northern District of California against Sigma, certain members of the Company Board and Silicon Labs. The complaint seeks to enjoin the proposed transactions or to rescind the transactions or award rescissory damages in the event the transactions are consummated.  For additional information, see the section entitled “Litigation Relating to the Asset Sale and the Liquidation” beginning on page 100 of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE ASSET SALE AND THE PLAN OF LIQUIDATION

The following questions and answers briefly address some questions you may have regarding the special meeting, the Asset Sale and the Plan of Liquidation. These questions and answers may not address all questions that may be important to you as a shareholder of Sigma Designs, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed Asset Sale, the documents related to the Asset Sale, the Plan of Liquidation and other related matters. In this proxy statement, the terms “Company,” “we,” “our,” “ours,” “us” and “Sigma” refer to Sigma Designs, Inc. We refer to Silicon Laboratories Inc. as “Parent” or “Silicon Labs” and Seguin Merger Subsidiary, Inc. as “Merger Sub.”

Questions Related to the Special Meeting

Q:	Why am I receiving this proxy statement and proxy card?

A:

You are receiving this proxy statement and proxy card because, as of February 26, 2018 (the “Record Date”), the record date for the determination of shareholders entitled to notice of and to vote at the special meeting, you owned shares of our common stock, no par value (the “Company Common Stock”). We entered into an Agreement and Plan of Merger, dated as of December 7, 2017, by and among the Company, Silicon Labs and Merger Sub (the “Agreement”). The parties had contemplated that Silicon Labs would acquire Sigma pursuant to the Merger if Sigma was able to satisfy certain conditions, including the sale or shut down of Sigma’s television and set-top box business (the “TV Divestiture”) and the amendment or termination of certain contracts pursuant to the Agreement. These conditions were not satisfied and accordingly, the parties are proceeding with the Asset Sale.

Sigma will sell to Silicon Labs all of the assets which relate to Sigma’s Z-Wave business, including all of the equity interest in certain of Sigma’s subsidiaries that are primarily engaged in the Z-Wave business, and Silicon Labs will assume all of Sigma’s liabilities related to the Z-Wave business, for $240 million in cash (the “Consideration”), payable at the closing (the “Asset Sale”).

In order to complete the Asset Sale, our shareholders must approve the Asset Sale Proposal (as defined below).

After completion of the Asset Sale, the Company plans a voluntary dissolution and liquidation pursuant to a Plan of Liquidation (“Plan of Liquidation”). Our shareholders must approve the Plan of Liquidation before the Company can start the process of dissolution and liquidation.

Our board of directors (the “Company Board”) is providing this proxy statement to give you information for use in determining how to vote on the Asset Sale Proposal, the Liquidation Proposal and other related proposals submitted to our shareholders at the special meeting. You should read this proxy statement and the annexes attached hereto carefully. The enclosed proxy card and voting instructions allow you, as our shareholder, to have your shares voted at the special meeting without attending the special meeting. Your proxy is being solicited on behalf of the Company Board.

Your vote is very important. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the Asset Sale Proposal and “AGAINST” the Liquidation Proposal (as defined below). We encourage you to submit your proxy as soon as possible.

Q:	What are shareholders being asked to vote on and why is this approval necessary?

A:	Shareholders are being asked to vote on the following proposals:

1.	To consider and vote upon a proposal to approve the Asset Sale and the transactions contemplated by the Agreement (the “Asset Sale Proposal”);

2.	To consider and vote upon a proposal for the voluntary dissolution and liquidation of the Company pursuant to the terms of a Plan of Liquidation (the “Liquidation Proposal”);

3.

To consider and vote upon a proposal to adjourn the special meeting to solicit additional votes to approve the Asset Sale Proposal and the Liquidation Proposal, if necessary or appropriate (the “Adjournment Proposal”); and

4.

To consider and vote upon, on a non-binding, advisory basis, the compensation to be paid to our current and former named executive officers that is based on or otherwise relates to the Asset Sale or the Plan of Liquidation (the “Golden Parachute Compensation Proposal”), as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain Persons in the Asset Sale and the Liquidation—Golden Parachute Compensation” beginning on page 98 of this proxy statement.

Shareholder approval of the Asset Sale Proposal is required for completion of the Asset Sale. Shareholder approval of the Liquidation Proposal, the Adjournment Proposal and the Golden Parachute Compensation Proposal are not required for completion of the Asset Sale. No other matters are intended to be brought before the special meeting by Sigma. If the Asset Sale Proposal is not approved, the Company will not implement the Plan of Liquidation. Shareholders will not know at the time of voting the amount of consideration they will receive. In addition, only shareholders of record as of the record date for a distribution as determined by the Company Board will be entitled to receive that distribution.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement, please vote your shares of Company Common Stock as soon as possible so that your shares of Company Common Stock will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares of Company Common Stock are held in “street name” through your broker, bank or other nominee.

Q:	How do I cast my vote?

A:

Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the Asset Sale and the Liquidation affect you after consulting with your legal, tax, accounting, financial and other advisors. Shareholders will not know at the time of voting the amount of consideration they will receive. In addition, only shareholders of record as of the record date for a distribution as determined by the Company Board will be entitled to receive that distribution.

In addition to voting in person at the special meeting, if you are the record holder of Company Common Stock, you may submit a proxy as follows:

●

By Internet. The web address and instructions for Internet proxy submission can be found on the enclosed proxy card. Internet proxy submission via the web address indicated on the enclosed proxy card is available 24 hours a day. If you choose to submit your proxy by Internet, then you do not need to return the proxy card. To be valid, your Internet proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

●

By Telephone. The toll-free number for telephone proxy submission can be found on the enclosed proxy card. Telephone proxy submission is available 24 hours a day. If you choose to submit your proxy by telephone, then you do not need to return the proxy card. To be valid, your telephone proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

●

By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your proxy by mail must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

We request that shareholders submit their proxies over the Internet, by telephone or by completing and signing the accompanying proxy and returning it as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed (including proper proxy submission by Internet or telephone), the shares of Company Common Stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

If you sign and return your proxy without indicating how to vote on any particular proposal, the Company Common Stock represented by your proxy will be voted “FOR” the Asset Sale Proposal, “FOR” the Liquidation Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Compensation Proposal.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting instructions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. These are referred to generally as “broker non-votes.” A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares. Also, please note that if your shares are held in “street name” and you wish to vote at the special meeting in person, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders will convene at 9:00 a.m. on April 17, 2018, at 47467 Fremont Blvd., Fremont, California 94538.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:

All holders of record of Company Common Stock as of the close of business on the Record Date are entitled to receive notice of, and to attend and vote or submit a proxy to vote at, the special meeting. If your shares are held of record in an account at a brokerage firm, bank or other nominee, such firm, bank or nominee is considered the holder of record of your shares and will forward the proxy and materials to you with a voting instruction form explaining how to vote your shares. If you want to attend the special meeting and your shares are held in “street name” through your broker, bank or other nominee, then you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	How does the Company Board recommend that I vote?

A:	The Company Board unanimously recommends that you vote:

●	“FOR” the Asset Sale Proposal,

●	“FOR” the Liquidation Proposal,

●	“FOR” the Adjournment Proposal, and

●	“FOR” the Golden Parachute Compensation Proposal.

Shareholders will not know at the time of voting the amount of consideration they will receive. In addition, only shareholders of record as of the record date for a distribution as determined by the Company Board will be entitled to receive that distribution.

Q:	What vote is required to approve the Adjournment Proposal?

A:

The affirmative vote of a majority of the shares of Company Common Stock, present in person or represented by proxy at the special meeting and entitled to vote on the subject matter, is required to approve the Adjournment Proposal, whether or not a quorum is present.

Q:	What vote is required to approve the Golden Parachute Compensation Proposal?

A:

Assuming a quorum is present, the affirmative vote of a majority of the shares of Company Common Stock, present in person or represented by proxy at the special meeting and entitled to vote on the subject matter, is required to approve the Golden Parachute Compensation Proposal. The vote regarding the Golden Parachute Compensation Proposal is an advisory vote, and therefore, is not binding on Sigma, the Company Board or our compensation committee. Since compensation and benefits that may be paid or provided are based on contractual arrangements with the current and former executive officers, the outcome of this advisory vote will not affect the obligation to make these payments and these payments may still be made even if our shareholders do not approve, by non-binding, advisory vote, the Golden Parachute Compensation Proposal.

Q:	How many votes am I entitled to cast for each share of Company Common Stock I own?

A:

For each share of Company Common Stock that you owned on the Record Date, you are entitled to cast one vote on each matter to be voted upon at the special meeting. As of the Record Date, there were 39,499,507 shares of Company Common Stock outstanding and entitled to vote.

Q:	What constitutes a quorum?

A:

The presence in person or by proxy of a majority of the shares of Company Common Stock outstanding and entitled to vote on the Record Date is required for a quorum at the special meeting. Both abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but broker non-votes are not counted as shares entitled to vote so they will not be counted towards the tabulation of votes cast on proposals presented to shareholders.

Q:	What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:

If you indicate on your proxy that you abstain from voting on a proposal, it will have the same effect as a vote against the Asset Sale Proposal, against the Liquidation Proposal, against the Adjournment Proposal and against the Golden Parachute Compensation Proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the Asset Sale Proposal and the Liquidation Proposal and it will have no effect on the Adjournment Proposal or the Golden Parachute Compensation Proposal.

Q:	When should I submit my proxy?

A:	You should submit your proxy as soon as possible so that your shares will be voted at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. If you were a shareholder of record on the Record Date, you may revoke your proxy and change your vote, unless noted below, at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

●

delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked (written revocations may be sent to Sigma Designs, Inc., Attn: Elias Nader, Secretary, 47467 Fremont Blvd., Fremont, California 94538);

●	signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy; or

●	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions provided by your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

In order to ensure that all of your shares are voted at the special meeting, please complete, sign, date and return each proxy card and voting instruction card that you receive

Q.	What happens if I sell my shares of Company Common Stock after the Record Date but before the special meeting?

A.

The Record Date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the Asset Sale. If you transfer your shares of Company Common Stock after the Record Date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting.

Questions Related to the Asset Sale

Q:	Are there risks related to the Asset Sale?

A	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 18 of this proxy statement.

Q:	How will the Asset Sale affect outstanding equity awards held by our directors, executive officers and employees?

A:

Silicon Labs will not purchase, continue, substitute or assume any option to purchase Company Common Stock (each, a “Company Option”), restricted stock unit convertible into a share of Company Common Stock (each, a ‘‘Company RSU’’) or other Company equity award. All Company equity awards will remain awards with respect to Company Common Stock and will generally remain subject to their existing terms and conditions. However, the outstanding Sigma equity awards may be affected by the Asset Sale.

Certain Company equity awards may automatically accelerate in vesting as disclosed in “Interests of Certain Persons in the Asset Sale and the Liquidation—Golden Parachute Compensation” beginning on page 98 of this proxy statement. Certain Company Options and Company RSUs, including awards held by current and former officers and directors of the Company, are subject to previously negotiated single- and/or double-trigger acceleration agreements providing for automatic vesting acceleration upon a Company change in control (or similar term, as defined in the applicable agreement) or upon an involuntary termination (as defined in the applicable agreement) in connection with a Company change in control. The Asset Sale will constitute a change in control under certain such agreements.

Certain Company equity awards may be accelerated in vesting at the discretion of the compensation committee of the Company Board. The Company’s 2015 Stock Incentive Plan and 2009 Stock Incentive Plan (collectively, the “Stock Incentive Plans”) reserve the ability of the Company to amend outstanding equity awards in a manner not materially adverse to the holders thereof. The compensation committee of the Company Board has not determined to amend any awards to provide for vesting acceleration, but may determine it appropriate to do so in connection with the consummation of the Asset Sale or changes in employment or other service status that may occur due to the Asset Sale.

Certain Company equity awards may become forfeited or terminated in the ordinary course as a result of holder service separations. The Company Options and Company RSUs generally provide for all unvested options and units to be immediately forfeited to the Company upon a termination from service (as an employee, consultant and/or director, as applicable). The Company Options generally provide for all vested options to terminate three months after a termination from service to the Company. Certain holders of Company Options and Company RSUs may terminate from service to the Company in connection with the Asset Sale.

Q:	When do you expect the Asset Sale to be completed?

A:

We are working toward completing the Asset Sale as quickly as possible and expect to complete the Asset Sale early in the second calendar quarter of 2018, contingent upon receiving the requisite shareholder approval.

Q:	Why is the Company Board recommending that I vote “FOR” the Asset Sale Proposal?

A:

After careful consideration, the Company Board unanimously determined that the Asset Sale, on the terms and subject to the conditions set forth in the Agreement, is fair to, and in the best interests of, Sigma and its shareholders and unanimously approved and declared advisable the Asset Sale and the transactions contemplated by the Agreement. In reaching its decision to approve the Asset Sale and the transactions contemplated by the Agreement and, to recommend to our shareholders the approval of the Asset Sale Proposal, the Company Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the Agreement. The Company Board also considered each of the items set forth under “Proposal 1 – The Asset Sale Proposal – The Asset Sale—Recommendation of the Company Board; Reasons for the Asset Sale” beginning on page 58 of this proxy statement.

Q:	Do any of Sigma’s directors or executive officers have interests in the Asset Sale that may differ from those of the shareholders?

A:

Yes. Our current and former directors and executive officers have interests in the Asset Sale that are different from, or in addition to, the interests of the shareholders. See the section entitled “Proposal 1 – The Asset Sale Proposal – The Asset Sale—Interests of Certain Persons in the Asset Sale” beginning on page 72 of this proxy statement. The members of the Company Board were aware of and considered these interests, among other matters, in evaluating the Agreement and the Asset Sale and in recommending that the shareholders vote to approve the Asset Sale.

Q:	What vote is required to approve the Asset Sale Proposal?

A:

Approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the special meeting. The obligations of the Company and Silicon Labs to complete the Asset Sale are also subject to the satisfaction or waiver of several other conditions as set forth in the Agreement. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the Asset Sale Proposal. Shareholders will not know at the time of voting the amount of consideration they will receive. In addition, only shareholders of record as of the record date for a distribution as determined by the Company Board will be entitled to receive that distribution.

Q:	Are there dissenters’ rights in connection with the Asset Sale?

A:	No. Under California law, holders of shares of Company Common Stock are not entitled to dissenters’ rights. See the section entitled “Dissenters’ Rights” beginning on page 100 of this proxy statement.

Q:	What are the tax consequences of the Asset Sale?

A:

If consummated, the Asset Sale will be a taxable transaction to the Company. Because of the tax attributes of the Company, it is anticipated that the Company will utilize such tax attributes to substantially reduce the amount of U.S. federal income tax from the Asset Sale, even taking into account limitations, if any, on the Company’s use of tax attributes in recently enacted U.S. federal income tax legislation informally known as the Tax Cuts and Jobs Act. Any subsequent asset sales will also be taxable transactions to the Company, but the Company does not expect to have tax attributes remaining after the Asset Sale to reduce the amount of U.S. federal income tax from any such subsequent sales. The determination of whether and to what extent the Company’s tax attributes will be available, however, is highly complex and is based in part upon facts that will not be known until the completion of the Asset Sale. Neither the Asset Sale nor any subsequent asset sales will be taxable to holders of Company Common Stock, although any distribution made by the Company on Company Common Stock will be a taxable event to the holders of Company Common Stock. If the Plan of Liquidation is approved and implemented, distributions made to holders of Company Common Stock pursuant to the Plan of Liquidation will generally be treated as made in exchange for their shares of Company Common Stock. If the Plan of Liquidation is not approved, our shareholders could, depending on their particular circumstances, incur an increased shareholder-level U.S. federal income tax liability in the event that property (including cash from the Asset Sale) distributed to shareholders is characterized as a dividend for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 101 of this proxy statement.

You should read “Material U.S. Federal Income Tax Consequences” beginning on page 101 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the Asset Sale, any subsequent asset sales and any distributions on the Company Common Stock.

Because individual circumstances may differ, you should consult your tax advisor to determine the particular U.S. federal, state, local or foreign tax consequences to you of the Asset Sale, any subsequent asset sales and any distributions on Company Common Stock, including the consequences of recently enacted U.S. federal income tax legislation informally referred to as the Tax Cuts and Jobs Act.

Q:	What happens if the Asset Sale is not approved by shareholders or is not completed for any other reason?

A:

If our shareholders do not approve the Asset Sale Proposal or if the Asset Sale is not completed for any other reason, we would continue to operate our Z-Wave business as we have done historically. We may also attempt to find another buyer for that business or our company as a whole. Under specified circumstances, we may be required to pay Silicon Labs a termination fee of up to $11.5 million as described in “Proposal 1 -  The Asset Sale Proposal—The Asset Sale Agreement—Asset Sale Expenses and Termination Fees” beginning on page 83 of this proxy statement.

If the Asset Sale is not completed, we may explore other potential transactions involving our Z-Wave business or all or part of the entire Company. The terms of an alternative transaction may be more or less favorable to us than the terms of the Asset Sale and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

Questions Related to the Plan of Liquidation

Q:	What will happen under the Plan of Liquidation?

A:

Under the Plan of Liquidation, upon obtaining shareholder approval of the Liquidation Proposal, we will file a Certificate of Election with the Secretary of State of the State of California, our jurisdiction of incorporation, to commence the process of liquidation and dissolution. The Company will then cease its business activities (except as necessary, appropriate or desirable to effect a sale of its remaining assets, including its TV Business and Mobile IoT Business), negotiate and consummate the sale of all of its assets and properties, pay, or make adequate provision for the payment of, all obligations and claims against the Company (including the provision for payment of contingent or unknown claims), wind-up its affairs, and distribute its remaining assets, if any, to its shareholders. Once the Company has been completely wound up without court proceeding therefor, the Company shall file a Certificate of Dissolution with the Secretary of State of the State of California.

Q:	What will happen if shareholders approve the Asset Sale but do not approve the Plan of Liquidation?

A:

If shareholders do not approve the Plan of Liquidation, Sigma will still seek to complete the Asset Sale, assuming the other conditions to closing set forth in the Agreement are satisfied or waived. In that event, Sigma will have transferred a substantial portion of its operating assets to Silicon Labs and will have limited operations with which to generate revenue. With limited assets with which to generate revenue and no Plan of Liquidation approved, Sigma anticipates that it would use its cash to pay ongoing operating expenses, and the Company Board would convene to determine whether to make any distributions to the shareholders. The Board would have to evaluate the alternatives available to Sigma, including, among other things, remaining a publicly traded company, the possibility of investing the cash received from the Asset Sale in another operating business or undertaking a going private transaction. In the event we make a distribution outside of the Plan of Liquidation, our shareholders could, depending on their particular circumstances, incur an increased shareholder-level U.S. federal income tax liability in the event that property (including cash from the Asset Sale) distributed to shareholders is characterized as a dividend for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 101 of this proxy statement.

Q:	What will happen if the Plan of Liquidation is approved but the Asset Sale is not completed?

A:

The effectiveness of the Plan of Liquidation is conditioned on the consummation of the Asset Sale. If the Asset Sale does not occur, the Liquidation will not occur, unless the Company Board subsequently determines to proceed with the liquidation of Sigma pursuant to an alternative transaction or plan.

Q:	What are the tax consequences of the Liquidation to shareholders?

A:

If the Plan of Liquidation is approved and implemented, distributions made to holders of Company Common Stock pursuant to the Plan of Liquidation will generally be treated as made in exchange for their shares of Company Common Stock. A Company shareholder holding Company Common Stock as a capital asset (generally, property held for investment), will realize capital gain or loss equal to the difference between (i) the sum of the amount of money and the fair market value of property (other than money) distributed to the shareholder, and (ii) the shareholder’s tax basis in the Company Common Stock. Any gain or loss so realized generally would be long-term capital gain or loss if the shareholder has held the Company Common Stock for more than one year. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 101 of this proxy statement.

Q.	What will happen to the Company’s remaining business once we file the Certificate of Election with the Secretary of State of the State of California?

A.

After we file our Certificate of Election with the Secretary of State of the State of California, we will cease all of the Company’s business activities and withdraw the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary, appropriate or desirable for liquidation of its assets and for the winding up of the Company, including the winding down of our TV Business and Mobile IoT Business. This process may take up to 12 months or more as we honor certain supply commitments to customers, if we are not successful in divesting our remaining businesses. The Company will seek to consummate the sales of its remaining businesses on terms most beneficial to the Company and its shareholders.

Q:	If the Plan of Liquidation proposal is approved, what does the Company estimate that the holders of Company Common Stock will receive?

A:

The total amount of cash or other property that may ultimately be distributed to the holders of Company Common Stock is not yet known. There are many factors that may affect the amounts available for distribution to holders of Company Common Stock including, among other things, the amount of taxes, employee costs (including severance payments), transaction fees, expenses relating to the dissolution, unanticipated or contingent liabilities arising hereafter and the proceeds we may receive from the sale of our remaining assets, including our TV Business, Mobile IoT Business and other remaining assets, if any. We do not believe the divestiture of the TV Business will result in material cash proceeds to Sigma; however, if we are able to divest this business, we expect that our operating expenses and liabilities will be reduced significantly, and our revenue following the closing of the Asset Sale and the TV Divestiture will be reduced to substantially zero. We do not expect the sale of our Mobile IoT Business, if we are successful in divesting this business, or the shutdown of this business to be material to our operations or assets available for distribution to shareholders. No assurance can be given as to the amounts holders of Company Common Stock will ultimately receive. If Sigma has underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount ultimately distributed to the holders of Company Common Stock could be less.

Notwithstanding the foregoing, Sigma expects to receive gross proceeds of approximately $236.5 million from the Asset Sale. Subject to satisfaction of and compliance with existing contractual obligations, and appropriate reserves, Sigma intends to distribute a portion of the net proceeds from the Asset Sale to its shareholders as part of the Liquidation in one or more liquidating distributions. The amount and timing of the distributions to shareholders will be determined by the Company Board in its discretion, subject to the provisions of the Plan of Liquidation. On the bases described in this proxy statement, the Company Board anticipates that the amount of the initial distribution to shareholders following the Asset Sale will be between $230 and $250 million or $5.82 to $6.33 per share based on 39,499,507 shares outstanding as of February 26, 2018. Following the initial distribution, the Company Board anticipates distributing up to an additional $10 million to shareholders, for aggregate total distributions of $230 to $260 million or $5.82 to $6.58 per share based on 39,499,507 shares outstanding as of February 26, 2018, although the amount ultimately distributed to shareholders may be less than anticipated as a result of the assumptions described elsewhere in the proxy statement and unforeseen circumstances.

On February 15, 2018, we closed the sale of our Wired Connectivity Business for $23.5 million, net of holdback amounts. After taxes, we received gross proceeds from the sale of the Wired Connectivity Business of approximately $23.4 million. Subsequent distributions will be made in such amounts and at such times as determined by the Company Board in its discretion in accordance with the Plan of Liquidation.

Q:	Do any of Sigma’s directors or executive officers have interests in the Liquidation that may differ from those of the shareholders?

A:

The cash compensation payable to our director, Mr. Awsare, is subject to certain accelerated vesting rights in the event that the Liquidation occurs during his first year of service on the Company Board. Additionally, the Company Board is reviewing retention and incentive compensation related to the Liquidation but has not approved any such compensation as of the date of this proxy statement. Finally, by approving the Plan of Liquidation, shareholders are approving the authorization of the Company Board to pay our officers, directors and employees compensation or additional compensation in connection with the successful implementation of the Plan of Liquidation. See the section entitled “Proposal 2 – The Liquidation Proposal – The Plan of Liquidation—Interests of Certain Persons in the Liquidation” beginning on page 91 of this proxy statement.

Q:	Will I still be able to sell my shares of Company Common Stock following shareholder approval of the Plan of Liquidation?

A: Yes, but only until the Company files the Certificate of Dissolution. If the Liquidation Proposal is approved by Sigma shareholders and the Plan of Liquidation is put into effect, Sigma intends to file the Certificate of Dissolution with the Secretary of State of the State of California as soon as practicable after the complete wind up of the Company without court proceeding therefor. From and after the end of trading on the date Sigma files the Certificate of Dissolution with the Secretary of State of the State of California, Sigma will close its stock transfer books and discontinue recording transfers of shares of Company Common Stock. Thereafter, certificates representing shares of Company Common Stock will not be assignable or transferable on Sigma’s books. Sigma will not retain a transfer agent following the date of filing the Certificate of Dissolution. In addition, the Company will likely deregister its common stock, and suspend its periodic reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, given the expense and resource demands of being a public company, Sigma may decide to “go dark,” or cease filing periodic reports with the SEC, by deregistering our securities sooner. This will result in a substantial decrease in disclosure by us of our operations and prospects, and could substantially decrease the liquidity and value of the Company Common Stock.

Q:	Who can help answer my questions?

A:

If you have any questions about the proposals to be considered at the special meeting or how to submit your proxy, please contact our proxy solicitor, D.F. King & Co., Inc., using the information below. If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card, contact our proxy solicitor at:

Toll-free: (800) 467-0821

Address: 48 Wall Street, New York, NY 10005

Email: sigm@dfking.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf may include predictions, estimates and other information that may be considered “forward-looking statements” that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Asset Sale. You can typically identify forward- looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Shareholders are cautioned that any forward-looking statements are not guarantees of future performance. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including, but are not limited to, factors and matters described under the section entitled “Risk Factors” elsewhere in this proxy statement or incorporated by reference in this proxy statement, and include the following:

●	our financial performance through the completion of the Asset Sale;

●

our ability to satisfy the closing conditions set forth in the Agreement, including among others, receipt of the required shareholder approval and the absence of any change, circumstance, condition, state of facts, events or effect that constitutes a material adverse effect;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement;

●	the outcome of any legal proceedings that are currently pending or that may be instituted against us and others related to the Agreement, the Asset Sale or the Plan of Liquidation;

●	the failure of the Asset Sale to close for any other reason;

●	diversion of management’s attention from ongoing business concerns during the pendency of the Asset Sale;

●

the costs, fees and expenses related to the Asset Sale, including the risk that the Agreement may be terminated in circumstances that would require us to pay Silicon Labs a termination fee of $11.5 million, the payment of which could cause significant liquidity and long-term financial viability issues for us;

●

the effect of the announcement of the Asset Sale on our customer and employee relationships, operating plans and results and our business generally, including the risk that we may experience a decline in sales and difficulties retaining employees;

●	business uncertainty and contractual restrictions on the operation of our business during the pendency of the Asset Sale;

●	the failure of our shareholders to approve the Plan of Liquidation;

●	our ability to sell our remaining assets at acceptable prices or at all;

●	the impact of the Asset Sale, the Liquidation and any distributions on our stock price and the market for the Company Common Stock;

●	the timing and amount of any distributions to shareholders;

●	the amount of our future liabilities;

●	the tax treatment of any distributions to shareholders; and

●	competitive pressures and general economic conditions.

Additional factors that may affect our future results are set forth in the filings we make with the SEC from time to time, including our Annual Report on Form 10-K for the year ended January 28, 2017, which is available on the SEC’s website at www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, we undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

RISK FACTORS

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the year ended January 28, 2017 and our subsequent filings with the Securities and Exchange Commission (the “SEC”), along with other information provided to you in this proxy statement in deciding how to vote on the proposals to approve the Asset Sale and the Plan of Liquidation.  See “Where You Can Find More Information” beginning on page 108 of this proxy statement.  The risks described below are not the only risks we face.  Additional risks not presently known to us or that we currently believe are immaterial may also impact our business operations.  If any of the following risks occur, our business, financial condition or results of operations could be materially adversely affected, the market price of our common stock may decline, and you may lose all or part of your investment.

Risks Related to the Asset Sale

The proposed Asset Sale is subject to a number of conditions beyond our control. Failure to complete the Asset Sale could materially and adversely affect our future business, results of operations, financial condition and stock price.

The closing of the Asset Sale is conditioned on the receipt of the approval of our shareholders, as well as the satisfaction of other closing conditions, including performance in all material respects by each party of its obligations under the Agreement.

We cannot predict whether and when the conditions will be satisfied. If one or more of these conditions is not satisfied, and as a result, we do not complete the Asset Sale, or in the event the Asset Sale is not completed or is delayed for any other reason, our business, results of operations, financial condition and stock price may be harmed because:

●	management’s and our employees’ attention may be diverted from our day-to-day operations as they focus on matters related to the Asset Sale;

●	we could potentially lose key employees if such employees experience uncertainty about their future roles with us and decide to pursue other opportunities in light of the Asset Sale;

●	we could potentially lose customers or vendors, and new customer or vendor contracts could be delayed or decreased;

●

we have agreed to restrictions in the Agreement that limit how we conduct our business prior to the closing if the Asset Sale, including, among other things, restrictions on our ability to make certain capital expenditures, investments and acquisitions, sell, transfer or dispose of our assets, enter into material contracts outside of the ordinary course of business, amend our organizational documents and incur indebtedness; these restrictions may not be in our best interests as an independent company and may disrupt or otherwise adversely affect our business and our relationships with our customers, prevent us from pursuing otherwise attractive business opportunities, limit our ability to respond effectively to competitive pressures, industry developments and future opportunities, and otherwise harm our business, financial results and operations;

●

we have incurred and expect to continue to incur expenses related to the Asset Sale, such as legal, financial advisory and accounting fees, and other expenses that are payable by us whether or not the Asset Sale is completed;

●

we may be required to pay a termination fee of $11.5 million to Silicon Labs if the Agreement is terminated under certain circumstances, which would negatively affect our financial results and liquidity;

●	activities related to the Asset Sale and related uncertainties may lead to a loss of revenue and market position that we may not be able to regain if the Asset Sale does not occur; and

●	the failure to, or delays in, consummating the Asset Sale may result in a negative impression of us with customers, potential customers or the investment community.

The occurrence of these or other events individually or in combination could have a material adverse effect on our business, results of operations, financial condition and stock price.

In addition, our stock price may fluctuate significantly based on announcements by us, Silicon Labs or other third parties regarding the Asset Sale or our business.

The Agreement contains provisions that could discourage a potential competing acquirer.

The Agreement contains “no solicitation” provisions that restrict our ability to solicit, initiate, or knowingly encourage, facilitate or induce third party proposals for the acquisition of our common stock or to pursue an unsolicited offer, subject to certain limited exceptions. In addition, Silicon Labs has an opportunity to modify the terms of the Asset Sale in response to any competing acquisition proposals before the Company Board may withdraw or change its recommendation with respect to the Asset Sale. Upon the termination of the Agreement to pursue an alternative transaction, including in connection with a “superior proposal”, we will be required to pay $11.5 million as a termination fee. These provisions could discourage a potential third-party acquirer from considering or proposing an acquisition transaction, even if it were prepared to pay a higher price than what would be received in the Asset Sale, or propose to acquire our entire company. These provisions might also result in a potential third-party acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable. If the Agreement is terminated and we determine to seek another purchaser for our Z-Wave business or another business combination, we may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Asset Sale.

Our current and former executive officers and directors have interests in the Asset Sale that may be different from, or in addition to, the interests of our shareholders generally.

Our current and former executive officers and members of the Company Board may be deemed to have interests in the Asset Sale that may be different from or in addition to those of our shareholders, generally. These interests may create potential conflicts of interest. The Company Board was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the Agreement and in reaching its decision to approve the Agreement and the transactions thereunder. These interests relate to or arise from, among other things:

●

the acceleration of equity awards and payment of severance benefits to our current and former executive officers pursuant to executive severance agreements in the event of certain qualifying terminations of employment on the closing date of the Asset Sale or during the 18 months thereafter or if those severance agreements are not assumed by Silicon Labs; and;

●	the acceleration of vesting of Company RSU awards held by certain directors in the event the closing date of the Asset Sale precedes the awards’ scheduled vesting dates

We will incur significant costs in connection with the Asset Sale, whether or not it is consummated.

We have and will continue to incur substantial expenses related to the Asset Sale, whether or not it is completed. We recorded transaction-related costs of $2.1 million through February 3, 2018, and we anticipate incurring additional costs and expenses until completion of the Asset Sale. In addition, we will incur additional financial advisory fees that are payable upon consummation of the Asset Sale. Finally, we may also be required to pay $11.5 million to Silicon Labs if we terminate the Agreement in certain circumstances. Payment of these expenses by us as a standalone entity would adversely affect our operating results and financial condition and would likely adversely affect our stock price.

We cannot be sure if or when the Asset Sale will be completed.

The consummation of the Asset Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Asset Sale by our shareholders. We cannot guarantee that the closing conditions set forth in the Agreement will be satisfied. If we are unable to satisfy the closing conditions in Silicon Labs’ favor or if other mutual closing conditions are not satisfied, Silicon Labs will not be obligated to complete the Asset Sale.

If the Asset Sale is not completed, the Company Board, in discharging its fiduciary obligations to our shareholders, may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our shareholders as the Asset Sale. These may include retaining and operating the Z-Wave Business or pursuing an alternate sale transaction that would yield reduced consideration or involve significant delays. Any future sale of substantially all of the assets of the Company or other transactions may be subject to further shareholder approval.

We cannot predict the timing, amount or nature of any distributions to our shareholders.

If the Asset Sale closes, we currently expect to make a preliminary distribution of between $230 and $250 million or $5.82 to $6.33 per share based on 39,499,507 shares outstanding as of February 26, 2018. Following the initial distribution, the Company Board anticipates distributing up to an additional $10 million to shareholders, for aggregate total distributions of $230 to $260 million or $5.82 to $6.58 per share based on 39,499,507 shares outstanding as of February 26, 2018, although the amount ultimately distributed to shareholders may be less than anticipated as a result of the assumptions described elsewhere in the proxy statement and unforeseen circumstances. The Company Board is unable to predict the timing, amount or nature of, or the record date for, this or any other distribution, if any, to be made to our shareholders. If you are not a shareholder of record as of the record date for a distribution as determined by the Company Board, you will not be entitled to receive that distribution.

If the Asset Sale is completed, our remaining business prospects would be limited and our stock price may decline.

If our shareholders approve the Asset Sale Proposal and the Asset Sale closes, we will have to continue to operate our remaining business operations for some period of time despite the sale of assets that generate a significant portion of our revenue. In addition, we are in the process of winding down our TV Business and Mobile IoT Business, and are looking to sell our TV Business and Mobile IoT Business. We do not believe the divestiture of the TV Business will result in material cash proceeds to Sigma; however, if we are able to divest this business, we expect that our operating expenses and liabilities will be reduced significantly, and our revenue following the closing of the Asset Sale and the TV Divestiture will be reduced to substantially zero. We do not expect the sale of our Mobile IoT Business, if we are successful in divesting this business, or the shutdown of this business to be material to our operations or assets available for distribution to shareholders. Further, on February 15, 2018, we closed the sale of our Wired Connectivity Business for $23.5 million, net of holdback amounts. As a result, we would have limited assets with which to generate revenue, our business prospects would be limited and our stock price may decline. If the Asset Sale closes and the Liquidation Proposal is approved at the special meeting, we expect to devote our attention to selling our remaining assets and winding down our operations in an orderly manner.

Risks Related to the Plan of Liquidation

If our shareholders do not approve the Plan of Liquidation, our business could be harmed and our shareholders could face adverse tax consequences.

If we do not obtain shareholder approval of the Plan of Liquidation, we would have to continue business operations despite the sale of assets that generate a significant portion of our revenue, and our previously announced efforts to wind down our TV Business. Assuming the completion of the Asset Sale and the winding down of our TV Business, we would have limited assets with which to generate operating revenue and likely will have retained only those employees required to wind-up our remaining business. We do not believe the divestiture of the TV Business will result in material cash proceeds to Sigma; however, if we are able to divest this business, we expect that our operating expenses and liabilities will be reduced significantly, and our revenue following the closing of the Asset Sale and the TV Divestiture will be reduced to substantially zero. We do not expect the sale of our Mobile IoT Business, if we are successful in divesting this business, or the shutdown of this business to be material to our operations or assets available for distribution to shareholders. Additionally, we may elect not to invest in another operating business following the closing of the Asset Sale. Further, our shareholders could, depending on their particular circumstances, incur an increased shareholder-level U.S. federal income tax liability in the event that property (including cash from the Asset Sale) distributed to shareholders is characterized as a dividend for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 101 of this proxy statement.

We cannot determine at this time the amount or timing of any distributions to our shareholders because there are many factors, some of which are outside of our control, that could affect our ability to make such distributions.

On February 15, 2018, we closed the sale of our Wired Connectivity Business for $23.5 million, net of holdback amounts. After taxes, we received gross proceeds from the sale of the Wired Connectivity Business of approximately $23.4 million. If the Asset Sale is approved, we expect to receive net proceeds of approximately $231.5 million, after payment of transaction and other related expenses, and certain taxes. Assuming the Plan of Liquidation is approved by shareholders, we plan to distribute, in an initial distribution (with potential subsequent distributions thereafter), a portion of the net proceeds from the Asset Sale and the Company’s other cash, subject to a contingency reserve for remaining costs and liabilities. The amount and timing of the distributions to shareholders will be determined by the Company Board in its discretion, subject to the provisions of the Plan of Liquidation. The Company Board anticipates that the amount of the initial distribution to shareholders following the Asset Sale will between $230 and $250 million or $5.82 to $6.33 per share based on 39,499,507 shares outstanding as of February 26, 2018. Following the initial distribution, the Company Board anticipates distributing up to an additional $10 million to shareholders, for aggregate total distributions of $230 to $260 million or $5.82 to $6.58 per share based on 39,499,507 shares outstanding as of February 26, 2018, although the amount ultimately distributed to shareholders may be less than anticipated as a result of the assumptions described elsewhere in the proxy statement and unforeseen circumstances. Subsequent distributions will be made in such amounts and at such times as determined by the Company Board in its discretion in accordance with the Plan of Liquidation. However, at this time, we cannot determine when we will be able to make any distributions to our shareholders or the amount of any such distributions. Those determinations depend on a variety of factors, including, but not limited to, whether we are able to sell our remaining assets and the prices therefor; the timing of the sale of our remaining assets; the amount we will be required to pay to satisfy unknown or contingent liabilities in the future, including liabilities related to recently filed shareholder litigation related to the Asset Sale and the Liquidation; the cost of operating our business through the date of our final dissolution; inaccuracies in the cost estimates to resolve currently known contingent liabilities; general business and economic conditions; and other matters. With respect to the sale of the TV Business and the Mobile IoT Business, the Company has and continues to pursue all strategic alternatives for each. We do not believe the divestiture of the TV Business will result in material cash proceeds to Sigma; however, if we are able to divest this business, we expect that our operating expenses and liabilities will be reduced significantly, and our revenue following the closing of the Asset Sale and the TV Divestiture will be reduced to substantially zero. We do not expect the sale of our Mobile IoT Business, if we are successful in divesting this business, or the shutdown of this business to be material to our operations or assets available for distribution to shareholders. If shareholders do not approve the Plan of Liquidation, the Company intends to continue operating its businesses until it is able to complete transactions that will maximize shareholder value or otherwise wind down these businesses in accordance with existing commitments. There can be no assurance, however, as to the time it will take to complete such transactions or wind down.

In addition, we will continue to incur claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) as we seek to close the Asset Sale and effect the Liquidation. Our estimates regarding our expense levels may be inaccurate. Any unforecasted or unexpected claims, liabilities or expenses that arise between the date of this proxy statement and the liquidation and final dissolution of Sigma or any claims, liabilities or expenses that exceed our estimates could leave us with less cash than is necessary to pay liabilities and expenses and would likely reduce the amount of cash available for ultimate distribution to our shareholders. Further, if cash to be received from the sale of our remaining assets, including the TV Business and the Mobile IoT Business, is not adequate to provide for all of our obligations, liabilities, expenses and claims, we will not be able to distribute any amount at all to our shareholders.

For the foregoing reasons, there can be no assurance as to the timing and amount of distributions to our shareholders, even if all of our remaining assets, including the TV Business and Mobile IoT Business, are sold; provided that the Company must complete the distribution of all of its properties and assets to its shareholders as provided in the Plan of Distribution as soon as practicable following the filing of the Certificate of Dissolution with the Secretary of State of the State of California and in any event on or before the tenth anniversary of such filing.

We may be unable to sell our remaining assets and our remaining lines of business at acceptable prices, or at all.

In order to maximize shareholder value and pursuant to the terms of the Plan of Liquidation, we presently intend to sell our remaining assets and lines of businesses. However, we may not be able to find purchasers for such assets due to market conditions or we may be unable to obtain acceptable value for these remaining assets and lines of business. As a result, we may be forced to attempt to sell our remaining assets and lines of businesses at a time or at a value which is unfavorable to us which would delay or decrease the potential liquidating distributions to our shareholders. We do not believe the divestiture of the TV Business will result in material cash proceeds to Sigma; however, if we are able to divest this business, we expect that our operating expenses and liabilities will be reduced significantly, and our revenue following the closing of the Asset Sale and the TV Divestiture will be reduced to substantially zero. We do not expect the sale of our Mobile IoT Business, if we are successful in divesting this business, or the shutdown of this business to be material to our operations or assets available for distribution to shareholders.

If any of the parties to a future sale agreement default thereunder, or if a sale does not otherwise close, our liquidating distributions to our shareholders may be delayed or reduced.

The consummation of any future potential sales transaction is subject to the satisfaction of applicable closing conditions. If the transaction contemplated by the future sale agreement does not close because of a buyer default, failure of a closing condition or for any other reason, we will need to locate a new buyer for the asset or line of business, which we may be unable to do promptly or at a price or on terms that are as favorable as the failed transaction. We will also incur additional costs involved in locating a new buyer and negotiating a new sale agreement for the applicable asset. These additional costs are not included in our projections. In the event that we incur these additional costs, our liquidating distributions to our shareholders would be delayed or reduced.

The Company Board may abandon or delay implementation of the Plan of Liquidation even if it is approved by our shareholders.

The Company Board has adopted and approved a Plan of Liquidation for the Liquidation of Sigma following the closing of the Asset Sale. Even if the Liquidation Proposal is approved by our shareholders, the Company Board has reserved the right, in its reasonable discretion and subject to applicable law, to abandon or delay implementation of the Plan of Liquidation. Following completion of the Asset Sale, we will continue to exist as a public company until we are dissolved. Although the Company Board has no present intention to pursue any alternative to the Plan of Liquidation, the Company Board may conclude either that its fiduciary obligations require it to pursue business opportunities that present themselves or that abandoning the Plan of Liquidation is otherwise in our best interests and the best interests of our shareholders. If the Company Board elects to pursue any alternative to the Plan of Liquidation, the value of our common stock may decline.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each of our shareholders who receives liquidating distributions could be held liable for payment to our creditors of his or her pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such shareholder in the Liquidation.

If the Plan of Liquidation is approved by our shareholders, we intend to file a Certificate of Election with the Secretary of State of the State of California and then complete the wind down. We intend to then file a Certificate of Dissolution with the Secretary of State of the State of California to dissolve Sigma. Pursuant to California law, Sigma will continue to exist for a minimum of three years after its dissolution becomes effective for the purpose of prosecuting and defending suits against Sigma and enabling Sigma and our subsidiaries to close their business, to dispose of their property, to discharge their liabilities and to distribute to shareholders any remaining assets. If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities in the Liquidation or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from our contingency reserve, our creditors could seek an injunction against the making of distributions on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the amount of any cash distributions to shareholders. If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, creditors could assert claims against each shareholder receiving a distribution for the payment of any shortfall, up to the amounts previously received by the shareholder in distributions from us. In such event, a shareholder could be required to return all distributions previously made to such shareholder pursuant to the Plan of Liquidation and could receive nothing from us under the Plan of Liquidation. Moreover, in the event a shareholder has paid taxes on amounts previously received by the shareholder, a repayment of all or a portion of such amount could result in a shareholder incurring a net tax cost if the shareholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. The Company Board is not required to obtain a solvency opinion as a condition to authorizing a liquidating distribution and we cannot assure you that the contingency reserve established by us will be adequate to cover all expenses and liabilities.

The tax treatment of any liquidating distributions may vary from shareholder to shareholder, and the discussion in this proxy statement regarding such tax treatment are general in nature. You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy statement for tax advice.

We have not requested a ruling from the Internal Revenue Service (“IRS”) with respect to the anticipated tax consequences of the Liquidation, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in this proxy statement proves to be incorrect, the result could be increased taxation at the corporate and/or shareholder level, thus reducing the benefit to our shareholders and us from the Liquidation and distributions. Tax considerations applicable to particular shareholders may vary with and be contingent upon the shareholder’s individual circumstances.

Shareholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us, which may be three years after our dissolution and could be longer.

As a result of the Liquidation, for federal income tax purposes, shareholders will recognize gain or loss equal to the difference between (a) the sum of the amount of cash distributed to them and the aggregate fair market value of any property distributed to them, and (b) their tax basis for their shares of Company Common Stock. A shareholder’s tax basis in shares of Company Common Stock will depend upon various factors, including the shareholder’s cost and the amount and nature of any distributions received with respect thereto. Any loss generally will be recognized only when the final distribution from us has been received, which may be more than three years after our dissolution, and if the shareholder is still the owner of the shares of Company Common Stock.

If we decide to use a liquidating trust, as permitted by the Plan of Liquidation, interests of our shareholders in such a trust would not be transferable.

The interests of our shareholders in a liquidating trust set up by us under the approved Plan of Liquidation would not be transferable, which could adversely affect your ability to realize the value of such interests. In addition, as shareholders will be deemed for U.S. federal income tax purposes to have received a liquidating distribution from the Company equal to their pro rata share of the value of the net assets transferred to the liquidating trust, the distribution by the Company of non-transferable interests could result in tax liability to the former Company shareholders without such holders being readily able to realize the value of the distributed interests to pay such taxes.

The Company Board may at any time turn management of our liquidation over to a third party, and some or all of our directors may resign from the Company Board at that time.

Our board of directors may at any time turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available proceeds to our shareholders, and some or all of our directors may resign from the Company Board at or before that time. If management is turned over to a third party and all of our directors resign, the third party would have sole control over the liquidation process, including the sale or distribution of any remaining assets under the Plan of Liquidation, if approved.

If we fail to retain the services of appropriate personnel, the Plan of Liquidation may not succeed.

The success of the Plan of Liquidation depends in part upon our ability to retain the services of qualified personnel who will be charged with operating the Company following the closing of the Asset Sale until we are able to sell our remaining assets and complete transactions for our remaining business. The retention of qualified personnel may be particularly difficult given that we expect to liquidate the Company, and there can be no assurance that we will be successful in retaining the services of such qualified personnel or that we will be able to retain the services of such qualified personnel for the amounts the Company is willing to pay for such services. Our Compensation Committee is currently reviewing executive officer retention and incentive compensation related to the Liquidation but has not approved any such compensation as of the date of this proxy statement. In addition, one of our directors is entitled to the acceleration of payment of certain compensation payable in the event the Liquidation occurs before the entire amount of the compensation is paid.

We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution to shareholders.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to close the Asset Sale and wind down operations. These expenses will reduce the amount of assets available for ultimate distribution to shareholders. If we incur obligations, liabilities, expenses and claims in excess of those we currently anticipate, the amount distributed to our shareholders may be lower than we currently estimate.

Our stock transfer books will close on the date we file the Certificate of Dissolution with the Secretary of State of the State of California, after which it will not be possible for shareholders to trade our stock.

We will close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the Certificate of Dissolution with the Secretary of State of the State of California. Thereafter, certificates or book entry positions representing shares of Company Common Stock will not be assignable or transferable on the Company’s books. The proportionate interests of all of our shareholders will be fixed on the basis of their respective stock holdings at the close of business on the date of filing of the Certificate of Dissolution, and any distributions after such date made by the Company shall be made solely to the shareholders of record at the close of business on the date of filing of the Certificate of Dissolution.

We will continue to incur the expenses of complying with public company reporting requirements.

Following the Asset Sale and through the subsequent liquidation and dissolution, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with these reporting requirements is economically burdensome. Until we are able to deregister our shares and suspend our periodic reporting obligations under the Exchange Act, we will remain a reporting issuer and will incur attendant costs relating to filing such reports with the SEC. We currently intend to file the Certificate of Dissolution with the Secretary of State of the State of California once the Company has been completely wound up without court proceedings therefor. To the extent that we delay filing the Certificate of Dissolution, we would be obligated to continue complying with the applicable reporting requirements of the Exchange Act. The expenses incurred by us in complying with the applicable reporting requirements will reduce the assets available for ultimate distribution to our shareholders.

If we decide to “go dark” our stock price will decline and shareholders may lose access to a viable trading market.

Given the expense and resource demands of being a public company, we may decide to “go dark,” or cease filing periodic report with the SEC. This will result in a substantial decrease in disclosure by us of our operations and prospects, and a substantial decrease in the liquidity and value of the Company Common Stock. After we “go dark” our shares may still be quoted in the “Pink Sheets”, an electronic interdealer quotation service, although there can be no assurance of this or that if such quotations begin they will continue for any length of time. The Pink Sheets are not a stock exchange and we do not have the ability to list on, or control whether our shares are quoted on Pink Sheets. Shareholders may still continue to trade our common stock in the OTC market, but liquidity and the value of our common stock would likely be negatively affected.

Risks Related to the Asset Sale and the Liquidation

Recently filed litigation could have the effect of delaying or preventing completion of the Asset Sale and the Liquidation, and could reduce the amount of cash available for distribution to shareholders in the Liquidation.

On March 15, 2018, a complaint captioned Ann Noys v. Sigma Designs, Inc., et al., Case No. 18-cv-01645-WHO was filed in the United States District Court for the Northern District of California naming as defendants Sigma, certain members of the Company Board and Silicon Labs. This action purports to be a class action brought by a shareholder alleging, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9 by filing a materially incomplete and misleading preliminary proxy statement on February 23, 2018.  The complaint seeks, among other things, either to enjoin the proposed transactions or to rescind the transactions or award rescissory damages in the event the transactions are consummated. A preliminary injunction could delay or jeopardize the completion of the transactions, an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the transactions, and an award of rescissory damages could reduce the amount of cash available for distribution to shareholders in any liquidation that Sigma might undertake following the Asset Sale.

THE SPECIAL MEETING

General

Your proxy is solicited on behalf of the Company Board for use at our special meeting of shareholders to be held on April 17, 2018, at 9:00 a.m. local time, at 47467 Fremont Blvd., Fremont, California 94538, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Special Meeting and any business properly brought before the special meeting. Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the special meeting.

Date, Time and Place of the Special Meeting

We will hold the special meeting on April 17, 2018, at 9:00 a.m. local time, at 47467 Fremont Blvd., Fremont, California 94538. On or about March 20, 2018, we commenced mailing this proxy statement and the enclosed form of proxy to shareholders entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of the Company Common Stock on February 26, 2018, to consider and vote on the following:

1.	the Asset Sale Proposal;

2.	the Liquidation Proposal;

3.	the Adjournment Proposal; and

4.

the Golden Parachute Compensation Proposal, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Interests of Certain Persons in the Asset Sale and the Liquidation—Golden Parachute Compensation” beginning on page 98 of this proxy statement.

Recommendation of the Company Board

After careful consideration, the Company Board has unanimously determined that the Asset Sale on the terms and subject to the conditions set forth in the Agreement, is fair to and in the best interests of Sigma and its shareholders. After such consideration, the Company Board approved and declared advisable the Asset Sale and the transactions contemplated by the Agreement.

Further, after careful consideration, the Company Board has unanimously determined that the dissolution and liquidation of the Company, pursuant to a Plan of Liquidation is in the best interest of Sigma and its shareholders. After such consideration, the Company Board approved and declared advisable the Plan of Liquidation and the transactions contemplated therein.

Shareholders will not know at the time of voting the amount of consideration they will receive. In addition, only shareholders of record as of the record date for a distribution as determined by the Company Board will be entitled to receive that distribution.

Subject to the terms and conditions of the Agreement and the Plan of Liquidation, the Company Board unanimously recommends that our shareholders vote “FOR” the Asset Sale Proposal, “FOR” the Liquidation Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Compensation Proposal. See the section entitled “Proposal 1 – The Asset Sale Proposal – The Asset Sale—Recommendation of the Company Board; Reasons for the Asset Sale” beginning on page 58 of this proxy statement and the section entitled “Proposal 2 – The Liquidation Proposal – The Plan of Liquidation—Reasons for the Plan of Liquidation” beginning on page 86 of this proxy statement.

Shareholders Entitled to Vote; Record Date

You may vote at the special meeting if you were a record holder of shares of Company Common Stock at the close of business on February 26, 2018, the Record Date. For each share of Company Common Stock that you owned on the Record Date, you are entitled to cast one vote on each matter voted upon at the special meeting. As of the Record Date, there were 39,499,507 shares of Company Common Stock outstanding and entitled to vote.

Quorum and Vote Required

A quorum of shareholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting shall exist when the holders of a majority of the shares of Company Common Stock entitled to vote at the special meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes,” discussed below, count as shares present for establishing a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares. Brokers, banks and other nominees will not have discretionary authority on the Asset Sale Proposal, the Liquidation Proposal, the Adjournment Proposal or the Golden Parachute Compensation Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Asset Sale Proposal. Approval of the Asset Sale requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the special meeting. Because the vote on the Asset Sale Proposal is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against the approval of the Asset Sale Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Liquidation Proposal. Approval of the Plan of Liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the special meeting. Because the vote on the Liquidation Proposal is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against the approval of the Liquidation Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Adjournment Proposal. The Adjournment Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, whether or not a quorum is present. Broker non-votes do not count as shares that are entitled to vote so they will have no effect on the Adjournment Proposal although abstentions will have the same effect as a vote against that proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Golden Parachute Compensation Proposal. The non-binding, advisory Golden Parachute Compensation Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal. Broker non-votes do not count as shares that are entitled to vote so they will have no effect on the Golden Parachute Compensation Proposal, although abstentions will have the same effect as a vote against that proposal.

A list of our shareholders will be available for review for any purpose germane to the special meeting at 47467 Fremont Blvd., Fremont, California 94538 during regular business hours for a period of ten days before the special meeting and will also be available at the special meeting.

Shares Owned by Our Directors and Executive Officers

As of the Record Date, our current and certain former directors and executive officers were entitled to vote 1,142,751 shares of Company Common Stock, or approximately 2.9% of Company Common Stock outstanding on that date. These numbers do not give effect to outstanding Company Options or Company RSUs, none of which are entitled to vote at the special meeting. Certain of our current and former directors and executive officers have entered into voting agreements obligating them to vote all of their shares of Company Common Stock in favor of the Asset Sale Proposal and any other proposals necessary to consummate the Asset Sale.

Voting; Proxies

For Shareholders of Record

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.

In addition to voting in person at the special meeting, if you are the record holder of your shares of common stock, you may submit a proxy as follows:

●

By Internet. The web address and instructions for Internet proxy submission can be found on the enclosed proxy card. Internet proxy submission via the web address indicated on the enclosed proxy card is available 24 hours a day. If you choose to submit your proxy by Internet, then you do not need to return the proxy card. To be valid, your Internet proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

●

By Telephone. The toll-free number for telephone proxy submission can be found on the enclosed proxy card. Telephone proxy submission is available 24 hours a day. If you choose to submit your proxy by telephone, then you do not need to return the proxy card. To be valid, your telephone proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

●

By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your proxy by mail must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the special meeting.

We request that shareholders submit their proxies over the Internet, by telephone or by completing and signing the accompanying proxy and returning it as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed (including proper proxy submission by Internet or telephone), the shares of Company Common Stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

If you sign and return your proxy without indicating how to vote on any particular proposal, the Company Common Stock represented by your proxy will be voted “FOR” each proposal in accordance with the recommendation of the Company Board.

For Beneficial Owners

If your shares of common stock are held in “street name” by a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares of Company Common Stock. Your broker, bank or other nominee, as applicable, may establish an earlier deadline by which you must provide instructions to it for how to vote your shares. You should read carefully the materials provided to you by your broker, bank or other nominee. Because a beneficial owner is not the shareholder of record, you may not vote these shares of Company Common Stock at the special meeting unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote such shares at the special meeting.

Revocation of Proxies

If you are a shareholder of record, you may revoke your proxy, unless noted below, at any time before your proxy is voted at the special meeting by taking any of the following actions:

●	delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

●	signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy; or

●	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Sigma Designs, Inc., 47467 Fremont Blvd., Fremont, California 94538, Attention: Elias Nader, Secretary.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See above regarding how to vote in person if your shares are held in street name.

Solicitation of Proxies

The Company Board is soliciting proxies for the special meeting from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders. In addition to the solicitation of proxies by delivery of this proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of Company Common Stock which are beneficially owned by our shareholders send Notices of Special Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged D.F. King & Co., Inc., to assist in the solicitation of proxies and provide related advice and informational support for which we will pay a fee of $12,000 plus reimbursement of out-of-pocket expenses. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, Internet, facsimile or special delivery letter. In addition, Sigma, Silicon Labs and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Sigma’s shareholders in connection with the Asset Sale and the Plan of Liquidation. The interests of Sigma’s directors and executive officers in connection with the Asset Sale is discussed in more detail in the section entitled “Interests of Certain Persons in the Asset Sale and the Liquidation” beginning on page 95 of this proxy statement. Information regarding the directors and executive officers of Silicon Labs is included in Silicon Labs’ proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on March 9, 2017.

Dissenters’ Rights

Dissenters’ rights are a statutory remedy available in many states to shareholders who object to certain extraordinary actions taken by a corporation, such as mergers or certain other change of control transactions. This remedy typically allows dissenting shareholders to require the corporation to buy their stock at a price equal to its fair value immediately before the extraordinary corporate action is taken. Under California law, shareholders are not entitled to dissenters’ rights in connection with the Asset Sale or the Plan of Liquidation.

Adjournments or Postponements

The special meeting may be adjourned for the purpose of, among other things, soliciting additional proxies, by the vote of the holders of a majority of the shares of Company Common Stock represented at the meeting, whether or not a quorum is present. Any signed proxies received by us for which no voting instructions are provided on such matter will be voted “FOR” the Adjournment Proposal.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor, D.F. King & Co., Inc., at:

Toll-free: (800) 467-0821

Address: 48 Wall Street, New York, NY 10005

Email: sigm@dfking.com

PROPOSAL 1
THE ASSET SALE PROPOSAL

The Asset Sale Proposal

Pursuant to the terms of the Agreement that is described in this proxy statement and attached as Annex A, Sigma will sell to Silicon Labs all of Sigma’s assets that relate to its Z-Wave Business, including all of Sigma’s equity interest in certain of its subsidiaries engaged in the Z-Wave business, and Silicon Labs will assume all of Sigma’s liabilities related to the Z-Wave business, for $240 million in cash. We encourage you to carefully read in its entirety the Agreement, which is the principal document governing the Asset Sale.

Completion of the Asset Sale is conditioned on approval of the Asset Sale Proposal.

THE ASSET SALE

This discussion of the Asset Sale does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire Agreement carefully as it is the primary legal document that governs the Asset Sale.

The Companies

Sigma

Sigma Designs, Inc.

47467 Fremont Blvd.

Fremont, California 94538

(510) 879-0200

www.sigmadesigns.com

Sigma is a global integrated system-on-chip (“SoC”) solutions provider offering intelligent platforms for use in a variety of home entertainment and home control appliances. Sigma’s goal is to ensure that its integrated SoC solutions serve as the foundation for some of the world’s leading consumer products, including televisions, media connectivity, smart home, and mobile Internet of Things products. For additional information about Sigma and our business, see the section entitled “Where You Can Find More Information” beginning on page 108 of this proxy statement.

Silicon Labs

Silicon Laboratories Inc.

400 West Cesar Chavez

Austin, Texas 78701

(972) 987-3900

www.silabs.com

Silicon Laboratories Inc., a Delaware corporation, is a provider of silicon, software and solutions for the Internet of Things (IoT), Internet infrastructure, industrial, consumer and automotive markets.

For additional information about Silicon Labs and its business, see the documents that Silicon Labs files from time to time with the SEC.

Recent Developments

On March 19, 2018, Sigma announced its preliminary results for the fourth fiscal quarter and full fiscal year ended February 3, 2018. The preliminary financial results for the fourth fiscal quarter and fiscal year 2018 set forth below are only preliminary estimates based on currently available information and do not present all necessary information for an understanding of our financial condition as of February 3, 2018, or our results of operations for the quarter or year ended February 3, 2018. This preliminary financial information has been prepared by and is the responsibility of our management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary financial data and does not express an opinion or any other form of assurance with respect thereto. This preliminary financial information is not a comprehensive statement of our financial results for this period and should not be viewed as a substitute for full interim and annual financial statements prepared in accordance with GAAP. Our actual results may differ from these preliminary results as a result of the completion of our quarter- and year- end closing procedures, review adjustments, audit adjustments and other developments that may arise between now and the time our financial results for this period are finalized and audited, and any such changes could be material. Accordingly, readers should not place undue reliance on these preliminary financial results. These preliminary results are not necessarily indicative of any future period and should be read together with the sections entitled “Risk Factors,” and “Cautionary Statement Regarding Forward-Looking Statements,” and with our financial statements, related notes and other financial information included or incorporated by reference in this proxy statement.  See Annex E for a reconciliation of non-GAAP preliminary financial information to GAAP preliminary financial information.

Fourth Quarter Fiscal 2018 Preliminary Financial Results

Net revenue for the fourth quarter of fiscal 2018 was $26.5 million. This compares with net revenue of $33.9 million reported in the previous quarter, and net revenue of $42.7 million in the same period in fiscal 2017. Net revenue derived from the Z-Wave Business for the fourth quarter of fiscal 2018 was $13.9 million, compared to $14.4 million reported in the previous quarter and net revenue of $11.6 million the same period in fiscal 2017 for the Z-Wave Business.

GAAP gross margin in the fourth quarter of fiscal 2018 was 37.4%. This compares with GAAP gross margin of 50.5% in the previous quarter, and GAAP gross margin of 50.1% for the same period in fiscal 2017.

Non-GAAP gross margin in the fourth quarter of fiscal 2018 was 38.0%. This compares with non-GAAP gross margin of 54.7% in the previous quarter, and non-GAAP gross margin of 50.6% for the same period in fiscal 2017.

GAAP operating expenses in the fourth quarter of fiscal 2018 were $52.6 million. This compares with GAAP operating expenses of $36.0 million in the previous quarter, and GAAP operating expenses of $28.6 million for the same period in fiscal 2017. The increase in operating expenses of $16.6 million during the fourth quarter of fiscal 2018 was the result of two primary factors.  First, the Company undertook a substantial reduction in force within its TV Business. As a result, the Company incurred a significant increase in severance and other related costs, leading to the large sequential increase in restructuring charges.  The severance charges were approximately $6.7 million.  In addition, the Company recorded impairment charges of $13.7 million in IP, mask set and design tools.  This impairment was due to the discontinuance of certain product lines and a Last Time Buy plan for the TV Business.

Non-GAAP operating expenses in the fourth quarter of fiscal 2018 were $28.0 million. This compares with non-GAAP operating expenses of $27.8 million in the previous quarter, and non-GAAP operating expenses of $26.0 million for the same period in fiscal 2017.

GAAP operating loss in the fourth quarter of fiscal 2018 was ($42.7) million. This compares with a GAAP operating loss of ($18.9) million in the previous quarter, and GAAP operating loss of $(7.2) million for the same period in fiscal 2017.

Non-GAAP operating loss in the fourth quarter of fiscal 2018 was ($17.9) million. This compares with a non-GAAP operating loss of ($9.3) million in the previous quarter, and non-GAAP operating loss of $(4.4) million for the same period in fiscal 2017.

Fiscal Year 2018 Preliminary Financial Results

Net revenue for fiscal 2018 was $139.5 million, compared to net revenue of $220.5 million in fiscal 2017. Net revenue derived from the Z-Wave Business fiscal 2018 was $53.4 million, compared to $40.1 million from the Z-Wave Business in fiscal 2017.

GAAP gross margin in fiscal 2018 was 46.2%, compared to GAAP gross margin of 48.1% in fiscal 2017.

Non-GAAP gross margin in fiscal 2018 was 47.6%, compared to non-GAAP gross margin of 49.5% in fiscal 2017.

GAAP operating expenses in fiscal 2018 were $150.4 million. This compares with GAAP operating expenses of $117.3 million in fiscal 2017.

Non-GAAP operating expenses in fiscal 2018 were $108.7 million, compared to non-GAAP operating expenses of $107.4 million in fiscal 2017.

GAAP operating loss in fiscal 2018 was ($85.9) million, compared to GAAP operating loss of $(11.3) million in fiscal 2017.

Non-GAAP operating loss in fiscal 2018 was ($42.2) million. This compares with a non-GAAP operating income of $1.8 million in fiscal 2017.

First Quarter Fiscal Year 2019 Guidance

On March 19, 2018, Sigma also provided guidance for its anticipated financial performance in the first quarter of fiscal 2019. As a result of the announcement of the Asset Sale and Sigma’s intention to liquidate and attempt to divest its remaining businesses, Sigma’s ability to predict its results for the first fiscal quarter is limited. In providing the guidance below, Sigma has made certain assumptions, which may or may not prove to be accurate. Sigma has made the following material assumptions, among others, in deriving the guidance below: (i) the Asset Sale is consummated on April 1, 2018, resulting in approximately two months of financial results from the Z-Wave Business; and (ii) no divestment is made of the TV and Set-top Box Business or the Mobile IoT Business. Based upon these and other assumptions, and the qualifications and limitations set forth below, Sigma currently anticipates the following performance in the first fiscal quarter of fiscal 2019:

Net revenue of between $6.5 million and $7.5 million.

Non-GAAP gross margin of between 44.0% and 47.0%.

Non-GAAP operating expenses of between $17.0 million and $18.0 million.

Sigma cannot guarantee that it will achieve the guidance or that its financial results for the first fiscal quarter of 2019 will not materially vary from the guidance. The guidance has not been updated since it was prepared, and does not take into account any circumstances or events occurring after the date it was prepared. For the foregoing and other reasons, shareholders and readers of this proxy statement are cautioned that the guidance should not be regarded as a representation or guarantee that the results will be achieved and they should not rely on the guidance.

The guidance constitutes forward-looking statements and is qualified in its entirety by risks and uncertainties that could result in the guidance not being achieved, including, but not limited to, demand for our products, our reliance on significant customers, our ability to timely develop new products, conditions in the markets for our products, factors affecting the semiconductor industry, general business and economic conditions, the effects of competition and consolidation in the industry, the impact of litigation related to the Asset Sale or the Liquidation, and other risks and uncertainties contained in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, as well as the risks and uncertainties described in the sections of this proxy statement entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Background of the Asset Sale

Sigma’s Board of Directors, or the Company Board, together with management of Sigma, periodically review and assess Sigma’s business plan and potential strategic opportunities available to Sigma with the goal of maximizing shareholder value. As part of this process, the Company Board and management have periodically evaluated whether the continued execution of Sigma’s strategy as a standalone company, including in combination with divestitures of certain businesses or assets, or the sale of Sigma to, or a combination of Sigma with, a third party offers the best avenue to maximize shareholder value.

In December 2015 and early January 2016, Company A (a strategic party) approached members of Sigma’s management to discuss a potential acquisition of Sigma by Company A. Sigma’s management indicated that it would discuss this interest with the Company Board. Sigma and Company A had previously executed a nondisclosure agreement on July 7, 2015. The nondisclosure agreement contained a “standstill” provision, which prevented Company A from purchasing Sigma securities or announcing publicly a proposal to acquire Sigma without Sigma’s consent. This standstill provision automatically terminated at such time that Sigma announced a definitive agreement for the sale or merger of Sigma. The nondisclosure agreement entered into by Sigma with Company A did not contain a prohibition on Company A making any request that Sigma waive the standstill restrictions (known as a “don’t ask, don’t waive” provision). Unless otherwise specified below, each of the nondisclosure agreements which Sigma entered into from time to time as described below contained a similar standstill provision, including an automatic termination feature, and did not contain the “don’t ask, don’t waive” provision.

On January 5, 2016, Company A delivered a written, non-binding indication of interest to acquire Sigma for $5.79 per share in cash and a specified number of shares of Company A stock with an estimated value of $1.93 per Sigma share (based on the closing price of Company A stock on January 5, 2016) for a total estimated purchase price of $7.72 per share. Company A also requested a 45-day exclusivity period during which it proposed to conduct its due diligence and negotiate a definitive agreement. On January 5, 2016, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $6.43 per share.

Between January 5, 2016 and January 21, 2016, Sigma management and representatives of Deutsche Bank held preliminary conversations with Company A regarding timing of Sigma’s review of Company A’s initial indication of interest. Sigma had previously worked with Deutsche Bank in connection with prior Sigma transactions and strategic opportunities reviewed by Sigma.

On January 21, 2016, Company A delivered an updated non-binding indication of interest to acquire Sigma for $5.79 per share in cash and a specified number of shares of Company A stock with an estimated value of $2.06 per Sigma share (based on the closing price of Company A stock on January 19, 2016) for a total estimated purchase price of $7.85 per share. On January 21, 2016, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $5.85 per share.

On January 21, 2016, the Company Board met with management and a representative of Pillsbury Winthrop Shaw Pittman LLP, or Pillsbury, present. The Company Board discussed the indication of interest from Company A and a process to respond to the indication of interest. The representative from Pillsbury advised the Company Board of its fiduciary duties. At the meeting, the Company Board met separately with representatives of Deutsche Bank and another investment bank to discuss the potential engagement of a financial advisor to assist the Company Board in evaluating the indication of interest from Company A and other potential strategic alternatives, including remaining as a standalone company. After meeting with the investment banks, the Company Board discussed Sigma’s current operations and directed management to respond to Company A requesting additional time to respond to its indication of interest to permit Sigma to engage a financial advisor and evaluate the indication of interest in more detail.

On February 10, 2016, Sigma engaged Deutsche Bank to serve as its financial advisor in exploring strategic alternatives that may be available to Sigma. The Company Board selected Deutsche Bank as a result of its consideration of various criteria and factors, including Deutsche Bank’s experience in the semiconductor industry, its understanding of Sigma’s business and the fact that Deutsche Bank previously served as financial advisor to Sigma in connection with a previous exploration of strategic alternatives in the prior five years, that Deutsche Bank had informed Sigma that it was not advising Company A or certain other potential business combination partners then viewed by the Company Board as the most likely parties to engage with Sigma regarding a potential strategic transaction, and Deutsche Bank’s overall capabilities and strengths.

On February 17, 2016, the Company Board met with management and a representative of Pillsbury to discuss Sigma’s operating plan for the year ended January 29, 2017, or fiscal 2017, and preliminary estimates of a three-year operating plan. The Company Board provided feedback to Sigma management, and a revised fiscal 2017 operating plan was subsequently approved at a Company Board meeting held on February 25, 2016.

In February 2016, Sigma management met with representatives of Deutsche Bank to discuss Sigma management’s draft projections for Sigma’s financial performance for the next three fiscal years and to discuss a potential outline of a process to explore strategic alternatives. Sigma management, with input from the representatives of Deutsche Bank, developed a list of parties, both strategic and financial, that were most likely to be interested in a potential transaction with Sigma.

On February 26, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury. Sigma management presented its draft projections for Sigma’s financial performance for the next three fiscal years, and the Company Board discussed the relative benefits and challenges as a standalone company in attempting to meet the three-year forecasted results. The Company Board also discussed, with input from representatives of Deutsche Bank, certain preliminary financial information related to Sigma and considered this information in light of the indication of interest from Company A. The Company Board, with input from the representatives of Deutsche Bank and Pillsbury, discussed a process to explore strategic alternatives, including a number of parties that may be interested in a potential transaction with Sigma. The Company Board provided direction to Sigma management to contact additional parties, with assistance from Deutsche Bank, to discuss a potential strategic transaction with Sigma.

Following the February 26, 2016 Company Board meeting and throughout March 2016, Sigma management and representatives of Deutsche Bank contacted several potential parties, consisting of six strategic parties and four financial sponsors (including Company C), to solicit interest in a potential acquisition of Sigma. As a result of this outreach, Sigma management scheduled three management meetings and executed four nondisclosure agreements.

On February 29, 2016, representatives of Deutsche Bank spoke with Company A’s financial advisor to discuss the Company Board’s feedback regarding Company A’s indication of interest, including the difficulties for Sigma in entering into exclusive discussions with Company A at this time in light of the fact that Sigma had not had an opportunity to properly evaluate other potential strategic partners, transactions and strategies.

On February 29, 2016, Sigma sent preliminary due diligence information to Company B (a financial sponsor), including Sigma’s then current financial forecasts, which had also been provided to Company A. Sigma had previously executed a nondisclosure agreement with Company B in June 2015, had previously exchanged preliminary information in mid-2015 and had recently been in contact with Company B to discuss the possibility of a transaction between the parties.

On March 1, 2016, representatives of Deutsche Bank spoke with John Hollister, the Chief Financial Officer of Silicon Labs, to discuss a potential transaction with Sigma. Mr. Hollister indicated that Silicon Labs would review the opportunity and provide feedback at a later date.

On March 6, 2016, representatives of Deutsche Bank spoke with Company B’s financial advisor to discuss a potential transaction between Sigma and Company B. The financial advisor for Company B indicated that Company B may be interested in a potential transaction, but Company B was continuing to evaluate the opportunity.

On March 7, 2016, Silicon Labs advised a representative of Deutsche Bank that Silicon Labs was not interested in an acquisition of Sigma, but would be interested in acquiring the Z-Wave business from Sigma.

On March 7, 2016, Sigma management and representatives of Deutsche Bank met with representatives of Company B and its financial advisor to discuss Sigma’s business and a potential transaction between the parties.

On March 15, 2016, Company A’s financial advisor spoke with representatives of Deutsche Bank and advised them that Company A remained interested in a potential transaction with Sigma and requested additional information about Sigma in order to present a revised indication of interest.

On March 18, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury. The Company Board discussed the status of discussions with potential parties, including the recent communications with potential parties and the near-term expected communications. The Company Board directed Sigma management and representatives of Deutsche Bank regarding how to proceed in the near-term communications with these parties.

On March 21, 2016, Company A delivered an updated non-binding all-cash indication of interest to acquire Sigma for $9.35 per share. Company A indicated that it would be willing to revise the consideration to include Company A stock if that was preferred by Sigma. On March 21, 2016, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $7.82 per share.

Also on March 21, 2016, Company B delivered a non-binding all-cash indication of interest to acquire Sigma for $10.25 per share. Company B indicated that it intended to finance the proposed transaction with a combination of equity and debt financing provided by third party financial institutions, and that the proposed transaction would not be subject to any financing conditions or contingencies. Company B indicated it would evaluate which regulatory approvals were required in order to consummate a transaction during the due diligence phase of discussions. Company B requested that Sigma enter exclusive negotiations with Company B for a 60-day period.

On March 22, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the two non-binding proposals that had been received and feedback from other parties that had been contacted. The Company Board reviewed the two proposals in detail, including certain preliminary financial information relating to each of the proposals, and discussed next steps in the process for evaluating strategic alternatives, including a discussion of the current pros and cons of remaining as a standalone company. The Company Board believed that the proposed transaction with Company B would be subject to various regulatory approvals, including the approval of the United States Committee on Foreign Investment in the United States, or CFIUS. The Company Board directed Sigma management and representatives of Deutsche Bank on near-term communications with Company A and Company B.

On March 23, 2016, representatives of Deutsche Bank spoke with Company B’s financial advisor to convey the Company Board’s feedback regarding Company B’s proposal, indicating that Sigma was engaged in a competitive process and requesting that Company B submit an improved proposal. Around this same time, representatives of Deutsche Bank spoke with Company A’s financial advisor to convey the Company Board’s feedback regarding Company A’s proposal, indicating that Sigma was engaged in a competitive process and requesting that Company A submit an improved proposal.

Also on March 23, 2016, Sigma announced its financial results for the fourth quarter of fiscal 2016 and financial guidance for the first quarter of fiscal 2017. Sigma reported net revenue of $51.5 million for the fourth fiscal quarter, compared to net revenue of $61.6 million in the prior quarter and $54.8 million in the same period from the prior fiscal year. Sigma also announced a GAAP gross margin of 47.6% in the fourth quarter of fiscal 2016, compared with a GAAP gross margin of 50.0% in the previous quarter and 48.7% in the same period in the prior year, and a non-GAAP gross margin of 49.6% in the fourth quarter of fiscal 2016, compared with a non-GAAP gross margin of 51.7% in the prior quarter and 50.8% in the same period in the prior year. Sigma’s GAAP operating expenses in the fourth quarter of fiscal 2016 were $29.7 million, compared with $29.3 million in the prior quarter, and $29.1 million for the same period in the prior year; and its non-GAAP operating expenses were $27.4 million for the fourth quarter of fiscal 2016, compared with $20.6 million in the prior quarter and $26.1 million for the same period in the prior year. Sigma’s GAAP net loss for the fourth quarter of fiscal 2016 was $6.2 million, compared with GAAP net income of $6.4 million in the previous quarter, and GAAP net loss of $3.6 million for the same period in fiscal 2015; and its non-GAAP net income in the fourth quarter of fiscal 2016 was $0.9 million, compared with non-GAAP net income of $4.7 million in the previous quarter, and non-GAAP net income of $1.5 million for the same period in fiscal 2015. Sigma’s guidance for the first quarter of fiscal 2017 indicated total projected revenues in the range of $52.0 million to $56.0 million, non-GAAP gross margin in the range of 46% to 50% and non-GAAP operating expenses of approximately $28 million. The closing price of Sigma’s common stock on the Nasdaq Stock Market dropped the day following this earnings announcement by 19 percent from a closing price of $7.82 per share on March 23, 2016 to $6.31 per share on March 24, 2016.

On March 25, 2016, Sigma management and representatives of Deutsche Bank met with representatives of Company B to discuss more information about Company B, including its potential financing partners and potential regulatory approvals that Company B would need to obtain for a transaction with Sigma.

On March 28, 2016, representatives of Deutsche Bank spoke with Company C (a financial sponsor) regarding Sigma’s strategic process and timing for submitting a proposal if Company C were interested in moving forward with a transaction. The following day, Company C indicated it was not interested in moving forward with a transaction to acquire Sigma at this time.

On April 7, 2016, Sigma executed a nondisclosure agreement with Silicon Labs consistent with the form of nondisclosure agreement described above.

On April 11, 2016, at the direction of Sigma’s Board, representatives of Deutsche Bank sent a strategic process letter to Company B’s financial advisor and to Silicon Labs outlining timing and expectations for a revised proposal.

On April 14, 2016, Sigma management and representatives of Deutsche Bank met with Silicon Labs, including Silicon Labs’ Chief Executive Officer, Tyson Tuttle, Mr. Hollister and other members of Silicon Labs’ management team to discuss Sigma’s business and a potential transaction between Sigma and Silicon Labs. Sigma indicated that it was currently focused on a sale of the entire company, and not divestitures (including a divestiture of Sigma’s Z-Wave business), and therefore, if Silicon Labs were interested in a transaction with Sigma, it would need to be structured as an acquisition of the entire company.

On April 15, 2016, Sigma management and representatives of Deutsche Bank met with Company A to discuss Sigma’s business and a potential transaction between Sigma and Company A. Following the meeting and at the direction of the Company Board, representatives of Deutsche Bank sent a strategic process letter to Company A outlining timing and expectations for a revised proposal.

On April 26, 2016, Company B delivered a revised non-binding all-cash indication of interest to acquire Sigma for $11.25 per share. Company B indicated that the purchase price would be financed entirely from its existing cash reserves and would not be subject to any financing conditions or contingencies. Company B indicated it was evaluating whether a CFIUS filing would be appropriate and provided detailed information regarding other regulatory approvals that would be required in order to complete a transaction. Company B requested that Sigma enter into exclusive negotiations with Company B for a 30-day period. On April 26, 2016, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $6.58 per share.

Also, on April 26, 2016, Silicon Labs submitted a non-binding all-cash indication of interest to acquire Sigma at an offer price between $9.50 and $11.00 per share for the purchase of the entire company. The proposal was not subject to any financing contingencies, and Silicon Labs indicated that it would fund the purchase price with its own cash and its preexisting credit facility. The proposal indicated that Silicon Labs’ ability to maximize the purchase price within the stated range of value was directly related to its ability to quickly gain a high level of comfort that it would be able to identify a buyer for Sigma’s Smart TV business. Silicon Labs indicated that it anticipated a definitive agreement for the proposed transaction would contain covenants for Sigma to cooperate with the divestiture of the Smart TV businesses between signing of the definitive agreement and the closing of the proposed transaction.

On April 28, 2016, Company A delivered a revised non-binding indication of interest to acquire Sigma for $10.00 per share to be paid in cash, and a specified number of shares of Company A stock with an estimated value of $1.00 per Sigma share for a total estimated purchase price of $11.00 per share. The proposal was not subject to any financing contingencies, and Company A indicated that it intended to fund the cash portion of the purchase price with its own cash and a new Company A credit facility, which it expected to execute prior to the signing of a definitive agreement with Sigma. Company A indicated that its offer assumed it would be able to identify a buyer for any businesses of Sigma it did not want to retain. Company A also requested a 30-day exclusivity period during which it proposed to conduct its due diligence and negotiate a definitive agreement. On April 28, 2016, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $6.43 per share.

On April 29, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of the strategic process review, including the three non-binding proposals recently received by Sigma. The Company Board discussed the status of feedback from all other parties that had been contacted by Sigma as part of the strategic review process, including that no other party was interested in moving forward with a transaction with Sigma at this time. The Company Board then considered the three proposals it had recently received and the relative strengths and weaknesses of each proposal, including but not limited to the offer price, closing conditions, financing and other potential requirements that were expected from the other parties (including potential divestiture of certain businesses). Sigma management provided an update regarding the current status of the business and expected financial results. The Company Board then discussed Sigma’s prospects as a standalone company, including the relative benefits of executing on its business plans in the near-term and long-term and weighed these potential benefits against the risks of execution and competitive pressures. The Company Board then directed Sigma management and representatives of Deutsche Bank on further communications with the three parties who had submitted proposals and discussed timing of discussions with these three parties.

On April 29, 2016, at the direction of the Company Board, representatives of Deutsche Bank spoke with Silicon Labs’ financial advisor to provide preliminary feedback on the non-binding proposal from Silicon Labs, including to request a single-price offer, rather than a range of indicative value. In addition, at the direction of the Company Board, representatives of Deutsche Bank contacted Company A and Company B to discuss the competitive process and request additional bids.

On April 30, 2016, Silicon Labs delivered an updated non-binding proposal declining to provide a single-price offer for the acquisition of the entire company, which Sigma had previously indicated would not be acceptable in order to move forward in discussions. Silicon Labs instead provided a non-binding offer of $200 million in cash for Sigma’s Home IoT and Mobile IoT businesses. Silicon Labs also indicated its willingness to work with other parties who may be interested in purchasing Sigma’s other business lines in an attempt to structure a purchase of the entire company.

On May 11, 2016, Company A notified Sigma that it was suspending its participation in Sigma’s strategic process.

On May 13, 2016, at Company Board’s direction, representatives of Deutsche Bank contacted Company D (a financial sponsor) to discuss a potential transaction with Sigma.

On May 17, 2016, Sigma executed a nondisclosure agreement with Company D in substantially the same form as described above.

On May 19, 2016, Sigma management and representatives of Deutsche Bank met with Company D to discuss Sigma’s business and a potential transaction between Sigma and Company D.

Between May 19, 2016 and May 24, 2016, Sigma provided additional due diligence information to Company D.

On May 24, 2016, Sigma management and representatives of Deutsche Bank met with Company D to have a follow-up diligence meeting to discuss Sigma’s business and a potential transaction. Later that same day, at Company Board’s direction, representatives of Deutsche Bank sent a process letter to Company D outlining expected timing and the information to be provided if Company D elected to submit a proposal to acquire Sigma.

On June 2, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the operations of Sigma and the current status of the Company Board’s review of strategic alternatives. Sigma management presented updates of each of Sigma’s businesses. The Company Board discussed anticipated next steps in the strategic review process and Silicon Labs’ request to approach other potential parties who may have an interest in purchasing Sigma’s Smart TV business and who could partner with Silicon Labs in purchasing the entire company. The Company Board determined to establish a process pursuant to which Silicon Labs could engage with other third parties, but in a manner that did not jeopardize ongoing conversations with other potential strategic partners who were willing to purchase the entire company. The Company Board also discussed potential divestiture structures and alternatives.

In June 2016, Sigma continued to provide due diligence materials to interested parties.

On June 6, 2016, Sigma announced its financial results for the first quarter of fiscal 2017 and financial guidance for the second quarter of fiscal 2017. Sigma reported net revenue of $53.8 million for the first fiscal quarter, compared to net revenue of $51.5 million in the prior quarter and $55.9 million in the second quarter of fiscal 2016. Sigma also announced GAAP gross margin of 44.6% and non-GAAP gross margin of 46.6% for the first quarter of fiscal 2017; and GAAP operating expenses of $30.0 million and non-GAAP operating expenses of $27.5 million for the first quarter of fiscal 2017. Sigma’s GAAP net loss in the first quarter of fiscal 2017 was $8.1 million compared with a GAAP net loss of $6.2 million in the previous quarter, and a GAAP net loss of $0.4 million for the same period in fiscal 2016; and its non-GAAP net loss in the first quarter of fiscal 2017 was $4.2 million, compared with a non-GAAP net income of $0.9 million in the previous quarter, and non-GAAP net income of $3.2 million for the same period in fiscal 2016. Sigma’s guidance for the second quarter of fiscal 2017 consisted of total revenues to be in the range of $60 million to $63 million, non-GAAP gross margin to be in the range of 46% to 49% and non-GAAP operating expenses to be under $28 million.

On June 21, 2016, Sigma management and representatives of Deutsche Bank met with Company D to have a follow-up diligence meeting to discuss Sigma’s business and a potential transaction.

On June 28, 2016 and in response to Silicon Labs’ request to engage with Company C regarding a potential transaction with Sigma, Sigma and Company C executed a nondisclosure agreement substantially in the form described above in order to enable Silicon Labs to discuss with Company C a potential acquisition of Sigma.

On July 1, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the status of discussions with various parties, including the anticipated receipt of additional indications of interest from at least Company C and Company D and related timing.

In early July 2016, Company E (a strategic party) contacted Sigma to express an interest in exploring a potential acquisition of Sigma.

On July 6, 2016, Company D delivered a non-binding, preliminary all-cash indication of interest to acquire Sigma for between $8.75 and $9.25 per share. Company D indicated that it would use committed capital and bank facilities for the purpose of financing the purchase price, and planned to have committed financing in place at the time of execution of a definitive agreement (meaning the transaction would not be subject to a financing contingency). Company D indicated that the proposed acquisition would be subject to clearance by CFIUS and, potentially, other regulatory approvals. Company D also requested an exclusivity period of six weeks during which it proposed to conduct its due diligence and negotiate a definitive agreement. On July 6, 2016, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $6.33 per share.

On July 8, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the status of discussions with various parties. The Company Board discussed the indication of interest received from Company D and additional information about Company D’s financing, required regulatory approvals and other factors related to the indication of interest. The Company Board discussed the current status of discussions with Company C and Silicon Labs, including the likelihood of receiving a joint proposal from Company C and Silicon Labs, and the preference of Silicon Labs that the initial acquisition of Sigma be completed by Company C with a subsequent divestiture of the IoT business to Silicon Labs. The representatives of Deutsche Bank noted that Sigma had previously expressed its preference that the initial acquisition of Sigma be completed by Silicon Labs due to Silicon Labs’ financial capabilities and fewer regulatory approval requirements, with a subsequent divestiture of Sigma’s non-IoT businesses to Company C. The Company Board also discussed an unsolicited, inbound inquiry for the acquisition of Sigma by Company E. The Company Board discussed next steps and provided direction to Sigma management and the representatives of Deutsche Bank.

Also on July 8, 2016, at the direction of Sigma’s Board, representatives of Deutsche Bank sent a strategic process letter to Company C requesting additional information from Company C and outlining timing and expectations for a proposal.

On July 11, 2016, Company C delivered a non-binding indication of interest, which purported to be a joint proposal from both Company C and Silicon Labs, but indicated the purchaser of Sigma would be Company C. The proposal set forth an all-cash offer for Company C to acquire Sigma for between $8.25 and $9.75 per share. Company C indicated that concurrently with, or shortly following, the closing of the acquisition of Sigma, Company C planned to divest the IoT business and, potentially, certain other assets (including Sigma’s wired connectivity business) to Silicon Labs. Company C indicated it had access to sufficient funds to consummate the transaction through a combination of equity capital from its own fund, as well as debt financing to be obtained. As a result, Company C indicated that the transaction would not be subject to a financing contingency. Company C indicated its belief that the transaction would be subject to various regulatory reviews and approvals, including CFIUS. Company C indicated its belief that the proposed acquisition of Sigma by Company C would not be challenged by CFIUS, and accordingly, it did not believe any specific remedies should be required in a definitive agreement to address the risk that CFIUS approval would not be obtained. On July 11, 2016, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $7.00 per share.

Between July 11, 2016 and July 15, 2016, representatives of Deutsche Bank spoke with Company C’s financial advisor to obtain more information about Company C’s indication of interest, its financing plans and other related matters. Sigma management and representatives of Deutsche Bank also spoke with Company B, Company D, Company E and Silicon Labs to discuss a potential acquisition of Sigma, timing and interests in moving forward with such a transaction.

On July 15, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of the strategic process review, including the recently received indications of interest. The Company Board discussed the indication of interest received from Company C and the participation in such proposal by Silicon Labs, including the regulatory approvals required for the initial transaction with Company C. The Company Board discussed the status of communications with Company B, Company D and Company E. At this time, Company B had indicated it continued to search for consortium partners to join it in its bid to acquire Sigma, Company D was awaiting feedback from Sigma on its most recent indication of interest and Company E was in the process of obtaining additional diligence information from Sigma to determine whether it would submit an indication of interest. The Company Board discussed the current status of Sigma’s business and its performance to date in the current quarter and current outlook for the remainder of the fiscal year, which was lower than previously anticipated by Sigma. The Company Board discussed the relative pros and cons of remaining as a standalone company and the risks to execution of its business plans. The Company Board then provided direction to Sigma management and the representatives of Deutsche Bank on the strategic review process, which included (i) to indicate to Company C (and Silicon Labs) and Company D that their current indications of interest were at a price not compelling enough to engage in exclusive negotiations and to invite each company to continue to conduct due diligence on Sigma in an effort to position them to increase their respective proposal; (ii) to instruct Company E that in light of its financial profile, the Company Board did not view an all-cash offer from Company E as reasonably certain at the levels already being expressed by other parties and did not intend to engage further with Company E; and (iii) to continue to engage with Company B to provide Company B additional time that it needed to find a financial and/or operating company to partner with it to help fund a transaction with Sigma.

Between July 15, 2016 and July 22, 2016, Sigma management and representatives of Deutsche Bank executed on the direction provided by the Company Board and spoke with Company B, Company C, Company D and Company E. Throughout July and August 2016, Sigma continued to provide due diligence materials to Company B, Company C and Company D, including holding several meetings with Sigma management and each of Company B, Company C and Company D to discuss Sigma’s business and a potential transaction with each of these respective parties.

On July 22, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company B, Company C, Company D and Company E. At the direction of the Company Board, representatives of Deutsche Bank had communicated to Company E that Sigma did not intend to engage further with Company E, but Company E continued to express an interest in a potential transaction with Sigma. As a result, representatives of Deutsche Bank had indicated to Company E that the Company Board would review a written proposal from Company E if it desired to submit such a proposal. The Company Board confirmed that it would review such a proposal if submitted by Company E. The Company Board provided further direction to Sigma management and representatives of Deutsche Bank on communications with Company B, Company C and Company D.

On July 25, 2016, Company E delivered a non-binding indication of interest to acquire Sigma at a purchase price of $8.10 per share, consisting of $6.10 per share in cash and $2.00 per share in shares of Company E stock. On July 25, 2016, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $6.69 per share.

On July 28, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury. Sigma management provided an update on the current expectations for Sigma’s financial performance for the remainder of the fiscal year if it remained a standalone company. The Company Board discussed the current status of communications with Company C, Company D and Company E, including a detailed discussion of Company E’s indication of interest. The Company Board provided direction to Sigma management and the representatives of Deutsche Bank on a response to Company E and further communications with Company C and Company D.

On July 29, 2016, at the direction of the Company Board, Thinh Tran, Sigma’s then President and Chief Executive Officer, sent a letter to Company E requesting additional information from Company E in response to its indication of interest.

On August 5, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury. The Company Board discussed the current status of communications with Company B, Company C, Company D and Company E, including Sigma management meetings with Company C and Company D. Sigma management reported that Company D continued to express an interest in a potential transaction with Sigma and it intended to discuss the potential acquisition with its proposed investment partners and report back to Sigma in the next couple of weeks. Sigma management also reported that Company C had indicated it would only move forward based on its most recent indication of interest if Sigma entered exclusive discussions with Company C. The Company Board discussed whether it should grant exclusivity to Company C in light of the ongoing discussions with other parties, the uncertainty of Company C’s financing, required regulatory approvals and its offer price compared to other indications of interest it had received. The Company Board provided direction to Sigma management and the representatives of Deutsche Bank, including rejecting Company C’s demand for exclusivity but inviting it to continue its due diligence review. The Company Board directed management to continue discussions with Company D and Company E. The Company Board noted that Company B continued to show interest, but had not demonstrated any progress in partnering with any other parties to acquire Sigma, which Company B had previously indicated was a condition to moving forward with an acquisition of Sigma. Sigma management then provided an update on Sigma’s business and current expectations for the current fiscal quarter.

On August 12, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury. The Company Board discussed the current status of communications with Company B, Company C, Company D, Company E and Silicon Labs, which included the following: (i) Company B was scheduled to meet with Sigma management and representatives of Deutsche Bank the following week to discuss Sigma’s business and a potential strategic transaction, which may include a potential investment by Company B in Sigma; (ii) Company C had continued to demand exclusivity before proceeding further in its review of a potential acquisition of Sigma and had also indicated that it was no longer interested in partnering with Silicon Labs in an acquisition of Sigma; (iii) Company D had indicated its desire to continue to conduct due diligence on Sigma and it would provide an updated indication of interest to Sigma in the coming weeks; (iv) Company E had provided preliminary information regarding its ability to finance an acquisition of Sigma and had engaged in further discussions with Sigma management about Sigma’s business; and (v) Silicon Labs no longer appeared to be actively engaged in the due diligence process with Sigma, particularly in light of Company C’s indication that it was no longer joining with Silicon Labs in a potential acquisition of Sigma. The Company Board provided direction to Sigma management and the representatives of Deutsche Bank on further communications with the various parties, including: (i) confirming to Company C that Sigma would not enter into exclusive discussions with Company C, because, among other reasons, the current review by Company C remained at a very early stage, Company C’s preliminary indication of interest was not at a compelling price, the status of discussions with other potential partners and the current belief in Sigma’s standalone strategy and prospects compared to the price being offered by Company C; (ii) confirming to Company E that the Company Board did not believe Company E’s financing plan was viable in light of its current financial profile, and therefore, Sigma would not continue to engage with Company E at this time, but would re-engage in the future if Company E’s financial profile improved; (iii) contacting Silicon Labs to confirm whether it was interested in continuing discussions with Sigma; and (iv) continuing to engage with Company B and Company D to explore a potential transaction with either party. The independent directors then met outside the presence of Sigma management with the representatives of Deutsche Bank and Pillsbury to discuss a continued process to engage with Company B and Company D with additional involvement from independent directors in light of potential interest of Sigma management in continued employment following an acquisition by either Company B or Company D, who were both financial sponsors. Members of Sigma management had been previously advised by a representative of Pillsbury at the direction of the Sigma independent directors to decline to engage in discussions regarding continued employment and to refer parties to an independent director to discuss this topic. The independent directors requested that Mike Dodson, the Lead Director of Sigma’s Board, take an active role in discussions with Company B and Company D and provide continued input to Sigma management and representatives of Deutsche Bank on the strategic process.

On August 18, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury. The Company Board reviewed with representatives of Deutsche Bank certain preliminary financial information prepared based on the then current financial projections prepared by Sigma management, which were subject to change. The Company Board also discussed the current status of communications with various interested parties.

On September 5, 2016, Company B delivered a non-binding all-cash indication of interest for the acquisition of Sigma at a purchase price of $11.00 per share. In its indication of interest, Company B identified two consortium partners that would participate in the transaction, but indicated that additional consortium partners would be identified at a future date. Company B noted that the purchase price would be financed entirely from Company B’s and the other consortium partners’ existing cash reserves and would not be subject to a financing contingency. Company B indicated that certain regulatory approvals would be required, including regulatory approvals from its home country as well as potential U.S. regulatory approvals, including CFIUS approval. Company B requested an exclusivity period of 60 days.

Between September 5, 2016 and September 9, 2016, representatives of Deutsche Bank, at the request of the Company Board, spoke with Company B’s financial advisor about Company B’s indication of interest, including attempting to learn more information about Company B’s proposed consortium, the identity of potential consortium members who were not yet named in the indication of interest and timing for identifying these consortium members.

On September 6, 2016, Sigma announced its financial results for the second quarter of fiscal 2017 and financial guidance for the third quarter of fiscal 2017. Sigma reported net revenue of $61.3 million for the second fiscal quarter, compared to net revenue of $53.8 million in the prior quarter and $58.3 million in the same period from the prior fiscal year. Sigma also announced GAAP gross margin of 48.2% and non-GAAP gross margin of 49.9% for the second quarter of fiscal 2017; and GAAP operating expenses of $29.9 million and non-GAAP operating expenses of $27.2 million for the second quarter of fiscal 2017. Sigma’s GAAP net loss in the second quarter of fiscal 2017 was $1.7 million, compared with a GAAP net loss of $8.1 million in the previous quarter, and GAAP net income of $0.3 million for the same period in fiscal 2016; and its non-GAAP net income in the second quarter of fiscal 2017 was $2.6 million, compared with a non-GAAP net loss of $4.2 million in the previous quarter, and non-GAAP net income of $4.5 million for the same period in fiscal 2016. Sigma’s guidance for the third quarter of fiscal 2017 consisted of total revenues to be in the range of $62 million to $65 million, non-GAAP gross margin to be in the range of 47% to 50% and non-GAAP operating expenses to be under $28 million.

On September 9, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss Company B’s indication of interest and the status of discussions with other parties. The Company Board discussion included a detailed discussion of the proposed terms, including offer price, the requested exclusivity period and the impact exclusivity could have on the Company Board’s process to evaluate other alternatives, the status of diligence performed to date by Company B, its advisors and the current status of the identity of the parties to participate in Company B’s proposed consortium of partners. The Company Board discussed the need to obtain more information about the potential participants in the consortium and to analyze any regulatory risk associated with these participants. The Company Board directed Sigma management and the representatives of Deutsche Bank to seek to negotiate a shorter exclusivity period and to obtain additional information prior to the Company Board making a final determination as to whether to enter into exclusivity with Company B. The Company Board then discussed the current status of communications with Company D and Silicon Labs, and discussed a process to confirm the interest of any other parties who had previously expressed an interest in an acquisition of Sigma before entering into exclusivity with any party.

Between September 9, 2016 and September 16, 2016, at the direction of the Company Board, representatives of Deutsche Bank contacted various parties who had previously expressed an interest in a transaction with Sigma to discuss a potential acquisition of Sigma and indicated to these parties that Sigma may be selecting a party with which to enter into exclusive negotiations with the intent of entering into a definitive agreement to be acquired.

On September 16, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications from various interested parties. The Company Board noted that Silicon Labs had continued to express interest in only moving forward with a transaction to purchase certain Sigma businesses and not the entire company. Sigma management reported on recent communications with Company D, its status with diligence and review of a potential transaction with Sigma. At this time, Company D was beginning to demonstrate some reservations with moving forward at a price that was higher than its most recent indication of interest. The Company Board discussed Company B’s indication of interest and the limited additional information about its potential consortium partners that Sigma was able to obtain from Company B. The Company Board discussed the most recent communication from Company C and its continued demand for exclusivity. Based on the current status of discussions with other parties, the limited amount of due diligence that Company C had performed to date, the potential regulatory challenges and other factors related to an acquisition by Company C, the Company Board determined to reject Company C’s exclusivity demand. The Company Board discussed next steps in the strategic review process, which consisted primarily of further investigation and diligence on Company B’s consortium and to continue to discuss a potential transaction with Company D.

On September 23, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with various interested parties. The Company Board discussed the status of Sigma’s review of Company B’s consortium of partners, including the fact that Company B continued to finalize the consortium and could not provide complete information about the consortium. As a result, Company B indicated a willingness to proceed in discussions without exclusivity, while it continued to finalize its consortium of potential partners that would participate in an acquisition of Sigma. The Company Board discussed recent communications with Company D, including Company D’s feedback that it continued to remain interested in an acquisition of Sigma, but at a lower price than previously indicated, which would also be lower than Company B’s current indicative price. As a result, the Company Board determined not to grant Company D exclusivity as well.

Between September 23, 2016 and October 21, 2016, Sigma management, with involvement from Mr. Dodson, and the representatives of Deutsche Bank continued to engage with Company B and Company D on a potential acquisition of Sigma, providing more diligence information about Sigma and attempting to obtain more information about Company B’s potential consortium partners.

On October 21, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with various interested parties. The Company Board noted that Company B had not progressed in identifying any further consortium partners and that there was no indication from Company B that it would be able to do so in the near future. The Company Board noted that a meeting with Sigma management and Company B was scheduled for the following week, but if Company B had not made more progress with its consortium members soon, Company B’s access to Sigma diligence materials would be terminated subject to Company B making more progress with its consortium members.

On October 28, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of Company B’s potential consortium and the fact that no additional progress had been made since the last Company Board meeting. The Company Board determined to provide Company B additional time and directed representatives of Deutsche Bank to schedule a meeting for late November with Company B to review the status of Company B’s proposed consortium, to provide an update on Sigma’s operations and recent performance and to discuss a potential acquisition of Sigma.

On November 4, 2016, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company B and Sigma’s attempt to schedule a meeting with Company B for late November. The Company Board also discussed the current status of CFIUS, including the current status of a recent CFIUS review of a proposed transaction in the semiconductor industry involving a China-based purchaser.

On November 16, 2016, the Company Board met with Sigma management and a representative of Pillsbury to discuss Sigma management’s preliminary report on Sigma’s financial results for the third fiscal quarter and its preliminary outlook for the fourth fiscal quarter. In light of the results and current outlook, the Company Board discussed potential measures to improve profitability, including potential actions to drive increased sales and to reduce operating expenses.

On December 2, 2016, the Company Board met with Sigma management and a representative of Pillsbury to discuss Sigma’s financial results for the third fiscal quarter and its forecast for the fourth fiscal quarter. The Company Board received a report from Sigma management on all of Sigma’s businesses. The Company Board discussed actions that could be taken to lower product costs and operating expenses and directed management to prepare a plan to implement cost and expense reduction measures.

On December 6, 2016, Sigma announced its financial results for the third quarter of fiscal 2017 and financial guidance for the fourth quarter of fiscal 2017. Sigma reported net revenue of $62.7 million for the third fiscal quarter, compared to net revenue of $61.3 million in the prior quarter and $61.6 million in the same period from the prior fiscal year. Sigma also announced GAAP gross margin of 49.4% and non-GAAP gross margin of 51.0% for the second quarter of fiscal 2017; and GAAP operating expenses of $28.8 million and non-GAAP operating expenses of $26.7 million for the second quarter of fiscal 2017. Sigma’s GAAP net income in the third quarter of fiscal 2017 was $0.2 million, compared with GAAP net loss of $1.7 million in the previous quarter, and GAAP net income of $6.4 million for the same period in fiscal 2016; and its non-GAAP net income in the third quarter of fiscal 2017 was $3.3 million, compared with non-GAAP net income of $2.5 million in the previous quarter, and non-GAAP net income of $4.7 million for the same period in fiscal 2016. Sigma’s guidance for the fourth quarter of fiscal 2017 consisted of total revenues to be in the range of $42 million to $45 million, non-GAAP gross margin to be in the range of 47% to 50%, and non-GAAP operating expenses to be under $28 million. The closing price of Sigma’s common stock on the Nasdaq Stock Market dropped the day following this earnings announcement by 28 percent from a closing price of $7.75 per share on December 6, 2016 to $5.60 per share on December 7, 2016.

Throughout December 2016 and January 2017, Sigma management met, on occasion, with parties who were potentially interested in a transaction with Sigma, including follow-up meetings with Company B and Company D. In late January 2017, Company D requested that its representatives meet directly with the Company Board to discuss its interest in an acquisition of Sigma.

On January 17, 2017, Sigma executed a nondisclosure agreement with Company F (a strategic party) who had expressed interest in purchasing Sigma’s Smart TV and set-top box businesses. This nondisclosure agreement did not contain a standstill provision.

On February 3, 2017, the Company Board met with Sigma management and a representative of Pillsbury to discuss Sigma’s proposed fiscal 2018 operating plan. During the meeting, the Company Board met with a representative of Company D to discuss Company D and a potential acquisition of Sigma by Company D, including timing, Company D’s strategic interest in Sigma and its businesses and potential regulatory approvals necessary to complete the acquisition. Following the discussions with the representative of Company D, the Company Board discussed potential divestitures of all of its businesses in separate transactions and a process to explore in more detail potential divestitures. The Company Board believed, at this time, that the potential buyers for the entire company either lacked interest or carried to much financing or regulatory risk. As a result, the Company Board determined to evaluate in more detail potential divestitures as an alternative to a sale of the entire company as a potential path to maximize shareholder value.

On February 7, 2017, Sigma executed a nondisclosure agreement with Company E. Company E had previously expressed an interest in purchasing the entire company, but was now interested in reviewing a potential transaction to purchase Sigma’s wired connectivity business.

On February 12, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss Sigma’s market positioning to potential strategic partners and financial performance forecasts based on management’s current view of Sigma’s potential performance and the risks associated with trying to achieve these forecasted results. The Company Board requested that management prepare updated three-year forecasts based on the discussion and feedback provided at this meeting and present such updated forecasts to the Company Board at a future meeting. The Company Board also discussed the possibility of divesting each of the businesses operated by Sigma.

During the month of February 2017, Sigma management with assistance from representatives of Deutsche Bank, and at the direction of the Company Board, met with various parties to discuss potential strategic alternatives, including the divestiture of certain Sigma businesses.

On February 17, 2017, Company F (a strategic party) delivered a preliminary, non-binding proposal to acquire the assets comprising Sigma’s multimedia business, which consisted of Sigma’s Smart TV and set-top box businesses. Company F’s acquisition would be subject to regulatory approvals including CFIUS approval.

On February 24, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss Sigma’s strategic three-year plan and financial forecast. The Company Board authorized Sigma management to use the financial forecasts discussed at this meeting with potentially interested buyers. The Company Board also discussed the status of communications with various parties who had expressed preliminary interest in a potential strategic transaction with Sigma, including Company F’s proposal to acquire assets comprising Sigma’s multimedia business. The Company Board directed Sigma management and representatives of Deutsche Bank to continue to engage with Company F on the potential divestiture of Sigma’s multimedia business, including seeking clarification on certain terms referenced in Company F’s proposal. In light of the preliminary interest Sigma had received in regards to the potential purchase of particular business lines, the Company Board believed it was possible that more value could potentially be created for Sigma shareholders if certain business lines were sold prior to selling Sigma itself. Furthermore, the Company Board believed that it would be in a better position to evaluate all potential opportunities if it understood the value Sigma could gain by selling certain business lines.

Between February 24, 2017 and March 3, 2017, Sigma management and representatives of Deutsche Bank met with Company F and other parties to discuss a potential strategic transaction with Sigma and provided due diligence information about Sigma or a particular business of Sigma. During this time, Sigma management met with representatives of Company E to discuss the potential purchase of Sigma’s wired connectivity business. Sigma management also met with Company D and other parties to discuss a potential acquisition of Sigma.

On March 3, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company D, Company E, Company F and other parties. The Company Board provided direction on next steps in communicating with these parties, which included holding several in-person meetings with these parties to provide diligence information about Sigma and the specific business line that a party had expressed an interest in purchasing from Sigma.

During the month of March 2017, Sigma management and representatives of Deutsche Bank met with several parties interested in a potential transaction with Sigma, including the acquisition of Sigma or the purchase of one of Sigma’s businesses, including Company D, Company E and Company F, to provide diligence information about Sigma and the relevant business line and to discuss a potential transaction. At this time, Company D was interested in purchasing the entire company, and Company E and Company F were each interested in purchasing different business lines of Sigma.

On March 11, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company D, Company E, Company F and other parties. The Company Board discussed the current status of communications with Company D, Company E and Company F, including the status of the diligence review by each of these parties. The Company Board also discussed a proposal to amend Sigma’s engagement terms with Deutsche Bank to include services related to a potential divestiture of a Sigma business line or assets and a related success fee if any such transaction were consummated.

Between March 11, 2017 and March 17, 2017, Sigma management with representatives of Deutsche Bank continued to meet with various parties, including Company D, Company E and Company F regarding potential strategic transactions and to provide diligence information to these parties. At this time, Company D indicated it was delaying further discussions with Sigma until after Sigma publicly announced its earnings for the fourth quarter of fiscal 2017 and its guidance for the first quarter of fiscal 2018.

On March 17, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company D, Company E, Company F and other parties. The Company Board provided direction on next steps in communicating with these parties, which included continuing to hold additional meetings with these parties to provide diligence information about Sigma and any specific business line that a particular party had expressed an interest in purchasing from Sigma. In regards to Company D, the Company Board requested that Sigma management schedule a follow-up meeting after Sigma’s earnings announcement. The Company Board also approved an operating expense reduction plan in light of the anticipated performance in net revenue for fiscal 2018 and in furtherance of its objective to operate Sigma in a profitable manner.

On March 29, 2017, Sigma announced its financial results for the fourth quarter of fiscal 2017 and financial guidance for the first quarter of fiscal 2018. Sigma reported net revenue of $42.7 million for the fourth fiscal quarter, compared to net revenue of $62.7 million in the prior quarter and $61.5 million in the same period from the prior fiscal year. Sigma also announced GAAP gross margin of 50.1%, compared to GAAP gross margin of 49.4% in the previous quarter and 47.6% for the same period in the prior fiscal year; and its non-GAAP gross margin of 50.6%, compared to non-GAAP gross margin of 51.0% in the previous quarter and 49.6% for the same period in the prior fiscal year. Sigma’s GAAP operating expenses were $28.6 million for the fourth quarter of fiscal 2017, compared to GAAP operating expenses of $28.8 million in the previous quarter and $29.7 million for the same period in the prior year; and its non-GAAP operating expenses were $26.0 million for the fourth quarter of fiscal 2017, compared to non-GAAP operating expenses of $26.7 million in the previous quarter and $27.4 million for the same period in the prior fiscal year. Sigma’s guidance for the first quarter of fiscal 2018 consisted of total revenues to be in the range of $38.0 million to $41.0 million, non-GAAP gross margin to be in the range of 47.0% to 50.0% and non-GAAP operating expenses to be approximately $27 million. In light of its anticipated results in the first quarter of fiscal 2018, Sigma also announced the initiation of an expense reduction program that was designed to lower its annual operating expenses by approximately 10% in fiscal 2018 compared to fiscal 2017.

On March 31, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company D, Company E, Company F and other parties. At this time, Company E was continuing to review diligence materials about one of Sigma’s businesses and other parties had continued to express interest in purchasing certain of Sigma’s business lines. Company D had also indicated that it was not interesting in pursuing an acquisition of Sigma at this time. After discussing the various strategic alternatives, timing, and priorities of such alternatives, and given the current lack of interest from third parties to acquire the entire company, the Company Board determined to focus its near-term efforts on divestitures of Sigma’s business lines, but to remain open to consider and pursue any party that was interested in a potential acquisition of the entire company. The Company Board discussed interest in Sigma’s business lines, and in particular its multimedia business. Representatives of Deutsche Bank reviewed with the Company Board certain preliminary financial information about Sigma’s business lines. The Company Board directed Sigma management and representatives of Deutsche Bank to continue in discussions with third parties regarding the divestiture of certain businesses of Sigma.

On April 6, 2017, Company F advised Sigma that it was no longer interested in purchasing Sigma’s Smart TV business.

On April 7, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company E and other parties about the potential purchase of certain Sigma businesses. Sigma management continued to provide diligence materials and meet with various parties who may be interested in purchasing a business line from Sigma.

On April 21, 2017, a representative from the financial advisor of Company G (a strategic party) contacted a representative of Deutsche Bank to discuss Company G’s interest in discussing a potential acquisition of Sigma. The representative of Deutsche Bank informed the Company Board and management of the communication.

On April 25, 2017, Sigma management and representatives of Deutsche Bank met with Company G and its financial advisor to discuss Company G, other parties that may participate with Company G in an acquisition of Sigma and a potential timeline for discussions. On the next day, Company G sent additional background information about Company G to Sigma.

On May 2, 2017, Sigma executed a nondisclosure agreement with Company G.

On May 4, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to receive a general update on Sigma’s business, to discuss Sigma’s financial performance for the first quarter of fiscal 2018 and receive an update on the status of Sigma’s expense reduction program. The Company Board also discussed the status of its review of strategic alternatives, including recent communications with other parties. The Company Board discussed the potential divestiture of certain business lines, including its wired connectivity business, Smart TV business and multimedia business (consisting of both its Smart TV business and set-top box business), discussions with parties interested in each of these businesses and the strategic growth of the remaining business lines if Sigma were successful in divesting one or more of its businesses. The Company Board discussed alternatives other than divesting business lines, including a potential restructuring of the Smart TV business to focus only on certain customers and to reduce investment in future chipset development in this business, potential joint ventures to lower operating expenses and share in the cost of development and other potential restructuring activities. The Company Board directed management to continue to discuss potential transactions with various parties.

On May 4, 2017, Sigma amended its engagement letter with Deutsche Bank to expand the scope of services to include advisory and investment banking services with respect to one or more transactions involving Sigma’s Smart TV business, set-top box business or Sigma’s entire multimedia business, and to provide for a success fee payable to Deutsche Bank upon the completion of a sale of any of these businesses.

On May 23, 2017, Sigma management and representatives of Deutsche Bank met with Company G and its financial advisor to discuss Sigma’s business and a potential acquisition of Sigma by Company G.

On May 26, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the status of communications with various parties regarding potential divestitures of business lines as well as Company G’s interest in purchasing the entire company.

Later on May 26, 2017, Mr. Tran met with Company G’s chief executive officer who expressed an interest in acquiring Sigma and moving quickly to consummate the transaction.

In late May 2017, Company D contacted Mr. Tran to inform him that Company D would like to re-engage with Sigma and discuss a potential acquisition of Sigma by Company D. Sigma management and representatives of Deutsche Bank held preliminary discussions with Company D regarding its renewed interest in a potential transaction.

In late May 2017, Company H (a financial sponsor) expressed an interest in acquiring Sigma and requested diligence information. Sigma management and representatives of Deutsche Bank held preliminary discussions with Company H regarding its interest in a potential acquisition of Sigma.

On June 2, 2017, Company F delivered a non-binding letter of intent for the acquisition of Sigma’s set-top box business. Company F’s acquisition would be subject to regulatory approvals including CFIUS approval.

On June 2, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury and discussed the current status of communications with various parties interested in a strategic transaction with Sigma. The Company Board discussed Company G’s interest and next steps in communications with Company G, which included providing additional diligence information to Company G. The Company Board also discussed the communications with various parties interested in purchasing certain businesses from Sigma, including the most recent letter of intent from Company F to purchase Sigma’s set-top box business. The Company Board directed Sigma management to continue to discuss a potential transaction with Company F and to attempt to negotiate an increase in the proposed purchase price. The Company Board discussed Company H’s interest in a potential transaction and directed Sigma management to continue to discuss a potential transaction with Company H and to provide diligence information to Company H. The Company Board also discussed Company D’s interest and instructed Sigma management to continue to engage with Company D on a potential acquisition of Sigma. The Company Board also discussed the status of Sigma’s operating expense reduction program.

Between June 2, 2017 and June 9, 2017, Sigma management and representatives of Deutsche Bank continued to have discussions with Company F regarding a potential transaction to purchase Sigma’s set-top box business, as well as with Company D, Company G and Company H regarding a potential acquisition of Sigma.

On June 3, 2017, Sigma management and representatives of Deutsche Bank met with Company H to provide information about Sigma and to discuss a potential acquisition of Sigma by Company H.

On June 6, 2017, Sigma announced its financial results for the first fiscal quarter of fiscal 2018 and financial guidance for the second quarter of fiscal 2018. Sigma reported net revenue of $39.6 million for the first fiscal quarter, compared to net revenue of $42.7 million in the prior quarter and $53.8 million in the same period from the prior fiscal year. Sigma reported a GAAP net loss of $14.9 million for the first quarter of fiscal 2018, compared to a GAAP net loss of $8.7 million in the previous quarter, and a GAAP net loss of $8.1 million for the same period in fiscal 2017; and a non-GAAP net loss of $9.4 million for the first quarter of fiscal 2018, compared to a non-GAAP net loss of $5.9 million in the previous quarter, and a non-GAAP net loss of $4.2 million for the same period in fiscal 2017. Sigma also announced GAAP gross margin of 47.6% and non-GAAP gross margin of 47.6% for the first quarter of fiscal 2018; and GAAP operating expenses of $32.0 million and non-GAAP operating expenses of $26.7 million for the first quarter of fiscal 2018. Sigma’s guidance for the second quarter of fiscal 2018 consisted of total revenues to be in the range of $38.0 million to $41.0 million, non-GAAP gross margin to be in the range of 46.0% to 49.0% and non-GAAP operating expenses to be under $26.0 million.

On June 9, 2017, Sigma executed a nondisclosure agreement with Company H.

On June 9, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with various parties about a potential transaction with Sigma, including divestitures and the potential sale of the entire company.

Later on June 9, 2017, Company G delivered a non-binding, preliminary all-cash indication of interest to acquire Sigma for a purchase price of $7.50 per share. Company G indicated that it would partner with a financial sponsor to fund the purchase consideration, and although the financing was not committed at this time, Company G indicated its proposed transaction would not be subject to a financing contingency. Company G indicated that its proposed acquisition would be subject to regulatory approvals, including CFIUS approval. Company G requested an exclusivity period of eight weeks. On June 9, 2017, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $5.80 per share.

On June 12, 2017, representatives of Deutsche Bank, at the request of the Company Board, met with Company D to discuss Company D’s interest in a potential acquisition of Sigma and a potential timeline to re-engage with Sigma to discuss such a transaction.

On June 12, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with various parties. The Company Board discussed Company G’s indication of interest, including its offer terms and a preliminary financial analysis of the offer price. The Company Board instructed Sigma management and representatives of Deutsche Bank to respond to Company G indicating its offer price was too low, that exclusivity would not be granted based on its current offer in light of ongoing interest from other parties, but that Company G would be allowed to continue its due diligence review of Sigma on a non-exclusive basis, with the expectation that Company G would consider increasing its offer price once its diligence review was completed. The Company Board directed Sigma management to continue to engage in discussions with other parties regarding the divestiture of certain businesses as well as other parties who were interested in acquiring the entire company, including Company D.

On June 19, 2017, Company D provided an overview of its remaining due diligence activities and requested additional information from Sigma.

On June 20, 2017, Company H submitted a preliminary, non-binding all-cash indication of interest to acquire Sigma at a preliminary price range of between $7.25 per share to $8.12 per share. Company H indicated that it would need to form a consortium of investment partners to fund the purchase price consideration and that its work to finalize the consortium partners was underway at that time. The indication of interest did not indicate whether or not the proposed transaction would be subject to a financing contingency. The proposed transaction would be subject to regulatory approval, including CFIUS approval. On June 20, 2017, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $5.85 per share.

On June 21, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with various interested parties. The Company Board discussed the indication of interest from Company H, including information about Company H, preliminary information about the proposed consortium partners who would join Company H in the transaction, the proposed timeline for Company H to form its consortium and potential regulatory approvals of a transaction with Company H. The Company Board instructed Sigma management and representatives of Deutsche Bank to respond to Company H indicating its offer price was too low, but Company H would be allowed to continue its due diligence review of Sigma on a non-exclusive basis, with the expectation that Company H would consider increasing its offer price once its diligence review was completed. The Company Board also directed representatives of Deutsche Bank to request additional information about Company H and its proposed consortium partners, and that this information be requested as soon as possible. The Company Board discussed the status of communications with other parties, including Company D and Company G. The Company Board also discussed the status of Sigma’s expense reduction plans, the fact that most of these expense reductions were targeted in Sigma’s Smart TV business, the fact that each of Company H, Company D and Company G had expressed an interest in the Smart TV business and the impact that the proposed operating expense reduction plan would have on the Smart TV business and interest of these parties. The Company Board directed management to continue to proceed with the operating expense reduction program, but determined to consider timing of later steps to be implemented depending on how discussions with Company D, Company G and Company H proceeded.

On June 29, 2017, Company F submitted a non-binding letter of intent summarizing a proposed licensing transaction it wished to enter into with Sigma. This proposed licensing transaction was in lieu of Company F proceeding with the purchase of Sigma’s set-top box business, which it had previously expressed an interest in purchasing.

On June 30, 2017, Company D submitted a preliminary, non-binding all-cash indication of interest to acquire Sigma for a purchase price between $6.50 per share and $7.00 per share. Company D indicated that it would use committed equity capital for the purpose of financing the transaction, planned to have equity commitment letters in place at the time of executing a definitive agreement with Sigma and accordingly the proposed transaction would not be subject to a financing contingency. Company D’s offer would be subject to regulatory approvals, including CFIUS approval. Company D requested a six-week exclusivity period. On June 30, 2017, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $5.85 per share.

On June 30, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with various interested parties. The Company Board discussed the indication of interest from Company D and the history of discussions with Company D. The Company Board directed Sigma management and representatives of Deutsche Bank to respond to Company D by indicating its offer price needed to be increased for Sigma to continue to engage with Company D in light of the status of other parties’ interest in Sigma. The Company Board discussed the status of the due diligence review by Company G and Company H. The Company Board discussed the status of communications with parties who had expressed interest in only purchasing one of Sigma’s businesses, and authorized Sigma management to continue with these discussions as well. The Company Board also authorized Sigma to proceed with negotiations with Company F in regards to its licensing proposal.

On July 5, 2017, Company D submitted a revised non-binding all-cash indication of interest to acquire Sigma for a purchase price between $8.75 and $9.25 per share. Company D indicated that it would use committed equity capital for the purpose of financing the transaction, planned to have equity commitment letters in place at the time of executing a definitive agreement with Sigma and accordingly the proposed transaction would not be subject to a financing contingency. Company D’s offer would be subject to regulatory approvals, including CFIUS approval. Company D requested a six-week exclusivity period. On July 5, 2017, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $5.65 per share.

On July 7, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury in attendance to discuss the current status of communications with various parties interested in a potential transaction with Sigma. The Company Board discussed the revised indication of interest from Company D and approved continuing to engage with Company D and providing continued access to diligence information. The Company Board directed Sigma management and representatives of Deutsche Bank to provide a similar message to Company D to the message that had been provided to Company G and Company H regarding Sigma running a competitive process and expressing Sigma’s expectation that its offer price would need to be increased following completion of the due diligence process. The Company Board also discussed the fact that Silicon Labs’ interest at this time continued to be limited to purchasing Sigma’s Z-Wave business and not the entire company. The Company Board discussed other parties who had expressed an interest in receiving more information about Sigma and authorized Sigma management and representatives of Deutsche Bank to continue to engage with these parties.

On July 10, 2017, Sigma management and representatives of Deutsche Bank met with Company H to provide additional information about Sigma and discuss a potential acquisition of Sigma by Company H.

On July 11, 2017, Sigma management and representatives of Deutsche Bank met with Company D to provide additional information about Sigma and discuss a potential acquisition of Sigma by Company D.

Later on July 11, 2017, Sigma management and representatives of Deutsche Bank met with Company G to provide additional information about Sigma and discuss a potential acquisition of Sigma by Company G.

In mid-July 2017, Sigma management and representatives of Deutsche Bank met with other parties to provide these parties preliminary information about Sigma and discuss a potential acquisition of Sigma. None of these parties ultimately submitted a proposal to acquire Sigma or a business division of Sigma.

On July 14, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company D, Company G, Company H and other parties who had expressed preliminary interest in acquiring Sigma. The Company Board discussed a proposal to announce publicly that the Company Board was evaluating strategic alternatives and that it had engaged Deutsche Bank to assist in this evaluation. In considering a potential public announcement, the Company Board took into account a variety of factors, including but not limited to the potential impact on current discussions with parties involved in the process, the potential impact on Sigma’s business and its relationship with customers, suppliers and other partners, the potential impact on employees, and the anticipated benefits to the strategic process to ensure any potentially interested party would be aware that Sigma was evaluating strategic alternatives and may be willing to sell the entire company or certain businesses. The Company Board determined to move forward with a public announcement that it had engaged Deutsche Bank to assist the Company Board in evaluating strategic alternatives. The Company Board also discussed the current status of communications with parties interested in purchasing one of Sigma’s businesses, and not the entire company.

On July 19, 2017, representatives of Deutsche Bank spoke with Company D to discuss the current status of Company D’s diligence review and the strategic process timeline.

On July 20, 2017, Company H informed a representative of Deutsche Bank that it continued to evaluate their potential consortium and whether to submit a revised indication of interest to acquire Sigma.

On July 20, 2017 and July 21, 2017, at the direction of the Company Board, representatives of Deutsche Bank sent a process letter to Company D, Company G and Company H detailing expected timing and process for submitting updated offers to acquire Sigma, which included a request that each bidder submit their comments to a draft agreement and plan of merger provided by Sigma. On July 21, 2017, Sigma provided a draft agreement and plan of merger to Company D, Company G and Company H.

On July 24, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company D, Company G, Company H and other parties who had expressed preliminary interest in acquiring Sigma. The Company Board noted that Sigma had sent process letters to Company D, Company G and Company H indicating that revised bids should be submitted no later than August 7, 2017, which would include a response to an initial draft agreement and plan of merger that had been delivered to each of the potential bidders. The Company Board also discussed the proposed public announcement related to the Company Board’s review of strategic alternatives and communications with major shareholders.

On July 26, 2017, Sigma issued a press release announcing that it had engaged Deutsche Bank as its financial advisor to assist in its exploration of strategic alternatives that may enhance shareholder value. Sigma announced that this review may result in Sigma continuing to implement value-enhancing initiatives as a standalone company, such as the continued implementation of its previously announced restructuring plans, a sale of the company or certain product lines, or other possible transactions. Subsequent to this public announcement, Sigma and Deutsche Bank received several inbound inquiries regarding a potential transaction with Sigma, both for an acquisition of Sigma and for the purchase of certain businesses of Sigma. These communications included an expression of interest from Silicon Labs to engage with Sigma regarding the purchase of Sigma’s Z-Wave business.

On July 28, 2017, Company D contacted representatives of Deutsche Bank to schedule additional meetings with Sigma management related to Sigma’s Z-Wave and mobile IoT businesses, which meetings occurred in early August 2017.

On July 28, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with interested parties, including a review of the initial inbound inquiries received following the public announcement that Sigma had engaged Deutsche Bank as its financial advisor. The Company Board discussed the recent communications from Silicon Labs on its request to discuss the potential purchase of Sigma’s Z-Wave business. The Company Board discussed in detail the current status of discussions with Company D, Company G and Company H. At this time, Company D was continuing to conduct due diligence and continued to indicate a desire to purchase the entire company, Company G was also continuing to conduct due diligence but had so far failed to provide meaningful information about the proposed consortium of investors necessary to fund the purchase price and Company H had recently indicated it was not likely to move forward in submitting an updated indication of interest. The Company Board provided direction to Sigma management and representatives of Deutsche Bank on further communications with various parties, including continuing to try to encourage Company D, Company G and Company H to submit revised proposals with increased offer prices and to direct Silicon Labs that it should bid on an acquisition of the entire company, rather than for only the Z-Wave business.

On July 31, 2017, Silicon Labs submitted a preliminary, non-binding proposal to acquire all assets related to Sigma’s efforts in IoT, including the Z-Wave IoT and mobile IoT businesses for an all-cash purchase price of $150 million. Silicon Labs indicated it would fund the purchase price with cash on its balance sheet and the transaction would not be subject to a financing contingency. Silicon Labs’ proposal specifically excluded the assumption of any liabilities, and, to the extent any liabilities of these businesses were to be assumed, the amount of such liabilities would be deducted from the purchase price.

On August 3, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Silicon Labs, Company D, Company H and Company G, as well as other parties that had expressed preliminary interest in a potential transaction with Sigma. The Company Board discussed the potential to divest Sigma’s IoT businesses to Silicon Labs, and directed Sigma management and representatives of Deutsche Bank to communicate to Silicon Labs that Sigma would consider a potential divestiture of its IoT businesses to Silicon Labs, but it was a requirement that Silicon Labs increase its offer price for Sigma to invest further time and resources in such a transaction and to provide access to Silicon Labs to diligence materials related to these businesses. Sigma management provided an update on the preliminary financial results for Sigma in the second quarter of fiscal 2018 and the current outlook for the remainder of the fiscal year. In general, the preliminary financial results and current outlook for the remainder of the fiscal year were lower than what Sigma had originally expected. The Company Board determined that this updated financial information should be provided to Company D, Company G and Company H before any revised indications of interest were submitted by these parties. The Company Board discussed the status of communications with other parties who had expressed preliminary interest in a potential transaction with Sigma.

On August 4, 2017, Silicon Labs submitted a revised preliminary, non-binding proposal to acquire all assets related to Sigma’s efforts in IoT, including the Z-Wave IoT and mobile IoT businesses for an all-cash purchase price of $175 million. Silicon Labs indicated it would fund the purchase price with cash on its balance sheet and the transaction would not be subject to a financing contingency. Silicon Labs’ proposal specifically excluded the assumption of any liabilities, and, to the extent any liabilities of these businesses were to be assumed, the amount of such liabilities would be deducted from the purchase price.

In early August 2017, Sigma continued to receive inbound inquiries from parties expressing an interest in a potential transaction with Sigma, including both the purchase of the entire company and the acquisition of certain businesses. Sigma provided diligence materials to and, in some instances, met with some of these parties to provide additional information and to discuss a potential transaction.

On August 8, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with various parties, including Company D, Company G, Company H and Silicon Labs. Sigma management discussed proposed changes to Sigma’s three-year financial forecast in light of recent performance, currently available information about Sigma’s business, market trends and other developments. The Company Board authorized Sigma management to share the updated forecast with potentially interested parties participating in the strategic process. The Company Board also discussed a more significant operating expense reduction plan than what was currently being implemented by Sigma and directed Sigma management to review additional expense reduction measures.

On August 9, 2017, Sigma management and representatives of Deutsche Bank met with Company D to discuss the revised Sigma forecast and other updates about Sigma’s business. At or around August 9, 2017, Sigma management also provided the updated forecast to Company G and Company H.

On August 11, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company D, Company G, Company H, Silicon Labs and other potentially interested parties. During the meeting, the Company Board noted the following: (i) Company G had indicated that it intended to submit an updated bid on August 15, 2017, which bid would include an updated offer price, more clarity on its financing plans and consortium (though without commitment letters) and a description of the items remaining open at that time; (ii) Company D had indicated that it intended to submit an updated bid on August 15, 2017, had progressed significantly in its diligence review and that its updated bid would include detailed feedback on the draft definitive agreement submitted by Sigma to bidders; and (iii) Silicon Labs was beginning to engage with respect to a potential transaction to acquire all of Sigma (not just the IoT businesses) and had scheduled management diligence meetings for the following week, but its stated interest continued to be at this time limited to Sigma’s IoT business. At this time, the Company Board believed that Company H would not move forward with an updated offer. The Company Board also discussed communications with other parties who were not progressing as quickly as possible or who had recently indicated that they were no longer interested in pursuing a potential transaction with Sigma.

On August 14, 2017, Mr. Tran met with representatives of Company G to discuss a potential transaction with Sigma.

On August 15, 2017, Company H informed a representative of Deutsche Bank that it did not intend to move forward in a potential transaction with Sigma.

On August 15, 2017, Company G’s financial advisor indicated to representatives of Deutsche Bank that Company G had authorized them to re-iterate Company G’s original non-binding offer to acquire Sigma in an all-cash transaction at $7.50 per share. Company G’s financial advisor did not convey any additional information or clarity regarding Company G’s financing capabilities and investment consortium, and indicated that Company G continued to try to solidify its financing plans. On August 15, 2017, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $6.35 per share.

On August 16, 2017, Company D submitted a revised non-binding all-cash indication of interest to acquire Sigma for a purchase price of $7.00 per share. Company D indicated that it would use committed equity capital for the purpose of financing the transaction, planned to have equity commitment letters in place at the time of executing a definitive agreement with Sigma and, accordingly, the proposed transaction would not be subject to a financing contingency. Company D’s offer would be subject to regulatory approvals, including CFIUS approval. Company D requested exclusivity until September 6, 2017, which was the day before Sigma planned to announce its earnings for the second quarter of fiscal 2018. Company D provided an issues list in response to the draft definitive agreement and plan of merger that Sigma had provided bidders. Notably, Company D’s offer did not provide for a reverse termination fee which would be paid by Company D to Sigma in the event that CFIUS failed to approve the transaction. On August 16, 2017, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $6.30 per share.

On August 17, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the indication of interest received from Company D, the confirmation of the prior offer from Company G and the status of communications with other interested parties, including Silicon Labs. The Company Board, with input from the representatives of Deutsche Bank, reviewed certain preliminary financial information relating to the indications of interest. The Company Board also considered and discussed a variety of issues related to the indications of interest, including regulatory approvals and related timing, the available information on potential financing for these parties and other relevant factors. The Company Board discussed that Silicon Labs’ interest continued to be limited to a purchase of Sigma’s IoT businesses, and not the entire company, and compared a divestiture of its IoT assets to Silicon Labs with the current indications of interest from Company D and Company G for the acquisition of the entire company. The Company Board also considered its standalone prospects and the value that could be created for shareholders should Sigma remain as a standalone company and the risks associated with this alternative. The Company Board provided direction to Sigma management and the representatives of Deutsche Bank and Pillsbury, which included attempting to negotiate an increase in price with Company D and an improvement in the terms highlighted in Company D’s issues list to the draft agreement and plan of merger, attempting to convince Silicon Labs to acquire the entire company rather than just Sigma’s IoT assets, and attempting to obtain more information from Company G regarding its financing plans and ability to increase its purchase price.

In late August 2017, Sigma management and representatives of Deutsche Bank and Pillsbury attempted to negotiate an increase in purchase price and better material offer terms with Company D, including a reverse termination fee to be paid by Company D to Sigma in the event CFIUS did not approve the proposed transaction. Sigma management and representatives of Deutsche Bank also continued to seek to impress upon Silicon Labs that in order to be competitive, it needed to consider an acquisition of the entire company. Sigma management and representatives of Deutsche Bank also continued to seek additional information from Company G regarding its financing plans and ability to increase its offer price.

On August 21, 2017, representatives from Pillsbury, at the request of the Company Board, met with Company G’s legal counsel to discuss the draft agreement and plan of merger that Sigma had provided to interested bidders and to receive preliminary feedback from Company G regarding the draft agreement.

On August 22, 2017, Company D submitted a revised non-binding all-cash indication of interest to acquire Sigma for a purchase price of $7.35 per share. Company D indicated that it would use committed equity capital for the purpose of financing the transaction, planned to have equity commitment letters in place at the time of executing a definitive agreement with Sigma and, accordingly, the proposed transaction would not be subject to a financing contingency. Company D’s offer would be subject to regulatory approvals, including CFIUS approval. Company D requested exclusivity until September 6, 2017. Company D provided an updated issues list regarding the draft definitive agreement and plan of merger, making certain changes in response to requests made by Sigma, but continuing to reject Sigma’s request for a reverse termination fee in the event CFIUS failed to approve the proposed transaction. On August 22, 2017, the closing price of Sigma’s common stock on the Nasdaq Stock Market was $6.20 per share.

Also on August 22, 2017, representatives of Pillsbury, at the request of the Company Board, met with Company D’s legal counsel to discuss the issues list relating to the draft agreement and plan of merger that Company D had submitted with its indication of interest.

On August 24, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company D, Company G and Silicon Labs. At this time, all other parties with whom Sigma had previously had discussions regarding a potential acquisition of Sigma had indicated that they were not interested in a potential transaction with Sigma. The representative of Pillsbury discussed CFIUS, its review process, the expected timeline for CFIUS to review a transaction and the current status of CFIUS, as an organization, as well as the results of recent transaction reviews undertaken by CFIUS. The Company Board held a detailed discussion of the current status of CFIUS, its likely review of a proposed transaction with Company D or Company G and related timing and risks for such a review. The Company Board then reviewed certain preliminary financial information regarding the divestiture of Sigma’s IoT assets. The Company Board provided direction to Sigma management and the representatives of Deutsche Bank.

On August 24, 2017, representatives of Deutsche Bank, at the request of the Company Board, met with Company D to discuss key terms of Company D’s current offer and process timeline. Company D expressed a strong desire to finalize discussions and enter into exclusivity in light of the amount of time they had engaged with Sigma and the current status of discussions.

On August 25, 2017, Sigma management and representatives of Deutsche Bank met with Silicon Labs and its financial advisor, Morgan Stanley, to discuss information related to Sigma’s businesses other than the IoT businesses and to discuss a potential acquisition of Sigma by Silicon Labs.

On August 27, 2017, a representative of Silicon Labs communicated to Sigma that Silicon Labs was evaluating and working toward making an offer to acquire Sigma (and not just an offer to acquire Sigma’s IoT assets).

On August 27, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company D, Company G and Silicon Labs. The Company Board discussed the upcoming scheduled meeting between Company D and the Company Board, Sigma management and each companies’ respective advisors. The Company Board discussed the likelihood that Silicon Labs would make an offer to acquire the entire company and recent communications received from Silicon Labs indicating such an offer was forthcoming. The Company Board discussed Company G, noting that no progress had been made in Company G’s efforts to form an investment consortium or provide additional clarity on its financing plans, and as a result, the Company Board determined to focus Sigma’s time and efforts on attempting to reach preliminary agreement with Company D or Silicon Labs on an acquisition of the entire company.

In the morning of August 28, 2017, the Company Board, Sigma management and representatives of Deutsche Bank and Pillsbury met with Company D and its legal counsel to discuss a potential transaction with Company D to acquire Sigma, the material terms of such a transaction, including price, and related matters such as timing and regulatory approvals. At the conclusion of this meeting, Company D verbally agreed to increase its all-cash offer price to acquire Sigma to $7.50 per share. Company D also made certain other concessions on the material terms of the acquisition; however, it continued to reject Sigma’s request for Company D to pay a reverse termination fee in the event CFIUS did not approve the proposed transaction. Company D indicated that its offer would be open only until 8:00 a.m. (Pacific) on August 29, 2017 and that if Sigma was interested in moving forward with Company D, it would require exclusivity until September 16, 2017.

In the afternoon of August 28, 2017, Silicon Labs delivered a non-binding, preliminary all-cash indication of interest to acquire Sigma for an aggregate price of $283 million, which Silicon Labs indicated equated to approximately $7.10 per share. Silicon Labs requested a 45-day exclusivity period. Its offer was not subject to a financing contingency.

At the request of the Company Board, representatives of Deutsche Bank provided initial feedback to Morgan Stanley regarding the preliminary indication of interest from Silicon Labs, including a request for Silicon Labs to increase its purchase price and to make certain changes to the information contained in the indication of interest and the terms of exclusivity.

At the request of the Company Board, representatives of Deutsche Bank provided additional feedback to Company D about its current offer terms and requested that Company D increase its offer price and consider certain changes to the material terms of its offer, including by offering a reverse termination fee.

On August 28, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company D and Silicon Labs. The Company Board compared the proposals from Company D and Silicon Labs and discussed the pros and cons of each offer, including the offer price and the fact that Company D’s offer price was greater than the offer price from Silicon Labs, deal certainty and the fact that a transaction with Silicon Labs would involve significantly less regulatory approvals (if any) and significantly fewer risk related to financing compared to a transaction with Company D, and other considerations, such as the timing of consummating a deal with Silicon Labs compared to Company D. The Company Board understood that Silicon Labs intended to submit a revised indication of interest on August 29, 2017; and therefore, determined to wait until the next morning before determining whether to proceed in exclusivity with Company D based on its latest offer or to proceed with Silicon Labs.

Early in the morning on August 29, 2017, the Company Board met again with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Silicon Labs and Company D. The Company Board discussed a recent e-mail communication from Silicon Labs indicating the seriousness of its offer and intent to proceed with an acquisition of Sigma, but noting that it needed additional time to discuss the offer price with its board of directors before making a determination whether it could increase its offer price. The Company Board held a further discussion on whether to wait to see if Silicon Labs would increase its offer price or to proceed to enter into exclusivity with Company D in light of Company D’s stated deadline for the termination of its offer. The representative from Pillsbury discussed the current regulatory environment with CFIUS. The Company Board determined to contact Company D to inform it that Sigma needed additional time to consider an alternative offer from another company and that the Company Board felt it could not proceed with Company D under the circumstances in light of the Company Board’s fiduciary duty to maximize value for its shareholders. The Company Board directed the representatives of Deutsche Bank to contact Morgan Stanley to discuss the status of Silicon Labs’ consideration of an increased offer price. The Company Board determined to reconvene shortly following the proposed communication with Company D and with Morgan Stanley.

Following the Company Board meeting, Pete Thompson, an independent member of the Company Board at the time, contacted a representative of Company D to explain that the Company Board felt it was necessary to wait and see if another company would increase its offer price before the Company Board could agree to enter exclusivity with Company D. Mr. Thompson indicated that the Company Board understood if Company D was going to revoke its preliminary proposal, but requested that Company D continue to engage with Sigma should the other company not increase its offer price. The representative from Company D indicated that Company D would not increase its offer price, but may improve other material terms related to its proposal and requested that the Company Board contact Company D with a final determination as soon as possible.

Following the Company Board meeting, a representative of Deutsche Bank contacted a representative of Morgan Stanley to discuss the status of Silicon Labs’ offer to acquire Sigma. The representative of Morgan Stanley indicated that Silicon Labs was continuing to review its offer and would be back in contact with Sigma by the end of the day.

The Company Board reconvened its meeting with Sigma management and representatives of Deutsche Bank and Pillsbury shortly following the communications with Company D and Morgan Stanley. The Company Board determined to meet later in the day to discuss any additional feedback from Silicon Labs.

Later in the day on August 29, 2017, Tyson Tuttle, the President and Chief Executive Officer of Silicon Labs, contacted Martin Manniche, an independent member of the Company Board, to confirm Silicon Labs’ intent to deliver a revised offer to Sigma. Mr. Tuttle did not indicate what the revised offer would say at this time.

Late on August 29, 2017, Silicon Labs delivered a revised, non-binding preliminary indication of interest to acquire Sigma for an aggregate price of $293 million in cash, which Silicon Labs indicated equated to approximately $7.35 per share. Silicon Labs made certain changes to its requested exclusivity period, including reducing it from 45 days to 30 days, with an automatic extension of an additional 15 days provided Silicon Labs was working in good faith toward the consummation of the proposed acquisition.

Late on August 29, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the indications of interest from Silicon Labs and Company D and to make a determination regarding which party to select to enter into exclusivity. The Company Board discussed the current offer terms from both parties and the most recent communications with each of the parties. The representative from Pillsbury advised the Company Board on its fiduciary duties in making a decision to enter into exclusivity with a single party and in evaluating the two acquisition bids. After discussion, the Company Board unanimously approved entering into an exclusivity period with Silicon Labs based on its most recent proposal. The Company Board requested that Sigma management, with assistance from representatives of Deutsche Bank and Pillsbury, negotiate the final form of exclusivity agreement and indication of interest with Silicon Labs the following day, and authorized Sigma management to execute the exclusivity agreement with Silicon Labs based on the changes discussed.

At the request of the Company Board and immediately following the Company Board meeting, a representative from Deutsche Bank contacted Company D to inform it that Sigma intended to enter into exclusivity with another party and that Sigma would no longer be communicating with Company D.

In the morning of August 30, 2017, at the request of the Company Board, a representative of Deutsche Bank contacted a representative of Company G’s financial advisor to inform it that Sigma intended to enter into exclusivity with another party and that Sigma would no longer be communicating with Company G. Company G’s financial advisor indicated that that it had no update on Company G’s efforts to solidify its financing needs and consortium members notwithstanding their understanding of the urgency of the timing. Sigma did not hear from Company G after August 30, 2017.

In the morning of August 30, 2017, Company D delivered an updated non-binding proposal to acquire Sigma for a price of $8.00 per share in cash and added a reverse termination fee if CFIUS did not approve the proposed transaction (though it agreed only to half the size of the fee that Sigma had previously proposed).

In the morning of August 30, 2017, Silicon Labs delivered a revised, non-binding indication of interest to acquire Sigma for a purchase price of $7.35 per share in an all-cash transaction and agreeing to make certain changes to the exclusivity agreement.

On August 30, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current offers from Company D and Silicon Labs, as well as the feedback received from Company G’s financial advisor. The Company Board re-evaluated and considered the current offers from Company D and Silicon Labs, including weighing various considerations of offer price, deal certainty, potential regulatory hurdles and other considerations. While the offer price from Company D was higher than that from Silicon Labs, the Company Board discussed the significant risks associated with Company D’s offer and the uncertainty of completing a transaction with Company D, including the risk that Company D did not have equity commitment letters at this time to fund its proposed purchase price, which made its ability to finance a transaction less certain than Silicon Labs, and the significant risks associated with obtaining regulatory approvals for a transaction with Company D that were not at all present in entering into a transaction with Silicon Labs.  The Company Board considered the risks inherent in the CFIUS review of a transaction with Company D, including the then-current environment surrounding CFIUS review and the results of recent transaction reviews undertaken by CFIUS, including those in the semiconductor industry with purchasers of a similar profile to Company D.  The Company Board also considered the risks inherent in additional foreign currency and investment control approvals that Company D would be required to obtain from regulatory agencies in China in order to acquire the Company.  The Company Board considered that the amount of the reverse termination fee in Company D’s offer was not sufficient to compensate the Company for the harm to its business that could result from termination of a deal with Company D due to failure to obtain CFIUS or other regulatory approvals.  In addition, the Company Board considered the length of time it would take for CFIUS to review any proposed transaction with Company D and to obtain other required regulatory approvals, which were not required in a transaction with Silicon Labs. After discussion, the Company Board determined to proceed with Silicon Labs because, among other reasons, the transaction with Silicon Labs had a significantly greater degree of deal certainty, fewer regulatory hurdles and was likely to be consummated on a faster timeline. The Company Board directed management to execute and deliver the exclusivity agreement with Silicon Labs.

Later on August 30, 2017, a representative of Deutsche Bank contacted Company D to inform it of the Company Board’s decision to enter exclusivity with another party.

Later on August 30, 2017, Sigma executed and delivered the exclusivity agreement with Silicon Labs.

On August 31, 2017, additional members of Silicon Labs’ due diligence team were granted access to Sigma’s due diligence materials.

On September 1, 2017, Sigma management and representatives of Deutsche Bank met with Silicon Labs management and representatives of Morgan Stanley to discuss process and timeline for conducting further due diligence and executing a definitive agreement and plan of merger. During the month of September 2017, Silicon Labs conducted a due diligence review of Sigma, and the parties met several times to discuss Sigma, its operations and its several businesses.

On September 6, 2017, the Company Board met with Sigma management and a representative of Pillsbury to discuss the current status of Sigma’s business, its financial performance for the second quarter of fiscal 2018 and current outlook for the remainder of the fiscal year. The Company Board discussed the current status of Silicon Labs’ diligence review and its request to speak to parties who may be potentially interested in purchasing Sigma’s Smart TV business. The Company Board determined not to authorize Silicon Labs to discuss the divestiture of Sigma’s Smart TV business with third parties.

On September 6, 2017, Silicon Labs delivered a first draft of an agreement and plan of merger and a form of voting and support agreement to Sigma.

On September 7, 2017, Sigma announced its financial results for the second quarter of fiscal 2018 and financial guidance for the third quarter of fiscal 2018. Sigma reported net revenue of $39.5 million for the second fiscal quarter, compared to net revenue of $39.6 million in the prior quarter and $61.3 million in the same period from the prior fiscal year. Sigma also reported a GAAP net loss of $12.7 million in the second quarter of fiscal 2018, compared to a GAAP net loss of $14.9 million in the previous quarter, and a GAAP net loss of $1.7 million for the same period in fiscal 2017; and a non-GAAP net loss of $8.8 million for the second quarter of fiscal 2018, compared to a non-GAAP net loss of $9.4 million in the previous quarter, and non-GAAP net income of $2.5 million for the same period in fiscal 2017. Sigma also announced GAAP gross margin of 47.6% and non-GAAP gross margin of 48.1% for the second quarter of fiscal 2018; and GAAP operating expenses of $29.8 million and non-GAAP operating expenses of $26.1 million for the second quarter of fiscal 2018. Sigma’s guidance for the third quarter of fiscal 2018 consisted of total revenues to be in the range of $37.0 million to $40.0 million, non-GAAP gross margin to be in the range of 47.0% to 50.0% and non-GAAP operating expenses to be under $25.0 million.

On September 15, 2017, the Company Board met to discuss the current status of communications with Silicon Labs, its due diligence review and the status of the agreement and plan of merger and form of voting agreement. The Company Board discussed Silicon Labs’ continued request to meet with third parties who may be interested in purchasing Sigma’s Smart TV business. At this time, the Company Board did not authorize Silicon Labs to speak with third parties about the potential purchase of Sigma’s Smart TV business.

In mid-September 2017, Sigma management spoke with Integrated Silicon Solution, Inc., or ISSI, about the potential acquisition by ISSI of Sigma’s connectivity business.

On September 20, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Silicon Labs. The Company Board discussed Silicon Labs’ request to develop a plan to divest Sigma’s Smart TV business and other questions raised in due diligence. The Company Board also discussed a communication from a representative of Morgan Stanley indicating that Silicon Labs had estimated the shutdown cost of the Smart TV business as greater than that estimated by Sigma, and as a result, if Sigma was not able to divest the Smart TV business, it was unlikely that Silicon Labs would proceed with an acquisition of Sigma at the originally proposed purchase price of $7.35 per share. The Company Board discussed whether to continue to work with Silicon Labs on a potential acquisition of Sigma, the benefits and challenges of continuing to operate as a standalone business, the alternatives available for divestment of the Smart TV business and other restructuring alternatives, including restructuring Sigma to operate as an IoT company on a standalone basis. After discussion, the Company Board directed Sigma management and representatives of Deutsche Bank to meet with Silicon Labs to understand its concerns regarding additional expenses involved in shutting down the Smart TV business and to discuss the potential divestiture of the Smart TV business with potentially interested parties.

On September 22, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss a potential restructuring of the Smart TV business and a potential divestiture of the Smart TV business. A representative from Pillsbury provided an update regarding CFIUS and discussed a recent CFIUS rejection of a proposed acquisition in the semiconductor industry by a China-based buyer. The Company Board discussed how best to maximize shareholder value, including a discussion of continuing to engage with Silicon Labs on a sale of the entire company, potential divestitures, continuing to operate as a standalone company (with and without divestitures), the potential shutdown of certain business lines and other potential restructuring activities. After this discussion, the Company Board determined to continue down the path of a potential sale of the entire company to Silicon Labs and to work with Silicon Labs to move forward with potential divestitures of the connectivity business and the Smart TV business. The Company Board also determined to continue to work with a significant customer of the Smart TV business to develop a plan to wind down the Smart TV business in a profitable manner while maintaining support of its significant customer. The Company Board discussed the current status of communications with Company D and ISSI for the sale of Sigma’s connectivity business.

On September 27, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Silicon Labs and other strategic matters. The Company Board discussed recent communications with Company E regarding the potential divestiture of Sigma’s wired connectivity business. The Company Board discussed recent communications with a significant customer of Sigma’s Smart TV business to discuss a restructuring of Sigma’s Smart TV business in a manner that would enable Sigma to operate the Smart TV business at a profit while it ultimately wound down the Smart TV business.

On September 28, 2017, Sigma executed a nondisclosure agreement with ISSI.

On September 29, 2017, Sigma management and representatives of Deutsche Bank met with ISSI to discuss Sigma’s wired connectivity business and a potential transaction.

On October 2, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of strategic discussions with a variety of parties. The Company Board discussed the current status of discussions with Company E regarding the potential divestiture of Sigma’s wired connectivity business, including the current status of Company E’s diligence review and the expectation that Company E would submit a preliminary, non-binding offer to purchase this business. The Company Board discussed the current status of communications with a significant customer regarding the amendment or termination of an agreement with this customer, which agreement had been identified by Silicon Labs as an issue in diligence. The Company Board discussed the current status of communications with Silicon Labs, including the fact that Silicon Labs had indicated it continued to be interested in acquiring Sigma, but only if Sigma addressed the concerns previously raised by Silicon Labs, including a divestiture or more satisfactory wind down of the multimedia business, termination of a specified customer agreement and the repatriation of cash from Israel. The Company Board approved the request from Silicon Labs to extend exclusivity for one week. The Company Board discussed the operating expense reduction plan for the multimedia business and other restructuring activities.

In early October, Sigma initiated discussions with Company I (a strategic party) for the potential purchase by Company I of Sigma’s Smart TV and set-top box businesses.

On October 4, 2017, Sigma and Silicon Labs agreed to extend the exclusivity period until October 9, 2017 and amended the terms of the exclusivity agreement to formally permit Sigma to engage in discussions with third parties regarding the potential divestiture of the Smart TV business and the connectivity business.

On October 5, 2017, Company E submitted a preliminary nonbinding indication of interest to purchase Sigma’s wired connectivity business. Company E requested a 21-day exclusivity period.

On October 5, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss Sigma’s restructuring plans and the current status of strategic discussions. The Company Board discussed an operating expense reduction plan and the impact of such a plan on Sigma’s anticipated financial performance. The Company Board discussed the indication of interest received from Company E. The Company Board directed Sigma management and representatives of Deutsche Bank to continue to engage with Company E in an attempt to improve Company E’s offer terms.

On October 6, 2017, ISSI submitted a preliminary nonbinding indication of interest to purchase Sigma’s wired connectivity business based on an offer price range, and indicated that it needed additional diligence information to finalize its preliminary offer price.

On October 9, 2017, Company E submitted a revised nonbinding indication of interest to purchase Sigma’s wired connectivity business. Company E requested a 21-day exclusivity period.

On October 9, 2017, Sigma management, Mr. Manniche and representatives of Deutsche Bank met with Silicon Labs management and representatives of Morgan Stanley to discuss Sigma’s restructuring plan and its timing and potential impact on Sigma’s cash as well as the status of a potential transaction between Sigma and Silicon Labs. During the meeting, Silicon Labs requested a 30-day extension to the exclusivity agreement with Sigma. Sigma management indicated it would discuss the request with the Company Board.

On October 10, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the meeting with Silicon Labs as well as the current status of communications with Company E and ISSI regarding the purchase of Sigma’s wired connectivity business. The Company Board discussed Silicon Labs and its indication that it continued to want to move forward with the proposed acquisition of the entire company at the previously indicated offer price, but only if certain key conditions could be met, including the amendment or termination of a specified customer contract and the divestitures or satisfactory wind down of the Smart TV business. The Company Board authorized Sigma management to execute a 30-day extension to the exclusivity period. The Company Board then discussed the status of communications with Company E and ISSI and provided direction to Sigma management and representatives of Deutsche Bank in further negotiations with Company E and ISSI regarding each parties’ respective proposals. The Company Board also discussed the status of the restructuring plans of Sigma, including the timing of the announcement of such plan and the actions to be taken in the plan.

On October 11, 2017, Sigma and Silicon Labs agreed to extend the exclusivity period until November 8, 2017.

On October 13, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the proposed meeting with Silicon Labs, Sigma and Company I to discuss the wind down of the Smart TV business. The Company Board discussed the status of communications with Company E and ISSI, noting that both parties continued due diligence reviews and continued to discuss with Sigma a potential acquisition of its wired connectivity business.

On October 19, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company E and ISSI regarding the potential divestiture of Sigma’s wired connectivity business and to discuss the current status of communications with Silicon Labs. The Company Board designated Mr. Dodson to facilitate an efficient channel of independent director participation in the negotiations with Silicon Labs. The Company Board also discussed Sigma’s financial performance to date in the current fiscal quarter and the status of the Smart TV business restructuring activities.

From October 19, 2017 until December 7, 2017, Sigma and Silicon Labs, together with their respective legal counsel, negotiated the terms of the Agreement and the Voting Agreement. Silicon Labs also continued to conduct its due diligence review of Sigma.

On October 24, 2017, Sigma provided a draft letter of intent to Company I for the divestiture of the Smart TV and set-top box businesses.

On October 25, 2017, Martin Manniche, an independent member of the Company Board, a representative of Deutsche Bank and Pillsbury met with Company I to discuss the potential sale by Sigma of its Smart TV and set-top box businesses to Company I.

On October 25, 2017, Sigma management and representatives of Deutsche Bank met with Silicon Labs and Morgan Stanley to discuss Sigma’s IoT business and Z-Wave business technology.

On October 27, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Company E and ISSI regarding the potential divestiture of Sigma’s wired connectivity business. Both Company E and ISSI continued to conduct their respective due diligence review of the wired connectivity business. The Company Board also discussed the potential divestiture of Sigma’s Smart TV and set-top box businesses and the current status of communications with Silicon Labs. The Company Board provided direction to Sigma management and representatives of Deutsche Bank on further discussions with Company E and ISSI.

In November and early December 2017, Sigma continued to discuss the potential divestiture of its Smart TV and set-top box businesses to Company I.

On November 1, 2017, ISSI delivered a detailed letter of intent to purchase the shares of Sigma Designs Israel S.D.I. Ltd., a wholly owned subsidiary of Sigma, which is the subsidiary that operates Sigma’s wired connectivity business and any other assets of Sigma which are part of the wired connectivity business.

On November 5, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the status of communications with Company E and ISSI relating to the potential purchase of Sigma’s wired connectivity business. The Company Board discussed the status of each parties’ respective due diligence review. The Company Board also discussed the recent letter of intent from ISSI, and directed Sigma management and the representatives of Deutsche Bank to continue to provide diligence information to Company E and ISSI and attempt to improve the terms of each party’s current offers.

On November 7, 2017, ISSI delivered a revised letter of intent to purchase the shares of Sigma Designs Israel S.D.I. Ltd. and any other assets of Sigma which are part of the wired connectivity business for an aggregate purchase price of $28.0 million, subject to a holdback of a $4.2 million to secure certain indemnification obligations of Sigma and certain other adjustments.

On November 9, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of Sigma’s efforts to terminate or amend a specified agreement in furtherance of a potential transaction with Silicon Labs. The Company Board also discussed the current status of communications with Company E and its due diligence review. The Company Board discussed the current status of communications with ISSI, including ISSI’s request to enter into exclusivity with Sigma and Sigma’s request to ISSI to permit it to share ISSI’s letter of intent with Silicon Labs. The Company Board then discussed a request from Silicon Labs to extend its exclusivity agreement with Sigma for an additional 30-day period. The Company Board tabled formal action on the exclusivity request from Silicon Labs until further information could be obtained from Silicon Labs on its view of the progress made by Sigma on certain due diligence action items. The Company Board determined not to enter into exclusivity with ISSI at this time related to the divestiture of the wired connectivity business.

On November 10, 2017, a representative of Deutsche Bank met with a representative of Morgan Stanley to discuss Silicon Labs’ request to extend its exclusivity period with Sigma for 30 days and the current status of Silicon Labs’ due diligence review of Sigma.

On November 10, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the status of Silicon Labs’ review of a potential acquisition of Sigma and the current status of discussions. The Company Board approved an extension of the exclusivity period with Silicon Labs until November 30, 2017. The Company Board discussed the potential divestiture of its connectivity business and the current status of communications with Company E and ISSI. The Company Board discussed the potential divestiture of Sigma’s Smart TV and set-top box businesses. During the meeting, Mr. Tran discussed his interest in potentially acquiring the Sigma’s Smart TV and set-top box businesses if no other alternatives are available to Sigma, other than a shutdown of those businesses. The Company Board, including Mr. Tran, discussed the potential conflict of interest in Mr. Tran participating in any strategic discussions about the potential divestiture of the Smart TV and set-top box businesses as well as his participation in Sigma’s restructuring activities related to the Smart TV and set-top box businesses. The Company Board determined to continue to explore a potential divestiture of the Smart TV and set-top box businesses to parties other than Mr. Tran in an effort to continue to facilitate a transaction with Silicon Labs for the purchase of the entire company. The Company Board directed, and Mr. Tran agreed, that he would not participate in any further discussions regarding the sale of these businesses to third parties and not participate in any restructuring activities of those businesses.

On November 17, 2017, Sigma and Silicon Labs agreed to extend the exclusivity period until November 30, 2017.

On November 20, 2017, Mr. Dodson, Mr. Manniche, representatives of Silicon Labs, Deutsche Bank, Morgan Stanley, Silicon Labs’ legal counsel and Pillsbury met with Company I to discuss the potential divestiture of Sigma’s Smart TV and set-top box business.

Between November 20, 2017 and December 5, 2017, representatives of Sigma, Deutsche Bank, Pillsbury, Silicon Labs, Morgan Stanley and Silicon Labs’ legal counsel met on several occasions with Company I to negotiate a definitive agreement for the divestiture of the Smart TV and set-top box businesses to Company I.

On November 22, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss various strategic matters. The Company Board discussed the current status of Silicon Labs’ due diligence review, including recent business updates that Sigma had provided to Silicon Labs. The Company Board discussed the current status of Sigma’s business, its financial performance to date in the current fiscal quarter and its updated outlook for the near-term and long-term. The Company Board discussed the current trends in the business and the need to update Sigma’s current set of projections to take into account current expectations and business trends. The Company Board discussed the current progress related to the potential termination or amendment of a specified agreement. The Company Board discussed the current status of negotiations with ISSI related to the divestiture of Sigma’s wired connectivity business, and the Company Board directed Sigma management to focus on negotiations with ISSI instead of Company E, including the negotiation of a definitive agreement with ISSI. The Company Board noted that the current offer terms from Company E were less favorable than those from ISSI, including a smaller purchase price and less deal certainty as a result of certain conditions that Company E would require Sigma to satisfy prior to consummation of its proposed transaction to acquire the wired connectivity business. Mr. Tran then left the meeting, and the remaining Company Board members discussed the current status of discussions with Company I, including the proposed terms of a letter of intent for the divestiture of Sigma’s Smart TV and set-top box businesses to Company I. The remaining members of the Company Board authorized Sigma to execute the non-binding, preliminary term sheet with Company I.

On November 29, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss recent communications with Silicon Labs and other strategic matters. Mr. Manniche reported on his conversation with Silicon Labs management during which Silicon Labs management conveyed the results of its due diligence review of Sigma, its view of the proposed wind down and potential divestiture of Sigma’s Smart TV and set-top box businesses and its view of the current trajectory of Sigma’s business, including a softening of the Z-Wave business in the third fiscal quarter and the unexpected cancellation of a large order from a Z-Wave customer, which in turn lowered expectations for the Z-Wave business in the fourth fiscal quarter. Silicon Labs also expressed concern regarding the projected cash balance of Sigma and potential challenges in repatriating cash located outside of the United States. As a result, Silicon Labs decreased its offer to acquire Sigma from $7.35 per share to $6.85 per share. Silicon Labs also indicated that it was critical that a specified agreement be terminated for Silicon Labs to move forward with an acquisition of Sigma. Silicon Labs requested that the exclusivity period be extended for an additional week so that the parties could finalize definitive documentation reflecting Silicon Labs’ updated offer. The Company Board discussed the revised offer from Silicon Labs and the status of discussions for the potential termination of a specified agreement. The Company Board determined to reject the reduced offer price from Silicon Labs and to discuss the status of certain other potential divestitures. The Company Board also discussed an extension to the exclusivity period with Silicon Labs until December 7, 2017, so that the parties could attempt to reach a final agreement.

Between November 29, 2017 and December 1, 2017, Sigma and Silicon Labs continued to negotiate the purchase price for Silicon Labs’ acquisition of Sigma.

On December 1, 2017, the Company Board met with Sigma management and a representative of Pillsbury to discuss Sigma’s performance for the third quarter of fiscal 2018 and strategic matters. The Company Board discussed the financial results for the third quarter of fiscal 2018 and proposed guidance for Sigma’s fourth quarter financial results that would be disclosed on Sigma’s earnings call scheduled for December 7, 2017. In light of the declining status of Sigma’s business and its proposed guidance downward for the fourth quarter, the Company Board believed it was in the best interest of Sigma and its shareholders to attempt to reach a definitive agreement with Silicon Labs. The Company Board discussed the status of negotiations with Silicon Labs, the status of discussions to terminate a specified agreement and the request of Silicon Labs to extend the exclusivity agreement until December 7, 2017. The Company Board approved the extension to the exclusivity agreement and determined to continue to negotiate with Silicon Labs. Mr. Tran then left the meeting, and the remaining Company Board members discussed the status of communications with Company I and determined to continue to negotiate with Company I for the divestiture of Sigma’s Smart TV and set-top box businesses. The independent directors of the Company Board also discussed the operations of Sigma if a definitive agreement could not be reached with Silicon Labs.

On December 1, 2017, Sigma and Company I executed a preliminary, non-binding term sheet for the divestiture of Sigma’s Smart TV and set-top box businesses. The parties proceeded to negotiate the terms of a definitive agreement based on the terms set forth in the summary of terms.

Also on December 1, 2017, Sigma and Silicon Labs agreed to extend the exclusivity period until December 7, 2017.

On December 4, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the current status of communications with Silicon Labs and Company I. The Company Board discussed the progress of negotiations with Company I and whether a definitive agreement could be reached with Company I for the divestiture of the Smart TV and set-top box businesses by December 7, 2017. At this time, the Company Board did not believe a definitive agreement could be reached with Company I before December 7, 2017. The Company Board discussed the status of Sigma’s attempt to terminate a specified agreement, and it concluded that the agreement would not be terminated by December 7, 2017. The Company Board discussed the current status of discussions with Silicon Labs and the potential impact of Sigma’s inability to reach a definitive agreement with Company I and to terminate a specified agreement. The Company Board discussed the current status of its negotiations related to the offer price to be paid by Silicon Labs in the acquisition of Sigma, noting that the parties had not yet agreed on a revised purchase price. Mr. Tran then left the meeting, and the remaining Company Board members discussed the status of communications with Company I.

Between December 4, 2017 and December 7, 2017, Sigma and its representatives negotiated the terms of the Agreement and the Voting Agreement with Silicon Labs and its representatives. Sigma notified Silicon Labs that it would not reach an agreement with Company I before December 7, 2017 and would not succeed in terminating a specified agreement by December 7, 2017. Among the principal terms that were negotiated between Sigma and Silicon Labs between December 4 and December 7, 2017, the parties reached a preliminary agreement to set the consideration to be paid by Silicon Labs in the Merger at $7.05 per share and to add certain closing conditions to the Merger related to the potential divestiture or wind down of the Smart TV business by December 14, 2017, which we refer to as the TV Condition, the termination or amendment of a specified agreement by January 22, 2018, which we refer to as the Contract Condition, and a requirement that Sigma hold at least $40 million of cash and cash equivalents as of the closing of the Merger. Silicon Labs and Sigma also agreed that if any of these specified closing conditions were not met by the specified date, which date could be extended by agreement of the parties, then the parties would instead consummate the sale of all of the assets related to Sigma’s Z-Wave business and all of the equity interest of specified Sigma subsidiaries that operate the Z-Wave Business, subject to the conditions set forth in the Agreement, for a total purchase price of $240 million in cash.

On December 6, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the proposed acquisition of Sigma by Silicon Labs. The representative from Pillsbury began the meeting by advising the directors of their fiduciary duties in the context of considering a sale of the company or substantially all of its assets. The representatives of Deutsche Bank then joined the meeting. The representative from Pillsbury provided a detailed presentation regarding the terms of the Agreement. Representatives of Deutsche Bank reviewed the process undertaken by the Company Board to evaluate strategic alternatives which included outreach to over 17 parties, consisting of over ten strategic parties and over seven financial sponsors, to discuss a potential acquisition of Sigma, which ultimately resulted in eight companies presenting non-binding offers to acquire Sigma. The process also resulted in multiple offers to purchase certain businesses of Sigma. Representatives of Deutsche Bank then reviewed and discussed with the Company Board certain financial analyses with respect to the consideration of $7.05 per share proposed to be paid by Silicon Labs in the Merger. Management then reviewed the rationale for the transaction, the robust sales process, the prospects, risks and benefits of the proposed transaction with Silicon Labs as well as the prospects, risks and benefits of Sigma remaining as a standalone entity, the consideration offered by Silicon Labs and deal certainty matters. The Company Board then discussed the standalone prospects of Sigma and the risks and benefits of remaining a standalone company. The Company Board, with input from Sigma management and representatives of Deutsche Bank and Pillsbury, then discussed at length the alternative structure of the Asset Sale, compared this structure to the Merger, the alternative of having no agreement either for the Merger or the Asset Sale, the consequences of consummating the Asset Sale instead of the Merger to the continuing business of Sigma, the impact to Sigma’s shareholders of the Asset Sale relative to the Merger, including but not limited to the timing of receipt of any consideration related to the transactions, the $240 million purchase price in the Asset Sale and certain financial information related to such purchase price. The Company Board determined to reconvene the following day once the Agreement and Voting Agreements were negotiated, so that the Company Board could make a final determination on whether or not to enter into the Agreement with Silicon Labs.

Later on December 6, 2017 through December 7, 2017, Sigma and Silicon Labs and their respective advisors finalized the negotiations of the Agreement and the Voting Agreement.

On December 7, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the proposed transaction with Silicon Labs. The representative from Pillsbury reviewed the directors’ fiduciary duties in the context of considering a sale of the company or substantially all of its assets. After this review, the representatives of Deutsche Bank joined the meeting. The representatives of Deutsche Bank reviewed and discussed with the Company Board certain financial analyses with respect to the merger consideration of $7.05 per share and rendered an oral opinion to the Company Board, confirmed by delivery of a written opinion dated December 7, 2017, to the effect that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the consideration of $7.05 per share in cash was fair, from a financial point of view, to the holders of Shares (other than Silicon Labs and its affiliates). The opinion of Deutsche Bank is more fully described below under the heading “ —Opinions of Sigma’s Financial Advisor — Opinion of Sigma’s Financial Advisor, dated December 7, 2017, provided to the Company Board in connection with evaluation of the Merger.” The Company Board discussed, with input from management, the standalone prospects of Sigma and the risks and benefits of remaining a standalone company. The Company Board discussed the alternative Asset Sale, the likelihood of whether the specified closing conditions would be met, which conditions if not met would trigger the Asset Sale and relative benefits and challenges of consummating the Asset Sale and impact on subsequent operations of Sigma and its shareholders. The Company Board discussed with representatives of Deutsche Bank the possibility of obtaining a fairness opinion related to the purchase price of $240 million in cash to be paid to Sigma in the Asset Sale alternative and determined that it was not practical to receive such an opinion due to the limited amount of time and the process that would be required by Deutsche Bank to be in a position to render such an opinion. As a result, the Company Board spent a considerable amount of time discussing its own belief and judgment, taking into account preliminary feedback from the representatives of Deutsche Bank, as to the relative value of the payment of $240 million in cash to Sigma under the alternative Asset Sale structure, if such structure occurred under the terms of the Agreement. The Company Board held a further discussion of the proposed transactions with Silicon Labs, the reasons in support of the proposed transaction and the negative factors about the proposed transaction.

Following the discussion, the Company Board unanimously agreed and determined that the Merger and, in the alternative, the Asset Sale, were advisable and in the best interests of Sigma and its shareholders, and the Company Board voted unanimously to approve the Agreement and the transactions contemplated thereunder, including the Merger and, in the alternative, the Asset Sale.

The Agreement and the Voting Agreements were executed following the Company Board meeting on December 7, 2017 and the transaction was announced shortly following the closing of the Nasdaq Stock Market.

After the closing of the Nasdaq Stock Market on December 7, 2017, Sigma also announced its financial results for the third quarter of fiscal 2018. Sigma reported net revenue of $33.9 million for the third fiscal quarter, compared to net revenue of $39.5 million in the prior quarter and $62.7 million in the same period from the prior fiscal year. Sigma also reported a GAAP net loss of $19.1 million in the third quarter of fiscal 2018, compared to a GAAP net loss of $12.7 million in the previous quarter, and GAAP net income of $0.2 million for the same period in fiscal 2017; and a non-GAAP net loss of $9.6 million for the third quarter of fiscal 2018, compared to a non-GAAP net loss of $8.8 million in the previous quarter, and non-GAAP net income of $3.3 million for the same period in fiscal 2017. Sigma also announced GAAP gross margin of 50.5% and non-GAAP gross margin of 54.7% for the third quarter of fiscal 2018; and GAAP operating expenses of $36.0 million and non-GAAP operating expenses of $27.8 million for the third quarter of fiscal 2018.

From December 7, 2017 to December 11, 2017, Sigma management, with input from the Company Board and together with its advisors, continued to work with Company I in an attempt to finalize a definitive agreement for the purchase of Sigma’s Smart TV and set-top box businesses. In parallel, the Company Board and Sigma management continued to take action to wind down the Smart TV and set-top box businesses in case a definitive agreement with Company I could not be reached in a timely fashion to satisfy the TV Condition. Sigma management, with assistance from its advisors, also worked with one of Sigma’s customers to discuss the termination or amendment of a specified agreement in an effort to satisfy the Contract Condition.

On December 11, 2017, Company I informed Sigma that it no longer intended to pursue an acquisition of Sigma’s Smart TV and set-top box businesses.

From December 11, 2017 to December 14, 2017, Sigma began to work with its Smart TV and set-top box customers to ensure a legally compliant and orderly wind down of its Smart TV business. In light of certain complexities to the wind down process, Sigma was not in a position to wind down the Smart TV and set-top box businesses in satisfaction of the TV Condition by December 14, 2017. During this time period, Sigma continued to work with one of its customers in an effort to satisfy the Contract Condition.

On December 13, 2017, the Company Board met with Sigma management and a representatives from Pillsbury to discuss Sigma’s progress in attempting to satisfy the TV Condition and the Contract Condition.

On December 13, 2017, Sigma sent an initial draft of the definitive agreement for the divestiture of its wired connectivity business to ISSI. Between December 13, 2017 and February 6, 2018, Sigma continued to negotiate the terms of the definitive agreement with ISSI.

On December 14, 2017, Silicon Labs agreed to extend the deadline on which Sigma was required to meet the TV Condition from December 14, 2017 to December 21, 2017.

Between December 14, 2017 and December 27, 2017, Sigma continued to work to wind down its Smart TV and set-top box businesses in an attempt to satisfy the TV Condition. Sigma also continued to work with a customer to amend a specified contract in an attempt to satisfy the Contract Condition.

On December 17, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the status of Sigma’s efforts to satisfy the TV Condition and the Contract Condition.

On December 27, 2017, Silicon Labs sent a letter to Sigma indicating Silicon Labs’ position that the TV Condition had not been satisfied within the time period required by the Agreement.

On December 27, 2017, the Company Board met with Sigma management and representatives of Deutsche Bank and Pillsbury to discuss the letter from Silicon Labs and the current status of Sigma’s efforts to satisfy the TV Condition and the Contract Condition.

On December 27, 2017, Sigma informed Silicon Labs that it did not agree with Silicon Labs’ position that the TV Condition had not been timely satisfied. Between December 27, 2017 and December 29, 2017, Sigma and Silicon Labs engaged in discussions in regards to whether the TV Condition had been timely satisfied and in the alternative, whether Silicon Labs would agree to an additional extension of time to allow Sigma to attempt to satisfy such condition.

On December 29, 2017, Sigma sent a letter to Silicon Labs confirming the mutual understanding of the parties that notwithstanding the contents of Silicon Labs’ prior notice, Silicon Labs and Sigma had agreed not to make a final determination on the satisfaction of the TV Condition at that time so that Sigma could provide additional information regarding the satisfaction of the TV Condition for Silicon Labs’ review (which information was not available at that time). The parties agreed that a final determination of the satisfaction of the TV Condition and the Contract Condition would not be made until January 23, 2018, or such earlier date that the parties otherwise agreed.

On December 29, 2017, Mr. Tran sent a preliminary, non-binding proposal to the Company Board to acquire Sigma’s Smart TV and set-top box businesses.

On December 30, 2017, Mr. Tuttle acknowledged receipt of Sigma’s letter delivered on December 29, 2017.

From December 30, 2017 to January 23, 2018, Sigma provided additional information to Silicon Labs regarding the status of Sigma’s wind down of the Smart TV and set-top box businesses and the status of Sigma’s discussions with a customer regarding the amendment of a specified agreement.

On December 31, 2017, the independent directors of the Company Board met with representatives of Deutsche Bank and Pillsbury to discuss the preliminary, non-binding proposal from Mr. Tran to acquire Sigma’s Smart TV and set-top box businesses and the current status of Sigma’s wind down efforts of these businesses and the discussions with a customer to amend a specified agreement. The independent directors determined that the sale of the Smart TV and set-top box businesses to Mr. Tran, instead of completing a wind down of those businesses could reasonably be expected to be in the best interest of Sigma and its shareholders if terms acceptable to Sigma could be negotiated. However, the independent directors also determined that Mr. Tran would have a conflict of interest if he were to negotiate such a transaction while he was serving as the President, Chief Executive Officer and as a director. Following the meeting of the independent directors, Mr. Dodson advised Mr. Tran that the independent directors would be interested in exploring a potential transaction to divest the Smart TV and set-top box businesses to Mr. Tran, but only if Mr. Tran were to resign his employment and as a director with Sigma. Mr. Tran indicated he would consider taking such action.

On January 2, 2018, Sigma executed an exclusivity agreement with ISSI in which Sigma agreed to negotiate exclusively with ISSI regarding the sale of Sigma’s wired connectivity business until January 23, 2018.

On January 4, 2018, the independent directors of the Company Board met with representatives of Deutsche Bank and Pillsbury to discuss the current status of Sigma’s efforts to satisfy the TV Condition and the Contract Condition. The Company Board also discussed the status of discussions with ISSI related to the divestiture of Sigma’s wired connectivity business.

On January 5, 2018, Mr. Tran delivered a non-binding letter of intent and additional information about his financing capabilities to acquire the Smart TV and set-top box businesses. Following receipt of this letter of intent, Mr. Dodson informed Mr. Tran that the independent directors would review his letter of intent, but would only negotiate the terms of the letter of intent if Mr. Tran resigned from his positions at Sigma.

On January 10, 2018, Mr. Tran informed the independent directors that although he believed it was possible to avoid conflicts of interest around his potential purchase of the Smart TV and set-top box businesses by putting in place processes to ensure that that Sigma’s interests were safeguarded, he was willing to consider the independent directors’ proposal that he resign from the Company Board and from all offices that he then held, if (among other things) Sigma were to pay his severance owed under his change in control and severance agreement for involuntary termination in connection with a change in control.

On January 14, 2018, the independent directors of the Company Board met with Elias Nader, Sigma’s Chief Financial Officer, and representatives of Deutsche Bank and Pillsbury to discuss the current status of Sigma’s efforts to satisfy the TV Condition and the Contract Condition. The independent directors also discussed the status of discussions with ISSI related to the divestiture of Sigma’s wired connectivity business and the current status of discussions with Silicon Labs.

On January 21, 2018, the Company Board met with Sigma management and representatives of Deutsche Bank, Pillsbury and Sigma’s tax advisors, Armanino LLP, or Armanino, to discuss the current status of Sigma’s efforts to satisfy the TV Condition and the Contract Condition. The Company Board discussed the potential switch of the transaction structure from the Merger to the Asset Sale and discussed the possibility of adopting a plan of liquidation to wind down the company following the completion of the Asset Sale. A representative from Armanino provided information related to tax matters to the Company Board. The Company Board determined that if the transaction structure switched, it would explore a plan of liquidation following an Asset Sale. The Company Board also discussed the status of communications with ISSI regarding the potential divestiture of the wired connectivity business as well as the status of Mr. Tran’s potential departure from the Company Board. The representative from Pillsbury advised the Company Board on its fiduciary duties. The Company Board held a discussion regarding communications with Silicon Labs and the status of the proposed transaction with Silicon Labs.

On January 22, 2018, Mr. Manniche and Mr. Dodson met with Mr. Tuttle and Mr. Hollister to discuss the status of Sigma’s efforts to satisfy the TV Condition and the Contract Condition.

On January 23, 2018, Silicon Labs sent a notice to Sigma that the TV Condition and the Contract Condition had not been satisfied within the time periods required by the Agreement.

On January 23, 2018, Sigma issued a press release announcing that due to the initial closing conditions set forth in the Agreement not being satisfied, Silicon Labs and Sigma would move forward with the sale of Sigma’s Z-Wave business to Silicon Labs for $240 million in an asset transaction, pursuant to the terms of the Agreement and contingent upon approval by Sigma’s shareholders. Sigma also announced its intention to initiate a plan of liquidation following the closing of the sale of the Z-Wave business to Silicon Labs, and that it was anticipated that such plan would include a substantial initial cash distribution to shareholders.

On January 29, 2018, Sigma announced the departure of Mr. Tran from his positions as President and Chief Executive Officer of Sigma and his resignation from the Company Board. In connection with this departure, Sigma entered into a separation agreement with Mr. Tran providing him certain severance benefits in exchange for a release of claims and an agreement to continue to perform certain consulting services primarily related to Sigma’s ongoing negotiations with ISSI.

On February 3, 2018, Sigma sent a response letter of intent to Mr. Tran related to his offer to purchase Sigma’s Smart TV and set-top box businesses, requesting certain changes to his proposal.

On February 6, 2018, Sigma executed a Share Purchase Agreement with Integrated Silicon Solution (Cayman), Inc. (“ISSI Cayman”), an affiliate of ISSI, pursuant to which Sigma, along with its directly wholly-owned subsidiary, Sigma Designs Technology Singapore Pte. Ltd., agreed to sell all of the issued and outstanding capital shares of Sigma Designs Israel S.D.I. Ltd. for a total purchase price of $28.0 million, subject to a net working capital adjustment and a holdback of $4.2 million to secure Sigma’s indemnification obligations under the Share Purchase Agreement. Sigma Israel conducts Sigma’s media connectivity business, consisting primarily of Sigma’s HomePNA and G.hn product lines.

On February 6, 2018, Mr. Tran sent a response letter of intent to Sigma related to his offer to purchase Sigma’s Smart TV and set-top box businesses, requesting certain changes to the prior proposal from Sigma. Since February 6, 2018, Sigma and Mr. Tran have negotiated the terms of his proposal to acquire Sigma’s Smart TV and set-top box businesses, but have been unable to reach a preliminary agreement on terms at this time.

On February 15, 2018, Sigma closed the transaction contemplated by the Share Purchase Agreement with ISSI Cayman. The cash received by Sigma at the closing, after giving effect to the net working capital adjustment and the $4.2 million holdback to secure indemnification obligations of Sigma, was approximately $23.5 million.

Recommendation of the Company Board; Reasons for the Asset Sale

Recommendation of the Company Board

The Company Board has unanimously determined that the Asset Sale, on the terms and subject to the conditions set forth in the Agreement, is fair to, and in the best interests of, Sigma and its shareholders, and approved and declared advisable the Asset Sale and the transactions contemplated by the Agreement.

Shareholders will not know at the time of voting the amount of consideration they will receive. In addition, only shareholders of record as of the record date for a distribution as determined by the Company Board will be entitled to receive that distribution.

Accordingly, upon the terms and subject to the conditions of the Agreement, the Company Board unanimously recommends that our shareholders vote “FOR” the Asset Sale Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Compensation Proposal.

Reasons for the Asset Sale

In evaluating the Asset Sale and the Agreement, the Company Board consulted with management and Sigma’s legal and financial advisors. In reaching its decision that the Asset Sale is advisable, and in reaching its recommendation that the shareholders approve the Asset Sale, the Company Board considered a number of factors, including the following material factors, which the Company Board viewed as supporting its recommendation:

●	the amount of consideration to be received from the Asset Sale, including the assumption of certain liabilities of the Z-Wave business by Silicon Labs;

●	the $240 million of cash consideration exceeded the Company’s total enterprise value by approximately 60%, based on the Company’s closing price per share on the date the Agreement was executed;

●	the certainty of the value of the $240 million of cash consideration given the absence of holdbacks or post-closing valuation adjustments;

●	the Company’s ability to utilize its tax attributes to substantially reduce the amount of U.S. federal income tax from the Asset Sale;

●

the determination that the Asset Sale is more favorable to Sigma’s shareholders than any other strategic transaction reasonably available to the Company, which determination was made after conducting an extensive review of strategic alternatives, and taking into account:

o	the feedback from alternative potential acquirers of the Company as a whole or of certain assets of the Company;
o

the perceived low likelihood that any such parties would engage in a business combination or asset purchase with Sigma on the same or similar time frame as Silicon Labs, and with a value and contractual terms and conditions superior to those contained in the Agreement; and

o	the value, timing, risk allocation and other terms and conditions negotiated with Silicon Labs;

●

the anticipated timing of the consummation of the Asset Sale which, subject to the satisfaction or waiver of the applicable conditions set forth in the Agreement, should allow the Company to receive the consideration for the Asset Sale in a relatively short time frame;

●

the Company Board’s assessment, after discussions with management and the Company’s advisors, of the risks of remaining an independent pure-play IoT company and pursuing its initiative to wind down the Smart TV and Set-top Box businesses and other business objectives, including the risks (such risks are not intended to be exhaustive) relating to:

o	the Company’s recent and projected declining revenue;
o	the Company’s recent and projected losses;
o	competing against larger or more diversified companies with substantially greater financial resources and capacity to invest in the development and marketing of new products and technologies;
o

continuing uncertainty in macro-economic conditions in the United States and around the world, and the potential impact of these conditions on the Company’s business and prospects as an independent company; and

o

the risks and uncertainties with respect to the ability to remain competitive in the consolidating semiconductor industry, and the other risks set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year 2017, and subsequent Quarterly Reports on Form 10-Q;

●

the likelihood that the consideration from the Asset Sale would, subject to our satisfaction of and compliance with existing and future obligations, and appropriate reserves, ultimately allow the Company Board to return a substantial portion of the net proceeds from the Asset Sale to our shareholders in the form of a cash distribution;

●

the conditions to the Asset Sale, and that, in the case of the condition related to the accuracy of the Company’s representations and warranties, are generally subject to a “material adverse effect” qualification, except in the case of certain specific representations;

●	the lack of any required regulatory approval for the Asset Sale;

●	the fact that Silicon Labs requires no financing to consummate the Asset Sale;

●

the possibility of obtaining a fairness opinion from Deutsche Bank with respect to the consideration to be received in the Asset Sale at a later date, and the preliminary feedback from Deutsche Bank as to the relative value of the $240 million in cash to be received by Sigma in the Asset Sale, which opinion was delivered prior to the shareholder vote with respect to the Asset Sale;

●

in the event Deutsche Bank had been unable to render an opinion with respect to the fairness of the $240 million in cash to be received by Sigma in the Asset Sale, the fact that the Company Board would have been able to disclose such information to the holders of Company Common Stock prior to the shareholder vote with respect to the Asset Sale;

●

the ability of the Company, under certain circumstances, to consider and respond to a superior proposal for an acquisition transaction from a third party prior to the closing of the Asset Sale, and the right of the Company Board, after complying with the terms of the Agreement, to terminate the Agreement in order to enter into an agreement with respect to a superior proposal, upon payment of a termination fee of $11.5 million to Silicon Labs, which termination fee the Company Board determined would not unduly deter a superior proposal and would be reasonable under the circumstances; and

●

the fact that completion of the Asset Sale requires the approval of holders of a majority of the Company Common Stock, which ensures that the Asset Sale would be supported by a significant portion of our shareholders.

The Company Board also considered potentially negative factors concerning the Asset Sale and the Agreement, including the following:

●

the fact that our shareholders would lose the opportunity to participate in any possible future earnings or growth contributed by, or potential business opportunities related to, the Z-Wave business following completion of the Asset Sale, and that the value of the Company Common Stock may decline following consummation of the Asset Sale;

●

the cash consideration would be taxable to the Company, and distributions to shareholders, if and when made, would be taxable to shareholders if not in connection with a plan of liquidation of the Company;

●

the fact that, due to timing considerations, it was impracticable to obtain, at the time the Asset Sale was approved by the Company Board, an opinion from Deutsche Bank as to the fairness of the proposed consideration in the Asset Sale;

●

the risks and costs to the Company if the Asset Sale does not close, including the diversion of management and employee attention away from the day-to-day operations of the Company, employee attrition, the effect on the Company’s relationships with customers, partners and others that do business with the Company and the operational restrictions imposed on the Company pursuant to the Agreement between signing and the closing, which restrictions may prevent Sigma from undertaking business opportunities that may arise pending completion of the Asset Sale, among other potential negative effects on the Company;

●	if the Asset Sale is not consummated, the Company will have incurred significant expenses without any offsetting consideration;

●

the fact that certain of the Company’s current and former executive officers and directors have interests in the Asset Sale that may be different from, or in addition to, the interests of our shareholders including that, as a result of the terms of their employment agreements and equity awards, certain of the Company’s current and former executive officers may receive other payments in connection with or following the Asset Sale;

●

the Agreement provides for a termination fee of $11.5 million that would become payable by the Company under certain circumstances, including if the Company terminates the Agreement to accept a superior proposal; and

●	the Agreement restricts the Company’s ability to solicit competing proposals, subject to certain exceptions to allow the Company Board to exercise its fiduciary duties.

The foregoing discussion of the information and factors considered by the Company Board is intended to be illustrative and not exhaustive, but includes the material reasons and factors considered. In view of the wide variety of reasons and factors considered, the Company Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, the Company Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Company Board conducted an overall analysis of the factors and reasons described above and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of the Asset Sale.

Opinions of Sigma’s Financial Advisor

Opinion of Sigma’s Financial Advisor, dated December 7, 2017, provided to the Company Board in connection with its evaluation of the Merger

At the December 7, 2017 meeting of the Company Board, Deutsche Bank, financial advisor to Sigma, rendered its oral opinion to the Company Board, confirmed by delivery of a written opinion dated December 7, 2017 to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the consideration of $7.05 in cash per share of Company Common Stock to be received by holders of Company Common Stock in the Merger was fair, from a financial point of view, to the holders of Company Common Stock (other than Silicon Labs and its affiliates).

The full text of Deutsche Bank’s written opinion, dated December 7, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B-1 and is incorporated herein by reference. The summary of Deutsche Bank’s December 7, 2017 opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s December 7, 2017 opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Company Board in connection with and for the purpose of its evaluation of the Merger. Deutsche Bank’s December 7, 2017 opinion was limited to the fairness of the Merger consideration of $7.05 in cash per share to be received by holders of Company Common Stock in the Merger, from a financial point of view, to the holders of Company Common Stock (other than Silicon Labs and its affiliates) as of the date of the opinion. Deutsche Bank’s December 7, 2017 opinion did not address any other terms of the Merger, the Agreement (including the closing conditions contained therein) or any other agreement entered into or to be entered into in connection with the Merger or the Restructuring. Nor did Deutsche Bank’s December 7, 2017 opinion express any opinion with respect to the Asset Sale alternative contemplated by the Agreement (including the consideration to be received by Sigma in connection with any such asset purchase). The Company Board did not ask Deutsche Bank to, and Deutsche Bank’s December 7, 2017 opinion did not, address the fairness of the Merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Sigma, nor did it address the fairness of the contemplated benefits of the Merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Sigma to engage in the Merger or the Restructuring or the relative merits of the Merger as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion did not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Merger or any related matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Sigma’s officers, directors, or employees, or any class of such persons, in connection with the Merger, whether relative to the Merger consideration of $7.05 in cash per share or otherwise.

No limitations were imposed by the Company Board upon Deutsche Bank with respect to the investigations made or procedures followed by it in rendering its December 7, 2017 opinion. In connection with its role as financial advisor to Sigma, and in arriving at its December 7, 2017 opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Sigma and certain internal analyses, financial forecasts and other information relating to Sigma prepared by management of Sigma taking into account the Restructuring, and including Sigma management’s IoT Business Projections summarized under “—The Asset Sale — Certain Financial Projections” beginning on page 70. The capitalized term Restructuring refers to the TV Divestiture, the divestiture of the Company’s Wired Connectivity Business and other restructuring activities and one-time expenses as contemplated by Sigma at the time that the IoT Business Projections were prepared. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Sigma regarding the businesses and prospects of Sigma. In addition, Deutsche Bank:

●	reviewed the reported prices and trading activity for the Company Common Stock;

●

compared certain financial and stock market information for Sigma with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

●	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

●	reviewed the Agreement; and

●	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Sigma, including, without limitation, any financial information considered in connection with the rendering of its December 7, 2017 opinion. Accordingly, for purposes of its December 7, 2017 opinion, Deutsche Bank, with the knowledge and permission of the Company Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Sigma, Silicon Labs or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Sigma, Silicon Labs or any of their respective subsidiaries (or the impact of the Merger thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Company Board that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sigma as to the matters covered thereby. At the direction of the Company Board, Deutsche Bank assumed that the Restructuring would be consummated as reflected (and on the terms assumed) in the IoT Business Projections. In rendering its December 7, 2017 opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and the IoT Business Projections or the assumptions on which they were based, including with respect to the Restructuring. Deutsche Bank’s December 7, 2017 opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its December 7, 2017 opinion, Deutsche Bank assumed, with the knowledge and permission of the Company Board, that in all respects material to its analysis, the Merger would be consummated in accordance with the terms of the Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to Deutsche Bank’s analysis and that the Restructuring would be consummated as reflected (and on the terms assumed) in the IoT Business Projections. Deutsche Bank also assumed, with the knowledge and permission of the Company Board, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Sigma and its other advisors with respect to such issues.

Summary of Material Financial Analyses of Deutsche Bank in connection with its December 7, 2017 Opinion

The following is a summary of the material financial analyses presented by Deutsche Bank to the Company Board at its meeting held on December 7, 2017, and that were used in connection with rendering its December 7, 2017 opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described below represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 6, 2017, and is not necessarily indicative of current market conditions. For purposes of the analyses relating to Sigma described below, Sigma’s fiscal year-end of approximately January 31 was assumed to be equivalent to a calendar year-end of the prior December 31.

In preparing its analyses, Deutsche Bank utilized calculations of, among other things total enterprise value (“TEV”). In so doing, Deutsche Bank assumed, based on input from Sigma management, that Sigma would complete the Restructuring and continue to operate only the IoT Business (which included both the Z-Wave business and the Mobile IoT business). In order to estimate the implied equity value for the entire company, Deutsche Bank estimated the value of the IoT Business on a going concern basis and adjusted it for cash, net of the estimated impact of the Restructuring, in each case as provided by Sigma management. The financial forecasts or estimates for Sigma provided to Deutsche Bank by Sigma management are described under “—The Asset Sale —Certain Financial Projections” beginning on page 70 of this proxy statement.

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Sigma with corresponding financial information and valuation measurements for the following publicly traded companies in the Internet of Things semiconductor (“IoT Semiconductor”) industry.

AMS Technologies AG

Nordic Semiconductor ASA

Sequans Communications SA

Silicon Laboratories Inc.

u-Blox Holding AG

Although none of the above selected companies is directly comparable to Sigma, for the purpose of selecting the companies for this analysis, Deutsche Bank utilized its professional judgment and experience as investment bankers, taking into account several factors, including, among other things, Sigma’s operational capabilities and financial profile compared with those of the selected companies, the competitive landscape in which Sigma and the selected companies operate and Sigma’s product offerings and those of the selected companies. Accordingly, the analysis of selected publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the December 7, 2017 opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock or common equity of each of the selected companies on December 6, 2017, information contained in the most recent public filings of the selected companies and certain estimates reported by selected equity research analysts of revenue for calendar years 2017 and 2018 for each of the selected companies, Deutsche Bank calculated TEV as a multiple of calendar years 2017 and 2018 estimated revenue.

Deutsche Bank also calculated the same multiples for Sigma based upon the Merger consideration of $7.05 per share of Company Common Stock and Sigma management estimates of calendar years 2017 and 2018 revenue (assuming completion of the Restructuring).

The results of this analysis are summarized as follows:

TEV / Revenue
	2017E	2018E

Selected Companies
AMS Technologies AG	7.3x	4.8x
Nordic Semiconductor ASA	3.2x	2.6x
Sequans Communications S.A.	2.9x	2.0x
Silicon Laboratories Inc.	4.7x	4.3x
u-Blox Holding AG	3.3x	2.9x

Median	3.3x	2.9x

Sigma Common Stock at $7.05 per share	4.6x	3.1x

Based in part upon the multiples of the selected companies described above and taking into account its professional judgment and experience, Deutsche Bank calculated the following ranges of implied values per share of Company Common Stock (assuming completion of the Restructuring) on a fully diluted basis:

●

approximately $5.09 to $6.34 per share of Company Common Stock by applying multiples of 3.0x to 4.0x to Sigma management estimates of calendar year 2017 revenue (assuming completion of the Restructuring); and

●

approximately $5.00 to $6.81 per share of Company Common Stock by applying multiples of 2.0x to 3.0x to Sigma management estimates of calendar year 2018 revenue (assuming completion of the Restructuring).

Selected Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the following eleven selected transactions involving enterprise communications companies announced since January 1, 2012 in the IoT Semiconductor industry (the “selected transactions”).

Date Announced	Target	Acquirer
May 21, 2012	Ember Corp.	Silicon Laboratories Inc.
June 7, 2013	Energy Micro AS	Silicon Laboratories Inc.
May 22, 2014	ISSC Technologies Corporation	Microchip Technology Incorporated
July 7, 2014	Newport Media, Inc.	Atmel Corporation
October 15, 2014	CSR plc	Qualcomm Incorporated
February 3, 2015	Bluegiga Technologies Oy.	Silicon Laboratories Inc.
January 19, 2016	Atmel Corporation	Microchip Technology Incorporated
April 28, 2016	Broadcom Limited (Wireless IoT business)	Cypress Semiconductor Corporation
December 21, 2016	InvenSense, Inc.	TDK Corporation
February 13, 2017	GigPeak, Inc.	Integrated Device Technology, Inc.
June 12, 2017	Conexant Systems, LLC	Synaptics Incorporated

Although none of the selected transactions is directly comparable to the Merger, the companies that participated in the selected transactions were selected by Deutsche Bank based upon its professional judgment and experience as investment bankers and its knowledge of transactions of a similar nature and are such that, for purposes of analysis, the selected transactions may be considered similar to the Merger.

With respect to each selected transaction and based on publicly available information, Deutsche Bank calculated the multiples of the target’s TEV to last 12 months (“LTM”) revenue. Deutsche Bank also calculated the same multiples for the Merger based upon Sigma management estimates of calendar 2017 revenue (assuming completion of the Restructuring).

The results of this analysis are summarized as follows:

Selected Transactions	TEV/LTM Revenue

High	16.4x
Median	3.4x
Low	2.2x

Company Common Stock at $7.05 per share	4.6x

Based in part upon the multiples of the selected transactions described above, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of estimated implied values per share of Company Common Stock by applying multiples of 3.0x to 4.0x to estimated calendar year 2017 revenue (assuming completion of the Restructuring) provided by management of Sigma, resulting in a range of implied values of approximately $5.09 to $6.34 per share of Company Common Stock.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of Sigma using financial forecasts and other information and data provided by Sigma’s management (assuming completion of the Restructuring) to calculate a range of implied net present values per share of Company Common Stock as of December 6, 2017. In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 13.0% to 14.0% to the estimates of after-tax unlevered free cash flows for the calendar years ended December 31, 2017 through December 31, 2022 that were provided by Sigma’s management (see “—The Asset Sale —Certain Financial Projections” on page 70), in each case using the mid-year convention, and estimated terminal values using a range of perpetuity growth rates of 3.0% to 5.0%. For purposes of its financial analyses, Deutsche Bank calculated unlevered free cash flow as (a) earnings before interest, taxes, depreciation and amortization, but excluding stock based compensation expenses and impairment and restructuring costs less, (b) stock based compensation expense, less (c) cash taxes, less (d) capital expenditures, less (e) change in working capital. Deutsche Bank derived the foregoing range of discount rates utilizing a weighted average cost of capital analysis based on certain financial metrics for Sigma and the selected companies described above under “—Selected Companies Analysis”.

This analysis resulted in a range of implied present values of Company Common Stock as of December 6, 2017 of approximately $4.31 to $5.37 per share.

Other Information

Deutsche Bank also noted for the Company Board certain additional factors that were not considered part of its financial analysis with respect to its December 7, 2017 opinion but were referenced for informational purposes.

Specifically, Deutsche Bank reviewed the historical trading performance of Company Common Stock over the one year period ended on December 6, 2017. The one year period ending December 6, 2017 indicated low to high closing stock prices for Sigma common shares of approximately $5.50 to $6.75 per share. Deutsche Bank noted that the consideration of $7.05 in cash per share represented a premium of approximately 26% to the closing price of $5.60 per share of Company Common Stock on December 6, 2017, a premium of approximately 20% to the one-month average closing price per share of Company Common Stock of $5.88 on December 6, 2017, a premium of approximately 16% to the three-month average closing price per share of Company Common Stock of $6.06 on December 6, 2017, a premium of approximately 16% to the one-year average closing price per share of Company Common Stock of $6.09 on December 6, 2017 and a premium of approximately 4% to the 52-week high closing price per share of Company Common Stock at $6.75 as of December 6, 2017.

Deutsche Bank also reviewed publicly available one-year forward Wall Street research analysts’ stock price targets for shares of Company Common Stock published between September 8, 2017 and October 12, 2017, which, on an undiscounted basis, ranged from $4.00 to $10.00 per share, with a mean of $7.50 per share and a median of $8.00 per share.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s December 7, 2017 opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s December 7, 2017 opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its December 7, 2017 opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank December 7, 2017 opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Sigma or the Merger.

In conducting its analyses and arriving at its December 7, 2017 opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its December 7, 2017 opinion to the Company Board as to the fairness of the consideration of $7.05 in cash per share to be received by holders of Company Common Stock in the Merger, from a financial point of view, to the holders of Company Common Stock (other than Silicon Labs and its affiliates) as of the date of such opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of Sigma with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank or Sigma. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual, past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Sigma or its respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Merger, including the Merger consideration, were determined through arm’s-length negotiations between Sigma and Silicon Labs and were approved by the Company Board. Although Deutsche Bank provided advice to the Company Board during the course of these negotiations, the decision to enter into the Agreement was solely that of the Company Board.

Deutsche Bank did not recommend any specific consideration to Sigma or the Company Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction. As described above, the December 7, 2017 opinion of Deutsche Bank and its December 7, 2017 presentation to the Company Board were among a number of factors taken into consideration by the Company Board in making its determination to approve the Agreement and the transactions contemplated thereunder.

Opinion of Sigma’s Financial Advisor, dated February 15, 2018, provided to the Company Board in connection with its evaluation of making a recommendation to the holders of Company Common Stock in connection with the Asset Sale

At the February 15, 2018 meeting of the Company Board, Deutsche Bank rendered its oral opinion to the Company Board, confirmed by delivery of a written opinion dated February 15, 2018 to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the consideration of $240 million to be received by Sigma in the Asset Sale was fair, from a financial point of view, to the Company.

The full text of Deutsche Bank’s written opinion, dated February 15, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B-2 and is incorporated herein by reference. The summary of Deutsche Bank’s February 15, 2018 opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s February 15, 2018 opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Company Board in connection with and for the purpose of its evaluation of making a recommendation to holders of the Company Common Stock in connection with the Asset Sale. Deutsche Bank’s opinion was limited to the fairness of the consideration of $240 million to be received by Sigma in the Asset Sale, from a financial point of view, to the Company as of the date of the opinion. Deutsche Bank’s February 15, 2018 opinion did not address any other terms of the Asset Sale, the Agreement (including the closing conditions contained therein) or any other agreement entered into or to be entered into in connection with the Asset Sale. The Company Board did not ask Deutsche Bank to, and Deutsche Bank’s February 15, 2018 opinion did not, address the fairness of the Asset Sale, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Sigma, nor did it address the fairness of the contemplated benefits of the Asset Sale. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Sigma to engage in the Asset Sale or the relative merits of the Asset Sale as compared to any alternative transactions or business strategies (including the Merger). Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion did not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Asset Sale or any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Sigma’s officers, directors, or employees, or any class of such persons, in connection with the Asset Sale, whether relative to the consideration of $240 million to be received by Sigma in the Asset Sale or otherwise. Deutsche Bank’s February 15, 2018 opinion did not address how Sigma might use such consideration or any action that Sigma might take following the Asset Sale, including the terms of any liquidation that Sigma might undertake following the Asset Sale.

No limitations were imposed by the Company Board upon Deutsche Bank with respect to the investigations made or procedures followed by it in rendering its February 15, 2018 opinion. In connection with its role as financial advisor to Sigma, and in arriving at its February 15, 2018 opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning the Z-Wave Business and Sigma, and certain internal analyses, financial forecasts and other information relating to the Z-Wave Business and Sigma prepared by management of Sigma, including the January 2018 Projections summarized under “—The Asset Sale — Certain Financial Projections” beginning on page 70. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Sigma regarding the businesses and prospects of the Z-Wave Business and Sigma. In addition, Deutsche Bank:

●

compared certain financial information for the Z-Wave Business with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

●	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

●	reviewed the Agreement; and

●	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Z-Wave Business or Sigma, including, without limitation, any financial information considered in connection with the rendering of its February 15, 2018 opinion. Accordingly, for purposes of its February 15, 2018 opinion, Deutsche Bank, with the knowledge and permission of the Company Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Z-Wave Business, Sigma, Silicon Labs or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of the Z-Wave Business, Sigma, Silicon Labs or any of their respective subsidiaries (or the impact of the Asset Sale thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Company Board that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sigma as to the matters covered thereby. In rendering its February 15, 2018 opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s February 15, 2018 opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its February 15, 2018 opinion.

For purposes of rendering its February 15, 2018 opinion, Deutsche Bank assumed, with the knowledge and permission of the Company Board, that in all respects material to its analysis, the Asset Sale would be consummated in accordance with the terms of the Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to Deutsche Bank’s analysis. Deutsche Bank also assumed, with the knowledge and permission of the Company Board, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Asset Sale will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Sigma and its other advisors with respect to such issues.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Company Board at its meeting held on February 15, 2018, and that were used in connection with rendering its February 15, 2018 opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described below represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 14, 2018, and is not necessarily indicative of current market conditions. For purposes of the analyses relating to the Z-Wave Business described below, Sigma’s fiscal year-end of January 31 was assumed to be equivalent to a calendar year-end of the prior December 31.

In preparing its analyses, Deutsche Bank utilized calculations of, among other things TEV, calculated as equity value plus, if applicable, minority interest plus net debt. The financial forecasts or estimates for the Z-Wave Business provided to Deutsche Bank by Sigma management are described under “—The Asset Sale —Certain Financial Projections” beginning on page 70 of this proxy statement.

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for the Z-Wave Business with corresponding financial information and valuation measurements for the following publicly traded companies in the IoT Semiconductor industry.

AMS Technologies AG

Nordic Semiconductor ASA

Sequans Communications SA

Silicon Laboratories Inc.

u-Blox Holding AG

Although none of the above selected companies is directly comparable to the Z-Wave Business, for the purpose of selecting the companies for this analysis, Deutsche Bank utilized its professional judgment and experience as investment bankers, taking into account several factors, including, among other things, the Z-Wave Business’ operational capabilities and financial profile compared with those of the selected companies, the competitive landscape in which the Z-Wave Business and the selected companies operate and the Z-Wave Business’ product offerings and those of the selected companies. Accordingly, the analysis of selected publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock or common equity of each of the selected companies on February 14, 2018, information contained in the most recent public filings of the selected companies and certain estimates reported by selected equity research analysts of revenue for calendar years 2017 and 2018 for each of the selected companies, Deutsche Bank calculated TEV as a multiple of calendar years 2017 and 2018 estimated revenue.

Deutsche Bank also calculated the same multiples for the Z-Wave Business based upon the consideration of $240 million to be received by Sigma in the Asset Sale and Sigma management estimates of calendar years 2017 and 2018 revenue for the Z-Wave Business.

The results of this analysis are summarized as follows:

TEV / Revenue
	2017E	2018E
Selected Companies
AMS Technologies AG	9.6x	5.6x
Nordic Semiconductor ASA	4.0x	3.3x
Sequans Communications S.A.	3.0x	2.3x
Silicon Laboratories Inc.	4.8x	4.4x
u-Blox Holding AG	3.6x	3.0x

Median	4.0x	3.3x
Z-Wave Business at $240 million	4.5x	3.5x

Based in part upon the multiples of the selected companies described above and taking into account its professional judgment and experience, Deutsche Bank calculated the following ranges of implied TEV of the Z-Wave Business:

●	approximately $160 million to $213 million by applying multiples of 3.0x to 4.0x to Sigma management estimates of calendar year 2017 revenue for the Z-Wave Business; and

●	approximately $138 million to $207 million by applying multiples of 2.0x to 3.0x to Sigma management estimates of calendar year 2018 revenue for the Z-Wave Business.

Selected Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the eleven selected transactions described above.

Although none of the selected transactions is directly comparable to the Asset Sale, the companies that participated in the selected transactions were selected by Deutsche Bank based upon its professional judgment and experience as investment bankers and its knowledge of transactions of a similar nature and are such that, for purposes of analysis, the selected transactions may be considered similar to the Asset Sale.

With respect to each selected transaction and based on publicly available information, Deutsche Bank calculated the multiples of the target’s TEV to LTM revenue. Deutsche Bank also calculated the same multiples for the Asset Sale based upon Sigma management estimates of calendar 2017 revenue.

The results of this analysis are summarized as follows:

Selected Transactions	TEV/LTM Revenue
High	16.4x
Median	3.4x
Low	2.2x

Z-Wave Business at $240 million	4.5x

Based in part upon the multiples of the selected transactions described above, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of estimated implied TEV of the Z-Wave Business by applying multiples of 3.0x to 4.0x to estimated calendar year 2017 revenue for the Z-Wave Business provided by management of Sigma, resulting in a range of implied values of approximately $160 million to $213 million for the Z-Wave Business.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of the Z-Wave Business using the January 2018 Projections and other information and data provided by Sigma’s management to calculate a range of implied net present values of the Z-Wave Business as of February 14, 2018. In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 13.5% to 14.5% to the estimates of after-tax unlevered free cash flows for the Z-Wave Business for the calendar years ended December 31, 2018 through December 31, 2022 that were provided by Sigma’s management (see “—The Asset Sale —Certain Financial Projections” on page 70), in each case using the mid-year convention, and estimated terminal values using a range of perpetuity growth rates of 3.0% to 5.0%. For purposes of its financial analyses, Deutsche Bank calculated unlevered free cash flow as (a) earnings before interest, taxes, depreciation and amortization, but excluding stock based compensation expenses and impairment and restructuring costs less, (b) stock based compensation expense, less (c) cash taxes, less (d) capital expenditures, less (e) change in working capital. Deutsche Bank derived the foregoing range of discount rates utilizing a weighted average cost of capital analysis based on certain financial metrics for Sigma and the selected companies described above under “—Selected Companies Analysis”.

This analysis resulted in a range of implied present values of the Z-Wave Business as of February 14, 2018 of approximately $142 million to $186 million.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s February 15, 2018 opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its February 15, 2018 opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Deutsche Bank’s February 15, 2018 opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to the Z-Wave Business or the Asset Sale.

In conducting its analyses and arriving at its February 15, 2018 opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Company Board as to the fairness of the consideration of $240 million to be received by Sigma in the Asset Sale, from a financial point of view, to Sigma as of the date of the opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of Sigma with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank or Sigma. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual, past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Sigma or its respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Asset Sale, including the consideration to be received by Sigma in the Asset Sale, were determined through arm’s-length negotiations between Sigma and Silicon Labs and were approved by the Company Board. Although Deutsche Bank provided advice to the Company Board during the course of these negotiations, the decision to enter into the Agreement was solely that of the Company Board.

Deutsche Bank did not recommend any specific consideration to Sigma or the Company Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Asset Sale. As described above, the February 15, 2018 opinion of Deutsche Bank and its presentation to the Company Board were among a number of factors taken into consideration by the Company Board in making its determination to recommend that holders of Company Common Stock vote to approve the Asset Sale.

Additional information relating to Deutsche Bank

Sigma selected Deutsche Bank as its financial advisor in connection with the Merger and the Asset Sale based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Sigma and Deutsche Bank, dated May 4, 2017 and as amended on February 14, 2018, Sigma has agreed to pay Deutsche Bank a fee estimated to be approximately $4.4 million for its services as financial advisor to Sigma in connection with the transactions contemplated by the Agreement, of which $500,000 became payable upon delivery of its December 7, 2017 opinion (or would have become payable if Deutsche Bank had advised the Company Board that it was unable to render its opinion). $250,000 became payable upon delivery of its February 15, 2018 opinion (or would have become payable if Deutsche Bank had advised the Company Board that it was unable to render its opinion) and the remainder of which is contingent upon consummation of the Asset Sale. In addition, Deutsche Bank will be entitled to additional fees in connection with the potential sale of Sigma’s Mobile Internet-of-Things business. Sigma has also agreed to reimburse Deutsche Bank for the fees, expenses and disbursements of its counsel and Deutsche Bank’s travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of its engagement, in each case on the terms set forth in its engagement letter. Sigma has also agreed to indemnify Deutsche Bank and its affiliates against certain liabilities in connection with its engagement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). The DB Group may provide investment and commercial banking services to Silicon Labs, Sigma or their respective affiliates in the future, for which Deutsche Bank expects the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Silicon Labs, Sigma and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Certain Financial Projections

Although Sigma has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods; and the likelihood that the underlying assumptions and estimates may prove incorrect.

For its periodic review and assessment of Sigma’s business plan and potential strategic opportunities available to Sigma with the goal of maximizing shareholder value, in August 2017, our management prepared financial projections for the whole company for the fiscal years 2018 and 2019 (the “August 2017 WholeCo Projections”). The August 2017 WholeCo Projections were provided to prospective buyers, including Silicon Labs.

In December 2017, our management revised the August 2017 WholeCo Projections (as revised, the “December 2017 WholeCo Projections”) to reflect third quarter results and management’s then current expectations in light of declining business levels. In addition, management prepared projections for the Company’s Internet of Things Devices business lines, after giving effect to the Restructuring for the fiscal years 2018 through 2023 (the “IoT Business Projections” and, together with the December 2017 WholeCo Projections, the “December 2017 Projections”). The Company Board and management instructed Deutsche Bank to rely on the IoT Business Projections as the basis for its analyses in rendering its December 7, 2017 opinion as described in more detail in “Opinion of Sigma’s Financial Advisor, dated December 7, 2017, provided to the Company Board in connection with its evaluation of the Merger.” Silicon Labs was provided with the December 2017 WholeCo Projections.

In connection with the potential Asset Sale transaction, in January 2018, our management prepared projections for the Company’s Z-Wave Business for the fiscal years 2018 through 2023 (the “January 2018 Projections”, and together with the August 2017 WholeCo Projections and the December 2017 Projections, the “Projections”). The Company Board and management instructed Deutsche Bank to rely on the January 2018 Projections as the basis for its analyses in rendering its February 15, 2018 opinion as described in more detail above in “Opinion of Sigma’s Financial Advisor, dated February 15, 2018, provided to the Company Board in connection with its evaluation of making a recommendation to the holders of Company Common Stock in connection with the Asset Sale.” With respect to the January 2018 Projections, only the projections for fiscal years 2018 and 2019 were provided to Silicon Labs prior to the execution of the Agreement.

We have included in this proxy statement the August 2017 WholeCo Projections to give our shareholders access to certain nonpublic information that was provided to prospective buyers. In addition, we have included the December 2017 Projections to give our shareholders access to certain nonpublic information that was available to the Company Board at the time of the evaluation of the Merger, the Asset Sale and the Agreement, as well as to Deutsche Bank in connection with the rendering of its opinion dated December 7, 2017 described above. We have also included the January 2018 Projections to give our shareholders access to certain nonpublic information that was available to the Company Board prior to the issuance of this proxy statement and to Deutsche Bank in connection with the rendering of Deutsche Bank’s February 15, 2018 opinion. The Projections are not being included in this proxy statement to influence any shareholder to vote in favor of approving the Asset Sale or any other proposal. The information in the Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in our filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Projections, shareholders are cautioned not to place undue reliance on the Projections included in this proxy statement, including in making a decision as to whether to vote in favor of approving the Asset Sale or any other proposal.

The Projections were developed from historical financial statements and a series of assumptions and estimates of our management. The Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles, or GAAP. Our independent registered public accounting firm has not examined, compiled, audited or performed any procedures with respect to the Projections nor has it expressed any opinion or given any form of assurance with respect to such information or their reasonableness, achievability or accuracy, and accordingly, such independent registered public accounting firm assumes no responsibility for the Projections.

Although presented with numerical specificity, the Projections were developed by our management on the basis of general business, economic and market conditions as well as factors and consideration specific to our business, all of which involve a high degree of uncertainty and are difficult to predict, and many of which are beyond our control. These variables, estimates and assumptions are inherently uncertain, susceptible to multiple interpretations and may prove to have been inaccurate, or may no longer be accurate. We expect that our future financial results may materially differ from those expressed in the Projections summarized below due to factors that are beyond management’s ability to control or predict. We cannot guarantee that any of the Projections will be realized or that our future financial results will not materially vary from the Projections. Other than as described in this section, the Projections have not been updated since they were prepared, and do not take into account any circumstances or events occurring after the date they were prepared, including the entry into the Agreement, the possible financial impact and other effects of the Asset Sale on us or subsequent activities or declines in our business levels. The Projections do not take into account the effect of any failure of the Asset Sale to occur and should not be viewed as accurate or continuing in that context. The Projections should not be construed as public guidance and will not be provided in the ordinary course of our business in the future. For the foregoing and other reasons, shareholders and readers of this proxy statement are cautioned that the Projections included in this proxy statement should not be regarded as a representation or guarantee that the targets will be achieved or have been achieved and that they should not rely on the Projections.

The Projections and estimates included in this proxy statement are forward-looking statements and are qualified in their entirety by risks and uncertainties that could result in the Projections not being achieved, including, but not limited to, demand for our products, our reliance on significant customers, our ability to timely develop new products, conditions in the markets for our products, factors affecting the semiconductor industry, general business and economic conditions, the effects of competition and consolidation in the industry, and other risks and uncertainties contained in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 28, 2017. Neither Sigma nor Silicon Labs, or any of their respective affiliates, advisors, officers, directors or representatives, has made or makes any representation to any shareholder or other person regarding our ultimate performance compared to the information contained in the Projections or that the Projections will be achieved. Neither we nor any of our representatives have made or makes any representation to Silicon Labs, in the Agreement or otherwise, concerning the Projections. Please refer to the section of this proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements.”

The Projections are set forth below:

August 2017 WholeCo Projections

Unaudited
	FY2018E					FY2019E
($ in 000s)	M Conn	Zwave	MIoT	SmartTV	Total	M Conn	Zwave	MIoT	SmartTV	Total
Revenue	$23,625	$57,535	--	$78,876	$160,036	$26,280	$78,086	$24,000	$107,085	$235,451
Gross Profit	$14,250	$34,854	--	$29,672	$78,777	$13,286	$47,655	$11,000	$38,665	$110,616
Op Inc (Loss) after Corp Alloc (1)	$3,580	$12,955	$(10,136)	$(29,153)	$(22,754)	$2,512	$24,256	$241	$(10,134)	$16,875

(1)	Non-gaap and excludes stock-based compensation, amortization of acquired intangibles, impairment and restructuring costs.

December 2017 Projections

WholeCo Projections

Unaudited

	FY2018E					FY2019E
($ in 000s)	M Conn	Zwave	MIoT	SmartTV	Total	M Conn	Zwave	MIoT	SmartTV	Total
Revenue	$20,572	$49,969	-	$67,737	$138,277	-	$69,000	$4,000	$60,000	$133,000
Gross Profit	$12,301	$29,907	-	$26,587	$68,795	-	$42,130	$1,840	$24,000	$67,970
Op Inc (Loss) before Corp Alloc	$3,111	$12,231	$(8,197)	$(22,511)	$(15,365)	-	$23,845	$(6,595)	$1,145	$18,395
Op Inc (Loss) after Corp Alloc (1)					$(36,892)					$493

(1)	Non-gaap and excludes stock-based compensation, amortization of acquired intangibles, impairment and restructuring costs.

IoT Business Projections

Unaudited

	Fiscal Year Ended January 31,
($ in 000s)	2018E	2019E	2020E	2021E	2022E	2023E
Revenue	$49,969	$73,000	$89,350	$98,785	$109,239	$120,824
Gross Profit	$29,907	$43,970	$49,530	$54,582	$60,282	$66,588
EBITDA (1)	$(2,158)	$6,383	$11,596	$16,613	$22,593	$29,685
Less Cash Flow Items
Stock-based Compensation	$(2,000)	$(2,100)	$(2,205)	$(2,315)	$(2,431)	$(2,553)
Cash Taxes (2)	$0	$0	$(199)	$(1,180)	$(2,353)	$(3,747)
Change in Net Working Capital	$(610)	$(4,455)	$(2,453)	$(1,415)	$(1,568)	$(1,738)
Capital Expenditures	$(3,951)	$(1,146)	$(2,234)	$(2,470)	$(2,731)	$(3,021)

Unlevered Free Cash Flow	$(8,719)	$(1,317)	$4,506	$9,233	$13,510	$18,627

(1)	EBITDA is a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, and excludes stock-based compensation, amortization of acquired intangibles, impairment and restructuring costs.
(2)	Takes into account utilization of net operating losses.

January 2018 Projections

Unaudited

	Fiscal Year Ended January 31,
($ in 000s)	2018E	2019E	2020E	2021E	2022E	2023E
Z-Wave Business (Pro Forma)
Revenue	$53,324	$69,000	$79,350	$87,285	$96,014	$105,615
Gross Profit	$31,873	$42,130	$45,230	$49,752	$54,728	$60,200
EBITDA (1)	$10,323	$12,653	$15,421	$19,897	$25,025	$30,897
Less Cash Flow Items
Stock-based compensation	$(2,000)	$(2,060)	$(2,120)	$(2,190)	$(2,250)	$(2,320)
Cash Taxes (2)	$-	$(2,011)	$(2,479)	$(3,360)	$(4,374)	$(5,534)
Change in Net Working Capital	$-	$(2,979)	$(2,191)	$(1,535)	$(1,398)	$(1,657)
Capital Expenditures	$(926)	$(200)	$(900)	$(900)	$(1,000)	$(1,100)

Unlevered Free Cash Flow (3)	-	$5,657	$7,732	$11,912	$16,013	$20,286

(1)

EBITDA is a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, and excludes stock-based compensation, amortization of acquired intangibles, impairment and restructuring costs.

(2)	Takes into account utilization of net operating losses.
(3)	Calculated only for fiscal 2019 through 2023.

NONE OF SIGMA OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR TO ANY OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE FORECASTS OR THAT FORECASTED RESULTS WILL BE ACHIEVED, AND EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, NONE OF THEM INTEND TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH FORECASTS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FORECASTS ARE SHOWN TO BE IN ERROR.

Interests of Certain Persons in the Asset Sale

In considering the recommendation of the Company Board that our shareholders vote to approve the Asset Sale, shareholders should be aware that our current and former directors and executive officers have interests in the Asset Sale that are different from, or in addition to, the interests of our shareholders generally. The members of the Company Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Agreement, and in recommending to shareholders that the Asset Sale be approved. See “—Recommendation of the Company Board; Reasons for the Asset Sale” beginning on page 58 of this proxy statement. Shareholders should take these interests into account in deciding whether to vote “FOR” the Asset Sale Proposal. These interests are described in more detail below, in the section entitled “Interests of Certain Persons in the Asset Sale and the Liquidation” beginning on page 95 of this proxy statement.

Regulatory Matters

The parties have determined that no filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

THE ASSET SALE AGREEMENT

The following is a summary of the material terms and conditions of the Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Agreement that is important to you. We encourage you to read the Agreement carefully and in its entirety because it is the legal document that governs the Asset Sale.

Explanatory Note Regarding the Agreement

The Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Agreement and described in this summary. The representations, warranties and covenants made in the Agreement by the Company, Silicon Labs and Merger Sub were qualified and subject to important limitations agreed to by the Company, Silicon Labs and Merger Sub in connection with negotiating the terms of the Agreement. In particular, in your review of the representations and warranties contained in the Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Agreement may have the right not to close the Asset Sale if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Shareholders do not have contractual third-party beneficiary rights under the Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Silicon Labs or Merger Sub. In addition, you should not rely on the covenants in the Agreement as actual limitations on the respective businesses of the Company, Silicon Labs or Merger Sub, because the parties may take certain actions that are consented to by the appropriate party, which consent may be given without prior notice to the public.

The Asset Sale

Sigma has agreed to sell to Silicon Labs all of the assets which relate to Sigma’s Z-Wave business, including all of the equity interest in certain of Sigma’s subsidiaries that are primarily engaged in the Z-Wave business, and Silicon Labs will assume all of Sigma’s liabilities related to the Z-Wave business, for $240 million in cash (the “Consideration”).  The parties had contemplated that Silicon Labs would acquire Sigma pursuant to a merger if Sigma was able to satisfy certain conditions, including the sale or shut down of Sigma’s television and set-top box business (the “TV Divestiture”) and the amendment or termination of certain contracts pursuant to the Agreement.  These conditions were not satisfied and accordingly, the parties are proceeding with the Asset Sale.

At the closing of the Asset Sale (the “Asset Sale Closing”), the Company shall deliver to Silicon Labs, in a manner and method reasonably acceptable to Silicon Labs, (i) all right, title and interest in and to the Purchased Assets free and clear of all Liens (other than Permitted Liens) and (ii) all other documents and instruments necessary to vest in Silicon Labs right, title and interest in and to the Purchased Assets free and clear of all Liens (other than Permitted Liens), and Silicon Labs shall pay to the Company the Consideration by wire transfer of immediately available funds to an account of the Company designated in writing by the Company.

The Company has agreed to use commercially reasonable efforts to obtain any third party consents necessary to assign the Contracts related to the Z-Wave business at the Asset Sale Closing. As defined in the Agreement, the Z-Wave business includes the business of developing, manufacturing, having manufactured, marketing, selling, distributing, servicing, supporting and promoting the products and services, whether previously released or in development, offered by the Company’s and its subsidiaries Z-Wave business and/or the Z-Wave Alliance, including without limitation Z-Wave and mesh network ICs, modules, software, certification, and association membership services.

On and after the Asset Sale Closing, upon the reasonable request of Silicon Labs or the Company, the other Party shall prepare, execute and deliver such other and further agreements, instruments, certificates, and other documents, and take, do and perform such other and further actions, as may be reasonably necessary or appropriate in order to effectuate the purposes and intent of the Agreement and to consummate the Asset Sale.

Representations and Warranties

The Agreement contains representations and warranties that the Company, on the one hand, and Silicon Labs and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules provided by the Company to Silicon Labs and Merger Sub and by Silicon Labs and Merger Sub to the Company in connection with the signing of the Agreement. While the Company does not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about the Company, Silicon Labs or Merger Sub since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, Silicon Labs and Merger Sub and are modified in important part by the confidential disclosure schedules.

The Company has made a number of representations and warranties to Silicon Labs and Merger Sub in the Agreement regarding aspects of our business and other matters pertinent to the Asset Sale. The topics covered by these representations and warranties include the following:

●	the Company and the Company’s subsidiaries’ organization, existence, good standing, qualification to do business and similar corporate matters;

●

the Company’s capital structure, the reservation of certain shares for issuance for the exercise of options and restricted stock units, the absence of any obligations of the Company to issue or sell any shares or other securities of the Company and the absence of any bonds, debentures, notes or other obligations giving the holders thereof the right to vote;

●

the Company’s corporate power and authority to enter into and perform its obligations under the Agreement and complete the Asset Sale, the enforceability of the Agreement against the Company, and the due authorization, execution and delivery of the Agreement;

●	the authorization and approval of the Agreement and the Asset Sale by the Company Board and the direction to submit the Agreement for shareholder approval required to complete the Asset Sale;

●

the absence of violations and breaches of, or conflicts with, the Company’s governing documents, certain contracts, or any order or law resulting from the Company’s entry into the Agreement or the completion of the Asset Sale;

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the absence of defaults or accelerations of any obligations under certain contracts or creation of any liens on the Company’s properties or assets resulting from the Company’s entry into the Agreement or the completion of the Asset Sale;

●	consents, approvals, authorizations, permits and filings required from governmental entities to enter into the Agreement and complete the Asset Sale;

●	the Company’s filings with the SEC and compliance with federal securities laws, rules and regulations;

●	the maintenance of accounting and disclosure controls and procedures to ensure timely and adequate reporting and compliance with securities laws;

●	the Company’s financial reports and the preparation of the Company’s financial reports in compliance with U.S. generally accepted accounting principles(“GAAP”);

●

the ordinary course operation of the Company’s business and its subsidiaries’ businesses and the absence of any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have a material adverse effect on the Company since January 28, 2017;

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the absence of any material obligations or liabilities that are required to be reflected in the Company’s consolidated balance sheets, except for those incurred in the ordinary course of business, would not be expected to have a material adverse effect on the Company or were incurred in connection with the Asset Sale;

●

the absence of any actions, suits, inquiries, notices of violations, claims, hearings, arbitrations, audits or other proceedings pending or threatened against the Company before or by any government entity and the absence of certain material orders against the Company that challenge the legality, validity or enforceability of the Agreement or would, if there were an unfavorable decision, have or reasonably be expected to have a material adverse effect on the Company;

●	the absence of any action involving a claim or violation of or liability under the securities laws of any government or a claim of breach of fiduciary duty;

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the Company and its subsidiaries’ possession of required authorizations and permits necessary to conduct the Company’s current business and the absence of conflict with, default under or violation of any term of the permits applicable to the Company or its subsidiaries that would reasonably be expected to be material to the Company and its subsidiaries as a whole;

●	the Company and its subsidiaries’ owned and leased real estate and material tangible personal property used in the conduct of the Company’s business;

●	the Company and its subsidiaries’ intellectual property;

●	the Company and its subsidiaries’ compliance with tax laws and other tax matters;

●	the Company’s material benefit plans and their compliance with applicable laws;

●	the absence of any collective bargaining or union agreements and lack of labor disputes ongoing or threatened;

●	the absence of any notice by a Company executive officer that the executive officer intends to leave the Company within 180 days of following the closing of the Asset Sale;

●	the absence of any transactions with the executive officers or directors with the Company or its subsidiaries;

●	insurance matters;

●	the validity of, the Company’s compliance with, and certain other matters with respect to the Company and its subsidiaries’ material contracts;

●

the compliance of the Company with all applicable laws, including occupation health and safety and environmental matters, and the absence of notice from any requisite governmental entity alleging the Company is not in compliance with any applicable laws;

●	the Company’s compliance with all applicable U.S. and non-U.S. anti-corruption laws and money laundering laws;

●	the absence of undisclosed brokers’ fees or finders’ fees payable by the Company relating to the transaction;

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the Company’s lack of knowledge concerning an intent by any of the Company’s significant suppliers and customers’ (which were amongst the largest sources of the Company’s revenue for the fiscal year ended January 28, 2017, and the nine-month period ended October 31, 2017) intention to terminate or materially modify existing contracts with the Company or any of its subsidiaries;

●	the absence of business dealings with any specially designated national or other blocked persons currently subject to U.S. sanctions and other persons with sales or operations in sanctioned countries;

●	environmental matters;

●	compliance with conflicts minerals reporting requirements since May 31, 2014;

●	the accuracy of the information supplied in connection with this proxy statement; and

●	the Company’s receipt of Deutsche Bank’s December 7, 2017 opinion.

Silicon Labs and Merger Sub have also made a number of representations and warranties to the Company regarding various matters pertinent to the Asset Sale. The topics covered by these representations and warranties include the following:

●	Silicon Labs’ and Merger Sub’s organization, existence, good standing, qualification to do business and similar corporate matters;

●

Silicon Labs’ and Merger Sub’s corporate power and authority to enter into and perform their obligations under the Agreement and complete the Asset Sale, the enforceability of the Agreement against them, and the due execution and delivery of the Agreement;

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the absence of violations and breaches of, or conflicts with, Silicon Labs’ and Merger Sub’s respective governing documents, certain contracts, or any law resulting from the entry into the Agreement or the completion of the Asset Sale;

●	consents, approvals, authorizations, permits and filings required from governmental entities to enter into the Agreement and complete the Asset Sale;

●

the absence of any actions, suits, inquiries, notices of violations, claims, arbitrations, audits or other proceedings pending or threatened against them before or by any governmental entity and the absence of certain orders against them which would reasonably be expected to prevent or materially delay their ability to effect the Asset Sale or would reasonably be expected to have a material adverse effect on Silicon Labs;

●	the accuracy of the information supplied by Silicon Labs and Merger Sub to be included in this proxy statement;

●	the absence of Silicon Labs’ and Merger Sub’s ownership of any of Company and its subsidiaries’ shares or other equity interests in Company and its subsidiaries;

●	Silicon Labs’ financial capability to pay the aggregate Merger consideration and the ability of both Silicon Labs and Merger Sub to perform the other obligations contemplated by the Agreement; and

●	Merger Sub’s formation solely for the purpose of engaging in the transactions contemplated by the Agreement.

The representations and warranties of each of the parties to the Agreement will terminate upon the closing of the Asset Sale.

Some of the Company’s or Silicon Labs’ and Merger Sub’s representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a material adverse effect means any event, change or effect that had a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of such party and its subsidiaries, taken as a whole; provided, however, that an event, change or effect will not be deemed a material adverse effect, if such event, change or effect results from:

●	conditions generally affecting the other companies in such party’s industry;

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any event, change or effect caused by the announcement, pendency or performance of the Agreement, including any cancellation of or delays in customer orders, failure to obtain new customer orders, disruption in supplier, partnership, distributor, reseller or similar relationships, or loss of employees;

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shareholder action or derivative litigation alleging a breach of fiduciary duty by the Company Board relating to the negotiation, execution, delivery or performance (or disclosure with respect thereto) of the Agreement or the proposed consummation of the Merger or Asset Purchase or the transactions contemplated by the Agreement;

●

acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or natural disasters in any locations where such party conducts material business operations;

●	the failure of such party to meet internal or analysts’ financial expectations or projections;

●	changes in trading volume or a decline in such party’s stock price;

●

any actions taken or failure to take action, in each case, which is required by the terms of the Agreement or which Silicon Labs, with respect to the Company, or the Company, with respect to Silicon Labs, has approved, consented to or requested, or the failure to take or avoid any such action as a result of any failure to so approve, consent or request, in each case in writing and in compliance with the terms of the Agreement;

●	general financial, credit or capital market conditions, including interest rates or exchange rates; or

●	any events, changes or effects resulting from a change in law or GAAP after the date of the execution of the Agreement.

With respect to the first, second and fifth bullets above, the conditions or circumstances that caused such event, change or effect do not have an impact on the Company and its subsidiaries, taken as a whole, that is materially disproportionate to the impact such conditions or circumstances have on the other companies in the Company’s industry.

Conduct of Business Pending the Closing of the Asset Sale

The Company has agreed that, subject to certain exceptions in the Agreement and the disclosure schedule delivered by the Company in connection with the Agreement, between the date of the Agreement and the earlier of the termination of the Agreement or the completion of the Asset Sale, unless Silicon Labs gives its prior written consent, the Company and its subsidiaries will use reasonable best efforts to carry on their businesses in the ordinary course in substantially the same manner as conducted prior to the date of the Agreement and use reasonable best efforts consistent with past practice and policies to preserve substantially intact their present business organizations, in all material respect and to use commercially reasonable efforts consistent with past practice to keep available the services of the Company’s executive officers and directors and use their reasonable best efforts consistent with past practice to, in all material aspects, preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them.

The Company also agreed to promptly notify Silicon Labs of any material event or occurrence not in the ordinary course of business consistent with past practice that would have or reasonably be expected to have a material adverse effect on the Company.

Subject to certain exceptions set forth in the Agreement and the disclosure schedules that the Company delivered in connection with the Agreement, unless Silicon Labs consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company agreed not to and agreed not to permit any of its subsidiaries to:

●	cause or permit any amendments to any of the articles of incorporation or bylaws of the Company, except for such amendments made pursuant to a legal requirement or as contemplated by the Agreement;

●	declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its share capital, or split, combine or reclassify any of its share capital;

●

enter into any new material contract, or materially violate, amend or otherwise modify or waive any of the terms of any existing material contract, in each case, other than in the ordinary course of business consistent with past practice;

●

issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its or its subsidiaries’ capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, including Company Options, Company RSUs or other equity awards other than grants of Company RSU awards to new hires in the ordinary course of business consistent with past practices in an aggregate amount not to exceed 100,000 shares of Company Common Stock (provided that such Company RSU awards (a) shall not contain any terms providing for any acceleration in connection with a change of control (including any double trigger acceleration), and (b) shall contain a standard four year vesting schedule), or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, in each case, other than (i) the issuance of Company Common Stock upon the settlement of Company Options, Company RSUs or other equity awards outstanding as of the date of the Agreement or granted thereafter in accordance with the terms of the Agreement, (ii) distributions of Company Common Stock under the Company’s employee stock purchase plan in accordance with its terms and the terms of the Agreement, or (iii) pursuant to the exercise or conversion of rights to acquire such securities outstanding as of the date of the Agreement;

●	transfer or license to any person or entity any intellectual property rights other than in the ordinary course of business consistent with past practice;

●

sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except for transactions with an aggregate amount of less than $200,000, or in the ordinary course of business consistent with past practice;

●	issue or sell any debt securities or guarantee any debt securities of others in excess of $200,000 in the aggregate, except in the ordinary course of business;

●

pay, discharge or satisfy in an amount in excess of $200,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, and the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company financial statements, as applicable;

●	make any capital expenditures, capital additions or capital improvements except those that do not exceed $200,000 in the aggregate, or those set forth in the Company’s capital expenditure budget;

●

except as legally required or as required pursuant to plans or arrangements existing on the date of the Agreement, (i) adopt, enter into, terminate or materially amend any employment (other than offer letters to new hires which are terminable immediately at will with no payment of severance either pursuant to such offer letter or legal requirements), severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any service provider of the Company or its subsidiaries, except for any increases in compensation that are in the ordinary course of business consistent with past practice and not to exceed 3% per annum for any such service provider, (iii) amend or accelerate the payment, right to payment or vesting of any material compensation or benefits, including any Company Option, Company RSU or other equity award, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan except in the ordinary course of business consistent with past practice, or (v) hire, engage, promote or terminate (other than for cause) any officer of the Company or any employee who spends a majority of his or her efforts on the Z-Wave business unit, or (vi) in addition to, and without limiting in any way, the restriction set forth in clause (v) above, terminate (other than for cause) any service provider of the Company without making commercially reasonable efforts to obtain a release of claims from such service provider on the Company’s standard form made available to Parent, in each case without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed;

●	open or close any facilities or office except in the ordinary course of business;

●

except as required by applicable legal requirement or by a governmental entity, make, change or revoke any material tax election, file any amended material tax return, adopt or change any material accounting method or period in respect of taxes, enter into any closing agreement with respect to or otherwise settle any material Tax claim or assessment, or consent to any extension or waiver of any statute of limitations applicable to any material claim or assessment in respect of taxes;

●	transfer the ownership or control of any subsidiary, dissolve or wind up any subsidiary or create any new subsidiary;

●

initiate, compromise or settle any material litigation or arbitration proceedings in an amount in excess of $100,000 in any one case or $200,000 in the aggregate, other than shareholder litigation which shall be governed by relevant terms of the Agreement;

●

directly or indirectly acquire or agree to acquire in any transaction or series of transactions any equity interest in or business of any other Person; adopt a plan of complete or partial liquidation or dissolution; or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

●	become party to or approve or adopt any shareholder rights plan or “poison pill” agreement;

●

other than as required by changes in U.S. GAAP, Regulation S-X of the Exchange Act, or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect or write down any of its material assets (including any of its intellectual property);

●	enter into any new line of business outside of its existing business;

●

make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short term investments, to become subject to any liens (other than permitted liens);

●

lend money to any person (other than (i) advances to employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practices, and (ii) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company) or redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for any indebtedness; or

●

modify, extend, or enter into any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, or recognize or certify any labor union, labor organization, works council, or group of employees of the Company or any of its subsidiaries as the bargaining representative for any employees of the Company or any of its subsidiaries; or

●	agree in writing or otherwise to take any of the actions described above.

Non-Solicitation; Acquisition Proposals; Change in Recommendation

The Company is subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the shareholder approval of the Asset Sale, the solicitation restrictions are subject to a customary “fiduciary-out” provision that allows Sigma, under certain circumstances, to provide information to and participate in negotiations or discussions with third parties with respect to an alternative acquisition proposal if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law.

Prior to the Company’s shareholder approval of the Asset Sale, the Company Board may, after satisfying certain notice requirements to Silicon Labs, change its recommendation with respect to the Asset Sale, and Sigma can terminate the Agreement (and pay the $11.5 million termination fee to Silicon Labs) in order to enter into a superior proposal, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so under certain circumstances specified in the Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law. Prior to taking these actions, the Company must provide Silicon Labs with a five business day period in which to negotiate with the Company, and will negotiate with Silicon Labs in good faith, in order to amend the terms of the proposed transaction such that the acquisition proposal no longer constitutes a superior proposal.

In addition, prior to the Company’s shareholder approval of the Asset Sale, the Company Board may change its recommendation with respect to the Asset Sale for a reason unrelated to an acquisition proposal if it determines in good faith (after consultation with its outside counsel) that, in light of the occurrence of certain intervening events, the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable law, provided that the Company Board gives Silicon Labs a five business day period in which to negotiate with the Company so as to avoid such recommendation change.

The term “Acquisition Proposal” as used in this proxy statement means any proposal or offer from any Person or “group” (as such term is defined in the Exchange Act and the rules promulgated thereunder) (other than Silicon Labs and its Affiliates, including Merger Sub) concerning any transaction or series of related transactions (other than the Asset Sale) involving: (a) any direct or indirect sale, lease, exchange, transfer, acquisition or disposal of any assets of the Company or its Subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) that constitute or account for (i) 15% or more of the fair market value of the Company’s consolidated assets, or (ii) 15% or more of the consolidated net sales of the Company or consolidated net earnings of the Company, (b) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or similar transaction in which such Person or group of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of securities representing more than 15% or more of the outstanding shares of any class of voting securities of the Company, or (c) liquidation or dissolution of the Company. An Acquisition Proposal shall not include any proposal or offer related solely to the sale of the Company’s Wired Connectivity Business or related solely to the sale of the TV Business.

The term “superior proposal” as used in this proxy statement means a bona fide written Acquisition Proposal that did not result from an intentional or material breach of the “no solicitations” obligations of the Company pursuant to the Agreement, that if consummated would result in a Person or group (or the shareholder of any Person) owning, directly or indirectly, (i) more than 85% of the outstanding shares of the Company Common Stock or (ii) more than 85% of the assets of the Company and the Company’s Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith (after consultation with its financial advisor): (a) to be reasonably likely to be consummated on the terms proposed if accepted; and (b) if consummated, would result in a transaction more favorable to the Company's shareholders from a financial point of view than the Asset Sale, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, the identity of the Person making the Acquisition Proposal, the anticipated timing, conditions, approvals and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal, and that if such Acquisition Proposal is to be financed, such financing is, at the time of the making of such Acquisition Proposal, fully committed.

Shareholder Meeting; Preparation of the Proxy Statement

The Company will use its reasonable best efforts to cause a meeting of its shareholders to be duly called and held as promptly as practicable. The Company will not, adjourn or postpone the shareholder meeting; provided, that the Company may adjourn or postpone the shareholder meeting (A) if as of the time for which the shareholder meeting is originally scheduled there are insufficient shares represented to constitute a quorum or to represent sufficient votes required to obtain the shareholder approval, (B) if the Company is required to postpone or adjourn by an applicable law, order or request from the SEC or its staff or (C) the Company Board has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the meeting of shareholders to give the shareholders sufficient time to evaluate any information or disclosure that the Company has sent to the shareholders of the Company. Subject to certain limited exceptions, the Company, through the Company Board, will include the Company Board’s recommendation of the Asset Sale in the proxy statement.

The Company will use its reasonable best efforts to (i) prepare and file with the SEC a proxy statement in preliminary form relating to the shareholder meeting to approve the Asset Sale within 20 business days of the date of the Agreement, (ii) respond as promptly as practicable to and resolve all comments received from the SEC or its staff concerning the proxy statement and all other proxy materials and promptly notify Silicon Labs upon the receipt of any such comments and (iii) cause the proxy statement to be mailed to its shareholders as promptly as reasonably practicable after the SEC confirms it has no further comments on the proxy statement. Subject to certain limited exceptions, the Company Board will use its reasonable best efforts to obtain the shareholder approval for the Asset Sale.

Other Covenants

Access to Information; Confidentiality

Except as would be reasonably likely to jeopardize the protection of attorney-client privilege or contravene any law, the Company will, and will cause its subsidiaries to, provide Silicon Labs and Silicon Labs’ representatives reasonable access, at reasonable times during normal operating hours, to the officers, employees, accountants, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its subsidiaries, and the Company will, and will cause its subsidiaries to, furnish promptly to Silicon Labs such other information concerning the business and properties of the Company and its subsidiaries as Silicon Labs may reasonably request from time to time. Silicon Labs and the Company will comply with, and will cause their respective representatives to comply with, all of their respective obligations under the confidentiality agreement between the Company and Silicon Labs.

Certain Notices

From and after the date of the Agreement until the Effective Time of the Asset Purchase, the Company will promptly notify Silicon Labs of any event or development that occurs that (a) is of a nature that would have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the such party, or (b) would require any amendment or supplement to this proxy statement.

Appropriate Action; Consents; Filings

Subject to the terms of the Agreement, the Company and Silicon Labs will use their respective reasonable best efforts to obtain all material consents that are or become necessary for its execution and delivery of, and the performance of its respective obligations pursuant to, the Agreement and the transaction documents to which it is a party and will reasonably cooperate with Silicon Labs, in the case of the Company, and the Company, in the case of Silicon Labs, in promptly seeking to obtain all such consents. The Company will use its reasonable best efforts to give prompt notice to third parties and obtain consents from third parties as required to consummate the transaction contemplated by the Agreement.

Each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to cause the conditions to the obligations of the other parties hereunder to be satisfied and to consummate the transactions contemplated by the Agreement, including making all necessary filings with any government antitrust entity, and obtaining all necessary waivers, clearances, consents and approvals from, and taking all steps to avoid any action or proceeding by, any government antitrust entity.

Public Announcements

Subject to certain exceptions described in the Agreement, each of Silicon Labs and the Company will cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the Agreement and the transactions governed by it, and neither Silicon Labs nor the Company shall issue or otherwise make any public announcement or communication pertaining to the Agreement or the transactions contemplated thereby without the prior consent of the other party, except as required by law as determined after consultation with outside counsel or by the rules and regulations of, or pursuant to any agreement with the relevant stock exchange or trading system, or for information that has been publicly disclosed prior to such public announcement or communication.

Conditions to Completion of the Asset Sale

The Company and Silicon Labs agree to use their respective reasonable best efforts to fulfill the conditions identified below to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) executing and delivering documents necessary or desirable to consummate the transactions contemplated by the Agreement, and (b) taking or refraining from such actions as may be necessary or requested by Silicon Labs, in the case of the Company, and as requested by the Company (including using its reasonable best efforts to conduct the business of Silicon Labs and the Merger Sub in such manner that on the closing date the representations and warranties of Silicon Labs contained herein shall be accurate as though then made), in the case of Silicon Labs, in order to fulfill the conditions identified below.

The respective obligations of each party to consummate the Asset Sale will be subject to the satisfaction or written waiver at or prior to the Effective Time of the Asset Sale of each of the following conditions:

●	the Asset Sale will have been approved by the Company’s shareholders at a special meeting; and

●

(i) the expiration or termination of any applicable waiting periods under the HSR Act and any other applicable foreign antitrust and competition laws; (ii) the absence of any non-appealable legal requirement of any governmental entity making illegal, permanently enjoining or otherwise permanently prohibiting, limiting, delaying, or otherwise restraining the consummation of the transactions; and (iii) the absence of any action commenced by a governmental entity seeking to prohibit, enjoin, materially limit, delay or otherwise restrain the transactions contemplated by the Agreement.

The obligations of Silicon Labs and Merger Sub to consummate the Asset Sale will be subject to the satisfaction or written waiver at or prior to the Effective Time of the Asset Sale of each of the following conditions:

●

with specified qualifications and exceptions, the truth and correctness of the Company’s representations and warranties contained in the Agreement as of the date of the Agreement and the closing date of the Asset Sale,;

●	the Company will have performed and complied in all material respects with the covenants and agreements to be performed or complied with by it under the Agreement;

●

since the date of the Agreement, there will not have occurred and be continuing any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company; and

●

the delivery by the Company to Silicon Labs of an executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that an interest in the Company is not a real property interest because the Company has not been a “United States real property holding corporation” under Section 897(c)(2) of the Code and a form of notice to the IRS.

The obligation of the Company to consummate the Asset Sale will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the Effective Time of the Asset Sale of each of the following conditions:

●

with specified qualifications and exceptions, the truth and correctness of Silicon Labs’ and Merger Sub’s representations and warranties contained in the Agreement as of the date of the Agreement and the closing date of the Asset Sale; and

●	each of Silicon Labs and Merger Sub will have performed and complied in all material respects with the covenants and agreements to be performed or complied with by it under the Agreement.

Termination of the Agreement

The Agreement may be terminated and the Asset Sale abandoned by mutual written consent of Silicon Labs, Merger Sub and the Company. In addition, the Agreement may be terminated by either party if:

●

the Asset Sale has not been completed on or before the June 7, 2018 (the “End Date”), provided, that this right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Agreement is the primary cause of, or results in, the failure of the Asset Sale to be consummated on or before the End Date;

●

any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any legal requirement that remains in effect (other than the application to the transactions contemplated by the Agreement of applicable waiting periods under the HSR Act or other antitrust legal requirements) or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the transactions contemplated by the Agreement, and such legal requirement or order has become final and nonappealable; or

●	the required Sigma shareholder approval is not obtained at the special meeting.

The Agreement may be terminated by the Company if:

●

prior to receipt of the shareholder approval, the Company Board has made a Company Adverse Recommendation Change (as defined in the Agreement) to enter into a definitive, written agreement concerning a superior proposal; provided, that (A) concurrently with such termination, the Company shall enter into such definitive, written agreement and (B) the Company shall have paid any termination fees due pursuant to the Agreement; or

●

there has been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub and such breach is incapable of being cured by the End Date or, if curable, is not cured within twenty business days of the date the Company gives Parent written notice of such breach or inaccuracy, provided that the Company shall not have a right to terminate the Agreement, if, at the time of the delivery of such notice, the Company is in material breach of any of its obligations under the Agreement.

The Agreement may be terminated by Silicon Labs if:

●

prior to the receipt of the Company shareholder approval at the Sigma special meeting, (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Contract in respect of a superior proposal, other than an acceptable confidentiality agreement, or (iii) the Company shall have materially breached its obligations pertaining to the non-solicitation provisions of the Agreement described in “The Agreement—Non-Solicitation; Acquisition Proposals; Change in Recommendation;” or

●

there has been a breach of any representation, warranty, covenant or agreement on the part of the Company and such breach is incapable of being cured by the End Date, or, if curable, is not cured within twenty business days of the date Parent gives the Company written notice of such breach or inaccuracy, provided that Parent shall not have a right to terminate the Agreement, if, at the time of the delivery of such notice, Parent is in material breach of any of its obligations under the Agreement.

Effect of Termination

If the Agreement is terminated, it will become void and of no further force and effect, with no liability on the part of any party (or any shareholder, director, officer, employee, agent or representative of such party) to any other party, except with respect to certain provisions which will remain in full force and effect. Notwithstanding the foregoing, each party shall remain liable for any liabilities or damages caused by such party to the extent such liabilities or damages were the result of fraud or the willful and material breach of the Agreement by such party.

Asset Sale Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the Asset Sale, whether or not the Asset Sale is completed. However, the Company must pay Silicon Labs a termination fee of $11.5 million where:

●	Silicon Labs terminates the Agreement in connection with a Company Adverse Recommendation Change;

●

Silicon Labs terminates the Agreement after the Company enters into an acquisition agreement or publicly announces its intention to enter into an acquisition agreement with respect to a superior proposal;

●	Silicon Labs terminates the Agreement after the Company has materially breached the non-solicitation provisions in the Agreement;

●	the Company terminates the Agreement in order to enter into an acquisition agreement with respect to a superior proposal;

●

if (i) after the date of the Agreement, but prior to the termination of the Agreement an alternative acquisition proposal by a third party is publicly announced or otherwise becomes known (including any knowledge of any intention of any third party to make such a proposal), (ii) thereafter, the Agreement is terminated because the closing did not occur before June 7, 2018 or because the requisite shareholder approval was not obtained and (iii) within twelve months following the date of such termination of the Agreement the Company shall have entered into a definitive agreement with respect to any acquisition of a majority of the Company’s assets or equity interests which is ultimately consummated, or any such acquisition shall have been consummated; or

●

if the Agreement is terminated due to a breach of the Company’s representations, warranties or covenants (or because the closing did not occur before June 7, 2018 or because the requisite shareholder approval was not obtained at a time when Parent would have been entitled to terminate this Agreement due to a breach of the Company’s representations, warranties or covenants) and within twelve months following the date of such termination of the Agreement the Company shall have entered into a definitive agreement with respect to any acquisition of a majority of the Company’s assets or equity interests which is ultimately consummated, or any such acquisition shall have been consummated.

Specific Performance

The parties to the Agreement have agreed that irreparable injury would occur if any provisions of the Agreement are not performed in accordance with their specific terms or are otherwise breached. The parties agreed that, each party is entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the Agreement and to specifically enforce the terms and provisions of the Agreement and in addition to any other remedy to which they are entitled at law or in equity.

Amendment; Extension; Waiver

The parties may amend the Agreement at any time either before or after the shareholder approval of the Asset Sale by their written agreement. However, after such shareholder approval, no amendment may be made which requires further approval by Sigma’s shareholders under applicable law unless such further approval is obtained.

Prior to the Effective Time of the Asset Sale, the parties may, to the extent permitted by applicable laws and under the terms of the Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Agreement made to the Company or Silicon Labs by the other party, and (iii) waive compliance with any of the covenants, agreements or conditions under the Agreement. Any agreement by a party to such extension or waiver must be in a writing signed by the applicable party. Any failure or delay to assert any rights under the Agreement does not constitute a waiver of such right.

Governing Law

The Agreement and all disputes, controversies, cross-claims, third-party claims or other proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of the Agreement or any of the transactions contemplated by the Agreement will be governed by, and construed in accordance with, the laws of the State of California. In addition, the parties agree to submit to the exclusive personal jurisdiction and exclusive venue of any United States federal court or any California state court located in the city and county of Santa Clara County, California with respect to any dispute arising out of, relating to or in connection with the Agreement or any of the transactions contemplated by the Agreement.

THE VOTING AGREEMENTS

The following is a summary of the material terms and conditions of the voting agreements. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreements, a form of which is attached as Annex C and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreements that is important to you. We encourage you to read the form of voting agreement carefully and in its entirety.

In connection with entering into the Agreement, certain current and former directors and executive officers of the Company, in their capacity as holders of shares or other equity interests of the Company, entered into voting agreements with Silicon Labs, dated as of December 7, 2017, pursuant to which such directors and executive officers agreed to, among other things and subject to certain conditions, vote their shares of Company Common Stock in favor of the approval of the Asset Sale and the other proposals necessary to consummate the Asset Sale and against (i) any acquisition proposal or (ii) any other proposal or transaction involving the Company or any of its subsidiaries that would reasonably be expected to (a) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Agreement or (b) materially impede, interfere with, delay, postpone, discourage, adversely affect, inhibit or attempt to discourage the timely consummation of the Asset Sale or the fulfillment of Parent’s or the Company’s or Merger Sub’s conditions under the Agreement.

Prior to the termination of the voting agreements, such shareholders shall not directly or indirectly sell, pledge, encumber, grant an option with respect to, transfer or dispose of the shares covered by the voting agreements or enter into any agreement or commitment contemplating the foregoing with any person other than Silicon Labs (any such action, a “Transfer”); or deposit any securities into a voting trust or grant a proxy or enter into a voting agreement or similar agreement.

The shareholders party to the voting agreements are permitted certain Transfers, including Transfers (i) to any member of such shareholder’s immediate family, or to a trust for the benefit of shareholder or any member of shareholder’s immediate family, (ii) by will or operation of law or upon the death of such shareholder, (iii) in connection with or for the purpose of personal tax-planning or estate-planning, (iv) to affiliates of such shareholder, or (v) for charitable purposes or as charitable gifts or donations; provided, that such transferee agrees to be bound by the terms of the voting agreement. Additionally, the shareholders party to the voting agreements may make, with respect to such shareholder’s Company Options, Transfers of the underlying shares to the Company (or cancellations) in payment of the exercise price of the such shareholder’s Company Options and with respect to such shareholder’s Company RSUs, Transfers or cancellations of the underlying shares to the Company in order to satisfy taxes applicable to the exercise of the Shareholder’s Company options or receipt of such Company RSUs.

The shareholders who are party to the voting agreements have also granted a proxy to Silicon Labs that is irrevocable to vote the shares of Company Common Stock that they own on the Record Date at the special meeting, unless the voting agreement is terminated. The voting agreements also provide that the shareholders party to the voting agreements shall not take any action that would be prohibited under the non-solicitation provisions of the Agreement.

As of the Record Date, the signatories to the voting agreements held voting power over approximately 3.0% of the Company Common Stock outstanding. The voting agreements will terminate on the earliest of (i) the termination of the Agreement in accordance with its terms, (ii) the Effective Time of the Asset Sale, or (iii) the date of any material modification, amendment or waiver to any of the Company’s rights under the Agreement that reduces or changes the form of the consideration payable to the holders of the shares in connection with the Merger.

Vote Required and Company Board Recommendation

The Asset Sale Proposal will be approved if the holders of a majority of the shares of Company Common Stock of record as of the close of business on the Record Date vote in favor of the proposal. If you are a shareholder and you abstain from voting or fail to vote, or fail to instruct your broker, bank or other nominee how to vote on the Asset Sale Proposal, it will have the same effect as a vote cast “AGAINST” the Asset Sale Proposal.

The Company Board recommends that you vote “FOR” the Asset Sale Proposal.

PROPOSAL 2
THE LIQUIDATION PROPOSAL

The Liquidation Proposal

Pursuant to the terms of the Plan of Liquidation and Dissolution (the “Plan of Liquidation”) that is described in this proxy statement and attached as Annex D, Sigma will dissolve and wind up its affairs in order to maximize shareholder value. We encourage you to carefully read in its entirety the Plan of Liquidation, which is the principal document governing the Liquidation.

Completion of the Liquidation is conditioned on approval of the Plan of Liquidation. Moreover, completing the Liquidation is conditioned upon approval of the Asset Sale Proposal and the subsequent closing of the Asset Sale.

THE PLAN OF LIQUIDATION

The following is a summary of the material terms and conditions of the Plan of Liquidation. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of Plan of Liquidation, a copy of which is attached as Annex D and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Plan of Liquidation that is important to you. We encourage you to read the Plan of Liquidation carefully and in its entirety.

Reasons for the Plan of Liquidation

In considering adopting a Plan of Liquidation, the Company Board considered the terms of the Plan of Liquidation and the dissolution process under the California law, as well as other available strategic options. As part of the Company Board’s evaluation process, the Company Board considered the risks and timing of each strategic option available to the Company, and consulted with its financial advisor, management and the Company’s legal counsel. In approving the Plan of Liquidation, the Company Board considered a number of factors, including but not limited to, the factors described elsewhere in this proxy statement as well as the following factors:

●

The viability of the Company’s business model following the sale of the Z-Wave Business in the Asset Sale, which constitutes a substantial portion of the Company’s revenues, and the costs and time that would be required to alter the Company’s current business structure following the Asset Sale, and, assuming the completion of the Asset Sale, the Company would have limited assets with which to generate operating revenue and likely will have retained only those employees required to wind-up its corporate existence;

●

The determination by the Company Board, after conducting a review of the Company’s financial condition, evaluation of the Company’s strategic alternatives, prospects for the sale of the Company as a whole or its remaining assets in individual sales, including the sale of the TV Business, following the Asset Sale, the results of operations and the Company’s future business prospects, that continuing to operate is not reasonably likely to create greater value for the shareholders than the value that may be obtained for the shareholders pursuant to the sale of the Company’s remaining assets and the complete liquidation and dissolution of the Company;

●

That the liquidation and dissolution provides shareholders with an opportunity to potentially monetize their investment in the Company and allows the Company to distribute the maximum amount of cash to the Company’s shareholders from the sale of its remaining assets;

●

The current intent of the Company to declare and pay an initial distribution from a portion of the net proceeds of the Asset Sale, subject to a contingency reserve for remaining costs and liabilities, as soon as practicable following the closing of the Asset Sale;

●	The potential tax benefits of making distributions to shareholders pursuant to the Plan of Liquidation;

●

The material costs associated with the Company’s operations, including accounting, legal and other expenses in connection with required filings with the SEC and required to support the day-to-day operations of the Company following the closing of the Asset Sale;

●

The terms and conditions of the Plan of Liquidation, including the provisions that permit the Company Board to abandon the Plan of Liquidation prior to the effective time if the Company Board determines that, in light of new proposals presented or changes in circumstances, the Plan of Liquidation is no longer advisable and in the best interests of the Company and its shareholders;

●

If the circumstances justifying the Plan of Liquidation change, under California law, even if the Company has filed a Certificate of Election to Wind Up and Dissolve with the Secretary of State of the State of California (the “Certificate of Election”), it may be revoked after the effective time if the Company Board adopts a resolution recommending revocation and if the shareholders originally entitled to vote on the Plan of Liquidation approve such revocation at a meeting of shareholders, provided that no assets have been distributed pursuant to the Plan of Liquidation;

●

The fact that California law requires that the Plan of Liquidation be approved by the affirmative vote of holders of a majority of all the issued and outstanding shares of common stock, which ensures that the Company Board will not be taking action without the support of a significant portion of the shareholders; and

●	The costs of retaining the personnel necessary to administer and manage the Company’s assets and retained liabilities during the winding up period.

The Company Board also considered certain material risks or potentially adverse factors in making its determination and recommendation, including, but not limited to, the following:

●

The uncertainty of the timing, nature and amount of any liquidation proceeds and distributions to shareholders, including the risk that there could be unanticipated delays in selling the Company’s remaining assets, including the TV Business, or that the need to resolve or otherwise address contingent liabilities and the potential emergence of additional liabilities or contingent obligations during the dissolution process could significantly delay, reduce or prevent any distributions to the shareholders;

●

That further shareholder approval of sales will not be required after the approval of the Plan of Liquidation and that the Company Board may authorize transactions thereafter with which the shareholders may not agree, including the sale of the TV Business;

●	The fact that, under California Law, shareholders are not entitled to appraisal rights for their shares of common stock in connection with the liquidation or dissolution of the Company;

●

The risk that shareholders may be required to repay some or all of the amounts distributed to them by the Company pursuant to the Plan of Liquidation if unknown or unanticipated claims arise against the Company during the winding up period;

●

The risk that the directors of the Company may be held personally liable for the unpaid portion of any claims against the Company if they fail to comply with the statutory procedures for the dissolution of the Company, including the payment of claims against the Company;

●	Potential changes in applicable laws (including tax laws) and regulations;

●

The risk that the IRS could treat any liquidating distributions as an ordinary dividend and that shareholders would receive less favorable tax treatment with respect to the distribution than is currently anticipated;

●

The risk that the amounts available for distribution to shareholders may be significantly less than the Company’s estimates due to unknown or contingent liabilities or increases in the costs and expenses related to settling the Company’s and its subsidiaries’ liabilities and winding up their respective businesses;

●

The fact that, if the shareholders approve the Plan of Liquidation, they would not be permitted to transfer their shares of common stock after the Company files a Certificate of Dissolution except by will, intestate succession or operation of law;

●

The possibility of disruption to the Company’s operations following announcement of the proposed Liquidation, and the resulting effects if these actions are not completed, including the diversion of management and employee attention, potential employee attrition and the potential effects on the Company’s business and its relationships with its customers, distributors and suppliers;

●

The risks related to the fact that the Company will not be able to retain certain of its current officers and employees and that, if necessary, the Company may be unable to attract employees to conduct the winding up process;

●

The interests current and former directors and executive officers in the sale of the Company’s remaining assets, the liquidation and the dissolution, including the Company’s continuing indemnification obligations to certain directors and officers during the winding up period and the compensation that will be received by employees conducting the winding up process;

●

That the Liquidation prevents the Company from entering into any future strategic business transaction that could enhance shareholder value, the potential loss of benefits to shareholders of remaining investors in a publicly traded shell company, and that a dissolution necessarily has the effect of liquidating each shareholder’s investment in the Company; and

●	The other risks described under “Risk Factors —Risks Related to the Plan of Liquidation” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20 and page 17, respectively.

The members of the Company Board did not quantify or otherwise assign relative significance to any of the factors considered when making their determination, but instead considered whether the factors as a whole justified recommending the Liquidation Proposal to shareholders. The foregoing summarizes the material factors and risks considered by the Company Board, but it is in no way meant to be exhaustive of the discussion and information considered by the Company Board. In view of its many considerations, the Company Board did not quantify or otherwise assign relative significance to any factor considered. In addition, each member of the Company Board may have given different significance to each factor.

The approval of the Plan of Liquidation will authorize the Company Board to wind up the affairs of the Company, to cease operating the business for which the Company was organized other than as necessary to fulfill its outstanding contractual obligations and effect the sale of the Company’s remaining assets, including the TV Business and Mobile IoT Business, and to terminate the existence of the Company

 Business Activities Pending Liquidation

          As of February 3, 2018, the Company had total cash of $41 million. Assuming consummation of the Asset Sale, the Company expects to receive net proceeds of approximately $231.5 million, after taxes and expenses payable by the Company in connection with the Asset Sale, including fees payable to Deutsche Bank and legal and accounting expenses. Additionally, on February 15, 2018, we closed the sale of our Wired Connectivity Business for $23.5 million, net of holdback amounts. After taxes, we received gross proceeds from the sale of the Wired Connectivity Business of approximately $23.4 million. In October 2017, we announced a restructuring plan to reduce operating expenses related to our TV Business. The Company is currently seeking buyers for its TV Business, and is in discussions with some parties. Our former President and Chief Executive Officer, Thinh Tran, has submitted a non-binding offer to acquire the TV Business, the terms of which are preliminary and subject to further negotiation. As of the date of this proxy statement, the Company has yet to make a determination regarding the disposition of the TV Business. Further, the Company is evaluating alternatives available to it to consummate a sale of the Mobile IoT Business on terms most beneficial to the Company and its shareholders. As of the date of this proxy statement, there can be assurance as to the sale, timing of any possible sale, or the expected value of the sales of either the TV Business or the Mobile IoT Business.

Summary of the Plan of Liquidation

The Company Board approved the Plan of Liquidation on February 21, 2018. The Liquidation is conditioned on obtaining approval of the Plan of Liquidation from the holders of a majority of all the issued and outstanding shares of Company Common Stock.

In the event that the Asset Sale is approved and consummated, and the Liquidation Proposal is approved by the shareholders, the Company will file a Certificate of Election with the Secretary of State of the State of California and the Company will commence the Liquidation. The Company will cease to carry on its business and operations, except to the extent necessary to wind-up the Company. Sigma’s legal existence will continue to the extent necessary to wind up its affairs until the Plan of Liquidation is completed, and when the Company has been completely wound up without court proceedings therefor, a Certificate of Dissolution will be filed with the Secretary of State of the State of California. The following summary is qualified in its entirety by reference to the Plan of Liquidation, which is attached as Annex D to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read the Plan of Liquidation in its entirety.

Once the Company has filed the Certificate of Election with the Secretary of State of the State of California, subject to approval by the Company Board, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to (i) collect all sums due or owing to the Company, (ii) sell and convert into cash and/or other distributable form all the assets and properties of the Company, and (iii) out of the assets and properties of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan of Liquidation. The Company shall continue to indemnify and advance expenses to its officers, directors, employees and agents in accordance with its Articles of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with the Plan of Liquidation and the winding up of the affairs of the Company. The Company Board, in its sole and absolute discretion, is authorized to obtain and maintain directors’ and officers’ liability insurance and any other insurance as may be necessary, appropriate or advisable to cover the Company’s obligations.

The Plan of Liquidation authorizes the Company Board to establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company and its subsidiaries and other obligations of the Company and its subsidiaries (the “Contingency Reserve”), including (i) tax obligations, (ii) all expenses of the sale of the Company’s property and assets, (iii) the salary, fees and expenses of members of the Company Board, management and employees, (iv) expenses for the collection and defense of the Company’s property and assets, (v) professional fees and expenses as described in the Plan of Liquidation, and (vi) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs. The Company may transfer its assets to a liquidating trust (the “Liquidating Trust”). If the Company transfers its assets to a Liquidating Trust, shareholders as of the record date determined for such purpose will receive identical beneficial interests in the Liquidating Trust. The Liquidating Trust would be managed by one or more trustees designated by the Company Board and would continue the process of paying or providing for payment of the Company’s liabilities.

After the initial distribution, additional liquidating distributions, if any, shall be made from time to time before or after the filing of the Certificate of Dissolution to the shareholders of record, at the close of business on the Effective Date or such other date as may be determined by the Company Board in its sole discretion, pro rata to shareholders of the Company’s common stock in accordance with the respective number of shares then held of record; provided that in the opinion of the Company Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company). Depending on the tax basis for their respective shares of common stock, shareholders may be required to recognize gain for tax purposes upon receipt of distributions in liquidation and upon the transfer of any funds to a liquidating trust. See “—Liquidating Distributions.”

In connection with the Liquidation, the Company will ultimately terminate its registration under the Exchange Act, cease filing periodic reports with the SEC, and file a Certificate of Dissolution with the Secretary of State of the State of California when appropriate. Given the expense and resource demands of being a public company, we may decide to “go dark,” or cease filing periodic reports with the SEC. This will result in a substantial decrease in disclosure by us of our operations and prospects, and a substantial decrease in the liquidity and value of the Company Common Stock.

If the Asset Sale Proposal is not approved or if the Asset Sale is not consummated for any reason, the Company will not consummate the Liquidation and will continue to operate its remaining business or attempt to find buyers for its assets.

Liquidation Actions

When the Plan of Liquidation becomes effective, the Company, acting by an officer, employee, or agent, as applicable, will, among other things:

●	file a Certificate of Election to Wind Up and Dissolve with the Secretary of State of the State of California, if required, specifying the matters required by applicable law;

●

cease all of the Company’s business activities and withdraw the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary, appropriate or desirable for liquidation of its assets and for the winding up of the Company;

●

negotiate and consummate the sales and conversion of all of the assets and properties of the Company, including all other tangible assets, intellectual property and other intangible assets, in one or more transactions upon such terms and conditions as the Company Board, in its absolute discretion, deems expedient and in the best interests of the Company and its shareholders, without any further vote or action by the Company’s shareholders, into cash and/or other distribution form, including the assumption by the purchaser or purchasers of any or all liabilities of the Company;

●

take all actions required or permitted under the dissolution procedures of the law of the State of California, including but not limited to Chapters 19 and 20 of the California Corporations Code including the (i) payment or making reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company; (ii) making adequate provision as will be reasonably likely to be sufficient for the payment of any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and (iii) making adequate provision as will be reasonably likely to be sufficient for the payment of any claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company; and

●	file a Certificate of Dissolution with the Secretary of State of the State of California, if required, specifying the matters required by applicable law.

In addition, subject to approval by the Company Board, under the Plan of Liquidation, the officers, employees, and agents of the Company will, as promptly as feasible, proceed to:

●	collect all sums due or owing to the Company; and

●

out of the assets and properties of the Company, pay, satisfy, and discharge or make adequate provision for the payment, satisfaction, and discharge of all debts and liabilities of the Company pursuant to the Plan of Liquidation, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan of Liquidation.

Liquidating Distributions

As soon as practicable after the closing of the Asset Sale, the Company plans to distribute, in an initial distribution (with potential subsequent distributions thereafter), a portion of the net proceeds from the Asset Sale, subject to a contingency reserve for remaining costs and liabilities. Thereafter, the amount and timing of distributions to shareholders will be determined by the Company Board in its discretion, subject to the provisions of the Plan of Liquidation. Shareholders will not know at the time of voting the amount of consideration they will receive. In addition, only shareholders of record as of the record date for a distribution as determined by the Company Board will be entitled to receive that distribution.

As of February 3, 2018, the Company had total cash of $40.6 million. Assuming consummation of the Asset Sale, the Company expects to receive net proceeds of approximately $231.5 million, after taxes and expenses payable by the Company in connection with the Asset Sale, including fees payable to Deutsche Bank and legal and accounting expenses. In addition, on February 15, 2018, we closed the sale of our Wired Connectivity Business for $23.5 million, net of holdback amounts. After taxes, we received gross proceeds from the sale of the Wired Connectivity Business of approximately $23.4 million. We do not believe the divestiture of the TV Business will result in material cash proceeds to Sigma; however, if we are able to divest this business, we expect that our operating expenses and liabilities will be reduced significantly, and our revenue following the closing of the Asset Sale and the TV Divestiture will be reduced to substantially zero. We do not expect the sale of our Mobile IoT Business, if we are successful in divesting this business, or the shutdown of this business to be material to our operations or assets available for distribution to shareholders.

Accordingly, on the bases described in this proxy statement, the Company Board anticipates that the amount of the initial distribution to shareholders following the Asset Sale will be between $230 and $250 million or $5.82 to $6.33 per share based on 39,499,507 shares outstanding as of February 26, 2018. Following the initial distribution, the Company Board anticipates distributing up to an additional $10 million to shareholders, for aggregate total distributions of $230 to $260 million or $5.82 to $6.58 per share based on 39,499,507 shares outstanding as of February 26, 2018, although the amount ultimately distributed to shareholders may be less than anticipated as a result of the assumptions described elsewhere in the proxy statement and unforeseen circumstances. The actual amount and timing of, and record date for, distributions will be determined by the Company Board, in its sole discretion, and will depend upon the amounts deemed necessary by the Company Board to pay or provide for all of our liabilities and obligations. If you are not a shareholder of record as of the record date for a distribution as determined by the Company Board, you will not be entitled to receive that distribution.

Liquidating distributions after the initial distribution, if any, shall be made from time to time before or after the filing of the Certificate of Dissolution to the shareholders of record at the close of business on the Effective Date or such other date as may be determined by the Company Board in its sole discretion, pro rata to shareholders of the Company’s common stock in accordance with the respective number of shares then held of record; provided that in the opinion of the Company Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company).  Liquidating distributions shall be made in cash or in kind, including in stock of, or ownership interests in, subsidiaries of the Company and remaining assets of the Company, if any.  Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Company Board in its absolute discretion, and in accordance with California law, may determine; provided, however, that the Company shall complete the distribution of all its properties and assets to its shareholders following the filing of its Certificate of Dissolution with the Secretary of State of the State of California (the “Final Distribution”).

The following table shows management’s estimate of cash proceeds and outlays, and of our initial distribution to shareholders as of the date of this proxy statement. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. The table assumes that we complete the Asset Sale. See “Risk Factors – Risks Related to the Asset Sale” and “Risk Factors– Risks Related to the Plan of Liquidation” for a discussion of the risk factors related to the Asset Sale, the Plan of Liquidation and any potential proceeds which we may be able to distribute to shareholders.

The ranges in the table below are based on, among other things: (i) our net cash outflows from operations; (ii) our transaction-related expenses; (iii) our reserves for known claims (other than a recently filed lawsuit); and (iv) our shutdown costs. The foregoing is our best estimate of the range of values of the initial distribution, but the amount ultimately distributed to our shareholders could be less than predicted. Following the initial distribution, the Company Board anticipates distributing up to an additional $10 million to shareholders, for aggregate total distributions of between $230 to $260 million or $5.82 to $6.58 per share, based on 39,499,507 shares of Company Stock outstanding as of February 26, 2018, although the amount ultimately distributed to shareholders may be less than anticipated as a result of the assumptions described above and unforeseen circumstances. Factors that may have a negative impact on the distribution to shareholders include the actual amount of expenses we incur for things such as legal and accounting fees, operating expenses and expenses relating to the potential sales of our remaining business lines, as well as other liabilities that we may incur.  We believe that the range value for each of the variables below is reasonable, based on management’s forecasts which are informed by our historical operating results.  Although we are attempting to divest our remaining business lines, consisting of our TV Business and our Mobile IoT Business, we cannot guarantee that we will be able to divest either of these businesses.  The below table assumes that we are not successful in divesting either of these businesses.   Even if we are successful in divesting our TV Business, we do not believe the divestiture of this business will result in material cash proceeds to the Company.  However, if we are able to divest this business, we expect that our operating expenses and liabilities will be reduced significantly, and our revenue following the closing of the Asset Sale and the TV Divestiture will be reduced to substantially zero.  As a result, and depending on the timing of any potential TV Divestiture, we may be able to distribute up to an additional $10 million to shareholders, which as noted above, would result in aggregate total distributions of between $230 and $260 million. We do not expect the sale of our Mobile IoT Business, if we are successful in divesting this business, or the shutdown of this business to be material to our operations or assets available for distribution to shareholders.

Estimated Initial Distribution to Shareholders

	Low Range	High Range
Beginning cash balance as of February 3, 2018(1)	$40,630,000	$40,630,000
Net cash from sale of Sigma Israel Business(2)	$21,730,000	$21,730,000
Net cash from sale of Z-Wave Business(3)	$236,500,000	$236,500,000
Total cash assumed following Asset Sale	$298,860,000	$298,860,000

Expenses and other costs
Net cash outflow from operations (4)	$29,720,000	$20,700,000
Severance and other termination costs	$13,230,000	$13,230,000
Change in control bonus payments	$3,620,000	$3,620,000
Transaction-related expenses (5)	$7,150,000	$6,150,000
Reserves for known claims (6)	$6,540,000	$2,010,000
Shutdown costs (7)	$8,600,000	$3,150,000

Estimated cash to distribute to shareholders	$230,000,000	$250,000,000
Shares outstanding as of Record Date	39,499,507	39,499,507
Estimated per share distribution	$5.82	$6.33

(1)	Reflects worldwide cash and cash equivalent balances, excluding costs of repatriation.
(2)	Reflects purchase price, net of estimated taxes and minimum cash balance included in working capital adjustments under terms of transaction.
(3)	Reflects purchase price, net of estimated taxes.
(4)

Reflects cash from revenue collections, net of estimated inventory purchases, payroll expense, retention costs and expenses related to third party service providers. The major variable between the low range and the and high range estimates are the timing of any divestitures of the Company’s remaining businesses and the lack of visibility and risks of future sales and the ability to collect on these sales during the dissolution process.

(5)

Consists of estimated financial advisor fees, legal expenses, accounting and other miscellaneous expenses. The major variable between the low range and the high range estimates is additional legal and accounting fees related to the Asset Sale and potential other divestitures.

(6)

Reflects the Company’s estimate of costs related to currently outstanding claims in order to resolve all known claims prior to final dissolution, except with respect to a lawsuit filed on March 15, 2018 related to the Asset Sale and the Liquidation, as to which we have not made any estimate for potential costs. The major variable between the low range and the and high range estimates is the Company’s ability to resolve these matters in a timely fashion and negotiations of settlement amounts related to outstanding claims.

(7)

Includes estimated entity shutdown costs, (including foreign subsidiaries), estimated reserve for resolution of unknown claims, anticipated legal expenses and other costs associated with the dissolution (such as repatriation costs). The major variable between the low range and the and high range estimates is the Company’s management’s judgement relating to potential costs and providing an estimate for unknown claims, which by their nature are unknown.

Contingency Reserve

Under the Plan of Liquidation, if and to the extent deemed necessary, appropriate or desirable by the Company Board in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company and its subsidiaries and other obligations of the Company and its subsidiaries (a “Contingency Reserve”), including (i) tax obligations, (ii) all expenses of the sale of the Company’s property and assets, (iii) the salary, fees and expenses of members of the Company Board, management and employees, (iv) expenses for the collection and defense of the Company’s property and assets, (v) professional fees and expenses as described in the Plan of Liquidation, and (vi) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs. Any unexpended amounts remaining in a Contingency Reserve shall be distributed to the Company’s shareholders no later than the Final Distribution If the Company plans to establish a contingency reserve, the Company Board will set an amount it believes is sufficient taking into account all relevant factors at such time.

Liquidating Trust

The Company Board may, but is not required to, establish a Liquidating Trust (the “Liquidating Trust”) and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees selected by the Company Board.  If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Company Board. The trustees shall in general be authorized to take charge of the Company’s property, and to sell and convert into cash or other distributable form any and all corporate non-cash or non-distributable assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

Indemnification and Advancement of Expenses

The Plan of Liquidation requires the Company to continue to indemnify and advance expenses to its officers, directors, employees, and agents in accordance with its Articles of Incorporation and Bylaws and any contractual arrangements for actions taken in connection with the Plan of Liquidation and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized under the Plan of Liquidation to obtain and maintain directors’ and officers’ liability insurance and any other insurance as may be necessary, appropriate, or advisable to cover the Company’s obligations.

Amendment, Modification or Abandonment

If for any reason the Company Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan of Liquidation and all actions contemplated thereunder, including the proposed winding up of the Company, notwithstanding the shareholder approval of the Plan of Liquidation, to the extent permitted by California law; provided, however, that the Company Board may not abandon the Plan of Liquidation following the filing of the Certificate of Election without first obtaining the approval of the holders of a majority of the voting power of the outstanding common stock at a special meeting or annual meeting of the shareholders called for such purpose by the Company Board. Upon the abandonment of the Plan of Liquidation, the Plan of Liquidation will be void.

Complete Liquidation

It is intended that the Plan of Liquidation shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code.  The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of those Sections 331 and 336 and the regulations promulgated thereunder.

Officers and Directors Following the Liquidation Date

After the effective date of the Plan of Liquidation, the Company Board and the officers of the Company shall continue in their positions, as necessary, for the purpose of winding up the affairs of the Company as contemplated by California law.  The Company Board may appoint officers, hire employees and retain independent contractors and advisors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, shall be required to undertake, or actually undertake, in connection with the successful implementation of the Plan of Liquidation. Adoption of the Plan of Liquidation shall constitute the approval by the Company’s shareholders of the Company Board’s authorization of the payment of any such compensation.

Dissolution Completion Date

The Company has not yet determined an expected completion date of the Liquidation, if any. The Plan of Liquidation, however, requires that the Company complete the distribution of all its properties and assets to its shareholders following the filing of its Certificate of Dissolution with the Secretary of State of the State of California.

Interests of Certain Persons in the Liquidation

The cash compensation payable to our director, Mr. Awsare, is subject to certain accelerated vesting rights in the event that the Liquidation occurs during his first year of service on the Company Board. Additionally, our Compensation Committee is currently reviewing executive officer retention and incentive compensation related to the Liquidation but has not approved any such compensation as of the date of this proxy statement. Finally, by approving the Plan of Liquidation, shareholders are approving the authorization of the Company Board to pay our officers, directors and employees compensation or additional compensation in connection with the successful implementation of the Plan of Liquidation.

Vote Required and Company Board Recommendation

The Liquidation Proposal will be approved if the holders of a majority of the shares of Company Common Stock of record as of the close of business on the Record Date vote in favor of the proposal. If you are a shareholder and you abstain from voting or fail to vote, or fail to instruct your broker, bank or other nominee how to vote on the Liquidation Proposal, it will have the same effect as a vote cast “AGAINST” the Liquidation Proposal.

The Company Board recommends that you vote “FOR” the Liquidation Proposal.

PROPOSAL 3
THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

If at the special meeting of shareholders, the Company Board determines it is necessary or appropriate to adjourn the special meeting, we intend to move to vote on the Adjournment Proposal. For example, the Company Board may make such a determination if the number of shares of Company Common Stock represented and voting in favor of the Asset Sale Proposal at the special meeting is insufficient to adopt the Asset Sale Proposal, or if the number of shares of Company Common Stock represented and voting in favor of the Liquidation Proposal at the special meeting is insufficient to adopt the Liquidation Proposal. If the Company Board determines that it is necessary or appropriate, we will ask our shareholders to vote only upon (i) the Adjournment Proposal and not the other proposals, or (ii) the Asset Sale Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal but not the Liquidation Proposal if the number of shares of Company Common Stock represented and voting in favor of the Asset Sale Proposal is sufficient to adopt the Asset Sale Proposal but the number of shares of Company Common Stock represented and voting in favor of the Liquidation Proposal is insufficient to adopt the Liquidation Proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Company Board to vote in favor of the Adjournment Proposal. If the shareholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted against the Asset Sale Proposal or the Liquidation Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Asset Sale Proposal or the Liquidation Proposal to defeat the respective proposals, we could adjourn the special meeting without a vote on the Asset Sale Proposal and the Liquidation Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Asset Sale Proposal and the Liquidation Proposal. Additionally we may seek to adjourn the special meeting if a quorum is not present or otherwise at the discretion of the chairman of the special meeting.

Vote Required and Company Board Recommendation

The Adjournment Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, whether or not a quorum is present.

The Company Board recommends that you vote “FOR” the Adjournment Proposal.

PROPOSAL 4
THE GOLDEN PARACHUTE COMPENSATION PROPOSAL

Advisory Vote Regarding the Golden Parachute Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, we are seeking non-binding, advisory shareholder approval of the compensation that will or may become payable to our named executive officers that is based on or otherwise related to the Asset Sale or the Plan of Liquidation, as disclosed in the section entitled “Interests of Certain Persons in the Asset Sale and the Liquidation—Golden Parachute Compensation” beginning on page 98 of this proxy statement. The proposal gives shareholders the opportunity to express their views on the Golden Parachute Compensation of our named executive officers. Accordingly, we are requesting shareholders to approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the shareholders of Sigma Designs, Inc. approve, on a non-binding, advisory basis, certain compensation that will or may become payable to Sigma’s named executive officers that is based on or otherwise related to the Asset Sale or the Plan of Liquidation, as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain Persons in the Asset Sale and the Liquidation—Golden Parachute Compensation” beginning on page 98 of the proxy statement for the special meeting.”

Because your vote is advisory, it will not be binding upon Sigma, the Company Board, the Company Board’s compensation committee, or Silicon Labs. Shareholder approval of the Golden Parachute Compensation Proposal is not a condition of the consummation of the Asset Sale or the Plan of Liquidation. Further, certain of the underlying plans and arrangements are contractual in nature and are not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Asset Sale is consummated, our named executive officers may become eligible to receive the compensation that is based on or otherwise relates to the Asset Sale in accordance with the terms and conditions applicable to those payments as described in “Interests of Certain Persons in the Asset Sale and the Liquidation—Golden Parachute Compensation.”

The advisory vote on this non-binding Golden Parachute Compensation Proposal is a vote separate and apart from the vote on the Asset Sale Proposal. Accordingly, you may vote “FOR” the Asset Sale Proposal and vote “AGAINST” or “ABSTAIN” for the Golden Parachute Compensation Proposal (and vice versa).

Vote Required and Company Board Recommendation

The Golden Parachute Compensation Proposal will be approved on a non-binding, advisory basis if that number of shares of Company Common Stock representing at least a majority of the quorum requirement, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal.

The Company Board recommends that you vote “FOR” the non-binding, advisory Golden Parachute Compensation Proposal.

Interests of Certain Persons in the Asset Sale and the Liquidation

In considering the recommendation of the Company Board that our shareholders vote to approve the Asset Sale and the Liquidation, shareholders should be aware that our current and former directors and executive officers have interests in the Asset Sale and the Liquidation that are different from, or in addition to, the interests of our shareholders generally. The members of the Company Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Agreement, and in recommending to shareholders that the Asset Sale and the Liquidation be approved. See “Proposal 1 – The Asset Sale Proposal – The Asset Sale —Recommendation of the Company Board; Reasons for the Asset Sale” and “Proposal 2 – The Liquidation Proposal – Interests of Certain Persons in the Liquidation” beginning on pages 58 and 91 of this proxy statement. Shareholders should take these interests into account in deciding whether to vote “FOR” the Asset Sale Proposal and the Liquidation Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. The Compensation Committee is reviewing executive officer retention and incentive compensation related to the Liquidation but has not approved any such compensation as of the date of this proxy statement. Finally, by approving the Plan of Liquidation, shareholders are approving the authorization of the Company Board to pay our officers, directors and employees compensation or additional compensation in connection with the successful implementation of the Plan of Liquidation.

The names and positions of our executive officers (each of whom is also a named executive officer of the Company) as of the date of this proxy statement are:

●	Elias Nader, Interim President and Chief Executive Officer and Chief Financial Officer and Director; and

●	Sal Cobar, Senior Vice President and Chief Operating Officer.

Our non-employee directors as of the date of this proxy statement are:

●	Saleel Awsare;

●	J. Michael Dodson; and

●	Martin Manniche

On January 26, 2018, Thinh Q. Tran, who was our President and Chief Executive Officer and a member of the board of directors, resigned as an employee and as a director, and Mr. Nader, our Senior Vice President and Chief Financial Officer, was appointed interim President and Chief Executive Officer, in addition to serving as our Chief Financial Officer. Mr. Tran is considered a named executive officer for purposes of the compensation-related disclosures included in this proxy statement.

On February 25, 2018, Messrs. Awsare and Nader were appointed to serve as members of the Company Board. Messrs. Awsare and Nader will serve until the Company’s 2018 Annual Meeting of Shareholders or until a successor for each is duly elected and qualified. Further, Mr. Awsare was also appointed to serve on the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee of the Company Board.

Mr. Awsare currently serves, and has served since July 2017, as vice president and general manager of the audio and imaging business of Synaptics, Incorporated, a developer of human interface solutions. Prior to July 2017, Mr. Awsare served in various roles as an officer of Conexant Systems, LLC, a fabless semiconductor company that was acquired by Synaptics in July 2017. From March 2012 to May 2016, Mr. Awsare was a vice president of Conexant Systems, LLC, and from May 2016 to July 2017, Mr. Awsare served as president of Conexant Systems, LLC. Before joining Conexant, Mr. Awsare served as president of Nuvoton Technology Corporation’s U.S. operations and general manager of the company’s audio and voice divisions. In 2008, Mr. Awsare started the audio product line within Nuvoton, a spin-off of Winbond Electronics. Prior to his time at Nuvoton, Mr. Awsare was the executive vice president and general manager of mixed signal products for Winbond Electronics Corporation America. Before joining Winbond, Mr. Awsare was director of engineering for Information Storage Devices, Inc. Mr. Awsare holds a B.S. from Stevens Institute of Technology and an M.S. from Santa Clara University.

Treatment of Equity Awards

The Asset Sale will not cause any change to the terms and conditions of the Company Options or Company RSUs. All equity awards will remain awards with respect to Company Common Stock and will generally remain subject to their existing terms and conditions. Silicon Labs will not purchase, continue, substitute or assume any Company Options, Company RSUs or other Company equity awards. However, the Asset Sale will trigger vesting acceleration benefits for our executive officers and directors pursuant to the existing terms and conditions of their Company Options and Company RSUs, as is further explained below under the headings “—Officer Executive Severance Agreements” and “—Annual Director RSU Awards”.

The table below sets forth the following information with respect to our directors and named executive officers as of February 28, 2018: (i) number of unvested Company Options, (ii) the weighted average exercise price of such unvested Company Options and (iii) number of unvested Company RSUs.

Name	Number of Shares Underlying Unvested Company Options (#)	Weighted Average Exercise Price of Unvested Company Options ($)	Number of Shares Underlying Unvested Company RSUs (#)
Non-Employee Directors:
Saleel Awsare	—	—	—
J. Michael Dodson	—	—	16,260
Martin Manniche	—	—	16,260

Executive Officers:
Sal Cobar	24,167	$6.48	20,938
Elias Nader	30,209	$6.48	24,063

Former Executive Officer:
Thinh Q. Tran	45,000	$6.48	26,750

Total:	99,376	n/a	104,271

The Liquidation will result in termination of any outstanding Company Options and Company RSUs that have not yet been exercised or settled. Any shares of Company Common Stock resulting from exercise of Company Options or settlement of Company RSUs will participate in the relevant distributions on the same terms as all other outstanding shares of Company Common Stock as is further explained in the section entitled “Proposal 2 – The Liquidation Proposal —The Plan of Liquidation” beginning on page 86 of this proxy statement.

Officer Executive Severance Agreements

Each of Messrs. Nader and Cobar is a party to an individual Executive Severance Agreement and Mr. Tran was previously party to an individual Executive Severance Agreement that was superseded by a separation agreement as is discussed below (collectively, the “Executive Severance Agreements”). The Executive Severance Agreements provide for certain separation benefits in the event that the executive experiences an “involuntary termination” (as defined in the applicable Executive Severance Agreement), which is defined to mean an involuntary termination by Sigma (or a successor entity) without “cause” (as defined in the applicable Executive Severance Agreement) or a voluntary resignation by the executive under certain circumstances. Each of Messrs. Nader and Cobar are expected to be subject to an involuntary termination upon completion of the Asset Sale, because Silicon Labs will not be assuming these agreements.

Under each of the executive officer’s Executive Severance Agreement, if the executive officer’s involuntary termination occurs prior to, or more than 18 months after a following a “change of control” (as defined in the applicable Executive Severance Agreement), then the executive officer is entitled to:

●

a cash payment equal to the product of one times the sum of (i) the executive officer’s annual base salary plus (ii) the executive officer’s annual bonus target, all payable by the Company in a lump sum within 60 days following the termination date;

●

reimbursement of COBRA premium payments made by the executive to maintain his group health plan benefits for a fixed period after the date of termination (six months for Mr. Cobar and 12 months for Messrs. Nader and Tran); and

●

accelerated vesting of the executive’s outstanding equity awards with respect to that number of shares that would have otherwise vested based on continued service during the 12 month period following the date of termination.

Each of the Executive Severance Agreements defines “change of control” to include “closing of a sale by the Company of all or substantially all of the Company’s assets.” The Asset Sale will be a sale of “substantially all of the Company’s assets” and, therefore, will be a change of control for this purpose. Under each of the executive officer’s Executive Severance Agreement, if the executive officer’s involuntary termination occurs on the date of a “change of control” (as defined in the applicable Executive Severance Agreement), such as the Asset Sale, or within 18 months after the date of a “change of control”, then the executive is entitled to all severance benefits described in the bullets above in addition to the following enhancements:

●

the cash payment to Mr. Tran is increased to equal to the product of two (rather than one) times the sum of (i) Mr. Tran’s annual base salary plus (ii) the annual bonus target, all payable by the Company in a lump sum within 60 days following the termination date;

●

the lump sum payment to Mr. Tran for COBRA premiums is increased to equal the amount that would be paid by Mr. Tran to maintain his medical and dental benefits for 24 months (rather than 12 months) after the date of termination; and

●	for each of Messrs. Cobar, Nader and Tran, accelerated vesting in 100% of the executive’s outstanding equity awards (rather than 12 months accelerated vesting).

The foregoing payments and benefits are subject to the executive’s execution of a release of claims against Sigma and its affiliates and successors. The Executive Severance Agreements also provide that in the event any payment or benefit made in connection with a change in control of Sigma (the “Change in Control Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, such Change in Control Payments will be either (i) reduced or (ii) provided in full, whichever results in the executive officer receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. None of the executive officers is entitled to any tax “gross up” in respect of excise taxes, if any, that might be assessed under 4999 of the Code in respect of the Change in Control Payments.

On January 26, 2018, Mr. Tran and the Company entered into a Separation Agreement (the “Tran Separation Agreement”) addressing Mr. Tran’s cessation of employment at the Company and resignation from the Company Board, each effective as of January 26, 2018. The Tran Separation Agreement provides that, upon the release of claims in the Tran Separation Agreement becoming irrevocable, Mr. Tran will receive the severance benefits due under his Executive Severance Agreement for an involuntary termination occurring prior to a change of control. See the paragraphs above for a description of these benefits. The Tran Separation Agreement further provides that, if a change of control of the Company with Silicon Labs (such as the Asset Sale) occurs no later than July 25, 2018, then Mr. Tran will be entitled to receive the additional benefits provided for in Mr. Tran’s Executive Severance Agreement for an involuntary termination occurring on, or within 18 months after, a change of control. See the paragraphs above for a description of these additional benefits.

For an estimate of the value of the payments and benefits described above under each of the Executive Severance Agreements and the Tran Separation Agreement that would be payable by the Company to our named executive officers in connection with the closing of the Asset Sale, see the section entitled “—Golden Parachute Compensation” below.

Annual Director RSU Awards

In accordance with the Company’s non-employee director compensation program, each of our non-employee directors (other than Mr. Awsare) received an award of that number of Company RSUs equal to $100,000 divided by the fair market value of the Company’s Common Stock on the grant date, which was the date of our annual shareholder meeting for 2017 (the “Outside Director Equity Awards”). The Outside Director Equity Awards vest over one year of service by the director, but accelerate in full upon a “change of control” occurring during the director’s service on the Company Board. The applicable RSU award agreements define “change of control” to include “the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company” as well as a “dissolution of the Company”. The Asset Sale will be a sale of “substantially all of the assets of the Company” and, therefore, will be a change of control for this purpose. The Liquidation will involve a “dissolution of the Company” and, therefore, would independently be a change of control for this purpose. However, the Asset Sale must inherently precede the Liquidation and the subsequent occurrence of the Liquidation will not result in any additional benefits to the non-employee directors. The value of the non-employee directors’ Company RSUs that are eligible to vest upon the occurrence of the Asset Sale (all such awards listed in the table under the heading “—Treatment of Equity Awards”) is estimated to be $94,145 for each of Messrs. Dodson and Manniche, based on an assumed per share price of Company Common Stock of $5.79, which was the average closing price per share over the five business days following the first public announcement of the Asset Sale.

Annual Director Compensation

In connection with the appointment to his Company Board on February 25, 2018, the Company agreed to pay Mr. Awsare annual cash compensation in lieu of equity compensation, of $200,000, paid in quarterly installments. Payment of the annual amount will accelerate in full if the Liquidation occurs within Mr. Awsare’s first year of service on the Company Board.

Indemnification of Directors and Officers

Our articles of incorporation eliminate the liability of our directors for monetary damages and authorizes the indemnification of directors, officers and employees to the fullest extent permitted by California law. Subject to certain requirements, our bylaws provide that our directors, officers employees and other persons described in Section 317(a) of the California Corporations Code, including persons formerly occupying any such position, will be indemnified and further provide for the advancement to them of expenses incurred in connection with proceedings and claims arising out of their status as such to the fullest extent permitted by California law. We believe that these limitation of liability and indemnification provisions are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

In addition, we have entered into separate indemnification agreements with our directors and certain of our officers. We believe the indemnification agreements assist us in attracting and retaining qualified individuals to serve as directors and officers of our Company. The indemnification agreements state that we will indemnify an officer or director to the maximum extent permitted under California law, including third party actions and derivative actions, and prohibit us from terminating our indemnification obligations as to the acts of any officer or director occurring before his or her termination.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Potential Employment Agreements Following the Asset Sale

The Agreement does not impose any requirements on Silicon Labs regarding retention or compensation of Company employees such as our executive officers. At this time, it is expected that none of Messrs. Nader, Cobar and Tran will enter into any employment, consulting or compensation agreements with the Company or Silicon Labs between the date of this proxy statement and the closing of the Asset Sale.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the amount of payments and benefits that each of our named executive officers may receive that is based on or otherwise related to the Asset Sale, assuming that the Asset Sale was consummated and each named executive officer (with the exception of Mr. Tran) experienced an involuntary termination (as defined in the applicable Executive Severance Agreement) on February 28, 2018, the latest practicable date before the date of this proxy statement. Mr. Tran’s employment ended on January 26, 2018 and he is eligible for certain benefits pursuant to the Tran Separation Agreement. The Tran Separation Agreement provides that, if a change of control of the Company involving Silicon Labs (including the Asset Sale but excluding the Liquidation) occurs no later than July 25, 2018, then Mr. Tran will be entitled to receive the additional benefits set forth below in the table. The amounts below are determined using a per share price of Company Common Stock of $5.79, which was the average closing price per share over the five business days following the first public announcement of the Asset Sale, and do not reflect any reduction for tax withholdings. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

None of our named executive officers are entitled to receive any additional compensation in connection with the Liquidation. Our Compensation Committee is currently reviewing incentive compensation arrangements related to the Liquidation, but no decisions have been made as of the date of this proxy statement. Finally, by approving the Plan of Liquidation, shareholders are approving the authorization of the Company Board to pay our officers, directors and employees compensation or additional compensation in connection with the successful implementation of the Plan of Liquidation. In addition, the bonus component of cash severance below assumes bonuses at the target level for fiscal year 2018. Bonus levels for fiscal year 2019 have not been determined as of the date of this proxy statement.

Name (4)	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Elias Nader	450,000	139,325	50,608	639,933
Sal Cobar	462,980	121,231	18,200	602,411
Thinh Q. Tran	729,200	154,883	39,035	923,118

(1)     Amount represents the cash severance that each named executive officer is eligible to receive under his Executive Severance Agreement. With the exception of Mr. Tran, the cash severance identified in this table would be payable in a lump sum upon a “double-trigger” qualifying termination, as described above under the heading “—Officer Executive Severance Agreements,” on or within the 18 months following the closing date of the Asset Sale. In such an event, each named executive officer would be entitled to receive a cash payment equal to the product of one times the sum of (i) the named executive officer’s annual base salary and (ii) the named executive officer’s target annual bonus target. Pursuant to the Tran Separation Agreement, Mr. Tran is already eligible to receive 12 months of his annual base salary plus his annual bonus target. The table above sets forth the additional 12 months of annual base salary plus annual bonus target he is eligible to receive upon the closing of the Asset Sale.

The following table quantifies each component included in the cash severance above.

Name	Base Salary Component of Cash Severance ($)	Bonus Component of Cash Severance ($)
Elias Nader	300,000	150,000
Sal Cobar	301,980	161,000
Thinh Q. Tran	394,200	335,000

(2)     Pursuant to the terms and conditions of the applicable Executive Severance Agreement, Mr. Cobar and Mr. Nader would be entitled to certain full accelerated vesting of outstanding Company RSUs and Company Options upon a “double trigger” qualifying termination, as described above under the heading “—Officer Executive Severance Agreements,” on or during the 18 months following the closing of the Asset Sale. Pursuant to the Tran Separation Agreement, Mr. Tran’s outstanding equity awards have already accelerated in vesting with respect to that number of shares that would have otherwise vested based on continued service during the 12 month period following his departure date. The table below sets forth the value of his remaining unvested Company Options and Company RSUs that would be subject to 100% acceleration of vesting upon the closing of the Asset Sale.The value of the unvested and accelerated Company Options is the positive difference between the value of $5.79 per share and the exercise price of the Company Option, multiplied by the number of unvested Company Options as of February 28, 2018, and the value of the unvested and accelerated Company RSUs is equal to $5.79 multiplied by the number of unvested Company RSUs as of February 28, 2018, in each case, consistent with the methodology applied under SEC Regulation M-A Item 1011(b) and Regulation S-K Item 402(t)(2).

Name	Value of Unvested Company Options ($)	Value of Unvested Company RSUs ($)
Elias Nader	-	139,325
Sal Cobar	-	121,231
Thinh Q. Tran	-	154,883

(3)     Under Messrs. Cobar’s and Nader’s individual Executive Severance Agreement, upon a “double trigger” qualifying termination on or during the 18 months following the closing date of the Asset Sale, each is entitled to reimbursement of COBRA payments made by the executive to maintain his group health plan benefits for six months in the case of Mr. Cobar and 12 months in the case of Mr. Nader following the date of termination. Pursuant to the Tran Separation Agreement, Mr. Tran is eligible to receive reimbursement of COBRA premiums for 12 months. The table above sets forth the additional 12 months of COBRA premium reimbursements Mr. Tran is eligible for upon the closing of the Asset Sale. In addition, under their Executive Severance Agreements, Messrs. Nader, Cobar and Tran are entitled to be paid out for their accrued and unused vacation through the termination date. Mr Tran has received his payout, so the table above sets forth the payout for Messrs. Nader and Cobar. The following table quantifies the value of the COBRA payments and payments in respect of accrued and unused vacation.

Name	COBRA Payment ($)	Payment for Accrued but Unused Vacation ($)
Elias Nader	42,704	7,904
Sal Cobar	9,354	8,846
Thinh Q. Tran	39,035	-

DISSENTERS’ RIGHTS

Dissenters’ rights are a statutory remedy available in many states to shareholders who object to certain extraordinary actions taken by a corporation, such as mergers or certain other change of control transactions. This remedy typically allows dissenting shareholders to require the corporation to buy their stock at a price equal to its fair value immediately before the extraordinary corporate action is taken. Under California law, our shareholders are not entitled to dissenters’ rights in connection with the Asset Sale or the Liquidation.

LITIGATION RELATING TO THE ASSET SALE AND THE LIQUIDATION

On March 15, 2018, a complaint captioned Ann Noys v. Sigma Designs, Inc., et al., Case No. 18-cv-01645-WHO was filed in the United States District Court for the Northern District of California naming as defendants Sigma, certain members of the Company Board and Silicon Labs. This action purports to be a class action brought by a shareholder alleging, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9 by filing a materially incomplete and misleading preliminary proxy statement on February 23, 2018.  The complaint seeks, among other things, either to enjoin the proposed transactions or to rescind the transactions or award rescissory damages in the event the transactions are consummated. A preliminary injunction could delay or jeopardize the completion of the transactions, an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the transactions, and an award of rescissory damages could reduce the amount of cash available for distribution to shareholders in any liquidation that Sigma might undertake following the Asset Sale.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the Asset Sale and of any subsequent asset sales, distributions on Company Common Stock and liquidation of the Company pursuant to the Plan of Liquidation. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. No ruling has been requested from the Internal Revenue Service (the “IRS”) in connection with the Asset Sale, any other transactions contemplated by the Plan of Liquidation, or distributions on the Company Common Stock pursuant to the Plan of Liquidation. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. No opinion of counsel has been or will be rendered with respect to the tax consequences of the Asset Sale, such other transactions or such distributions.

This discussion assumes that holders of Company Common Stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company Common Stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company Common Stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, real estate investment trusts, personal holding companies, regulated investment companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who hold Company Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders whose functional currency is not the U.S. dollar. This discussion does not address the impact of the Medicare contribution tax or any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder. In addition, this discussion does not address the U.S. federal income tax consequences to holders of Company Common Stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences to holders of Company Common Stock of the Asset Sale and of any subsequent asset sales, distributions on Company Common Stock and liquidation of the Company pursuant to the Plan of Liquidation. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of those transactions or distributions.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Company Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Asset Sale and any distributions on the Company Common Stock.

All shareholders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of any distributions on the Company Common Stock, including the consequences of recently enacted U.S. federal income tax legislation informally referred to as the Tax Cuts and Jobs Act.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●

a trust if (i) it is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) of Company Common Stock that is not a U.S. holder.

Tax Consequences to the Company

If consummated, the Asset Sale will be a taxable transaction to the Company. Because of the tax attributes of the Company, it is anticipated that the Company will utilize such tax attributes to reduce substantially the amount of U.S. federal income tax from the Asset Sale, even taking into account limitations, if any, on the Company’s use of tax attributes in recently enacted U.S. federal income tax legislation informally known as the Tax Cuts and Jobs Act. Any subsequent asset sales will also be taxable transactions to the Company, but the Company does not expect to have tax attributes remaining after the Asset Sale to reduce the amount of U.S. federal income tax from any such subsequent sales. The determination of whether and to what extent the Company’s tax attributes will be available, however, is highly complex and is based in part upon facts that will not be known until the completion of the Asset Sale. Neither the Asset Sale nor any subsequent asset sales will be taxable to holders of Company Common Stock, although as discussed below, any distribution made by the Company on Company Common Stock will be a taxable event to the holders of Company Common Stock.

Tax Consequences to U.S. Holders

Neither the Asset Sale nor any subsequent asset sales will be taxable to U.S. holders of Company Common Stock. If the Company consummates the Plan of Liquidation and liquidates, a U.S. holder will recognize gain or loss with respect to distributions made on Company Common Stock pursuant to the Plan of Liquidation (“Liquidating Distributions”) equal to the difference between (i) the sum of the amount of money and the fair market value of property (other than money) distributed to such U.S. holder, and (ii) such U.S. holder’s tax basis in the Company Common Stock.  A U.S. holder’s tax basis generally will equal the U.S. holder’s cost for the Company Common Stock. Any gain or loss so recognized generally would be long-term capital gain or loss if the U.S. holder has held the Company Common Stock for more than one year. Long-term capital gain of non-corporate U.S. holders generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations.  The tax basis of any property other than cash distributed to a U.S. holder pursuant to the Plan of Liquidation will be the fair market value of the property at the time of the distribution.

If the Company liquidates pursuant to the Plan of Liquidation, U.S. holders may receive one or more Liquidating Distributions, including a deemed distribution of cash or other property.  A U.S. holder’s gain or loss will be computed on a “per share” basis so that gain or loss is calculated separately for blocks of Company Common Stock acquired at different dates and different prices. Each Liquidating Distribution will be allocated proportionately to each share of Company Common Stock owned by a U.S. holder.  Gain will be recognized in connection with a Liquidating Distribution only to the extent that the aggregate value of all Liquidating Distributions received by a U.S. holder with respect to a share exceeds the U.S. holder’s tax basis for that share. If the amount of the Liquidating Distributions is less than the U.S. holder’s basis in the Company Common Stock, the U.S. holder will generally recognize a loss in the year the final Liquidating Distribution is received.

If the Plan of Liquidation is not approved (or if it is approved, but one or more distributions are made to U.S. holders that are not characterized as a distribution in complete liquidation of the Company for U.S. federal income tax purposes), the discussion above does not apply to such distributions by the Company to U.S. holders. Rather, such distributions, if any, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. holder. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in Company Common Stock. Any remaining excess will be treated as a capital gain. Dividends received by a corporate U.S. holder may qualify for a dividends-received deduction. Dividends received by certain non-corporate U.S. holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of Liquidating Distributions, dividends on Company Common Stock, if any, and the proceeds of a sale of Company Common Stock paid to a U.S. holder unless the U.S. holder is an exempt recipient and, if requested, certifies as to that status. Backup withholding generally will apply to those payments if the U.S. holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Consequences of a Liquidating Trust

If the Company transfers assets to a liquidating trust in connection with the Liquidation, it intends to structure the liquidating trust (including making interests in the trust non-transferable) so that it will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, it is expected that the liquidating trust itself should not be subject to U.S. federal income tax. Holders of Company Common Stock will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property (other than money) transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust. The distribution (assuming it is made pursuant to the Plan of Liquidation) will be treated as a distribution in liquidation of the holders’ Company Common Stock.  See “–Tax Consequences to U.S. Holders” above, and “–Tax Consequences to Non-U.S. Holders” below.

As owners of the trust, the holders of Company Common Stock will be required to take into account for U.S. federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust.  The income, expense, gain or loss recognized by the liquidating trust will not affect a holder’s basis in Company Common Stock. As a result of the transfer of property by the Company to a liquidating trust and the ongoing activities of that trust, holders of Company Common Stock should be aware that they may be subject to U.S. federal income tax even though they do not receive any actual distributions from the liquidating trust.

If a liquidating trust is established, the Company will not obtain any IRS ruling as to the tax status of that trust and there is no assurance that the IRS would agree with the Company’s conclusion that the liquidating trust should be treated as a liquidating trust for U.S. federal income tax purposes. If, contrary to the Company’s expectation, it were determined that the liquidating trust should be classified for U.S. federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the holders of Company Common Stock and the liquidating trust would be required to pay federal income taxes at corporate tax rates. Furthermore, much of the above discussion would no longer be accurate.  For instance, all or a portion of any distribution made to the holders of Company Common Stock from the liquidating trust could be treated as a dividend. Holders of Company Common Stock might also be subject to liability for state and local taxes on account of their interests in a liquidating trust. State and local tax laws may differ in various respects from U.S. federal income tax law.

Tax Consequences to Non-U.S. Holders

Neither the Asset Sale nor any subsequent asset sales will be taxable to non-U.S. holders of Company Common Stock. If the Company liquidates pursuant to the Plan of Liquidation, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon receipt of Liquidating Distributions unless (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), or (ii) the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in (i) above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits that are attributable to such gain, as adjusted for certain items. Gain described in (ii) above generally will be subject to U.S. federal income tax at a rate of 30%, which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the Plan of Liquidation is not approved (or if it is approved, but one or more distributions are made to U.S. holders that are not characterized as a distribution in complete liquidation of the Company for U.S. federal income tax purposes), the discussion above does not apply to such distributions by the Company to non-U.S. holders. Rather, such distributions, if any, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any dividends on Company Common Stock paid to a non-U.S. holder generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or in either case suitable successor form) certifying its entitlement to benefits under a treaty. A non-U.S. holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

If a non-U.S. holder of Company Common Stock is engaged in a trade or business in the United States, and if dividends on Company Common Stock are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, the non-U.S. holder maintains a permanent establishment within the United States and such dividends are attributable to such permanent establishment), the non-U.S. holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. holder (see “–Tax Consequences to U.S. Holders” above), except that the non-U.S. holder will be required to comply with certain certification requirements in order to claim an exemption from withholding tax. These non-U.S. holders should consult their tax advisors with respect to other tax consequences of the ownership of Company Common Stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate non-U.S. holders.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations thereunder (commonly referred to as “FATCA”), impose a 30% withholding tax on payments of dividends on Company Common Stock and, for dispositions after December 31, 2018, payments of gross proceeds from the sale, exchange, redemption, or other disposition of Company Common Stock to “foreign financial institutions” (as defined under FATCA) as the beneficial owner or an intermediary, and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the jurisdiction of a recipient and the United States may modify the rules described in this paragraph. You should consult your tax advisor regarding the effect, if any, of the FATCA rules for you based on your particular circumstances.

Information Reporting and Backup Withholding

Generally, the amount of Liquidating Distributions and dividends, if any, paid on Company Common Stock to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the non-U.S. holders. Copies of the information returns reporting such Liquidating Distributions and dividends and withholding may also be made available to the tax authorities in a country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of Liquidating Distributions or dividends on Company Common Stock, provided a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or applicable successor form), has been provided by the non-U.S. holder or the non-U.S. holder otherwise establishes an exemption. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of Company Common Stock conducted within the United States or through certain U.S.-related financial intermediaries, unless the statement described above has been received, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO COMPANY SHAREHOLDERS. THE TAX CONSEQUENCES OF THE ASSET SALE OR ANY DISTRIBUTIONS ON THE COMPANY COMMON STOCK MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES TO YOU OF THE ASSET SALE OR ANY DISTRIBUTIONS ON COMPANY COMMON STOCK, INCLUDING THE CONSEQUENCES OF RECENTLY ENACTED U.S. FEDERAL INCOME TAX LEGISLATION INFORMALLY REFERRED TO AS THE TAX CUTS AND JOBS ACT.

MARKET PRICE AND DIVIDEND INFORMATION

The Company Common Stock is traded on the Nasdaq Stock Market under the symbol “SIGM.” The following table sets forth the high and low sales prices per share of the Company Common Stock for the periods indicated.

	High	Low
Fiscal year ended January 30, 2016:
First Quarter	$8.49	$6.25
Second Quarter	$12.83	$7.57
Third Quarter	$11.47	$6.36
Fourth Quarter	$10.19	$5.42
Fiscal year ended January 28, 2017:
First Quarter	$8.14	$5.41
Second Quarter	$7.58	$5.92
Third Quarter	$8.60	$6.53
Fourth Quarter	$8.35	$5.20
Fiscal year ended February 3, 2018:
First Quarter	$6.55	$5.40
Second Quarter	$6.85	$5.60
Third Quarter	$6.70	$5.71
Fourth Quarter	$7.00	$5.50

As of the Record Date, 39,499,507 shares of Company Common Stock were outstanding and entitled to vote at the special meeting, held by approximately 110 shareholders of record.

On December 6, 2017, the last trading date prior to the public announcement of the Company’s entry into the Agreement, the closing price per share of Company Common Stock on the Nasdaq Stock Market was $5.60. On March 6, 2018, the most recent practicable date prior to the date of this proxy statement, the closing price per share of Company Common Stock on the Nasdaq Stock Market was $6.10.

We have never paid dividends on our common stock. If the Asset Sale closes and the Liquidation Proposal is approved, we currently intend to distribute a portion of the net proceeds from the Asset Sale to Sigma shareholders as promptly as practicable following the closing of the Asset Sale. See the section entitled “Proposal 2 – The Liquidation Proposal – The Plan of Liquidation – Liquidating Distributions” beginning on page 89 of this proxy statement.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of the Record Date by:

●	each person who is known by us to own beneficially more than 5% of the Company Common Stock;

●	each of our current directors;

●	each of our named executive officers; and

●	all current directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned
5% Shareholder
Entities affiliated with Soros Fund Management LLC(2)	5,118,789	12.9%
Entities affiliated with Dimensional Fund Advisors LP (3)	3,132,062	7.9%
Entities affiliated with Renaissance Technologies LLC (4)	2,473,500	6.3%
Entities affiliated with Blackrock, Inc. (5)	2,301,861	5.8%
Named Executive Officers and Directors
Elias N. Nader (6)	69,155	*
Sal Cobar (7)	132,869	*
Thinh Q. Tran (8)	1,324,915	3.3%
J. Michael Dodson (9)	102,080	*
Martin Manniche (9)	68,363	*
Saleel Awsare	–	–
All current directors and executive officers as a group (5 persons) (10)	372,467	*

*Represents less than 1% of Company Common Stock.

(1)

The persons named in the table have sole voting and investment power with respect to all shares of Company Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)

Based solely on a report on Schedule 13G filed on February 14, 2018. Soros Fund Management LLC (“SFM”) is deemed to beneficially own the shares of Company Common Stock held for the account of Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”), for which SFM serves as principal investment manager and has sole voting and dispositive power with respect to the securities. George Soros, Chairman and Manager of SFM, and Robert Soros, Manager of SFM, may also be deemed to beneficially own the shares of Company Common Stock and hold shared power to direct the disposition of and to vote the securities. The principal business address of SFM, George Soros and Robert Soros is 250 West 55th Street, 38th Floor, New York, New York 10019.

(3)

Based solely on a report on Schedule 13G/A filed on February 9, 2018. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess sole voting power with respect to 3,006,257 shares and sole dispositive power with respect to 3,132,063 shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Company Common Stock held by the Funds. All of the shares reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The principal business address of Dimensional is 6300 Bee Cave Road, Austin, Texas, 78746.

(4)

Based solely on a report on Schedule 13G filed on February 14, 2018. Renaissance Technologies LLC (“RTC”), an investment advisor, has sole voting and dispositive power with respect to the shares. Renaissance Technologies Holdings Corporation (“RTHC”) as majority owner of RTC, may be deemed to be the beneficial owner of the shares held by RTC. The principal business address of RTC and RTHC is 800 Third Avenue, New York, New York 10022.

(5)

Based solely on a report on Schedule 13G/A filed on January 23, 2018. BlackRock, Inc. is deemed to beneficially own the shares of Company Common Stock held in the accounts of BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC., for which it serves as a parent holding company and holds the sole power to direct investments with respect to 2,301,861 shares and sole power to vote 2,256,028 of such shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)

Includes 21,875 shares which are issuable upon the exercise of Company Options exercisable within 60 days of the Record Date and the right to acquire 3,250 shares upon the settlement of Company RSUs within 60 days of the Record Date.

(7)

Includes 97,500 shares issuable upon the exercise of Company Options which are exercisable within 60 days of the Record Date and the right to acquire 2,938 shares upon the settlement of Company RSUs within 60 days of the Record Date.

(8)

Includes 400,000 shares issuable upon exercise of outstanding Company Options which are exercisable within 60 days of the Record Date, and 841,213 shares of Company Common Stock held by Thinh Q. Tran’s family trust.

(9)	Includes the right to acquire 14,534 shares upon the settlement of Company RSUs within 60 days of the Record Date.
(10)

Includes 119,375 shares which are issuable upon the exercise of Company Options exercisable within 60 days of the Record Date and the right to acquire 35,256 shares upon the settlement of Company RSUs within 60 days of the Record Date.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

We currently intend to hold an annual meeting of shareholders later in 2018. Nominations of persons for election to the Company Board and other proposals of shareholders that are intended to be presented by a shareholder at our 2018 annual meeting must be received by the Secretary of Sigma no later than March 20, 2018 in order that they may be included in our proxy statement and form of proxy relating to that meeting. Such shareholder must comply with the provisions of our bylaws and the applicable rules of Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that section.

If a shareholder intends to submit a nomination or other proposal at our 2018 annual meeting which is not submitted in time to be eligible for inclusion in the proxy statement relating to that meeting, the shareholder must give timely written notice to the Secretary of Sigma at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of our 2017 annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the one year anniversary of the date of the previous year’s meeting, notice by the shareholder to be timely must be so received not later than the close of business on the later of 120 days in advance of such meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. Such shareholder must also comply with any other applicable provisions of our bylaws and applicable law. If such a shareholder fails to comply with the foregoing notice provisions, the nomination or other proposal may not be brought before the meeting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and therefore file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, which contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below (which are also being mailed to shareholders with this proxy statement) and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

●	our Annual Report on Form 10-K for the fiscal year ended January 28, 2017 filed with the SEC on March 30, 2017 as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on May 30, 2017;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended April 29, 2017, July 29, 2017 and October 28, 2017; and

●

our Current Reports on Forms 8-K filed with the SEC on July 10, 2017, August 8, 2017, August 22, 2017, October 11, 2017, December 8, 2017, January 23, 2018, January 25, 2018, January 29, 2018, February 7, 2018, February 16, 2018, February 22, 2018 and February 27, 2018.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference into this proxy statement or other information concerning us, without charge, by written request to Sigma Designs, Inc. (Attn: Investor Relations, 47467 Fremont Blvd., Fremont, California 94538), from our proxy solicitor at the email address or phone number listed below, through the Investor section of our website (www.sigmadesigns.com), or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

If you have questions about the special meeting or the Asset Sale after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, please contact our proxy solicitor, D.F. King & Co., Inc., at:

Toll-free: (800) 467-0821

Address: 48 Wall Street, New York, NY 10005

Email: sigm@dfking.com

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information has been derived from the historical financial statements of Sigma Designs, Inc. (the “Company”), adjusted to give effect to the Asset Sale and the Wired Connectivity Sale (as defined below). On February 15, 2018, the Company along with its direct wholly-owned subsidiary, Sigma Designs Technology Singapore Pte. Ltd., a company organized under the laws of Singapore (“Seller”), completed the previously announced sale (the “Wired Connectivity Sale”) of all of the issued and outstanding shares of Sigma Designs Israel S.D.I Ltd., a company organized under the laws of Israel and a wholly-owned subsidiary of Seller (“Sigma Israel”), pursuant to the terms of that certain Share Purchase Agreement (the “Purchase Agreement”), dated February 6, 2018, with Integrated Silicon Solution (Cayman), Inc., a company organized under the laws of the Cayman Islands (“Buyer”). Sigma Israel conducts the Company’s Media Connectivity business, consisting primarily of the Company’s HomePNA and G.hn product lines. Pursuant to the Purchase Agreement, Seller sold to Buyer all of the issued and outstanding shares of Sigma Israel for $28,000,000, payable in cash, and adjusted for Sigma Israel’s cash and debt at closing and other adjustments for fluctuations in working capital. The consideration paid at closing and received by the Company was $23,464,101. This amount included a deduction of $335,599 in purchase price adjustments for fluctuations in working capital, and excluded $4,200,000 which is being held in escrow subject to customary adjustments after closing. The unaudited pro forma condensed consolidated statements of operations for the nine months ended October 28, 2017, and for the fiscal years ended January 28, 2017 and January 30, 2016, have been prepared with the assumption that the Asset Sale and the Wired Connectivity Sale occurred as of February 1, 2015. The unaudited pro forma condensed consolidated balance sheet as of October 28, 2017, has been prepared with the assumption that the Asset Sale and the Wired Connectivity Sale were completed as of the balance sheet date.

The unaudited pro forma condensed consolidated financial statements have been prepared based upon assumptions deemed appropriate by management. The unaudited pro forma condensed consolidated financial statements and pro forma adjustments are based upon information available as of the date of this proxy statement and have been presented solely for informational purposes and are not necessarily indicative of the condensed consolidated balance sheet or statements of operations that would have been realized had the Asset Sale or the Wired Connectivity Sale occurred as of the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results of operations.

Historical condensed consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed consolidated financial information to give effect to pro forma events that are (1) directly attributable to the Asset Sale and the Wired Connectivity Sale, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed consolidated statements of operations, are expected to have a continuing impact on financial results following the Asset Sale and the Wired Connectivity Sale. Accordingly, the accompanying unaudited pro forma condensed consolidated statements of operations do not include realized gains from the Asset Sale or the Wired Connectivity Sale. The adjustments presented are based on currently available information and reflect certain estimates and assumptions. Therefore, actual results may differ from the pro forma adjustments.

The unaudited pro forma condensed consolidated financial statements are based on the Company’s historical consolidated financial statements and should be read in conjunction with the (i) audited financial statements for the Company for the fiscal years ended January 28, 2017 and January 30, 2016, which are incorporated by reference into this proxy statement and the remaining sections of this proxy statement; (ii) unaudited condensed consolidated financial statements for the Company as of and for the nine months ended October 28, 2017, which are incorporated by reference into this proxy statement and the remaining sections of this proxy statement, and (iii) the unaudited carve-out financial statements for the Z-Wave Business, the assets of which are the subject of the proposed Asset Sale, included below in this proxy statement.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

OF SIGMA DESIGNS, INC.

GIVING EFFECT TO THE ASSET SALE AND THE WIRED CONNECTIVITY SALE

Unaudited Pro Forma Condensed Consoldiated Financial Statements	Page
Unaudited Pro Forma Condensed Consolidated Balance Sheets of Sigma Designs, Inc. as of October 28, 2017	112
Unaudited Pro Forma Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) of Sigma Designs, Inc. for the nine months ended October 28, 2017	113
Unaudited Pro Forma Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) of Sigma Designs, Inc. for the year ended January 28, 2017	114
Unaudited Pro Forma Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) of Sigma Designs, Inc. for the year ended January 30, 2016	115
Notes to the Unaudited Pro Forma Condensed Consolidated Financal Statements	116

Unaudited Pro Forma Condensed Consolidated Balance Sheets of Sigma Designs, Inc.

Giving Effect to the Asset Sale and the Wired Connectivity Sale

As of October 28, 2017

(In thousands)

	As Reported	Pro Forma Adjustments for Asset Sale (E)	Other Pro Forma Adjustments for Asset Sale		Pro Forma	Pro Forma Adjustments for Wired Connectivity Sale (G)	Pro Forma

ASSETS
Current assets
Cash and cash equivalents	$69,219	$-	$240,000	A	$309,219	$23,464	$332,683
Restricted cash	325	-	-		325	(325)	-
Accounts receivable, net	19,628	(8,126)	-		11,502	(2,531)	8,971
Inventory	13,679	(9,331)	-		4,348	(373)	3,975
Prepaid expenses and other current assets	7,869	(520)	-		7,349	(551)	6,798
Total current assets	110,720	(17,977)	240,000		332,743	19,684	352,433

Software, equipment and leasehold improvements, net	18,135	(2,958)	-		15,177	(454)	14,723
Intangible assets, net	21,957	(866)	-		21,091	(1,288)	19,803
Goodwill	10,594	-	-		10,594	-	10,594
Deferred tax assets	741	(1,877)	-		(1,136)	(545)	(1,681)
Long-term investments	910	-	-		910	-	910
Other non-current assets	4,138	(1,139)	-		2,999	4,200	7,199
Intercompany and eliminating items	-	-	-		-	-	-
Total assets	$167,195	$(24,817)	$240,000		$382,378	$21,597	$403,975

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$14,478	$(5,420)	$-		$9,058	$(281)	$8,777
Accrued compensation and related benefits	10,020	(1,846)	-		8,174	(1,206)	6,968
Accrued liabilities	16,147	(3,815)	-		12,332	(467)	11,865
Total current liabilities	40,645	(11,081)	-		29,564	(1,954)	26,610

Income taxes payable	12,929	(1,407)	2,000	B	13,522	-	13,522
Deferred tax liabilities	287	-	-		287	-	287
Other long-term liabilities	5,439	(1,619)	-		3,820	(1,689)	2,131
Total liabilities	59,300	(14,107)	2,000		47,193	(3,643)	43,550

Commitments and contingencies

Shareholders' equity
Common stock and additional paid-in capital	518,248	-	-		518,248	-	518,248
Treasury stock	(88,336)	-	-		(88,336)	-	(88,336)
Accumulated other comprehensive loss	(891)	-	-		(891)	-	(891)
Accumulated deficit	(321,126)	-	227,290	C	(93,836)	25,240	(68,596)
Net Parent investment	-	(10,710)	10,710	D	-	-
Total shareholders' equity	107,895	(10,710)	238,000		335,185	25,240	133,135

Total liabilities and shareholders' equity	$167,195	$(24,817)	$240,000		$382,378	$21,597	188,792

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) of Sigma Designs, Inc.

Giving Effect to the Asset Sale and the Wired Connectivity Sale

For the Nine Months Ended October 28, 2017

(In thousands)

	As Reported	Pro Forma Adjustments for Asset Sale (E)	Pro Forma	Pro Forma Adjustments for Wired Connectivity Sale (F)	Pro Forma

Net revenue	$112,934	$(39,499)	$73,435	$(17,979)	$55,456
Cost of revenue	58,374	(17,255)	41,119	(6,785)	34,334
Gross profit	54,560	(22,244)	32,316	(11,194)	21,122
Operating expenses
Research and development	53,380	(5,272)	48,108	(5,765)	42,343
Sales and marketing	17,498	(9,728)	7,770	(1,700)	6,070
General and administrative	15,899	(3,140)	12,759	(583)	12,176
Restructuring costs	2,529	-	2,529	-	2,529
Impairment of IP, mask sets and design tools	8,469	(80)	8,389	-	8,389
Total operating expenses	97,775	(18,220)	79,555	(8,048)	71,507
(Loss) income from operations	(43,215)	(4,024)	(47,239)	(3,146)	(50,385)
Interest and other income, net	(1,076)	78	(998)	(419)	(1,417)
(Loss) income before income taxes	(44,291)	(3,946)	(48,237)	(3,565)	(51,802)
Provision for income taxes	2,329	(1,174)	1,155	(591)	564
Net (loss) income	$(46,620)	$(2,772)	$(49,392)	$(2,974)	$(52,366)

Other comprehensive (loss) income:
Change in currency translation adjustments, net of tax	$1,282	$368	$1,650	$-	$1,650
Change in unrealized gains (losses) on marketable securities, net of tax	5	-	5	-	5
Other comprehensive income (loss)	1,287	368	1,655	-	1,655
Comprehensive (loss) income	$(45,333)	$(2,404)	$(47,737)	$(2,974)	$(50,711)

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) of Sigma Designs, Inc.

Giving Effect to the Asset Sale and the Wired Connectivity Sale

For the Year Ended January 28, 2017

(In thousands)

	As Reported	Pro Forma Adjustments for Asset Sale (E)	Pro Forma	Pro Forma Adjustments for Wired Connectivity Sale (F)	Pro Forma

Net revenue	$220,544	$(40,124)	$180,420	$(46,013)	$134,407
Cost of revenue	114,565	(16,250)	98,315	(19,379)	78,936
Gross profit	105,979	(23,874)	82,105	(26,634)	55,471
Operating expenses
Research and development	73,993	(6,793)	67,200	(8,189)	59,011
Sales and marketing	23,300	(12,594)	10,706	(3,356)	7,350
General and administrative	18,860	(2,899)	15,961	(983)	14,978
Impairment of IP, mask sets and design tools	1,148	-	1,148	-	1,148
Total operating expenses	117,301	(22,286)	95,015	(12,528)	82,487
(Loss) income from operations	(11,322)	(1,588)	(12,910)	(14,106)	(27,016)
Impairment of privately-held investments, net of gain on sale	(885)	-	(885)	-	(885)
Interest and other income, net	539	14	553	(270)	283
(Loss) income before income taxes	(11,668)	(1,574)	(13,242)	(14,376)	(27,618)
Provision for income taxes	6,647	(1,187)	5,460	(151)	5,309
Net (loss) income	$(18,315)	$(387)	$(18,702)	$(14,225)	$(32,927)

Other comprehensive (loss) income:
Change in currency translation adjustments, net of tax	$(336)	$63	$(273)	$-	$(273)
Change in unrealized gains (losses) on marketable securities, net of tax	33	-	33	-	33
Other comprehensive income (loss)	(303)	63	(240)	-	(240)
Comprehensive (loss) income	$(18,618)	$(324)	$(18,942)	$(14,225)	$(33,167)

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) of Sigma Designs, Inc.

Giving Effect to the Asset Sale and the Wired Connectivity Sale

For the Year Ended January 30, 2016

(In thousands)

	As Reported	Pro Forma Adjustments for Asset Sale (E)	Pro Forma	Pro Forma Adjustments for Wired Connectivity Sale (F)	Pro Forma

Net revenue	$227,250	$(46,792)	$180,458	$(54,707)	$125,751
Cost of revenue	114,090	(20,615)	93,475	(22,247)	71,228
Gross profit	113,160	(26,177)	86,983	(32,460)	54,523
Operating expenses
Research and development	68,784	(6,320)	62,464	(8,521)	53,943
Sales and marketing	22,877	(11,706)	11,171	(4,020)	7,151
General and administrative	20,862	(2,917)	17,945	(1,018)	16,927
Restructuring costs	9	-	9	-	9
Impairment of IP, mask sets and design tools	1,783	-	1,783	(1,365)	418
Total operating expenses	114,315	(20,943)	93,372	(14,924)	78,448
(Loss) income from operations	(1,155)	(5,234)	(6,389)	(17,536)	(23,925)
Gain on sale of development project	7,551	-	7,551	-	7,551
Impairment of privately-held investments, net of gain on sale	159	-	159	-	159
Interest and other income, net	794	(19)	775	741	1,516
Income before income taxes	7,349	(5,253)	2,096	(16,795)	(14,699)
Provision for income taxes	7,191	(1,667)	5,524	(2,160)	3,364
Net (loss) income	$158	$(3,586)	$(3,428)	$(14,635)	$(18,063)

Other comprehensive (loss) income:
Change in currency translation adjustments, net of tax	$(583)	$114	$(469)	$-	$(469)
Change in unrealized gains (losses) on marketable securities, net of tax	(181)	-	(181)	-	(181)
Other comprehensive income (loss)	(764)	114	(650)	-	(650)
Comprehensive (loss) income	$(606)	$(3,472)	$(4,078)	$(14,635)	$(18,713)

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

SIGMA DESIGNS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The Company’s historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial information to present events that are (i) directly attributable to the Z-Wave Business and Sigma Israel, (ii) factually supportable and (iii) are expected to have a continuing impact on the Company’s consolidated results following the Z-Wave Business disposition and the pro forma condensed consolidated statements of operations do not reflect an estimated gain or loss on the sale of the Z-Wave Business.

2.	Pro Forma Adjustments

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed consolidated financial information:

(A)	Represents the estimated sale proceeds
(B)	Represents the estimated tax liability on the gain recognized on the sale of the Z-Wave Business
(C)	Represents net adjustments to accumulated deficit which are comprised of the sales proceeds net of the estimated tax expense.
(D)	Represents elimination of intercompany investment
(E)	Represents adjustments to give effect to the disposal of the Z-Wave Business.
(F)	These adjustments reflect the elimination of revenue and expenses associated with Sigma Israel, including corporate support resources assigned to the business unit.
(G)

These adjustments reflect the disposition of Sigma Israel as if the transaction occurred on October 28, 2017, which was sold for $28.0 million in cash and adjusted for Sigma Israel’s cash and debt at closing and other adjustments for fluctuations in working capital of approximately $0.3 million, less estimated transaction costs. Transaction costs are estimated to be approximately $0.4 million. Approximately $4.2 million of cash will be held in escrow for a period of time following the closing as a source of recovery for indemnification claims by the Buyer. Retained earnings reflect the estimated after-tax gain from the transaction. Income taxes were determined to be negligible and not included as part of the pro form adjustments.

Z-WAVE BUSINESS CARVE-OUT FINANCIAL STATEMENTS

INDEX TO UNAUDITED Z-WAVE BUSINESS CARVE-OUT FINANCIAL STATEMENTS

Unaudited Carve-Out Financial Statements	Page
Carve-Out Balance Sheets (Unaudited) as of October 28, 2017, January 28, 2017 and January 30, 2016	118
Carve-Out Statements of Operations (Unaudited) for the nine months ended October 28, 2017 and the years ended January 28, 2017 and January 30, 2016	119
Carve-Out Statements of Comprehensive Income (Unaudited) for the nine months ended October 28, 2017 and the years ended January 28, 2017 and January 30, 2016	119
Notes to Unaudited Carve-Out Financial Statements	120

Z-Wave Business

Carve-Out Balance Sheets (Unaudited)

(In thousands)

	October 28, 2017	January 28, 2017	January 30, 2016

ASSETS
Current assets
Accounts receivable, net of allowances of $291 as of October 28, 2017, $382 as of January 28, 2017 and $326 as of January 30, 2016	$8,126	$7,833	$7,641
Inventory	9,331	8,032	11,173
Prepaid expenses and other current assets	520	557	499
Total current assets	17,977	16,422	19,313

Software, equipment and leasehold improvements, net	2,958	2,524	478
Intangible assets, net	866	806	1,520
Deferred tax assets	1,877	1,748	2,151
Other non-current assets	1,139	1,693	1,692
Total assets	$24,817	$23,193	$25,154

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities
Accounts payable	$5,420	$3,367	$4,322
Accrued compensation and related benefits	1,846	1,488	1,122
Accrued liabilities	3,815	2,539	3,083
Total current liabilities	11,081	7,394	8,527

Income taxes payable	1,407	1,321	752
Other long-term liabilities	1,619	514	1,014
Total liabilities	14,107	9,229	10,293

Commitments and contingencies (Note 4)

Net Parent Investment	10,710	13,964	14,861
Total liabilities and Net Parent Investment	$24,817	$23,193	$25,154

See the accompanying Notes to the Carve-Out Financial Statements

Z-Wave Business

Carve-Out Statements of Operations (Unaudited)

(In thousands)

	Nine Months Ended	Fiscal Year Ended
	October 28, 2017	January 28, 2017	January 30, 2016

Net revenue	$39,499	$40,124	$46,792
Cost of revenue	17,255	16,250	20,615
Gross profit	22,244	23,874	26,177
Operating expenses
Research and development	5,272	6,793	6,320
Sales and marketing	9,728	12,594	11,706
General and administrative	3,140	2,899	2,917
Impairment of IP, mask sets and design tools	80
Total operating expenses	18,220	22,286	20,943
Income from operations	4,024	1,588	5,234
Interest and other income, net	(78)	(14)	19
Income before income taxes	3,946	1,574	5,253
Provision for income taxes	1,174	1,187	1,667
Net income	$2,772	$387	$3,586

Z-Wave Business

Carve-Out Statements of Comprehensive Income (Unaudited)

(In thousands)

	Nine Months Ended	Fiscal Year Ended
	October 28, 2017	January 28, 2017	January 30, 2016

Net income	$2,772	$387	$3,586
Other comprehensive loss:
Change in currency translation adjustments, net of tax	(368)	(63)	(114)
Change in unrealized gains (losses) on marketable securities, net of tax	-	-	-
Other comprehensive loss	(368)	(63)	(114)
Comprehensive income	2,404	324	3,472

See the accompanying Notes to the Carve-Out Financial Statements

Z-WAVE BUSINESS

NOTES TO UNAUDITED CARVE-OUT FINANCIAL STATEMENTS

1.	Organization and summary of significant accounting policies

Description of the Transaction: On December 7, 2017, Silicon Laboratories Inc. (“Silicon Labs”) and Sigma Designs, Inc. (referred to in these unaudited carve-out financial statements as the “Company” or “Sigma”) announced a definitive agreement under which Silicon Labs was to acquire the Company in a cash transaction valued at approximately $282 million, subject to certain closing conditions. On January 23, 2018, the Company announced that due to the closing conditions in the previously announced definitive agreement not being satisfied, the parties will move forward with the sale to Silicon Labs of all of the assets which relate to the Company’s Z-Wave business, including all of the Company’s equity interest in certain subsidiaries engaged in the Z-Wave business, and the assumption by Silicon Labs of all of the Company’s liabilities related to the Z-Wave business for $240 million, conditional upon the approval by the Company’s shareholders. The transaction will be treated as an asset sale of the collective assets comprising the Z-Wave business.

Basis of presentation:  The financial statements presented are stand-alone financial statements for the Company’s Z-Wave business (“Z-Wave”). They are presented for purposes of attaining shareholder approval of the above-described transaction with Silicon Labs.

Z-Wave has historically operated as a part of the Company and not as a standalone company. Financial statements representing the historical operations of Z-Wave have been derived from the Company’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of Z-Wave are included in the financial statements. The financial statements also include allocation of certain general, administrative, sales and marketing expenses and costs of sales from the Company. However, amounts recognized by Z-Wave are not necessarily representative of the amounts that would have been reflected in the financial statements had Z-Wave operated independently of the Company.

As part of the Company, Z-Wave is dependent upon the Company for all of its working capital and financing requirements as the Company uses a centralized approach to cash management and financing of its operations. Financial transaction relating to Z-Wave are accounted for through the Net Parent Investment account.   Accordingly, none of the Company’s cash, cash equivalents or debt at the corporate level have been assigned to Z-Wave in the financial statements. Net Parent Investment represents the Company’s interest in the recorded net assets of Z-Wave on the accompanying condensed balance sheet. All significant transactions between Z-Wave and the Company have been included in the accompanying carve-out financial statements.

All significant intercompany accounts and transactions between the businesses comprising Z-Wave have been eliminated in the accompanying carve-out financial statements. The Company operates and reports quarterly financial results that consist of 13 weeks and end on the last Saturday of the period and annual financial results that end similarly on a 52-53 week basis. The third quarter of fiscal 2018 ended on October 28, 2017 (91 days). The years ended January 28, 2017 and January 30, 2016 were 52-week years. Accordingly, Z-Wave is presented with the same ending periods.

The unaudited carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”).  They do not include all disclosures required by US GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the years ended January 28, 2017, and January 30, 2016, as filed with the SEC.

The carve-out financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in management’s opinion, are necessary to present fairly the financial position at October 28, 2017, January 28, 2017 and January 30, 2016, the results of operations for the nine months ended October 28, 2017 and for the years ended January 28, 2017 and January 30, 2016.  These results of operations are not necessarily indicative of the results to be expected for future periods or for Z-Wave as a standalone operating entity.

There are no significant differences in critical accounting policies applied by Z-Wave during any of the periods presented, as compared to the critical accounting policies described in the Company’s Annual Report on Form 10-K for the year ended January 28, 2017. For a complete summary of significant accounting policies, refer to Note 1, “Organization and Summary of Significant Accounting Policies,” in Part II, Item 8 of the Company’s fiscal 2017 Annual Report on Form 10-K.

Organization and nature of operations:  Z-Wave is a business operation of the Company. It is a provider of intelligent platforms for use in a variety of home entertainment and home control appliances. Z-Wave sells products into two primary target markets which are the Connected Smart TV Platforms and Internet of Things (“IoT”) Devices markets. The integrated system-on-chip (“SoC”) solutions serve as the foundation for some of the world’s leading consumer products, including televisions, media connectivity, smart home, and mobile IoT products. A majority of Z-Wave’s products are semiconductors that are targeted toward end-product manufacturers, Original Equipment Manufacturers (“OEMs”), and Original Design Manufacturers (“ODMs”), however, a certain amount of non-recurring engineering services, development kit sales, and licensing revenue are also derived from Z-Wave’s target markets.

Use of estimates in the preparation of carve-out financial statements:  The preparation of the carve-out financial statements requires estimates to be made and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  The primary areas that require significant estimates and judgments by management include, but are not limited to, revenue recognition, allowances for doubtful accounts, sales returns, warranty obligations, inventory valuation, stock-based compensation expense, purchased intangible asset valuations, deferred income tax asset valuation allowances, uncertain tax positions, tax contingencies, litigation and other loss contingencies. The estimates and related judgments and assumptions are continually evaluated based on historical experience and various other factors that are believed to be reasonable under the circumstances, however, actual results could differ from those estimates, and such differences may be material to these carve-out financial statements.

Fair value of financial instruments: Certain financial assets and liabilities are measured and disclosed at fair value, defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting Standards Codification Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 –	Quoted prices in active markets for identical assets or liabilities
Level 2 –

Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 –	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

For certain assets and liabilities, including accounts receivable, accounts payable and other current liabilities, the carrying amounts approximate their fair value due to the relatively short maturity of these items.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. No fair value election has been made for any eligible financial instruments.

Inventory:  Inventory consists of wafers and other purchased materials, work in process and finished goods and is stated at the lower of standard cost, which approximates actual cost on a first-in, first-out basis, or market value.  Ending inventory is evaluated for excess quantities and obsolescence on a quarterly basis.  This evaluation includes analysis of historical and estimated future unit sales by product as well as product purchase commitments that are not cancelable. Demand forecasts are developed based, in part, on discussions with customers about their forecasted supply needs.  However, customers generally only provide firm purchase commitments for the month and quarter and not an entire forecasted period.  Additionally, sales and marketing personnel provide estimates of future sales to prospective customers based on actual and expected design wins. A provision is recorded for inventory in excess of estimated future demand.

Obsolete inventory is written off. Obsolescence is determined from several factors, including competitiveness of product offerings, market conditions and product life cycles.  Provisions for excess and obsolete inventory are charged to cost of revenue.  At the time of the loss recognition, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.  If this lower-cost inventory is subsequently sold, the higher gross margins for those products is realized.

Inventory write-downs inherently involve assumptions and judgments as to amount of future sales and selling prices. There can be no assurances that future events and changing market conditions will not result in significant inventory write-downs.

Warranty: Products typically carry a one-year limited warranty that products will be free from defects in materials and workmanship.  Warranty cost is estimated at the time revenue is recognized, based on historical activity and additionally for any specific known product warranty issues. Accrued warranty cost includes hardware repair and/or replacement and software support costs and is included in accrued liabilities in the carve-out balance sheets. Although extensive product quality programs and processes are performed, the warranty obligation has been and may in the future be affected by product failure rates, product recalls, repair or replacement costs and additional development costs incurred in correcting any product failure. Should actual costs differ from initial estimates, the difference is recorded in the period they are identified. Actual claims are charged against the warranty reserve.

Software, equipment and leasehold improvements:  Software, equipment and leasehold improvements are stated at cost.   Depreciation and amortization for software, equipment and leasehold improvements is computed using the straight-line method based on the useful lives of the assets (one to five years) or the remaining lease term if shorter.  Any allowance for leasehold improvements received from the landlord for improvements to facilities is amortized using the straight-line method over the lesser of the remaining lease term or the useful life of the leasehold improvements.  Repairs and maintenance costs are expensed as incurred.

Intangible and other long-lived assets:  The amounts and useful lives assigned to intangible and other long-lived assets acquired, other than goodwill, impact the amount and timing of future amortization.  Intangible assets include those acquired through business combinations and also intellectual property purchased for incorporation into product designs. Amortization for such intellectual property begins at the time that shipments of the associated products into which it is incorporated begins.  The intellectual property is amortized over the estimated useful life of the associated products, generally two to three years.

Impairment of other long-lived assets:  Long-lived assets, including purchased intangible assets, are tested for impairment whenever events or changes in circumstances, such as a change in technology, indicate that the carrying value of these assets may not be recoverable.  If indicators of impairment exist, the carrying value of an asset or asset group is evaluated for recoverability based on comparisons to undiscounted expected future cash flows that the assets are expected to generate. If an asset is not recoverable an impairment loss is recorded equal to the amount by which the carrying value of the asset exceeds its fair value. The income valuation approach is primarily to determine the fair value of long-lived assets and purchased intangible assets.

Revenue recognition: Revenue is derived primarily from product sales which comprised approximately 97%, 95% and 96% of total net revenue during the nine months ended October 28, 2017 and fiscal 2017 and 2016, respectively.  Products, referred to as chipsets, consist of highly integrated chips and embedded software that enables real-time processing to establish a mesh network protocol that provides an interoperable platform for automation and monitoring solutions, all of which are referred to as embedded software. Software is not delivered as a separate product in connection with product sales.  Revenue is recognized for product sales when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is reasonably assured. These criteria are usually met at the time of product shipment. Reductions of revenue are recorded for estimated product returns and pricing adjustments, such as rebates, in the same period that the related revenue is recorded. The amount of these reductions is based on historical sales returns, analysis of credit memo data, specific criteria included in the agreements, and other factors known at the time. The Company accrues 100% of potential returns at the time of sale when there is not sufficient historical sales data and recognizes revenue when the right of return expires. The Company also accrues 100% of potential rebates at the time of sale and does not apply a breakage factor. The Company reverses the accrual for unclaimed rebate amounts as specific rebate programs contractually end and when it believes unclaimed rebates are no longer subject to payment and will not be paid. The accrual for unclaimed rebate amounts is reversed as specific rebate programs contractually end and when unclaimed rebates are no longer subject to payment and will not be paid.

On occasion, revenue is derived from the license of internally developed intellectual property (“IP”). IP licensing agreements generally provide licensees the right to incorporate IP components in their products with terms and conditions that vary by licensee. License fee arrangements generally include multiple deliverables and require a determination as to whether there is more than one unit of accounting. To the extent that the deliverables are separable into multiple units of accounting, an allocation of the total fee on such arrangements is made to the individual units of accounting using management’s best estimate of selling price ("ESP"), if third party evidence ("TPE") or vendor specific objective evidence ("VSOE") does not exist. Revenue recognition is deferred for consideration that is contingent upon future performance or other contractual terms.

The process for determining ESP for deliverables without VSOE or TPE considers multiple factors that may vary depending upon the unique facts and circumstances related to each deliverable. The key factors that are considered in developing the ESPs include the nature and complexity of the licensed technologies, the cost to provide the deliverables, the availability of substitute technologies in the marketplace and historical pricing practices. Revenue is recognized for each unit of accounting depending on the nature of the deliverable(s) comprising the unit of accounting in accordance with the revenue recognition criteria mentioned above. Fees under these agreements generally include (a) license fees relating to IP, (b) engineering services, and (c) support services. Historically, each of these elements has standalone value and therefore each are treated as separate units of accounting. Any future licensing arrangements will be analyzed based on the specific facts and circumstances which may be different than historical licensing arrangements.

For deliverables related to licenses of technology that involve significant engineering services, revenue is recognized in accordance with the provisions of the proportional performance method or milestone method, as applicable. Costs associated with engineering services are determined using actual labor dollars incurred and estimate other direct or incremental costs allocated based on the percentage of time the engineer(s) spent on the project. These costs are deferred until revenue recognition criteria have been met, at which time they are reclassified as cost of revenue.

Licensing revenue deliverables are generally recognized using the milestone method. Under the milestone method, revenue is recognized that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. To be considered substantive, the consideration earned by achieving the milestone should be (a) commensurate with either (i) the vendor’s performance to achieve the milestone or (ii) to the enhancement of the value of the item delivered as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone (b) the consideration should relate solely to past performance, and (c) the consideration should be reasonable relative to all deliverables and payment terms in the arrangement. Other milestones that do not fall under the definition of a milestone under the milestone method are recognized under the authoritative guidance concerning revenue recognition.

A portion of revenues is derived in the form of fees from members of a wholly-owned entity dedicated to the marketing, development and proliferation of the Z-Wave brand. Membership fees vary based on level and are generally billed on an annual basis with no obligation to renew. Revenue from membership dues is recognized in the month earned. Membership dues received in advance are included in deferred revenue and recognized as revenue ratably over the appropriate period, which is generally twelve months or less. The monthly dues are generally structured to cover the administrative costs and membership services. Membership revenue was approximately $1.4 million, $1.9 million and $1.9 million during nine months ended October 28, 2017 and fiscal 2017 and 2016, respectively.

Revenue is deferred when payments are received from customers in advance of revenue recognition.  Deferred revenue at October 28, 2017, January 28, 2017 and January 30, 2016 was $0.4 million, $0.4 million and $0.4 million, and is included in accrued liabilities in the accompanying carve-out balance sheets.

Cost of revenue: Cost of revenue is comprised of the cost of chipset solutions, which consists of the cost of purchasing finished silicon wafers manufactured by independent foundries, costs associated with purchase of assembly, test and quality assurance services and packaging materials, as well as royalties paid to vendors for use of their technology. Also included in cost of revenue is the amortization of purchased IP, manufacturing overhead, including costs of personnel and equipment associated with manufacturing support, product warranty costs, provisions for excess and obsolete inventory, and stock-based compensation expense for personnel engaged in manufacturing support.

Foreign currency:  The functional currency of foreign transactions is either the U.S. dollar or the local currency of each country.  Monetary assets and liabilities denominated in foreign currencies are remeasured at exchange rates in effect at the end of each period, and non-monetary assets, such as inventory, property, plant and equipment, and liabilities are recorded at historical rates. Gains and losses from these remeasurements as well as other transaction gains and losses are included in interest and other income, net, in the carve-out statements of operations. Operations that utilize foreign currency as their functional currency translate such currency into U.S. dollars using (i) the exchange rate on the balance sheet dates for assets and liabilities, and (ii) the average exchange rates prevailing during the period for revenues and expenses.  Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive income (loss) within shareholders’ equity. Foreign currency transaction gains and losses resulted in net losses of approximately $0.4 million, less than $0.1 million and $0.1million during the nine months ended October 28, 2017 and fiscal 2017and 2016, respectively.

Concentration of credit risk:  Financial instruments which are potentially subject of concentrations of credit risk consist primarily of accounts receivable.

Sales to recurring and new customers are generally made on open account, a prepaid or letter of credit basis. Ongoing credit evaluations of customers is performed and sales generally do not require collateral for sales on credit.  Accounts receivable balances are periodically reviewed to determine if any receivables will potentially be uncollectible and any amounts that are determined to be uncollectible are included in the allowance for doubtful accounts.

Stock-based compensation:  Stock incentive plans are effective under which incentive stock options, restricted stock units, restricted stock awards and non-qualified stock options have been granted to employees. Also offered is an employee stock purchase plan for all eligible employees. Compensation expense for all stock-based payment awards made to employees is recognized based on the closing fair market value of the Company’s common stock on the date of grant.  Stock option awards are measured using the Black-Scholes-Merton option pricing model.  The value of the portion of the award that is ultimately expected to vest is recognized as an expense on a ratable basis over the requisite service period for time-based awards and on a graded basis for performance-based awards in the carve-out statements of operations.  Forfeitures are estimated based on historical experience at the time of grant and the statement of operations is revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Benefit from stock-based compensation is recognized if an excess tax benefit is realized.

Income taxes:  Income taxes are accounted for under an asset and liability approach.  Deferred income taxes reflect the net tax effects of any temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes, and any operating losses and tax credit carry-forwards.  Deferred tax liabilities are recognized for future taxable amounts and deferred tax assets are recognized for future deductions, net of any valuation allowance, to reduce deferred tax assets to amounts that are considered more likely than not to be realized.

The impact of an uncertain income tax position on the income tax return must be recognized as the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.  An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Research and development costs: Costs incurred in the research and development of products are expensed as incurred.

Comprehensive income: Comprehensive income consists of net income and other comprehensive income.  Other comprehensive income includes certain changes in equity that are excluded from results of operations; specifically, foreign currency translation adjustments.

2.	Supplemental financial information

Inventory consists of the following (in thousands):

	October 28, 2017	January 28, 2017	January 30, 2016

Wafers and other purchased materials	$2,999	$2,956	$3,035
Work-in-process	4,429	3,105	4,364
Finished goods	1,903	1,971	3,774
Total inventory	$9,331	$8,032	$11,173

Prepaid expenses and other current assets consist of the following (in thousands):

	October 28, 2017	January 28, 2017	January 30, 2016

Prepayments for taxes	$151	$138	$121
Prepayments for royalties	40	-	-
Non-operating receivable	-	-	-
Other current assets	329	419	378
Total prepaid expenses and other current assets	$520	$557	$499

Software, equipment and leasehold improvements consist of the following (in thousands except for years):

	Estimated Useful Lives (years)	October 28, 2017	January 28, 2017	January 30, 2016

Software	3 - 5	$4,286	$3,163	$411
Mask sets	3	111	111	111
Equipment	3	896	683	554
Office equipment and furniture	3 - 5	248	233	220
Leasehold improvements	1 - 5	182	176	158
Total		5,723	4,366	1,454
Less: Accumulated depreciation and amortization		(2,765)	(1,842)	(976)
Total software, equipment and leasehold improvements, net		$2,958	$2,524	$478

Software, equipment and leasehold improvement depreciation and amortization expense was $0.2 million for the nine months ended October 28, 2017 and $0.3 million and $0.2 million for the fiscal years ended January 28, 2017 and January 30, 2016, respectively.

Accrued liabilities consist of the following (in thousands):

	October 28, 2017	January 28, 2017	January 30, 2016

Income taxes payable, current portion	$139	$128	$66
Rebates	1,349	1,309	1,835
Warranty	133	157	249
Other accrued liabilities	1,812	595	525
Deferred revenue	382	350	408
Total accrued liabilities	$3,815	$2,539	$3,083

The following table summarizes activity related to accrued rebates (in thousands):

	Nine Months Ended	Fiscal Year Ended
	October 28, 2017	January 28, 2017	January 30, 2016

Beginning balance	$(1,309)	$(1,835)	$(1,828)
Charged as a reduction of revenue	(1,265)	(1,649)	(2,467)
Payments	1,225	2,175	2,460
Ending balance	$(1,349)	$(1,309)	$(1,835)

Other long-term liabilities consist of the following (in thousands):

	Nine Months Ended	Fiscal Year Ended
	October 28, 2017	January 28, 2017	January 30, 2016

License Fees	$1,605	$507	$1,014
Deferred rent obligations	14	7	-
Other long-term liabilities	-	-	-
Total other long-term liabilities	$1,619	$514	$1,014

3.	Intangible assets

The tables below present the balances of intangible assets (in thousands, except for years):

	October 28, 2017
	Gross Value	Impairment	Accumulated Amortization and Effect of Currency Translation	Net Value	Weighted Average Remaining Amortization Period (Years)

Acquired intangible assets:
Developed technology	$5,098	$-	$(5,050)	$48	0.08
Customer relationships	-	-	-	-
Trademarks and other	1,178	-	(1,048)	130	1.08
Purchased IP - amortizing	216	-	(213)	3	0.25
Total amortizing	$6,492	$-	$(6,311)	$181
Purchased IP - not yet deployed	685	-	-	685
Total intangibles	$7,177	$-	$(6,311)	$866

	January 28, 2017
	Gross Value	Impairment	Accumulated Amortization and Effect of Currency Translation	Net Value	Weighted Average Remaining Amortization Period (Years)

Acquired intangible assets:
Developed technology	$5,093	$-	$(4,654)	$439	0.83
Customer relationships	-	-	-	-
Trademarks and other	1,176	-	(957)	219	1.83
Purchased IP - amortizing	216	-	(168)	48	1.33
Total amortizing	$6,485	$-	$(5,779)	$706
Purchased IP - not yet deployed	100	-	-	100
Total intangibles	$6,585	$-	$(5,779)	$806

	January 30, 2016
	Gross Value	Impairment	Accumulated Amortization and Effect of Currency Translation	Net Value	Weighted Average Remaining Amortization Period (Years)

Acquired intangible assets:
Developed technology	$5,093	$-	$(4,030)	$1,063	1.83
Customer relationships	-	-	-	-
Trademarks and other	1,177	-	(838)	339	2.83
Purchased IP - amortizing	209	-	(91)	118	2.33
Total amortizing	$6,479	$-	$(4,959)	$1,520
Purchased IP - not yet deployed	-	-	-	-
Total intangibles	$6,479	$-	$(4,959)	$1,520

Acquired intangible assets represent intangible assets acquired through business combinations. Purchased IP represents intangible assets acquired through direct purchases of licensed technology from vendors which is incorporated into products. Purchased IP not yet deployed relates to purchased IP from third parties for products that are currently in development. Amortization of such IP begins upon the earlier of the beginning of the term of the license agreement, as appropriate, or at the time shipments of the associated products into which such IP is incorporated begins.

The following table presents the amortization of intangible assets in the accompanying carve-out statements of operations (in thousands):

	Nine Months Ended	Fiscal Year Ended
	October 28, 2017	January 28, 2017	January 30, 2016

Cost of revenue	$479	$650	$650
Operating expenses	90	120	120
Total intangibles amortization expense	$569	$770	$770

As of October 28, 2017, amortization expense in future periods is expected to be as follows (in thousands):

Fiscal Year	Total

2018 (remaining three months)	$81
2019	100
Total	$181

4.	Commitments and contingencies

Commitments

Purchase commitments

Non-cancelable orders to purchase semiconductor products from suppliers are placed on an eight to twelve week lead-time basis.  As of October 28, 2017, the total amount of outstanding non-cancelable purchase orders was approximately $3.8 million.

Third-party licensed technology

In October 2015, an agreement with a vendor to purchase $6.1 million of licensed technology for integration into future iterations of products was entered. Payments under this agreement are on an annual basis from December 2015 through December 2018. As of October 28, 2017, remaining payments under this agreement totaled $1.1 million.

Design Tools

In June 2016, an agreement with a vendor to purchase $2.6 million of design tools was entered. Payments under this agreement are made on a quarterly basis from August 2016 through May 2019. As of October 28, 2017, remaining payments under this agreement totaled $1.6 million. In addition to this agreement, other purchase arrangements for certain design tools were made; remaining payments under these agreements totaled $1.2 million as of October 28, 2017. Payments under these arrangements are to be made through fiscal 2021. These amounts were fully accrued as of October 28, 2017.

Royalties

Royalty payments are made for the right to sell certain products under various license agreements. During the nine months ended October 28, 2017, gross royalty expense of $40 thousand was recorded. None was recorded for the fiscal years ended January 28, 2017 and January 30, 2016. Royalty payments are recorded in cost of revenue in the accompanying carve-out statements of operations.

Contingencies

Litigation

From time to time, claims and legal proceedings arise in the ordinary course of business. The number and significance of these matters are expected to increase as business expands. In particular, an increasing number of patent and other intellectual property claims are expected as the number of products and competitors grows. Any claims or proceedings, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, result in the diversion of significant operational resources or cause the entry into royalty or licensing agreements which, if required, may not be available on favorable terms. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the financial position and results of operations for the period in which the unfavorable outcome occurs and, potentially, in future periods.

Product warranty

In general, products are sold with a one-year limited warranty to be free from defects in material and workmanship.  Warranty cost is estimated at the time revenue is recognized and is based on historical activity and additionally for any specific known product warranty issues.  Accrued warranty cost includes hardware repair and/or replacement and is recorded in accrued liabilities in the accompanying carve-out balance sheets.

Details of the change in accrued warranty as of October 28, 2017, January 28, 2017 and January 30, 2016 are as follows (in thousands):

	Nine Months Ended	Fiscal Year Ended
	October 28, 2017	January 28, 2017	January 30, 2016

Beginning balance	$157	$249	$225
Additions and adjustmemts	61	99	215
Deductions	(85)	(191)	(191)
Ending balance	$133	$157	$249

Indemnifications

In certain limited circumstances, agreements were made to indemnify certain customers against intellectual property infringement claims from third parties related to the use of owned technology. In these limited circumstances, the terms and conditions of sale or of standing agreement with such customers generally limit the scope of the available remedies to a variety of industry-standard methods including, but not limited to, a right to control the defense or settlement of any claim, the right to procure for continued usage, and a right to replace or modify the infringing products to render them non-infringing. To date, no costs related to any claims under such indemnification provisions have been incurred.

Third-party licensed technology

Technology from various third parties is regularly licensed and incorporated into product offerings. Some of these technology licenses require a payment of royalties directly to the licensor while others require a reporting of sales activities to licensors to enable royalties to be collected by them directly from customers. From time to time, audits are conducted by such licensors to assure compliance with the terms of license agreements.

Additional payments or accruals may be required as a result of pending or future compliance audits. For license agreements incorporating royalty obligations, settlement-related payments made in connection with compliance audits are charged to cost of revenue. For license agreements incorporating reporting obligations, settlement-related payments are treated as penalties and charged to operating expenses in sales and marketing. As of the date of this proxy statement, it is management’s opinion that the terms of such license agreements are substantially under compliance.

5.          Equity incentive plans and employee benefits

Equity incentive plans

Equity incentive plans are available to employees that provide for the grant of stock awards to employees, directors and consultants and that are designed to encourage and reward long-term contributions while providing an incentive for retention.  These plans are also intended to align employees’ interest with the creation of long-term shareholder value.

Accounting requirements for such plans are associated with the fiscal year end when matters related to the amount and timing, and the assumptions for making such judgements, are evaluated for current and future year expense recognition. As of the filing date of the proxy statement to which this financial statement presentation is included, all such matters were neither fully evaluated nor sufficiently determined to provide analysis of the Z-Wave business unit in relation to Sigma Designs, Inc. on a retrospective or on-going basis. Therefore, what follows is a general description of the equity incentive plans of Sigma Designs, Inc. without the allocation which the proposed transaction requires. Except for the note describing past stock-based compensation expense and its allocation within the carve-out financial statement of operations, the following discussion regarding equity incentive and other equity-based compensation plans in this Footnote 5 is for the whole of Sigma Designs, Inc. and does not consider any consequence arising from the separation of Z-Wave business. Additionally, this discussion is specific only to the fiscal years ended January 28, 2017 and January 30, 2016.

Valuation of stock-based compensation

The fair value of RSA and RSU awards is based on the quoted market price of the underlying stock at the date of grant.  The fair value of stock option and employee stock purchase plan right awards is estimated at the grant date using the Black-Scholes-Merton option pricing model.  The determination of fair value of stock option and employee stock purchase plan right awards on the date of grant using an option-pricing model is affected by the stock price as well as assumptions regarding a number of highly complex and subjective variables.  These variables include, but are not limited to, the expected stock price volatility over the term of the awards and actual employee stock option exercise behavior.

The following table sets forth the total stock-based compensation expense that is included in each functional line item in the carve-out statements of operations for Z-Wave (in thousands):

	Nine Months Ended	Fiscal Year Ended
	October 28, 2017	January 28, 2017	January 30, 2016

Cost of revenue	$12	$20	$17
Research and development	202	204	256
Sales and marketing	293	408	366
General and administrative	17	21	16
Total stock-based compensation	$524	$653	$655

401(k) tax deferred savings plan

A 401(k) tax deferred savings plan is maintained for the benefit of qualified employees who are based in the United States.  Under the 401(k) tax deferred savings plan, U.S. based employees may elect to reduce their current annual taxable compensation up to the statutorily prescribed limit, which is $18,000 in calendar year 2017.  Employees age 50 or over may elect to contribute an additional $6,000. Matching contributions were made to the 401(k) tax deferred savings plan of $0.2 million and $0.5 million for the fiscal years ended January 28, 2017 and January 30, 2016, respectively.

Retirement pension plans

Retirement pension plans are maintained for the benefit of qualified employees in Denmark, Taiwan, The Netherlands, and Germany. Matching contributions were made under these plans of $0.2 million for each of the three months ended October 28, 2017 and October 29, 2016, and $0.6 million for each of the nine months ended October 28, 2017 and October 29, 2016.

Employee termination benefits

Termination benefits are payable when an employee is involuntarily terminated, or whenever an employee accepts voluntary termination in exchange for termination benefits. For the accounting treatment and or timing recognition of involuntarily termination benefits, the Company distinguishes between one-time termination benefit arrangements and ongoing termination benefit arrangements. A one-time termination benefit arrangement is established by a termination plan and applies to a specified termination event. One-time involuntary termination benefits are recognized as a liability when the termination plan meets certain criteria and has been communicated to employees. If employees are required to render future service in order to receive these one-time termination benefits, the liability is recognized ratably over the future service period. Termination benefits other than one-time termination benefits are termination benefits for which the communication criterion is not met but that are committed to by management, or termination obligations that are not specifically determined in a new and single plan. These termination benefits include all legal, contractual and past practice termination obligations to be paid to employees in case of involuntary termination. These termination benefits are accrued for when commitment creates a present obligation to employees for the benefits expected to be paid, when it is probable that employees will be entitled to the benefits and the amount can be reasonably estimated.

6.	Income taxes

A provision for income taxes of $1.2 million was recorded for the nine months ended October 28, 2017 and $1.2 million and $1.7 million for the fiscal years ended January 28, 2017 and January 30, 2016, respectively. Included in the provision for income taxes is unrecognized tax benefits of $1.4 million for the nine months ended October 28, 2017 and $1.3 million and $0.8 million for the fiscal years ended January 28, 2017 and January 30, 2016.

7.	Segment and geographical information

The financial reporting contained herein is of a subset of a previously-reported single operating segment. Geographically, this subset operating segment consists of entities based in the United States and Singapore.   No assessment is made of the performance of geographic regions on other measures of income, expense or net income.

Net revenue is derived principally from the sales of integrated SoC solutions marketed under the Z-Wave brand of wireless chips, modules and Z-Wave mesh networking protocol. Products are sold into a single target market, that of IoT Devices consisting of smart home applications which include gateways and automated consumer devices.

The following table sets forth net revenue for each geographic region based on the ship-to location of customers (in thousands):

	Nine Months Ended	Fiscal Year Ended
	October 28, 2017	January 28, 2017	January 30, 2016

Asia	$26,102	$25,315	$27,506
North America	7,204	7,945	13,445
Europe	6,193	6,864	5,753
Other regions	-	-	88
Net revenue	$39,499	$40,124	$46,792

The following table sets forth net revenue for each significant country based on the ship-to location of customers (in thousands):

	Nine Months Ended	Fiscal Year Ended
	October 28, 2017	January 28, 2017	January 30, 2016

China, including Hong Kong	$16,028	$15,446	$18,982
Taiwan	3,778	1,203	2,970
United States	6,200	7,580	13,279
Republic of Korea	5,455	7,703	3,452
Poland	4,383	3,880	2,197
Thailand	88	349	431
Rest of the world	3,567	3,964	5,481
Net revenue	$39,499	$40,124	$46,792

The following table sets forth the customers representing more than 10% of net revenue and their proportionate share of net revenue for the nine months ended October 28, 2017 and for the fiscal years ended January 28, 2017 and January 30, 2016:

	Nine Months Ended	Fiscal Year Ended
	October 28, 2017	January 28, 2017	January 30, 2016

Sungjin/Daejin	13.8%	19.2%	*
Wistron Neweb Corp	*	*	10.0%

*	Proportionate share of revenue did not exceed 10% of net revenue

Whether you intend to be present at the special meeting or not, we urge you to vote promptly.

By Order of the Company Board of Directors,

/s/ Elias Nader
Elias Nader
Secretary

ANNEX A

ASSET SALE AGREEMENT

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SILICON LABORATORIES INC.

SEGUIN MERGER SUBSIDIARY, INC.

AND

SIGMA DESIGNS, INC.

Dated as of December 7, 2017

TABLE OF CONTENTS

Article I The Merger		2
1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	3
1.5	Governing Documents	3
1.6	Directors and Officers of the Surviving Corporation	3
Article II Effect of Merger on Company Securities		3
2.1	Effect on Capital Stock	3
2.2	Payment for Securities; Surrender of Certificates	4
2.3	Dissenters’ Rights	6
2.4	Treatment of Company Equity Awards	7
2.5	Withholding	9
Article III Representations and Warranties of the Company		10
3.1	Organization, Good Standing and Qualification	10
3.2	Capital Structure	10
3.3	Corporate Authority; Approval and Fairness; No Violations	11
3.4	Government Approvals	12
3.5	Company Reports; Financial Statements	13
3.6	Absence of Certain Changes or Events	14
3.7	No Undisclosed Material Liabilities	14
3.8	Litigation	14
3.9	Licenses, Permits, Etc.	15
3.10	Title to Properties	15
3.11	Intellectual Property	16
3.12	Taxes	19
3.13	Employment Matters	22
3.14	Related Party Transactions	26
3.15	Insurance	26
3.16	Material Contracts	27
3.17	Compliance with Applicable Legal Requirements	27

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3.18	Foreign Corrupt Practices	27
3.19	Money Laundering Legal Requirements	28
3.20	Brokers	28
3.21	Significant Suppliers and Customers	28
3.22	OFAC	28
3.23	Privacy and Data Protection	29
3.24	Environmental Matters	29
3.25	Information Supplied	30
3.26	Opinion of Financial Advisor	30
3.27	Conflict Minerals	30
3.28	No Other Representations or Warranties	30
Article IV Representations and Warranties of Parent and Merger Sub		31
4.1	Organization and Good Standing	31
4.2	Corporate Authority and Approval	31
4.3	Non-Contravention	31
4.4	Government Approvals	32
4.5	Litigation	32
4.6	Information Supplied	32
4.7	Ownership of Company Common Stock	33
4.8	Operations of Merger Sub	33
4.9	Financial Capability	33
4.10	Exclusivity of Representations and Warranties	33
Article V Covenants of the Parties		33
5.1	Conduct of Business of the Company	33
5.2	Access to Information; Confidentiality	37
5.3	Insurance	37
5.4	Notification of Certain Events	38
5.5	Regulatory and Other Authorizations; Notices and Consents	38
5.6	No Solicitation	39
5.7	Preparation of the Proxy Statement	43
5.8	Company Shareholder Meeting	44
5.9	Disposition of Company Equity Awards	45

5.10	Shareholder Litigation	45
5.11	401(k) Plans	46
5.12	Resignations	46
5.13	Disposition	46
Article VI Additional Covenants of Parent		46
6.1	Fulfillment of Conditions	46
6.2	Directors’ and Officers’ Indemnification and Insurance	47
Article VII Additional Agreements and Covenants		48
7.1	Confidentiality	48
7.2	Public Announcements	48
Article VIII Conditions to Closing		49
8.1	Mutual Conditions Precedent	49
8.2	Company’s Conditions Precedent	49
8.3	Parent’s Conditions Precedent	50
8.4	Frustration of Closing Conditions	51
Article IX Termination, Amendment and Waiver		51
9.1	Termination by Mutual Consent	51
9.2	Termination by either Parent or the Company	51
9.3	Termination By Parent	52
9.4	Termination by the Company	52
9.5	Notice of Termination; Effect of Termination	53
9.6	Fees and Expenses Following Termination	53
9.7	Amendment	54
9.8	Extension; Waiver	54
Article X Miscellaneous		55
10.1	Non-Survival and Representations and Warranties	55
10.2	Disclosure Schedule References	55
10.3	Notices	55
10.4	Interpretation	56
10.5	Severability	57
10.6	Entire Agreement; Third Party Beneficiaries	57
10.7	Counterparts; Facsimile Execution	58
10.8	Governing Law; Jurisdiction	58

10.9	Specific Performance	58
10.10	Assignment	59
Article XI Asset Purchase		59
11.1	Asset Purchase	59
11.2	Asset Purchase	59
11.3	Closing	59
11.4	Purchase Price	60
11.5	Delivery of Purchased Assets	60
11.6	Contracts of the Business	60
11.7	Further Assurances	60
11.8	Shareholder Approval	60
11.9	Defined Terms Used in this Article	60

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2017 (this “Agreement”), by and among Silicon Laboratories Inc., a corporation incorporated in the State of Delaware (“Parent”), Seguin Merger Subsidiary, Inc., a corporation incorporated in the State of California (“Merger Sub”), and Sigma Designs, Inc., a corporation incorporated in the State of California (the “Company”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

RECITALS

WHEREAS, the Parties intend to effect a merger (the “Merger”) in which Merger Sub will be merged with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth herein;

WHEREAS, each outstanding share of common stock, without par value, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of California, together with all amendments and additions thereto (“California Law”) (other than Company Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares);

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution and delivery of this Agreement, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend the approval of this Agreement by the shareholders of the Company;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously (a) determined that it is in the best interests of each such Party and its stockholders or shareholders, and declared it advisable, to enter into this Agreement with the Company, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger;

WHEREAS, Parent intends to enter into Voting Agreements with the directors and executive officers of the Company, and the respective Affiliates of such directors and executive officers of the Company who are shareholders of the Company, pursuant to which such shareholders, on the terms and subject to the conditions set forth herein, have agreed to vote or cause to be voted all of the Company Shares beneficially owned by such shareholders for the approval of the Merger and this Agreement;

WHEREAS, in the event that certain conditions to the Merger are not satisfied, the Parties instead intend to consummate the Asset Purchase; and

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WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

The Merger

1.1     The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with California Law, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, with the Company continuing as the surviving corporation (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that immediately following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Parent. The Merger shall have the effect provided in this Agreement and as specified in the California Law.

1.2     Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to Article IX hereof or unless another time or date is agreed to in writing by the Parties hereto. Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub, at their sole discretion, shall not be required to conduct the Closing during the last 14 days of any fiscal quarter of Parent. The Closing shall be held at the offices of DLA Piper LLP (US), 2000 University Ave, Palo Alto, California, 94303, unless another place is agreed to in writing by the Parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

1.3     Effective Time. On the Closing Date, the Parties shall (a) cause an agreement of merger satisfying the applicable requirements of the California Law and otherwise in substantially the form attached hereto as Exhibit A, but subject to any changes as may be required by the Secretary of State of the State of California and agreed to by Parent and the Company (the “Agreement of Merger”) to be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of California as soon as practicable on the Closing Date, together with the officer’s certificate required by the California Law, and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the California Law in connection with the Merger. The Merger shall become effective at such time as the Agreement of Merger is duly filed and accepted by the Secretary of State of the State of California or on such later date and time as shall be agreed to by the Company and Parent and specified in the Agreement of Merger (such date and time being hereinafter referred to as the “Effective Time”).

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1.4     Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the California Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5     Governing Documents. The Company Articles shall, by virtue of the Merger, be amended and restated so as to read in its entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirement. The Company Bylaws shall, by virtue of the Merger, be amended and restated to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as such shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirement.

1.6     Directors and Officers of the Surviving Corporation. The Parties shall take all actions necessary so that (a) the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and (b) the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Article II

Effect of Merger on Company Securities

2.1     Effect on Capital Stock.

(a)     Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Parties, subject to Section 2.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Company Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be automatically converted into the right to receive $7.05 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 2.2.

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(b)     Cancellation of Company Common Stock. At the Effective Time, all Company Shares owned by the Company, Parent, Merger Sub or by any of their respective direct or indirect wholly owned Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)     Treatment of Merger Sub Common Stock. At the Effective Time, each issued and outstanding share of common stock, without par value per share, of Merger Sub shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)     Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of Company Common Stock outstanding after the date hereof and prior to the Effective Time so as to provide Parent and the holder of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.1(d) shall be construed to permit the Company or any of its Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2     Payment for Securities; Surrender of Certificates.

(a)     Paying Agent Fund. Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”). The Paying Agent shall also act as the agent for the Company’s shareholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration payable to all holders of Company Common Stock (including Company Common Stock to be issued prior to the Effective Time in accordance with Section 2.4) (such cash amount, the “Paying Agent Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock. In the event the Paying Agent Fund shall be insufficient to pay the aggregate Merger Consideration, Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration, out of the Paying Agent Fund in accordance with this Agreement.

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(b)     Procedures for Surrender. Promptly after the Effective Time (and in any event, within three Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration payable in respect of such Company Shares pursuant to Section 2.1. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II for each Company Share formerly represented by such Certificate or Book-Entry Share. All such amounts shall be mailed (or made available for collection by hand if so elected by the surrendering holder) within three Business Days following the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, letter of transmittal and such other documents, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent to payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Paying Agent that such Tax either has been paid or is not payable. Any other transfer or similar Taxes incurred in connection with the Transactions shall be paid by Parent. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, without interest thereon.

(c)     Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registrations of transfers of Company Shares on the records of the Company, other than registrations of transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Legal Requirement. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

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(d)     Termination of Paying Agent Fund; No Liability. At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Paying Agent Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Legal Requirements) as general creditors thereof with respect to the applicable Merger Consideration, payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(e)     Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or the Paying Agent, the posting by such holder of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof.

2.3     Dissenters’ Rights.

(a)     Notwithstanding anything in this Agreement to the contrary, Company Shares, if any, as to which the holder thereof shall have (i) properly demanded that the Company purchase such Company Shares for fair market value in accordance with, and otherwise complied with, the provisions of Chapter 13 of the California Law (“Chapter 13”) and (ii) not effectively withdrawn or lost such holder’s rights to demand purchase for such Company Shares for fair market value pursuant to Chapter 13 (each, a “Dissenting Share”), shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall become entitled only to payment of the fair value of such Company Shares determined in accordance with Chapter 13 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Chapter 13); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under Chapter 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration.

(b)     The Company shall give prompt notice to Parent of any demands received by the Company for the purchase of any Company Shares pursuant to Chapter 13, of any withdrawals of such demands and of any other instruments served and received by the Company under Chapter 13, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

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2.4     Treatment of Company Equity Awards.

(a)     All options to acquire shares of Company Common Stock (each a “Company Option”), restricted stock unit awards with respect to Company Common Stock (each a “Company RSU Award”) and other equity awards (collectively, “Company Equity Awards”) that were granted under the Company’s stock plans, including the Sigma Designs 2015 Stock Incentive Plan (successor to and continuation of the Sigma Designs 2001 Stock Plan and the Sigma Designs Amended and Restated 2009 Stock Incentive Plan), the CopperGate Communications Ltd. 2003 Share Option Plan or any other equity plan, agreement or arrangement other than the Company ESPP (as defined below) (collectively, the “Company Stock Plans”) prior to the Effective Time, which are outstanding as of the Capitalization Date, are set forth in Section 2.4(a) of the Company Disclosure Schedule, together with the holder’s name, the date of grant, the type of award, the number of Company Shares originally granted and number of outstanding shares subject to the Company Equity Award, the vesting schedule, any expiration date, and any per Company Share exercise price or purchase price.

(b)     Neither Parent nor the Surviving Corporation will assume any Company Option or substitute for a Company Option any option, unit award, restricted share or other rights to acquire shares of the capital stock of Parent or the Surviving Corporation. Immediately prior to the Effective Time, the vesting of each Company Option then outstanding and held by an employee or other service provider whose employment or service relationship with the Company or a Subsidiary of the Company has not terminated shall be accelerated in full. At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger without any action on the part of the holder thereof in consideration for the right to receive a cash payment (the “Company Option Consideration”), if any (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of vested shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time (including as a result of accelerated vesting), and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time. For the avoidance of doubt, each Company Stock Option that has an exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time that is equal to or greater than the Merger Consideration shall be cancelled without payment of any consideration therefor. The Surviving Corporation or a Subsidiary thereof shall pay the Company Option Consideration to which a former holder of a Company Option who is an employee or former employee of the Company or such Subsidiary is entitled and for which Tax withholding is required through the employee payroll system of the Company or such Subsidiary no later than its next regularly scheduled payroll date occurring at least five Business Days following the Effective Time. Each such payment of Company Option Consideration to a former holder of a Company Option for which Tax withholding is not required shall be paid to such holder in cash by the Surviving Corporation or a Subsidiary thereof.

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(c)     Except as provided by Section 2.4(d), neither Parent nor the Surviving Corporation will assume any Company RSU Award or substitute for a Company RSU Award any option, unit award, restricted share or other rights to acquire shares of the capital stock of Parent or the Surviving Corporation. Except as provided by Section 2.4(d), at the Effective Time, each Company RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger without any action on the part of the holder thereof in consideration for the right to receive a cash payment (the “Company RSU Consideration”) with respect thereto (without interest and less applicable withholding Taxes) equal to the product of (i) the number of shares of Company Common Stock remaining subject to and not previously issued in settlement of such Company RSU Award as of immediately prior to the Effective Time and (ii) the Merger Consideration. Payment of the Company RSU Consideration shall be made in pro rata installments in accordance with the time-based vesting schedule to which the shares of Company Common Stock remaining subject to such Company RSU Award were subject immediately prior to the Effective Time, subject to the continued employment or other service relationship of the former holder of such Company RSU on the applicable post-Effective Time vesting date (each, an “RSU Vesting Date”); provided that to the extent that any such Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, the Company RSU Consideration payable with respect to such Company RSU Award shall be paid in accordance with the applicable Company RSU Award’s terms and conditions at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code. The Surviving Corporation or a Subsidiary thereof shall pay the Company RSU Consideration to which a former holder of a Company RSU Award who is an employee or former employee of the Company or such Subsidiary is entitled and for which Tax withholding is required through the employee payroll system of the Company or such Subsidiary no later than its next regularly scheduled payroll date occurring after each applicable RSU Vesting Date. Each such payment of Company RSU Consideration to a former holder of a Company RSU Award for which Tax withholding is not required shall be paid to such holder in cash by the Surviving Corporation or a Subsidiary thereof as soon as practicable after each applicable RSU Vesting Date.

(d)     At the Effective Time, each Company RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, and whose holder remains an employee of the Surviving Corporation or a Subsidiary thereof immediately after the Effective Time and is employed in Denmark, Singapore or the United States, shall be cancelled by virtue of the Merger without any action on the part of the holder thereof in consideration for the right to receive from Parent immediately after the Effective Time pursuant to Parent’s 2009 Stock Incentive Plan, as amended and restated as of the Effective Time, a restricted stock unit award issued by Parent for that number of restricted stock units equal to the product of (i) the number of shares of Company Common Stock remaining subject to and not previously issued in settlement of such Company RSU Award as of immediately prior to the Effective Time and (ii) the RSU Exchange Ratio (rounded down to the nearest whole share). Each such restricted stock unit award issued by Parent pursuant to the preceding sentence shall be subject to substantially the same vesting schedule as was applicable under the Company RSU Award cancelled in exchange therefor, including any provision for accelerated vesting.

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(e)     As of the Effective Time, all Company Stock Plans will be terminated, and no further Company Options, Company RSU Awards or other rights with respect to Company Shares will be granted thereunder.

(f)     Promptly following the date of this Agreement, the Company Board (or, if applicable, any committee thereof administering the Sigma Designs 2015 Employee Stock Purchase Plan, as amended (the “Company ESPP”)) shall adopt such resolutions or take such other necessary actions to provide that (i) no new Offering or Offering Period (as defined by the Company ESPP) shall be commenced under the Company ESPP after the date of this Agreement; (ii) participation in the Company ESPP shall be limited to those employees who are participants on the date of this Agreement; (iii) no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election from that in effect under the Company ESPP on the date of this Agreement; (iv) each Offering Period in effect on the date of this Agreement shall terminate effective upon the earlier of the first purchase date following the date of this Agreement and the third trading day occurring before the Effective Time, but subsequent to the exercise of options on such purchase date (in accordance with the terms of the Company ESPP and the limitations under the Company ESPP regarding the maximum number and value of shares of Company Common Stock a participant may purchase in such Offering Period); and (v) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate.

(g)     The Company shall use its reasonable best efforts to take all actions necessary to effect the provisions set forth in this Section 2.4, including without limitation any necessary amendments to any Contracts or other instruments and the delivery of all required notice, as applicable. Prior to the Effective Time, the Company shall send a notice to all holders of outstanding Company Equity Awards, in a form reasonably acceptable to Parent, which notice shall (i) notify such holders of the transactions contemplated by this Agreement, (ii) describe the treatment of outstanding Company Equity Awards pursuant to this Agreement and (iii) seek the acknowledgement and consent of such holders to the cancellation of outstanding Company Equity Awards as contemplated by this Agreement. Such notification shall not contain any untrue statement of material fact or omit any material statement necessary in order to make the statements therein not misleading.

2.5     Withholding. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and from any payments under Section 2.4 such amounts as Parent, Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Legal Requirement. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Article III

Representations and Warranties of the Company

Except (x) as may be disclosed in the Company Reports filed or furnished with the SEC after January 30, 2016 and prior to three Business Days prior to the date of this Agreement (excluding, in each case, (i) any nonspecific disclosures set forth in any “Risk Factor”, “Forward Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” sections) and (ii) any other similar disclosures to the extent they are predictive, cautionary, general, nonspecific or forward-looking in nature (it being understood that (a) any factual information contained within such headings, disclosure or statements shall not be excluded and (b) this clause (x) shall not be applicable to Sections 3.2 or 3.6(a)), or (y) as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company on the date of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

3.1     Organization, Good Standing and Qualification. The Company is duly incorporated, validly existing and in good standing under the Legal Requirements of the State of California. Each of the Company’s Subsidiaries is an independent legal Person duly organized, validly existing and (where applicable) in good standing under the Legal Requirements of the place of its establishment or incorporation. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted under the Legal Requirements of the place of its establishment or incorporation and is qualified to do business and in good standing (with respect to jurisdictions that have the concept of good standing) as a foreign corporation or other legal entity under the Legal Requirements of the places where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of any of the foregoing where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.2     Capital Structure.

(a)     As of the date of this Agreement, the authorized share capital of the Company consists of 100,000,000 authorized shares of Company Common Stock and 2,000,000 shares of preferred stock, without par value (“Preferred Stock”), of which, as of the close of business on December 6, 2017 (the “Capitalization Date”) 38,786,857 shares of Company Common Stock and no shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of the close of business on the Capitalization Date, (i) there are 2,360,031 shares of Company Common Stock reserved for issuance under outstanding Company Options, whether or not currently exercisable, (ii) there are 976,534 shares of Company Common Stock reserved for issuance under outstanding Company RSUs, (iii) there are 2,677,807 shares of Company Common Stock reserved for future issuance under the Company ESPP, (iv) there are 4,675,749 shares of Company Common Stock held by the Company in treasury, (v) there are 2,175,232 shares of Company Common Stock reserved for future issuance under the Company Stock Plans (excluding the Company ESPP) and (vi) there are no shares of Company Common Stock reserved for issuance under outstanding warrants to acquire Company Common Stock. The Company’s directly or indirectly owned Subsidiaries are set forth on Section 3.2 of the Company Disclosure Schedule. Each of the outstanding shares of share capital or other securities of each of the Company’s directly or indirectly wholly-owned Subsidiaries has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by the Company or by a wholly-owned Subsidiary, free and clear of any Liens. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of share capital or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

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(b)     Each Company Option, Company RSU or other award issued under a Company Stock Plan (i) was granted in all material respects in compliance with all applicable Legal Requirements and all of the terms and conditions of the applicable Company Stock Plan, (ii) with respect to any Company Option, has an exercise price per Company Share equal to or greater than the fair market value of a Company Share on the date of grant, and (iii) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Option or Company RSU, or if later, the effective date of such grant deemed by the Company Board or the Company’s compensation committee. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, each right to purchase shares of Company Common Stock under the Company ESPP any predecessor employee stock purchase plan was granted in all material respects in compliance with all applicable Legal Requirements and all of the terms and conditions of the Company ESPP. The treatment of each Company Option, each Company RSU Award and the Company ESPP described in Section 2.4 is permitted under the terms of the applicable Company Stock Plan, the applicable individual agreement evidencing such Company Option, Company RSU Award and right to purchase shares of Company Common Stock under the ESPP and applicable law.

(c)     Except for the issuance of Company Shares upon the settlement or exercise of Company Equity Awards outstanding as of the Capitalization Date, no shares of Company Common Stock or any other equity interests (including instruments convertible into Company Common Stock or other equity interests) have been issued or authorized for issuance on or after the close of business on the Capitalization Date and prior to the date of this Agreement.

3.3     Corporate Authority; Approval and Fairness; No Violations.

(a)     The Company has full corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions in accordance with the terms hereof, subject only to approval and authorization of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws affecting creditors’ rights generally, and general principles of equity).

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(b)     The Company Board has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions and (iii) upon the terms and subject to the conditions of this Agreement, unanimously resolved to recommend that the Company’s shareholders approve this Agreement (the “Company Board Recommendation”). The Company Board has directed that this Agreement be submitted to the holders of Company Shares for their approval, subject to Section 5.6 hereof.

(c)     The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger or the other Transactions will not, constitute or result in (i) a breach or violation of, or a default under, any provision (x) of the Company Articles or Company Bylaws or (y) of the similar organizational documents of any of the Company’s Subsidiaries, (ii) a breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) that the matters referred to in Section 3.4 are complied with and the Company Shareholder Approval is obtained, any Legal Requirement to which the Company or any of its Subsidiaries is subject, (iii) a default under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or an acceleration of the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or require any Consent under any such Contract, or (iv) the creation of any Lien (other than a Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (iii) or clause (iv) above, for any such default, creation or acceleration that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.4     Government Approvals. Except for (i) compliance with the applicable requirements of the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (including any amendment or supplement thereto) to be sent to the Company’s shareholders in connection with the Merger and the other Transactions) or any other applicable U.S. state or federal securities, takeover or “blue sky” Legal Requirements, (ii) compliance with any applicable rules of NASDAQ, (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the California Law and related documentation, and (iv) all required filings with and Consents required under the HSR Act and laws analogous to the HSR Act existing in foreign jurisdictions, no Consent or approval of, or filing, license, Permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions. The Company has no secured creditors whose approval of the Merger is required under the Legal Requirements of the State of California.

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3.5     Company Reports; Financial Statements.

(a)     The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 31, 2015 (the “Applicable Date” and the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments or supplements thereto, the “Company Reports”). No Subsidiary of the Company is required to file or furnish any periodic reports with the SEC. Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply when filed or furnished, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder), and any rules and regulations promulgated thereunder applicable to the Company Reports, each as in effect on the date so filed. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company Report prior to the date hereof.

(b)     The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(c)     Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) filed with the SEC fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) filed with the SEC fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with U.S. GAAP, Regulation S-X and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

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(d)     The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company or other Persons performing similar functions by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Account Oversight Board) in the design or operation of the Company’s internal controls and procedures which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. There is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the internal control over financial reporting utilized by the Company and its Subsidiaries.

3.6     Absence of Certain Changes or Events.

(a)     Since January 28, 2017, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)     Since January 28, 2017, neither the Company nor any of its Subsidiaries, has taken any action that would, if taken after the date of this Agreement, be prohibited by Section 5.1(a), (b), (e), (f), (g), (l), (n), (o), (q), (r), (s) or (u).

3.7     No Undisclosed Material Liabilities. Neither the Company nor any of its Subsidiaries has any material obligations or liabilities (matured or unmatured, fixed or contingent, including any obligations to issue capital stock or other securities of the Company), other than (a) those set forth or adequately provided for in the Company Balance Sheet, (b) those incurred in the ordinary course of business since January 28, 2017, (c) those incurred in connection with or arising as a result of the negotiation or execution of this Agreement or consummation of the Transactions (but not resulting from the breach of any Contract), (d) liabilities related to the future performance under Contracts to which the Company or any of its Subsidiaries is a party (but not resulting from the breach of any Contract) and (e) liabilities or obligations that would not reasonably be expected to be, individually, or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.8     Litigation. There is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against the Company, any of its officers or directors (in their capacities as such), any of its Subsidiaries or any of their properties, before or by any Governmental Entity which (a) challenges the legality, validity or enforceability of this Agreement or (b) would, if there were an unfavorable decision, reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There is no Judgment imposed upon the Company, any of its officers or directors (in their capacities as such), any of its Subsidiaries or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions, or that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any director or executive officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under the securities Legal Requirements of any Governmental Entity or a claim of breach of fiduciary duty.

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3.9     Licenses, Permits, Etc. The Company and its Subsidiaries possess or will possess prior to the Closing all material Permits, and all such material Permits are in full force and effect. True, complete and correct copies of the material Permits issued to the Company and its Subsidiaries have previously been delivered to, or made available to, Parent. The Company, its Subsidiaries and each of their respective officers, directors, employees, representatives and agents (in each case, in their capacity as such and to the extent required to comply with the terms of such Permits) have complied with all terms of such Permits except where instances of such noncompliance have not been and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in default under any of such Permits and no event has occurred and no condition exists which, with the giving of notice or the passage of time, or both, would constitute a default thereunder, except, in each case, for any such default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby or thereby nor the consummation of the Transactions or compliance by the Company and its Subsidiaries with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any material Permit applicable to the business of the Company and its Subsidiaries.

3.10     Title to Properties.

(a)     Real Property. The Company does not own any real property. The Company has made available to Parent (i) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and its Subsidiaries (collectively, the “Real Property”), and (ii) copies of all leases under which any such Real Property is possessed (the “Real Estate Leases”). Neither the Company nor any of its Subsidiaries is in default under any of the Real Estate Leases that would be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and to the Knowledge of the Company, there is no default by any of the lessors thereunder that would be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

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(b)     Tangible Personal Property. The Company and its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all material tangible personal property used in the conduct of their business, including the material tangible personal property reflected in the Company Financial Statements and material tangible personal property acquired since January 28, 2017 (collectively, the “Tangible Personal Property”). All Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, and is in a condition materially adequate and suitable for the purposes for which it is presently being used, subject to reasonable ordinary wear and tear except, in each case, which, individually or in the aggregate, has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has granted any lease, sublease, tenancy or license of any portion of the Tangible Personal Property for which the annual rental payments exceed $100,000.

3.11     Intellectual Property.

(a)     Section 3.11(a) of the Company Disclosure Schedule contains a list of all (i) material Company Products and (ii) material Domain Names owned by and currently used by the Company or any of its Subsidiaries in the conduct of their respective businesses.

(b)     Section 3.11(b) of the Company Disclosure Schedule sets forth as of this Agreement Date a true and complete list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries that has not otherwise been abandoned, expired, allowed to lapse or cancelled, indicating for each item the registration or application number and the applicable filing jurisdiction (“Company Registered Intellectual Property”).

(c)     The Company or one of its Subsidiaries owns all material Company Intellectual Property. Except as would not reasonably be expected to be in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) has not been adjudged invalid or unenforceable, (ii) all Company Registered Intellectual Property is free and clear of all Liens other than Permitted Liens, and (iii) each item of Company Intellectual Property is subsisting.

(d)     Other than as set forth on Schedule 3.11(d) of the Company Disclosure Schedule, there are no Legal Proceedings pending before any court, arbiter, or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world), to which the Company or any of its Subsidiaries is a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries have received any notice, threat, or assertion in writing of a third party claim or suit challenging the validity, enforceability, scope, ownership, or infringement of any Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole.

(e)     Except as listed in Section 3.11(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted to any person a joint ownership interest in, or has granted or permitted any person to retain, any exclusive rights that remain in, or remain in effect in, any Intellectual Property Right that is Company Intellectual Property, except as would not reasonably be expected to be material, in the aggregate, to the Company and its Subsidiaries, taken as a whole.

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(f)     Except as would not reasonably be expected to be material in the aggregate to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, neither the Company Products, nor the past or current operations of the Company or its Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person, or have violated any right of any Person (including any right to privacy or publicity), or have constituted, unfair competition or trade practices under the laws of any applicable jurisdiction during the three years prior to the date of this Agreement. Except as disclosed in Section 3.11(e) of the Company Disclosure Schedule, there is no current unresolved Legal Proceeding that has been filed against the Company or any of its Subsidiaries by, and none of the Company or any of its Subsidiaries has received written notice from, any third party in the three years prior to the date of this Agreement in which it is alleged that any Company Product or the operation of the business of the Company or any of its Subsidiaries, infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any third party, violates the rights of any Person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the applicable Legal Requirement.

(g)     To the Knowledge of the Company, during the three years prior to the date of this Agreement, no Person has misappropriated, infringed or otherwise violated or is currently misappropriating, infringing or otherwise violating any Company Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries as a whole. Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Entity or arbitral tribunal against any third party with respect to the misappropriation, infringement or other violation of any Company Intellectual Property which remain unresolved as of the date of this Agreement.

(h)     Except as disclosed in Section 3.11(h) of the Company Disclosure Schedule, and except as would not reasonably be expected to be, in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in each case in which the Company or any of its Subsidiaries has engaged or hired a third party for the purpose of developing or creating any Intellectual Property Rights or Technology for any of them, or the Company or any of its Subsidiaries has acquired or purported to acquire ownership of any Intellectual Property Rights or Technology from any Person, in each case, that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted, the Company or its Subsidiary, as the case may be, has obtained a valid and enforceable assignment or license sufficient to irrevocably transfer or license all such Intellectual Property Rights and Technology to the Company or its Subsidiaries to the fullest extent allowed under applicable Legal Requirement.

(i)     Each employee, individual consultant and individual independent contractor involved in the creation of Intellectual Property Rights or Technology for the Company or its Subsidiaries has executed a proprietary information, confidentiality and invention assignment agreement substantially in the form provided to Parent or other valid and enforceable assignment or license sufficient to irrevocably transfer or license all the Intellectual Property Rights and Technology created in the course of employment to the Company or its Subsidiaries to the fullest extent allowed under applicable Legal Requirement, and all current and former employees, consultants and independent contractors of the Company or any of its Subsidiaries have created Intellectual Property Rights or Technology for any of them that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted have executed such or substantially similar agreements.

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(j)     Section 3.11(j) of the Company Disclosure Schedule contains (i) a list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries in any Technology or Intellectual Property Rights, other than non-disclosure and confidentiality agreements, demonstration or evaluation licenses, Open Source Licenses, any licenses for commercially available, off-the-shelf Software (including Software used by third parties to provide services through software as a service (SaaS) arrangements) (“In-Licenses”); and (ii) a list of all Contracts pursuant to which both the Company or any of its Subsidiaries and a third party have licensed or granted any right in their respective Technology or Intellectual Property Rights to one another (“IP Cross-Licenses”). All of the foregoing In-Licenses and IP Cross-Licenses are valid, in force, current, and not in default.

(k)     Section 3.11(k) of the Company Disclosure Schedule contains a list of all Contracts pursuant to which the Company or any of its Subsidiaries has granted any third party any rights or licenses to any material Company Intellectual Property other than Ordinary Course Licenses, including with respect to any Company Product or any material Technology owned by the Company or any of its Subsidiaries (the “Out-Licenses,” and together with the In-Licenses and IP Cross-Licenses, the “IP Contracts”).

(l)     Except as disclosed in Section 3.11(l) of the Company Disclosure Schedule, and except as would not reasonably be expected to be material, individually or in the aggregate, to the Company, any of its Subsidiaries, Parent or any Affiliate of Parent, the consummation of this Agreement or the Closing of the Transactions will not result (i) in the release of any material Source Code or other material proprietary Technology, in each case owned by the Company or any of its Subsidiaries or (ii) in the granting of any new right, license, immunity or covenant not to assert to any third party under or with respect to any Patents or to any material Intellectual Property owned or controlled by the Company, any of its Subsidiaries, Parent or any Affiliate of Parent.

(m)     Except as disclosed in Section 3.11(m) of the Company Disclosure Schedule, and except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, and other than pursuant to any Ordinary Course License, neither the Company nor any of its Subsidiaries has (i) granted, nor is any of them obligated to grant, access or rights to any Source Code in or for any Company Products, (ii) rendered any material Source Code owned by the Company or any of its Subsidiaries in any Company Product subject to any Open Source License that requires the Company or any of its Subsidiaries to deliver any such Source Code to any third party, (iii) licensed, distributed or used any Software subject to an Open Source License in material breach of the terms of any Open Source License, or (iv) licensed or granted a third party the right to obtain any Source Code in any Company Product or any Technology owned by the Company or any of its Subsidiaries (including in any such case, any conditional right to access, or under which Company or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any Source Code).

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(n)     Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, no Company Product contains any undisclosed or unintended disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that enable or assist any person to access without authorization or disable or erase the Company Products.

(o)     Except as set forth in Section 3.11(o) of the Company Disclosure Schedule, no funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center were used in the development of any material Company Products or material Company Intellectual Property.

(p)     Section 3.11(p)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all standard-setting organizations, patent pools and other similar organizations to which the Company or its Subsidiaries is a member, or is otherwise contractually involved (collectively, the “SSOs”). Section 3.11(p)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list of all Contracts or other obligations of the Company or any of its Subsidiaries to grant any license, immunity or other right under any Company Intellectual Property on reasonable and non-discriminatory (RAND) or fair reasonable and non-discriminatory (FRAND) terms required by the SSOs or by the Legal Requirements. The Company's or any of its Subsidiaries' standard outbound licensing programs are compliant in all material respects with the rules, requirements, and other obligations set forth by the SSOs, including any pricing requirements or outbound licensing obligations.

(q)     The Company has made available to Parent the standard forms of product warranties used by the Company and its Subsidiaries. To the Knowledge of the Company, none of the Company Products (i) contains any material defect, or error that is likely to materially and adversely affect the use, functionality or performance of such Company Product, or (ii) fails to comply with any applicable warranty relating to the use, functionality or performance of such Company Product in any material respect, except in the case of both clause (i) and (ii) above, that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.12     Taxes.

(a)     Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(1)     Each of the Company and its Subsidiaries has timely filed, or has had timely filed on its behalf (taking into account, in each case, any valid extensions), all Tax Returns required to be filed by or with respect to it, and all such Tax Returns were true, complete and accurate in all material respects. Other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return (other than automatic extensions), which Tax Return has not since been filed.

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(2)     Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between its country of formation and any other country) or otherwise been subject to net income taxation in any country other than the country of its formation. No claim has been made in writing in the past five years by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is or may be subject to Taxation by that jurisdiction.

(3)     All Taxes of the Company and each of its Subsidiaries due and payable (whether or not shown on any Tax Return) have been timely paid except for those Taxes that are being contested in good faith by appropriate proceedings. Since January 28, 2017, the Company and its Subsidiaries have not incurred any material liability for Taxes outside the ordinary course of business, other than in connection with the Transactions.

(4)     No deficiencies for any amount of Taxes have been assessed in writing against any of the Company and its Subsidiaries by any Governmental Entity that have not subsequently been paid, except for deficiencies being contested in good faith by appropriate proceedings. Neither the Company nor any of its Subsidiaries (A) is the subject of any currently ongoing Tax audit, examination, investigation, proposed adjustment, claim or other proceeding with respect to Taxes, nor, to the Knowledge of the Company, is any such audit, examination, investigation, proposed adjustment, claim or other proceeding threatened, or (B) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(5)     The Company and its Subsidiaries have withheld, and to the extent required by Legal Requirement, paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(6)     Neither the Company nor any of its Subsidiaries has any liability under any written Tax indemnity, Tax sharing or similar agreement (other than any such agreement the only parties to which are any of the Company and its Subsidiaries, and other customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which are unrelated to Taxes).

(7)     Neither the Company nor any of its Subsidiaries has (A) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state Tax purposes, other than the group of which the Company is the common parent or (B) any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Legal Requirement), as a transferee or successor or otherwise by operation of Legal Requirement.

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(8)     Neither the Company nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting under Section 481(a) of the Code (or any analogous provision of state, local, or foreign Legal Requirement) requested or filed prior to the Closing Date, (ii) an installment sale prior to the Closing Date, (iii) any election under Section 108(i) of the Code made prior to the Closing Date, or (iv) any closing agreement pursuant to Section 7121 of the Code entered into prior to the Closing Date.

(b)     No power of attorney currently in force has been filed by the Company or any of its Subsidiaries with a Governmental Entity concerning any material Tax Return.

(c)     Since January 1, 2011, neither the Company nor any of its Subsidiaries has applied for or has obtained a private letter ruling from the Internal Revenue Service (or a comparable Tax ruling from any other Governmental Entity) which ruling would have a material effect on the Tax liability of the Company or any of its Subsidiaries for any Tax period after the January 28, 2017.

(d)     At no time during the two year period ending on the date hereof was the Company or any its Subsidiaries a “distributing corporation” or “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify under Section 355 of the Code.

(e)     All Company Benefit Plans which constitute a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code have at all times (i) complied with applicable documentation and form requirements of Code Section 409A (and applicable Treasury Regulations and Internal Revenue Service guidance promulgated thereunder) and (ii) have been operated in compliance with Code Section 409A (and applicable Treasury Regulations and Internal Revenue Service guidance promulgated thereunder). Neither the Company nor any of its Subsidiaries has any indemnity or gross-up obligation to any Person for any Taxes or penalties or interest imposed under Section 409A of the Code. Any and all “stock rights” (within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i)) that are or have been outstanding in the six-year period ending on the date hereof and were granted or awarded by the Company or any of its Subsidiaries to their respective service providers have been granted with exercise prices no less than the fair market value of the underlying stock on the respective grant dates for purposes of Section 409A of the Code (and the guidance issued thereunder) and no such stock rights has any feature for the deferral of compensation other than the deferral of recognition of income until the earlier of exercise or disposition of such stock right.

(f)     The Company is not, nor has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the last five years.

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(g)     No Subsidiary organized in a jurisdiction outside the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(h)     In the five year period ending on the date hereof, neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)     There is no Contract, plan or arrangement (written or otherwise) covering any current or former employee or independent contractor of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Sections 404 or 162(m) of the Code.

3.13     Employment Matters.

(a)     Employee Benefit Matters.

(1)     Section 3.13(a)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Company Benefit Plans, by country. Neither the Company nor any ERISA Affiliate has notified employees of any plan or made any commitment to establish any new plan that would be a Company Benefit Plan, to modify any Company Benefit Plan (except to the extent required by Legal Requirement, to conform any such Company Benefit Plan to the requirements of any applicable Legal Requirement or, with respect to group health and welfare Company Benefit Plans, in the ordinary course of business consistent with past practice), or to adopt or enter into any Company Benefit Plan.

(2)     With respect to each material Company Benefit Plan, Company has made available to Parent complete and accurate copies of (i) such Company Benefit Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the IRS, (iv) each trust agreement and group annuity contract currently relating to any Company Employee Plan, (v) the most recent summary plan descriptions for each Company Benefit Plan for which a summary plan description is required, (vi) all material correspondence to or from any Governmental Entity relating to legal compliance issues with any Company Benefit Plan within the past three years, and (vii) the most recent financial statements and annual actuarial valuations, if any, for each Company Benefit Plan.

(3)     Each Company Benefit Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including ERISA and the Code, and its terms, and each of the Company and any of its Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Company Benefit Plan.

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(4)     Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, has received a determination, opinion or advisory letter from the IRS to the effect that such Company Benefit Plan is so qualified under Section 401(a) of the Code. No such determination, opinion or advisory letter has been revoked and, to the Knowledge of the Company, revocation has not been threatened. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan that would reasonably be expected to result in any material liability to the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

(5)     Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has maintained, participated in or contributed to, or been obligated to contribute to (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), or (iii) a “plan maintained by more than one employer” as defined in Section 413(c) of the Code. No Company Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(6)     Other than as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable Legal Requirements, none of the Company Benefit Plans promises or provides health or other welfare benefits or coverage to any Person following retirement or other termination of employment.

(7)     There is no Action or suit pending or, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan or the assets of any Company Benefit Plan, other than claims for benefits in the ordinary course.

(8)     Section 3.13(a)(8) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all employment agreements with employees of Company or any of its Subsidiaries, other than customary offer letters, other similar employment agreements entered into in the ordinary course of business that do not provide for any specific required term of employment, notice or severance or other termination benefits exceeding those required by applicable Legal Requirements, or other similar employment agreements which are terminable at the election of the Company and under which the aggregate remaining statutory and contractual obligations of the Company following termination would not exceed $50,000; and (ii) all operative severance agreements and severance agreements entered into the last four years, and severance programs and policies of the Company or any of its Subsidiaries with or relating to its current Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement. All material contributions required to be made with respect to any Company Benefit Plan on or prior to the Effective Time have been or will be timely made or are reflected on the Company Balance Sheet.

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(9)     Except as set forth on Section 3.13(a)(9) of the Company Disclosure Schedule, the negotiation or consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant/contractor or officer of the Company or any of its Subsidiaries to severance pay, bonus or any other compensation or payout, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation, equity or benefits due any current or former employee, director or officer, (iii) result in the forgiveness of indebtedness of any current or former employee, director or officer, (iv) trigger an obligation to fund benefits of any current or former employee, director or officer, or (v) result in a payment or benefit which will or may be made by the Company or its Subsidiaries with respect to any current or former employee or any other “disqualified individual” (as defined in Code Section 280G) that is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. Neither the Company nor any of its Subsidiaries has any indemnity or gross-up obligation to any Person for any Taxes or penalties or interest imposed under Code Section 4999.

(10)     Each Company Benefit Plan maintained or principally covering employees outside the United States (the “Company Non-U.S. Employee Plans”), and the books and records thereof, is in material compliance with the applicable Legal Requirement of each applicable jurisdiction. No such Company Non-U.S. Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Section 3.13(a)(10) of the Company Disclosure Schedule contains a complete and accurate list of each country in which the Company or any of its Subsidiaries has operations as of the date of this Agreement and the approximate number of employees in each such country as of the date of this Agreement.

(11)     Each Company Benefit Plan (other than a bilateral agreement) is amendable and terminable unilaterally by the Company at any time without material liability to the Company or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs, or with respect to Company Non-U.S. Employee Plans as otherwise provided by applicable Legal Requirements.

(b)     Labor Matters. As of the date of this Agreement and in the last four years: (i) there are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which it is bound; (ii) there is no strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened; (iii) no grievance is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entities relating to employees or employment practices that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; and (v) no complaint, charge or Actions by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other Representative of its employees is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

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(c)     Executive Officers. As of the date of this Agreement, except as set forth in Section 3.13(c) of the Company Disclosure Schedule, no executive officer of the Company or any of its Subsidiaries has notified the Company or such Subsidiary in writing that such executive officer intends to leave the Company or any such Subsidiary or otherwise terminate such executive officer’s employment with the Company or such Subsidiary in connection with the consummation of the Transactions or within 180 days following the Closing Date.

(d)     Employees.

(1)     The Company and its Subsidiaries are in all material respects in compliance with all Legal Requirements respecting employment, including wages and hours of work, meal and rest break laws, expense reimbursement laws, discrimination, harassment, retaliation, whistleblowing, disability, civil rights, immigration, pay equity, terms and conditions of employment, occupational health and safety, worker classification (including the proper classification of workers as exempt vs. nonexempt and workers as. independent contractors or consultants), the Fair Labor Standards Act and its state law or foreign equivalents, Title VII and its state or local law or foreign equivalents, recordkeeping, and all Legal Requirements governing leaves of absence including the Family Medical Leave Act and its state or foreign equivalents, and occupational health and safety. For the preceding four years, the Company has materially complied with all recordkeeping Legal Requirements including but not limited to all accountings related to wages, sick pay, vacation accrual, and time records.

(2)     The Company and its Subsidiaries (i) are not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing (including commissions, bonuses, overtime, vacation pay, paid time off or other compensation), (ii) have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants, and (iii) are not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice), except in each case for any liability or failure to pay that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(3)     To the Company’s Knowledge, the Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local or foreign Legal Requirements. The Company has made available to Parent a complete and accurate list of the number of employees and the sites of employment or facilities of those employees that the Company or any of its Subsidiaries caused to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.

(4)     To the Knowledge of the Company, no employee or consultant of the Company is in material violation of: (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by or to render services to the Company or to use trade secrets or proprietary information of others. To the Knowledge of the Company, the employment of any employee or engagement of any consultant by the Company or its Subsidiaries does not subject the Company or its Subsidiaries to any liability to any third party that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

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(5)     To the Knowledge of the Company, no Company employee is in material violation of any term of any proprietary information, confidentiality and/or invention assignment agreement, employment agreement, non-competition agreement or any restrictive covenant to any Person relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(6)     There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and the Company has not been reassessed in any material respect under such legislation during the past four years and, to the Knowledge of the Company, no audit of the Company is currently being performed pursuant to any applicable workplace safety and insurance legislation that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(7)     For each former employee to whom severance has been paid in the last four years, the Company or its Subsidiaries has obtained enforceable general release and severance agreements and there are no outstanding obligations to, or potential claims from, such former employees, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(8)     Each individual who has received compensation for the performance of services on behalf of the Company or any of its Subsidiaries has been properly classified as an employee or independent contractor in accordance with applicable Legal Requirements, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.14     Related Party Transactions. Except as disclosed in the Company Reports or in Section 3.14 of the Company Disclosure Schedule, none of the executive officers (as such term is used in the Company Reports) or directors of the Company or any of its Subsidiaries is presently a party, directly or indirectly, to any material transaction with the Company or any of its Subsidiaries (other than for services as executive officers and directors).

3.15     Insurance. The Company has made available to Parent, prior to the date of this Agreement, true and correct copies of all Contracts of material insurance relating to the business, assets and operations of the Company and its Subsidiaries, as amended and supplemented to which the Company or any of its Subsidiaries is a party (as amended or supplemented, the “Company Insurance Policies”). The Company and its Subsidiaries have obtained all required insurances including worker’s compensation insurance. To the Knowledge of the Company, all such Company Insurance Policies are in full force and effect, all premiums due thereon have been paid and the Company and any such Subsidiary have complied with the provisions of such policies in all material aspects. Neither the Company nor any such Subsidiary has been advised of any defense to coverage in connection with any existing material claim to coverage asserted or noticed by the Company or any such Subsidiary under or in connection with any of their extant insurance policies. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility.

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3.16     Material Contracts. (i) Each Material Contract is a legal, valid and binding agreement on the Company or its Subsidiary(ies) party thereto and, to the Knowledge of the Company on the other party or parties thereto, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in material breach or default of any Material Contract in any material respect; (iii) to the Knowledge of the Company, no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a material violation or breach of, or become a default or event of default under, any provision of any Material Contract; or (B) permit the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; (iv) neither the Company nor any of its Subsidiaries has received written notice of any proposed cancellation, revocation or termination of any Material Contract to which it is a party; and (v) there are no current renegotiations of, or current attempts by the Company to renegotiate, any material terms of any Material Contract. Since January 28, 2017, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of, or default under, any Material Contract.

3.17     Compliance with Applicable Legal Requirements. The Company and its Subsidiaries are, and since January 31, 2015, have been, in compliance with all applicable Legal Requirements, except with respect to such noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written communication since January 31, 2015 from a Governmental Entity alleging that the Company or any such Subsidiary is not in compliance with any applicable Legal Requirements that has not been cured as of the date hereof.

3.18     Foreign Corrupt Practices. Since February 1, 2014, neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective Representatives, has, in the course of its actions for and on behalf of the Company or any of its Subsidiaries, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Entity or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder that are applicable to the Company or its Subsidiaries; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of the Company or any such Subsidiary to any foreign or domestic government official or employee. Neither the Company nor, to the Company’s Knowledge, any of its directors, officers, or employees is in violation of any applicable Legal Requirement that is intended to prevent or deter bribery or corrupt business practices, , which would subject the Company or the relevant directors, officers, or employees to a criminal offense under such applicable Legal Requirement.

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3.19     Money Laundering Legal Requirements. During the past five years, the Company and its Subsidiaries have conducted their business at all times in compliance in all material respects with applicable money laundering statutes in all applicable jurisdictions, rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Legal Requirements”) and no proceeding involving the Company with respect to the Money Laundering Legal Requirements is pending or, to the Knowledge of the Company, is threatened.

3.20     Brokers. Except for the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available a true, correct and complete copy of the Contract(s) between Deutsche Bank and the Company which could result in the Company having any liabilities or obligations as a result of the Transactions or the entry into this Agreement.

3.21     Significant Suppliers and Customers.

(a)     Section 3.21(a) of the Company Disclosure Schedule sets forth a true and complete list of each customer (including distributors) who was one of the 15 largest sources of revenues for the Company during (i) the fiscal year ended January 28, 2017 or (ii) the nine-month period ended October 31, 2017, based on amounts paid or payable (each, a “Significant Customer”). None of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Customer. As of this Agreement Date, the Company has not received any written, or to the Knowledge of the Company any oral, notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or any of its Subsidiaries, as applicable, or that such customer intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable.

(b)     Section 3.21(b) of the Company Disclosure Schedule sets forth a true and complete list of each supplier or service provider who was one of the 15 largest sources of amounts paid or payable to suppliers for the Company during (i) the fiscal year ended January 28, 2017 or (ii) the nine-month period ended October 31, 2017, based on amounts paid or payable (each, a “Significant Supplier”). As of this Agreement Date, none of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Supplier. As of this Agreement Date, the Company has not received written notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier of the Company or any of its Subsidiaries, as applicable, or that such supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable.

3.22     OFAC. None of the Company, any director or officer of the Company, or, to the Knowledge of the Company, any agent, employee, Affiliate or Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and in the last five fiscal years, the Company has not, directly or, to the Knowledge of the Company indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any unlawful sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person where such financing would violate any U.S. sanctions administered by OFAC.

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3.23     Privacy and Data Protection.

(a)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company has complied at all times with (i) its posted privacy rules, policies and procedures; and (ii) the applicable Privacy Legal Requirements relating to Personal Data collected, used, or held for use by the Company or any of its Subsidiaries.

(b)     The Company has commercially reasonable security procedures in place to protect Personal Data it receives from unauthorized access, use, modification, disclosure or other misuse.

(c)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there has been no unauthorized access to or loss, theft or misuse of Personal Data held or controlled by the Company or any of its Subsidiaries.

(d)     To the Knowledge of the Company, the Company has not been under investigation by any state, federal, or foreign jurisdiction regarding its access, use and disclosure of Personal Data.

(e)     The Company has not received any written claim, complaint, inquiry, or notice from any governmental, regulatory, or self-regulatory authority or entity related to the Company’s collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any Privacy Legal Requirement.

3.24     Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is, and during the past seven years has been, in compliance with, and has not been and is not in violation of or subject to any liability under, any applicable Environmental Legal Requirement, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person for whose conduct they are or may be held to be responsible, received any written order or notice from (a) any Governmental Entity or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, of any actual or potential material violation by the Company or any of its Subsidiaries, or failure by the Company or any of its Subsidiaries to comply with, any Environmental Legal Requirement, or of any actual or threatened material obligation by the Company or any of its Subsidiaries to undertake or bear the cost of any liabilities under the Environmental Legal Requirements with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct the Company is or may be held legally responsible, or from any such Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

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3.25     Information Supplied. The information relating to the Company and its Subsidiaries to be contained in the proxy statement in preliminary and definitive form relating to the Company Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of the Company, or at the time of the Company Shareholder Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable federal securities Legal Requirements. Notwithstanding the foregoing provisions of this Section 3.25, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of Parent or Merger Sub.

3.26     Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be received by the holders of the Company’s Common Stock (excluding Parent and its Affiliates) pursuant to the Merger, as provided in this Agreement, was fair, from a financial point of view, to such holders of Company Common Stock. A true, correct and complete copy of such opinion will be provided by the Company to Parent, solely for informational purposes, no later than two hours after the execution and delivery of this Agreement.

3.27     Conflict Minerals. The Company and its Subsidiaries are, and since May 31, 2014 have been, in compliance in all material respects with all applicable U.S. federal securities Legal Requirements regarding Conflict Minerals, including Rule 13p-1 under the Exchange Act and any applicable written standards, requirements, directives or policies of the SEC or any other Governmental Entity relating thereto (the “Conflict Minerals Rule”). Neither the Company nor any of its Subsidiaries has received any communication from any Governmental Entity or any third person that alleges that the Company or any of its Subsidiaries has failed to perform the due diligence or make the reports or disclosures required by the Conflict Minerals Rule or has submitted any false and misleading statements in its Form SD or Conflict Minerals Report.

3.28     No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and in any certificate delivered in connection with this Agreement, neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.

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Article IV

Representations and Warranties of Parent and Merger Sub

Except (x) as may be disclosed in the forms, statements, certifications, reports and documents required to be filed or furnished by Parent with the SEC pursuant to the Exchange Act or the Securities Act after January 28, 2016 and prior to three Business Days prior to the date of this Agreement (excluding, in each case, (i) any nonspecific disclosures set forth in any “Risk Factor”, “Forward Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” sections (ii) any other similar disclosures to the extent they are predictive, cautionary, general, nonspecific or forward-looking in nature (it being understood that any factual information contained within such headings, disclosure or statements shall not be excluded), or (y) as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent on the date of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company that:

4.1     Organization and Good Standing. Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Legal Requirements of its respective jurisdiction of organization. Each of the Parent and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted under the Legal Requirements of the place of its establishment or incorporation and is qualified to do business and in good standing as a foreign corporation or other legal entity under the Legal Requirements of the places where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of any of the foregoing, where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.2     Corporate Authority and Approval. Each of Parent and Merger Sub has full corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions in accordance with the terms hereof. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

4.3     Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by the Merger Sub of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, any provision (x) of the certificate of incorporation and bylaws of Parent and (y) the articles of incorporation or bylaws of Merger Sub, (B) a breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) that the matters referred to in Section 4.4 are complied with, any Legal Requirement to which Parent or Merger Sub is subject, (C) a default under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or an acceleration of Parent’s or, if applicable, Merger Sub’s, obligations under any such Contract or require any Consent under any such Contract, (D) the creation of any Lien (other than a Permitted Lien) on any properties or assets of Parent or Merger Sub, except, in the case of clause (B), clause (C) or clause (D) above, for any such breach, violation, default, creation or acceleration that would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

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4.4     Government Approvals. Except for (A) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (including any amendment or supplement thereto) to be filed in connection with the Merger and other Transactions) or any other applicable U.S. state or federal securities, takeover or “blue sky” Legal Requirements, (B) compliance with any applicable rules of NASDAQ, (C) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the California Law and related documentation, (D) all required filings with and Consents required under the HSR Act and laws analogous to the HSR Act existing in foreign jurisdictions, and (D) any actions or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or Merger Sub, no Consent or approval of, or filing, license, Permit or authorization, declaration or registration with, any Governmental Entity necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Parent or Merger Sub.

4.5     Litigation. There is no Action pending or threatened in writing against or affecting Parent or Merger Sub, any of their officers or directors (in their capacities as such), any of their Subsidiaries or any of their properties, before or by any Governmental Entity which (a) challenges the legality, validity or enforceability of this Agreement or (b) would, if there were an unfavorable decision, have or reasonably be expected have a Material Adverse Effect on the Parent or Merger Sub. There is no Judgment imposed upon Parent or Merger Sub, any of their officers or directors (in their capacities as such), any of their Subsidiaries or any of their respective properties, that would reasonably be expected to have a Material Adverse Effect on the Parent or Merger Sub.

4.6    Information Supplied. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of the Company, or at the time of the Company Shareholder Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in the light of the circumstances under which they were made, not misleading. The Proxy Statement (other than the portions thereof relating solely to the meeting of the shareholders of the Company) will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations promulgated thereunder and any other applicable federal securities Legal Requirements. Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of the Company, or otherwise not supplied by or on behalf of Parent.

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4.7     Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Shares or other equity interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other equity interests in the Company (or any other economic interest through derivative securities or otherwise in the Company).

4.8     Operations of Merger Sub. Parent is the sole shareholder of Merger Sub, which was formed solely for the purpose of engaging in the Merger. Since its date of formation, Merger Sub has not carried on any business or conducted any other operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

4.9     Financial Capability. Parent will have, and will cause Merger Sub to have, at the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

4.10     Exclusivity of Representations and Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

Article V

Covenants of the Parties

5.1     Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in Article IX of this Agreement or the Closing Date, the Company agrees that the Company and its Subsidiaries shall use reasonable best efforts to (except to the extent expressly contemplated by this Agreement, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by Parent), (i) in all material respects, carry on their businesses in the ordinary course in substantially the same manner as heretofore conducted and use reasonable best efforts consistent with past practice and policies to preserve substantially intact their present business organizations, and (ii) use their reasonable best efforts consistent with past practice to keep available the services of their present executive officers and directors and use their reasonable best efforts consistent with past practice to, in all material aspects, preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in Article IX of this Agreement or the Closing Date, except as otherwise expressly permitted by or provided for in this Agreement, set forth in Section 5.1 of the Company Disclosure Schedule, required by any Legal Requirement or as consented to in writing by Parent, the Company shall not do, allow, cause or permit any of the following actions to occur with respect to the Company; provided, however, that Parent and Merger Sub acknowledge and agree that this Section 5.1 shall not give Parent the right, directly or indirectly, to control or direct the operations of the Company prior to the Closing to the extent prohibited by applicable Antitrust Legal Requirements:

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(a)     Charter Documents. Cause or permit any amendments to any of the Company Articles or Company Bylaws, or any comparable documents of any of the Company’s Subsidiaries except for such amendments made pursuant to a Legal Requirement or as expressly contemplated by this Agreement;

(b)     Dividends; Changes in Share Capital. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its share capital, or split, combine or reclassify any of its share capital;

(c)     Material Contracts. Enter into any new Material Contract, or materially violate, amend, terminate or otherwise modify or waive any of the terms of any existing Material Contract, in each case, other than in the ordinary course of business consistent with past practice, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed;

(d)     Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its or its Subsidiaries’ capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, (including, for the avoidance of doubt, Company Equity Awards other than grants of Company RSU Awards to new hires in the ordinary course of business consistent with past practices in an aggregate amount not to exceed 100,000 Company Shares (provided that such Company RSU Awards (a) shall not contain any terms providing for any acceleration in connection with a change of control (including any double trigger acceleration), and (b) shall contain a standard four year vesting schedule), or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, in each case, other than (i) the issuance of Company Shares upon the settlement of Company Equity Awards outstanding as of the date of this Agreement or granted hereafter in accordance with the terms of this Agreement, (ii) distributions of Company Shares under the Company ESPP in accordance with its terms and the terms of this Agreement, or (iii) pursuant to the exercise or conversion of rights to acquire such securities outstanding as of the date of this Agreement and set forth on the Company Disclosure Schedule;

(e)     Intellectual Property. (A) terminate, fail to renew, abandon, cancel, fail to maintain, let lapse, sell, assign or transfer or grant any rights in any Company Registered Intellectual Property other than pursuant to plan or instructions prior to the date of this Agreement, a copy of which has been made available to Parent; or (B) enter into any Contract with respect to, sell, assign, transfer, or grant any rights (including a license, release, covenant not to sue or immunity, as may be applicable), or any option to any of the foregoing under, or with respect to, or otherwise dispose of any Company Intellectual Property, other than non-exclusive licenses to customers, suppliers, distributors, OEMs, resellers, VARs, or service providers granted in the ordinary course of business consistent with past practice;

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(f)     Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except for transactions with an aggregate amount of less than $200,000, or in the ordinary course of business consistent with past practice;

(g)     Indebtedness. Except in its ordinary course of business, issue or sell any debt securities or guarantee any debt securities of others in excess of $200,000 in the aggregate;

(h)     Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $200,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, as applicable;

(i)     Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except those that do not exceed $200,000 in the aggregate or are otherwise reflected in the capital expenditures budget of the Company made available to Parent, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed;

(j)     Employment. Except as set forth on Section 5.1(j) of the Company Disclosure Schedule, or required under the Legal Requirements or agreements or pursuant to plans or arrangements existing on the date of this Agreement, (i) adopt, enter into, terminate or materially amend any employment (other than offer letters to new hires which are terminable immediately at will with no payment of severance either pursuant to such offer letter or Legal Requirements), severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any service provider of the Company or its Subsidiaries, except for any increases in compensation that are in the ordinary course of business consistent with past practice and not to exceed 3% per annum for any such service provider, (iii) amend or accelerate the payment, right to payment or vesting of any material compensation or benefits, including any Company Equity Award, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan except in the ordinary course of business consistent with past practice, or (v) hire, engage, promote or terminate (other than for cause) any officer of the Company or any employee who spends a majority of his or her efforts on the Z-Wave business unit, or (vi) in addition to, and without limiting in any way, the restriction set forth in clause (v) above, terminate (other than for cause) any service provider of the Company without making commercially reasonable efforts to obtain a release of claims from such service provider on the Company’s standard form made available to Parent, in each case without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed;

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(k)     Facilities. Open or close any Facilities or office except in the ordinary course of business, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed;

(l)     Litigation. Initiate, compromise or settle any material litigation or arbitration proceedings in an amount in excess of $100,000 in any one case or $200,000 in the aggregate, other than shareholder litigation which shall be governed by Section 5.10;

(m)     Tax Matters. Except as required by applicable Legal Requirement or by a Governmental Entity, make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), file any amended material Tax Return, adopt or change any material accounting method or period in respect of Taxes, enter into any closing agreement with respect to or otherwise settle any material Tax claim or assessment, or consent to any extension or waiver of any statute of limitations applicable to any material claim or assessment in respect of Taxes;

(n)     Corporate Organization. Transfer the ownership or control of any Subsidiary, dissolve or wind up any Subsidiary or create any new Subsidiary;

(o)     Acquisitions; Changes in Structure. (A) Directly or indirectly acquire or agree to acquire in any transaction or series of transactions any equity interest in or business of any other Person; (B) adopt a plan of complete or partial liquidation or dissolution; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(p)     Liens. Make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short term investments, to become subject to any Liens (other than Permitted Liens);

(q)     Loans. Lend money to any Person (other than (i) advances to employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practices, and (ii) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company) or redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for any indebtedness;

(r)     Labor Matters. Modify, extend, or enter into any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, or recognize or certify any labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(s)     Accounting Methods. Other than as required by changes in U.S. GAAP, Regulation S-X of the Exchange Act, or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect or write down any of its material assets (including any Company Intellectual Property);

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(t)     Business Lines. Enter into any new line of business outside of its existing business;

(u)     Rights Plans. Become party to or approve or adopt any shareholder rights plan or “poison pill” agreement;

(v)     Other. Agree in writing or otherwise to take any of the actions described in Sections 5.1(a)-(v) above.

5.2     Access to Information; Confidentiality.

(a)     From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article IX of this Agreement, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times during normal operating hours, upon reasonable prior written notice and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, properties, offices and other Facilities and to all books, records, Contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would be reasonably likely to jeopardize the protection of attorney-client privilege, or contravene any Legal Requirement or contractual restraint enforceable upon the Company or any of its Subsidiaries (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)     Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth in Article IX of this Agreement in accordance with the terms set forth therein. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.2.

5.3     Insurance. Through the Closing Date, the Company and its Subsidiaries shall use reasonable best efforts consistent with past practices to maintain insurance policies existing as of the date of this Agreement providing insurance coverage for the businesses in which the Company and its Subsidiaries are engaged and the assets and properties of the Company and its Subsidiaries of the kinds, in the amounts and against the risks as are reasonable best for such businesses and risks covered and for the geographic areas where the Company and its Subsidiaries engage in such businesses.

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5.4     Notification of Certain Events. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger, or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto.

5.5     Regulatory and Other Authorizations; Notices and Consents.

(a)     Each Party shall use its reasonable best efforts to obtain all material Consents that are or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and will reasonably cooperate with the other Party in promptly seeking to obtain all such Consents, including, but not limited to any matters involving Government Antitrust Entities.

(b)     Each Party shall give promptly such notices to third parties and use their reasonable best efforts to obtain such third party Consents as are required to consummate the Transactions.

(c)     Each Party shall cooperate and use its reasonable best efforts to assist any other Party in giving such notices and obtaining such Consents as are required to consummate the Transactions.

(d)     Notwithstanding the generality of the foregoing, and upon the terms and subject to the conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to cause the conditions to the obligations of the other parties hereunder to be satisfied and to consummate the Transactions, including making all necessary filings (including filings under the HSR Act) with any Government Antitrust Entity, and obtaining all necessary waivers, clearances, Consents and approvals from, and taking all steps to avoid any Action or proceeding by, any Government Antitrust Entity.

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(e)     To the extent required, each Party will use its commercially reasonable best efforts to promptly prepare and file, or cause to be promptly prepared and filed, with the appropriate Government Antitrust Entity not later than ten Business Days after the date of this Agreement (unless otherwise mutually agreed among the Parties) any notification with respect to the Transactions that may be required pursuant to the HSR Act in which each requests early termination of the waiting period thereunder. Each Party shall respond, as promptly as reasonably practicable, to all information requests from a Government Antitrust Entity under the HSR Act, and shall reasonably cooperate with the other Parties in responding to any such request. Each Party will furnish to the other (or its outside counsel) such information and assistance as may be reasonably requested in connection with the foregoing; provided, however, that one Party disclosing information to another may do so on the condition that it be shared only with the receiving Party’s outside counsel who, in turn, agrees to treat such information as confidential and not disclose it to any third-parties without the advance written consent of the party who disclosed the information. Each Party will use its commercially reasonable efforts to resolve favorably any review or consideration of the antitrust aspects of the Transactions by any Government Antitrust Entity with jurisdiction over the enforcement of any applicable Antitrust Legal Requirements. Each of the Parties shall promptly inform the other Parties of any substantive communication to or from the Federal Trade Commission (“FTC”), the Antitrust Division of the United States Department of Justice (“DOJ”), or any other Governmental Entity regarding the Transactions. Each of the Parties will consult and cooperate with one another in advance, and will consider in good faith the views of one another, in connection with any communication, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal, or other submission made to a Government Antitrust Entity in connection with any investigation or proceeding conducted under either (i) the HSR Act; or (ii) any foreign competition statute enforced by any Government Antitrust Entity. Except as may be prohibited by any Government Antitrust Entity, in connection with any investigation or proceeding under the HSR Act concerning the Transactions, each of the Parties shall permit Representatives of the other Parties (which may, as appropriate, be limited to outside counsel), to be present and participate in all meetings, conferences, or other communications with a Government Antitrust Entity relating to any such proceeding or investigation.

(f)     In furtherance and not in limitation of the efforts referred to above in this Section 5.5, if any objections are asserted with respect to the Transactions under the HSR Act, or if any Action, suit or proceeding is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Entity or any third party challenging the Transactions or that would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, each Party shall use its commercially reasonable efforts to resolve any such objections or actions, suits or proceedings so as to permit the consummation of the Transactions as expeditiously as possible.

(g)     Notwithstanding the foregoing in this Section 5.5, none of Parent or its Affiliates shall be obligated to: (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any material portion of the capital stock, assets, rights, products or businesses of Parent, the Company, or their respective Subsidiaries or Affiliates; (ii) agree to any material restrictions on the activities of Parent or its Subsidiaries or Affiliates (including, after the Closing, the Company); (iii) waive any material rights; (iv) defend, commence or prosecute any Action; or (v) take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the consummation of the Transactions.

5.6     No Solicitation.

(a)     From and after this Agreement Date, until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Article IX, the Company shall not, and shall cause its Subsidiaries not to, and it shall direct their respective Representatives not to, directly or indirectly through another Person, solicit, initiate or knowingly take any action to facilitate or encourage any Acquisition Proposal or proposal or inquiry that would be reasonably be expected to lead to an Acquisition Proposal or, subject to Section 5.6(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, (ii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations under this Agreement, or (iii) resolve, propose or agree to do any of the foregoing, provided however, nothing in this Section 5.6(a) shall prohibit the Company or its Representatives from contacting in writing any Person or group of Persons who make, following the date of this Agreement, a bona fide written Acquisition Proposal, for the sole purpose of clarifying the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 5.6(a). The Company shall, and shall cause its Subsidiaries and shall direct its Representatives to immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, with any third party conducted with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

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(b)     Notwithstanding anything in this Section 5.6 to the contrary, at any time prior to the Company Shareholder Approval, in response to an unsolicited bona fide written Acquisition Proposal made after the date of this Agreement, and not resulting from an intentional or material breach of Section 5.6(a), that the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) constitutes, or would reasonably be expected to lead to, a Superior Proposal, the Company may, upon a good faith determination by the Company Board (after consultation with its outside counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements: (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and such Person's Representatives); provided, however, that the Company and such Person enter into a customary confidentiality agreement containing terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 5.6 (a copy of which confidentiality agreement shall be promptly and in any event with 24 hours provided for informational purposes only to Parent); provided, further, that any material non-public information concerning the Company or any of its Subsidiaries provided or made available to the Person making such Acquisition Proposal shall, to the extent not previously provided to Merger Sub or Parent, be provided or made available to Merger Sub or Parent as promptly as reasonably practicable after it is provided to such Person making such Acquisition Proposal; and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

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(c)     The Company shall promptly advise Parent in writing, in no event later than 24 hours after receipt of any Acquisition Proposal and shall indicate the identity of the Person making such Acquisition Proposal, of the terms and conditions of any proposal or offer, the nature of any inquiries or contacts, and all material written materials relating to such Acquisition Proposal and thereafter shall keep Parent informed of all material developments affecting the status and the material terms of any such Acquisition Proposal.

(d)     Neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify the Company Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within six Business Days after the commencement of such offer, (v) fail to issue a press release reaffirming the Company Board Recommendation after receipt of any publicly announced Acquisition Proposal within five Business Days following Parent's written request to issue such press release (provided that Parent shall not be entitled to request such reaffirmation more than one time, unless such Acquisition Proposal is amended, after which, the Company Board shall provide a reaffirmation for each such amendment in accordance with this Section 5.6(d)), or (vi) resolve or agree to take any of the foregoing actions (each such foregoing action or failure to act in clauses (i) through (vi) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, the determination (but not the adoption, approval, recommendation or endorsement) by the Company Board that an Acquisition Proposal is or would be reasonably likely to lead to a Superior Proposal shall not be deemed a “Company Adverse Recommendation Change”. The Company Board may, at any time prior to the receipt of the Company Shareholder Approval and subject to the Company’s compliance with Section 5.6(e) of this Agreement, take any of the following actions: (A) effect a Company Adverse Recommendation Change in response to a bona fide written Acquisition Proposal if the Company Board concludes in good faith (i) after consultation with the Company's financial advisor, that the Acquisition Proposal constitutes a Superior Proposal and (ii) after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Legal Requirements; or (B) effect a Company Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(e)     Notwithstanding anything to the contrary set forth in Section 5.6(d), the Company shall not be entitled to make a Company Adverse Recommendation Change pursuant to Section 5.6(d) or terminate this Agreement pursuant to Section 9.4 in response to a Superior Proposal unless: (A) the Company shall have first provided prompt prior written notice, and in any event at least five Business Days prior to making a Company Adverse Recommendation Change (the “Notice Period”) to Parent of its intention to make a Company Adverse Recommendation Change (a “Recommendation Change Notice”), which notice shall contain a description of the material terms and conditions of such Superior Proposal, including the most current version of the agreement with respect to such Superior Proposal (which description and summary shall be updated on a prompt basis) in the form to be entered into and the identity of the third party making the Superior Proposal or, if the basis for the proposed action by the Company Board is an Intervening Event, a description of the events, facts and circumstances giving rise to such Intervening Event and the reason for the Company Adverse Recommendation Change (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Company Adverse Recommendation Change); (B) the Company shall, and shall cause its financial advisor and legal counsel to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, or in the case of an Intervening Event, to cause such Intervening Event to no longer form the basis for the Company Board to effect a Company Adverse Recommendation Change, if Parent, in its discretion, proposes to make such adjustments (it being understood and agreed (x) that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three Business Days remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision and (y) that there may be multiple extensions of the Notice Period); and (C) Parent does not make, within the Notice Period, a binding written proposal that is determined by the Company Board (after consultation the Company's outside counsel, and in the case of a Superior Proposal, the Company’s financial advisor), to cause such Intervening Event to no longer form the basis for the Company Board to effect a Company Adverse Recommendation Change or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be.

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(f)     The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement or to the extent required by applicable Legal Requirements to be disclosed.

(g)     Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act if the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under any Legal Requirement; provided that, in each case, any Company Adverse Recommendation Change may only be made in accordance with this Section 5.6; and provided further that any such statement or disclosure shall constitute a Company Adverse Recommendation Change unless such statement or disclosure is accompanied by an express, unequivocal affirmation of the Company Board Recommendation.

(h)     The Company agrees that any action taken by any individual officer, director, financial advisor, banker, investment banker or, at the direction of the Company, by any other Company Representative that, if taken by the Company, would constitute an intentional or material breach of the restrictions set forth in this Section 5.6 shall be deemed to be an intentional or material breach (as applicable) of this Section 5.6 by the Company.

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5.7     Preparation of the Proxy Statement.

(a)     The Company shall use reasonable best efforts to prepare, within 16 Business Days after the date of this Agreement, in consultation with Parent, and cause to be filed with the SEC the Proxy Statement in preliminary form. The Proxy Statement will include, among other items set forth in Section 5.8(a) below, a proposal of the approval of the Merger (but not the Asset Purchase). The Company shall use reasonable best efforts to prepare, within 20 Business Days after the date of this Agreement, in consultation with Parent, and cause to be filed with the SEC in preliminary form a Proxy Statement which will include, among other items set forth in Section 5.8(a) below, a proposal of the approval of the Asset Purchase (but not the Merger) (such preliminary Proxy Statement, the “Asset Proxy Statement”, but also a “Proxy Statement”). Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Notwithstanding the foregoing, the Company shall have no responsibility with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of Parent.

(b)     The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence between the Company and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received by the Company from the SEC and advise Parent of any material oral comments with respect to the Proxy Statement received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Parent shall and shall cause its Representatives to assist and cooperate with the Company and its Representatives in the resolution of any such comments from the SEC related thereto. Notwithstanding the foregoing, prior to filing the preliminary or definitive draft of the Proxy Statement with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response), provided that such period shall not exceed five Business Days, and the Company shall consider in good faith any comments provided by Parent or any of its Representatives with respect thereto.

(c)     If, at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company or Parent, respectively, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, respectively, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Legal Requirement, in disseminating the information contained in such amendment or supplement to shareholders of the Company. Nothing in this Section 5.7(c) shall limit the obligations of any Party under Section 5.7(b).

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(d)     For purposes of this Section 5.7, any information concerning or related to the Company, its Affiliates or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

5.8     Company Shareholder Meeting.

(a)     As promptly as practicable following the date of this Agreement, the Company shall use its reasonable best efforts, in accordance with applicable Legal Requirement and the Company Articles and Company Bylaws, to establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable (and in any event within four Business Days) following the later of (i) the resolution of any comments from the SEC or the staff of the SEC with respect to the preliminary Proxy Statement, and (ii) the expiration of the ten day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act. The Company shall, through the Company Board of Directors, recommend to its shareholders that they give the Company Shareholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.6. Notwithstanding the foregoing provisions of this Section 5.8, the Company may postpone, recess or adjourn the Company Shareholder Meeting without the prior written consent of Parent (but after consultation with Parent) (i) to the extent required by any Legal Requirement or any court of competent jurisdiction, (ii) if as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Shareholder Approval at the Company Shareholder Meeting, (iii) to allow time for the filing and dissemination of, and a sufficient period for evaluation by the Company’s shareholders of, any supplemental or amended disclosure document to the extent that the Company’s Board of Directors has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required under any applicable Legal Requirement or (iv) the Company Board has effected a Company Adverse Recommendation Change as permitted by Section 5.6. Notwithstanding the foregoing, in the event that the Determination Date occurs, the Company shall use its reasonable best efforts to (i) cause the Asset Proxy Statement to be mailed to its shareholders as promptly as practicable (and in any event within two Business Days) following the later of (i) the resolution of any comments from the SEC or the staff of the SEC with respect to the preliminary Asset Proxy Statement, and (ii) the expiration of the ten day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, and (ii) in accordance with applicable Legal Requirement and the Company Articles and Company Bylaws, to establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting to vote on the matters set forth in the Asset Proxy Statement.

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Without the prior written consent of Parent, the approval of this Agreement, the Merger or the Asset Purchase (in accordance with Section 5.7(a) above), the adjournment of the Company Shareholder Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of approval of this Agreement, and the advisory vote required by Rule 14a-21(c) under the Exchange Act shall be the only matters (other than matters of procedure and matters required by applicable Legal Requirement to be voted on by the Company’s shareholders in connection with the approval of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholder Meeting. Once the Company has established a record date for the Company Shareholder Meeting, the Company shall not change such record date or establish a different record date for the Company Shareholder Meeting without the prior written consent of Parent, unless, following consultation with Parent, required to do so by applicable Legal Requirements (but the Company shall not be entitled to claim that the Company Board’s fiduciary duties require it to establish a new record date) or the Company Articles or Company Bylaws.

(b)     The Company will use reasonable best efforts to hold the Company Shareholder Meeting as soon as practicable after the Proxy Statement is mailed to the Company’s shareholders.

(c)     Without limiting the generality of the foregoing, unless this Agreement has been previously terminated in full compliance with Article IX, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the Company Shareholder Meeting shall not be affected by any Company Adverse Recommendation Change and (ii) its obligations pursuant to this Section 5.8 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in full compliance with Article IX, the Company agrees that it shall not submit to the vote of the shareholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the shareholders of the Company with respect to the Merger at the Company Shareholder Meeting.

5.9     Disposition of Company Equity Awards. The Company Board, or a committee thereof consisting of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt resolutions in advance of the Effective Time providing that, in connection with the Transactions, the disposition of any Company Common Stock or Company Equity Awards and/or receipt of Parent Stock by Exchange Act Section 16 reporting persons is intended to be exempt from Exchange Act Section 16(b) liability pursuant to Rule 16b-3 under the Exchange Act.

5.10     Shareholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Article IX and subject to applicable Legal Requirement: (a) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement, the Transactions or the Merger and shall keep Parent informed regarding any such shareholder litigation; and (b) the Company shall give Parent reasonable opportunity, at Parent's sole cost and expense, to participate, subject to a customary joint defense agreement, in the defense of any action, claim, suit or proceeding against the Company or its directors or officers relating to this Agreement, the Transactions or the Merger, and no settlement of such shareholder litigation in excess of the amount covered by the Company Insurance Policies (excluding payment of the applicable policy deductible) will be agreed to or offered without the prior written consent of Parent; provided, that any settlement within the amount covered by the Company Insurance Policies (including payment of the applicable policy deductible) may be agreed to and offered by the Company or its directors and officers without the prior consent of Parent. Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or negotiation or settlement of any litigation contemplated by this Section 5.10. The parties acknowledge that this Section 5.10 in no way limits the parties' obligations under Section 5.4.

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5.11     401(k) Plans. Unless otherwise requested in writing by Parent no later than ten days prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any Company Benefit Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (collectively, the “Company 401(k) Plans”), effective no later than the day immediately prior to the Effective Time and, effective as of such date, no employee of the Company or any of its Subsidiaries shall have any right thereafter to contribute any amounts to the Company 401(k) Plans. The Company shall provide Parent with a reasonable opportunity to review and comment, in advance of any such adoption or corporate action, on any such resolutions or corporation actions.

5.12     Resignations. Prior to the Effective Time, the Company shall cause any director and any officer of the Company or any of its Subsidiaries identified by Parent to execute and deliver a letter effectuating his or her resignation as a director or officer (but not as an employee) of such entity effective as of the Effective Time. At the request of Parent, the Company will use reasonable best efforts to cooperate with Parent to effect the replacement of any such directors and officers selected by Parent at the Effective Time.

5.13     Disposition. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in Article IX of this Agreement or the Closing Date, the Company shall use commercially reasonable efforts to enter into an agreement to effectuate the sale of the Company’s G.hn/HPNA business (the “Divestiture”), on the terms approved by Parent; provided that the foregoing shall not reduce or eliminate the Company’s obligations pursuant to Section 5.1(f).

Article VI

Additional Covenants of Parent

6.1     Fulfillment of Conditions. From the date of this Agreement to the Closing Date, Parent shall use its reasonable best efforts to fulfill the conditions specified in Article VIII. The foregoing obligation includes, without limitation, (a) executing and delivering documents as are necessary or desirable to consummate the Transactions, (b) taking or refraining from such actions as may be necessary to fulfill such conditions.

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6.2     Directors’ and Officers’ Indemnification and Insurance.

(a)     Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company or its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time an officer or director of the Company or its Subsidiaries (each an “Indemnified Party”) as provided in the Company Articles and Company Bylaws or similar governing documents of the Company’s Subsidiaries, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date of this Agreement and disclosed in Section 6.2(a) of the Company Disclosure Schedule (the “Indemnification Contracts”) for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Merger) shall be honored by the Surviving Corporation and its Subsidiaries and shall survive the Merger and shall remain in full force and effect in accordance with their terms. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and such Indemnification Contracts.

(b)     For six years after the Effective Time, to the fullest extent permitted under applicable Legal Requirement, Parent and the Surviving Corporation and any successor to the Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successor to indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, Judgments and fines arising directly or indirectly, in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the Transactions), and shall advance and/or reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, Judgments and fines as the same are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable Judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Legal Requirement; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written Consent.

(c)     Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that the Company may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an aggregate cost not in excess of 300% of the last annual premium paid prior to the date of this Agreement; provided, that the Company shall give Parent a reasonable opportunity to participate in the selection of such policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto.

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(d)     The obligations of Parent and the Surviving Corporation under this Section 6.2 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.2 applies without the Consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2, each of whom may enforce the provisions of this Section 6.2).

(e)     The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Legal Requirement, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.2 is not prior to, or in substitution for, any such claims under any such policies.

Article VII

Additional Agreements and Covenants

7.1     Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement dated as of April 7, 2016, by and between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement.

7.2     Public Announcements. The initial press release relating to this Agreement shall be a joint press release, mutually acceptable to each of Parent and the Company. From the date of this Agreement until the Closing or termination of this Agreement in accordance with the terms set forth in Article IX of this Agreement, Parent and the Company shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior Consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by Legal Requirement as determined after consultation with outside counsel or by the rules and regulations of, or pursuant to any agreement, rules or regulations of, the relevant stock exchange or trading system, or for information that has been publicly disclosed in accordance with the requirements of this Section 7.2 prior to such public announcement or communication. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. The restrictions set forth in this Section 7.2 shall not apply to any release, announcement or disclosure made or proposed to be made by any Party with respect to an Acquisition Proposal, Company Adverse Recommendation Change or Superior Proposal.

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Article VIII

Conditions to Closing

8.1     Mutual Conditions Precedent. The respective obligations of the Company, Parent and Merger Sub to enter into and complete the Closing are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Company and Parent in writing:

(a)     Approval and Authorization by the Company’s Shareholders. This Agreement shall have been approved in a manner and by the holders of at least a sufficient number of shares of Company Common Stock required to constitute the Company Shareholder Approval.

(b)     No Injunction or Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and nonappealable Legal Requirement or order making illegal, permanently enjoining or otherwise permanently prohibiting, limiting, delaying, or otherwise restraining the consummation of the Transactions.

(c)     Requisite Regulatory Approvals. All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(d)     No Governmental Action. No Action commenced by a Governmental Entity and seeking to prohibit, enjoin, materially limit, delay, or otherwise restrain the Transactions shall be pending.

8.2     Company’s Conditions Precedent. The obligations of the Company to enter into and complete the Closing are subject, at the option of the Company, to the fulfillment on or prior to the Closing Date of the following conditions by Parent and Merger Sub, any one or more of which may be waived by the Company in writing:

(a)     Representations and Covenants. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations or warranties to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and Parent and Merger Sub shall each have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and Parent shall have delivered to the Company a certificate, dated the Closing Date, to the foregoing effect.

(b)     Agreement of Merger. The Agreement of Merger to be filed in accordance with the California Law on the Closing Date shall have been executed and delivered by Merger Sub.

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8.3     Parent’s Conditions Precedent. The obligations of Parent and Merger Sub to enter into and complete the Closing are subject, at the option of Parent, to the fulfillment on or prior to the Closing Date of the following conditions by the Company, any one or more of which may be waived by Parent in writing:

(a)     Representations and Covenants. The representations and warranties of the Company set forth in: (A) Section 3.1 (Organization, Good Standing and Qualification), Section 3.3(a), (b), (c)(i) and (ii) (Corporate Authority; Approval and Fairness; No Violation), Section 3.6(a) (Material Adverse Effect) and Section 3.20 (Brokers) shall be true and correct in all respects as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time; (B) Section 3.2(a) and 3.2(c) (Capital Structure) shall be true and correct in all respects as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time, other than any inaccuracies that are de minimis in the aggregate (it being agreed that any inaccuracies that would not reasonably be expected to result in net additional cost, expense or liability to Parent of more than $1,000,000 in the aggregate shall be deemed to be collectively de minimis); and (C) the rest of this Agreement (other than those provisions described in clauses (A) and (B) above) shall be true and correct as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time other than as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided that in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only; provided, further, that for purposes of determining the accuracy of the representations and warranties of the Company for purposes of this clause (C), all qualifications or limitations as to “materiality”, “ Material Adverse Effect” and words of similar import set forth therein shall be disregarded. The Company shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Parent a certificate, dated the Closing Date, to the attesting to the matters set forth in this Section 8.3(a).

(b)     No Material Adverse Effect on the Company. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of this Agreement which has had or is reasonably likely to cause a Material Adverse Effect on the Company.

(c)     FIRPTA Certificate. The Company shall have furnished to Parent a certification in accordance with Treasury Regulation § 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (a “FIRPTA Certificate”). Parent shall file such certification with the Internal Revenue Service on behalf of the Company.

(d)     Contract Termination. The Company shall have delivered to Parent evidence of the amendment or termination of, or that it is not otherwise bound by, the Contracts set forth on Schedule 8.3(d), in each case, on terms acceptable to Parent in its sole discretion, no later than January 22, 2018 (or such later date as may be approved by Parent in writing).

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(e)     Disposition of TV Business. The Company shall have delivered to Parent evidence of the sale (the “TV Divestiture”) or the shut down of the Company’s business of designing, developing, manufacturing, marketing, selling, distributing, and servicing integrated circuits in televisions and set-top boxes, in each case, on terms acceptable to Parent in its sole discretion, no later than December 14, 2017 (or such later date as may be approved by Parent in writing).

(f)     Cash. As of immediately prior to the Effective Time, the Company shall have cash and cash equivalents of at least $40,000,000 in the Company’s accounts located anywhere in the world, net of any taxes and charges that would be required to be paid in order to repatriate such cash to the United States.

8.4     Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VIII to be satisfied if such failure was caused by the failure of such party to perform any of its obligations under this Agreement.

Article IX

Termination, Amendment and Waiver

9.1     Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

9.2     Termination by either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval and authorization of this Agreement by the shareholders of the Company):

(a)     if the Merger has not been consummated on or before June 7, 2018 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement results in, or was the primary cause of, the failure of the Merger to be consummated on or before the End Date;

(b)     if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement that remains in effect (other than the application to the Transactions of applicable waiting periods under the HSR Act or other Antitrust Legal Requirements) or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Transactions, and such Legal Requirement or order shall have become final and nonappealable; or

(c)     if this Agreement has been submitted to the shareholders of the Company for approval and authorization at a duly convened Company Shareholder Meeting and the Company Shareholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof) provided, however, that: (A) a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.2(c) if the failure of such Company Shareholder Approval to be obtained is directly attributable to a failure, on the part of the Party seeking to terminate this Agreement, to perform in any material respect any covenant in this Agreement required to be performed by such Party at or prior to the Effective Time or the material breach of such Party's representations and warranties; and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.2(c) unless the Company shall have made any payment required to be made to Parent pursuant to Section 9.6(a)(iii).

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9.3     Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)     if, prior to the receipt of the Company Shareholder Approval at the Company Shareholder Meeting, (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Contract in respect of a Superior Proposal, other than an Acceptable Confidentiality Agreement, or (iii) the Company shall have materially breached its obligations under Section 5.6; or

(b)     if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.3(a) would not be satisfied and such breach is incapable of being cured by the End Date, or, if curable, is not cured within twenty Business Days of the date Parent gives the Company written notice of such breach or inaccuracy, provided that Parent shall not have a right to terminate this Agreement pursuant to this Section 9.3(b), if, at the time of the delivery of such notice, Parent is in material breach of any of its obligations under this Agreement.

9.4     Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)     prior to receipt of the Company Shareholder Approval, the Company Board shall have made a Company Adverse Recommendation Change in compliance with the terms of this Agreement, to enter into a definitive, written agreement concerning a Superior Proposal; provided, that (A) concurrently with such termination, the Company shall enter into such definitive, written agreement and (B) the Company shall have paid any amounts due pursuant to Section 9.6 of this Agreement; or

(b)     if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions set forth in Section 8.2(a) would not be satisfied and such breach is incapable of being cured by the End Date or, if curable, is not cured within twenty Business Days of the date the Company gives Parent written notice of such breach or inaccuracy, provided that the Company shall not have a right to terminate this Agreement pursuant to this Section 9.4(b), if, at the time of the delivery of such notice, the Company is in material breach of any of its obligations under this Agreement.

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9.5     Notice of Termination; Effect of Termination. The Party desiring to terminate this Agreement pursuant to this Article IX (other than pursuant to Section 9.1) shall deliver written notice of such termination to each other Party specifying with particularity the reason for such termination, and any such termination in accordance with this Section 9.5 shall be effective immediately upon delivery of such written notice to the other Parties; provided, however, that any purported termination of this Agreement by the Company pursuant to (i) Section 9.2(c) shall be effective solely upon payment by the Company to Parent of the full amount due pursuant to Section 9.6(a)(iii), if required or (ii) Section 9.4(a) shall be effective solely upon payment by the Company to Parent of the full amount due pursuant to Section 9.6. If this Agreement is terminated pursuant to this Article IX, it will become void and of no further force and effect, with no liability on the part of any Party (or any stockholder, shareholder, director, officer, employee, agent or Representative of such Party) to any other Party hereto, except (i) with respect to Section 5.2(b), this Section 9.5, Section 9.6 and Article X (and any related definitions contained in any such Sections or Article X), which shall remain in full force and effect and (ii) a Party shall remain liable for any liabilities or damages caused by such Party to the extent such liabilities or damages were the result of fraud or the willful and material breach of this Agreement by such Party.

9.6     Fees and Expenses Following Termination.

(a)     If this Agreement is terminated (i) by Parent pursuant to Section 9.3(a), or (ii) by the Company pursuant to Section 9.4(a), or (iii) by the Company (if such termination by the Company is at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 9.2(c)) or Parent pursuant to Section 9.2(c) if any of the events set forth in Section 9.3(a) occurred prior to the duly convened Company Shareholder Meeting, then the Company shall pay to Parent (by wire transfer of immediately available funds), within two Business Days after such termination, the Termination Fee.

(b)     Except as set forth in the immediately following sentence, if (i) after the date of this Agreement, but prior to the termination of this Agreement in accordance with its terms, (x) an Acquisition Proposal shall have been publicly announced, (y) an Acquisition Proposal shall have been otherwise made known to the Company Board or the Company’s executive officers or (z) any person shall have publicly announced or otherwise made known to the Company Board or the Company’s executive officers, an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement, (ii) thereafter, this Agreement is terminated pursuant to Section 9.2(a) or Section 9.2(c) hereof and (iii) within twelve months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal which is ultimately consummated, or any Acquisition Proposal shall have been consummated, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), no later than two Business Days following the consummation of such transaction, the Termination Fee, (it being understood solely for the purpose of clause (iii) of this sentence, all references in the definition of Acquisition Proposal to 15% shall be deemed to be references to “more than 50%” instead). Notwithstanding the immediately foregoing sentence, if this Agreement is terminated pursuant to Section 9.3(b) hereof (or Section 9.2(a) or Section 9.2(c) hereof at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 9.3(b) hereof) and within twelve months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal which is ultimately consummated, or any Acquisition Proposal shall have been consummated, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), no later than two Business Days following the consummation of such transaction, the Termination Fee (it being understood for all purposes of this sentence, all references in the definition of Acquisition Proposal to 15% shall be deemed to be references to “more than 50%” instead).

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(c)     Subject to Section 10.9, the Parties agree that the payment of the Termination Fee shall be the sole and exclusive monetary remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Termination Fee by the Company, the Company, the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and Representatives shall have no further liability to Parent and Merger Sub under this Agreement. Each of the Parties hereto acknowledges that the Termination Fee is not intended to be a penalty but is rather liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d)     The Company acknowledges and hereby agrees that the provisions of this Section 9.6 are an integral part of the Transactions (including the Merger) and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 9.6, and, in order to obtain such payment, Parent makes a claim against the Company therefor that results in a Judgment against the Company, the Company shall pay to Parent the reasonable and documented costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 9.6 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment.

(e)     All Expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such Expenses.

9.7     Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement signed by each of the Parties hereto; provided, however, that following the receipt of the Company Shareholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Legal Requirement or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of the Company Shares without such approval.

9.8     Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party(ies), (b) waive any inaccuracies in the representations and warranties of the other Party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Legal Requirement, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

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Article X

Miscellaneous

10.1     Non-Survival and Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 10.1 does not limit any covenant of the Parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

10.2     Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual without independent knowledge of the matter being disclosed who has read that reference and such representations and warranties.

10.3     Notices. All notices, requests, claims, demands and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing (including e-mail) and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of delivery when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (e) on the date delivered if sent by e-mail, in each case, addressed as follows:

if to Parent or Merger Sub, to:

Silicon Laboratories Inc.

400 West Cesar Chavez

Austin, Texas 78701

Attention: General Counsel

Fax:     512.428.1666

e-mail: legal@silabs.com

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with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

401 Congress, Suite 2500

Austin, Texas 78701

Attention: Philip Russell, P.C.

Fax:     512.457.7001

Email: Philip.Russell@dlapiper.com

if to the Company, to:

Sigma Designs, Inc.

47467 Fremont Blvd.

Fremont, California 94538

Attention: Chief Financial Officer

Fax: 510.897.0350

e-mail: elias_nader@sigmadesigns.com

with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

Attention: James J. Masetti

Fax: 650.233.4545

Email: jim.masetti@pillsburylaw.com

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto.

10.4     Interpretation.

(a)     When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b)     The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(c)     Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d)     Unless otherwise specifically provided for herein, the terms “or” will not be deemed to be exclusive.

(e)     The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)     Unless otherwise indicated, all references herein to dollars or “$” shall mean and refer to U.S. denominated dollars.

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(g)     The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(h)     All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(i)     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(j)     A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(k)     The parties hereto acknowledge that they have participated in the drafting of this Agreement and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, agree to waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(l)     Although the same or similar subject matters may be addressed in different provisions, the parties intend that each such provision shall be read separately, be given independent legal significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or content).

(m)     References to “ordinary course of business” of a Person shall refer to the ordinary course of business of such Person, consistent with the past practice of such Person.

10.5     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

10.6     Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with all Exhibits, Annexes and Schedules and the other documents delivered pursuant hereto (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions (except the Confidentiality Agreement, which shall survive the execution of this Agreement and continue to be binding pursuant to its terms) and (b) nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) each Indemnified Party as set forth in Section 6.2, and (ii) as expressly set forth in this Agreement.

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10.7     Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or .pdf execution and delivery of this Agreement is legal, valid and binding for all purposes.

10.8     Governing Law; Jurisdiction.

(a)     This Agreement and all disputes, controversies, cross-claims, third-party claims or other Proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the Transactions will be governed by, and construed in accordance with, the Legal Requirements of the State of California, without regard to Legal Requirements that may be applicable under conflicts of laws principles (whether of the State of California or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the State of California.

(b)     Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction and exclusive venue of any United States federal court or California state court located in Santa Clara County, California with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the Transactions in a United States federal or state court sitting in the Santa Clara County, California, as described above. Nothing in this Section 10.8 shall prevent any Party from bringing an action or proceeding in any jurisdiction to enforce any Judgment entered by any United States federal court or California state court located in the Santa Clara County, California, as applicable. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth on the signature page hereof shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the Transactions.

10.9     Specific Performance. The Company, Parent and Merger Sub acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, may not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, the Company or Parent shall be entitled to (and in addition to any other remedy to which such Party may be entitled at law or in equity): (a) a decree or order from a court of competent jurisdiction of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction from a court of competent jurisdiction restraining such breach or threatened breach. Each Party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

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10.10     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties; provided that Parent may assign its rights, interests and obligations under this Agreement to one or more Subsidiaries of Parent without the prior written consent of any other Party so long as Parent guarantees the fulfillment of Parent’s obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Article XI

Asset Purchase

11.1     Asset Purchase. Notwithstanding anything to the contrary in this Agreement, if on any day on or after January 23, 2018 one or more of the conditions set forth in Section 8.3(d), Section 8.3(e) or Section 8.3(f) is not satisfied (the date upon which the foregoing occurs, the “Determination Date” with the condition set forth in Section 8.3(f) measured only as of January 23, 2018 and such later date on which all of the conditions specified in Article VIII are satisfied or, to the extent permitted hereunder, waived (other than the conditions set forth in Section 8.2(b), Section 8.3(d), Section 8.3(e) or Section 8.3(f) and those conditions that by their nature are to be satisfied at the Closing)), in lieu of consummating the Merger, the Parties shall instead consummate the sale of the Purchased Assets on the terms set forth in this Article XI (such transaction, the “Asset Purchase”) and subject to the satisfaction of the conditions set forth in Section 11.3. For the avoidance of doubt, (i) upon the Closing of the Asset Purchase, the Parties will thereafter have no obligation to consummate the Merger, and the provisions of Article I, Article II, Article V, Article VI and Article IX shall thereafter be null and void and (ii) all references to the “Transactions” in this Agreement shall be deemed to include the Asset Purchase.

11.2     Asset Purchase. Upon the terms and subject to the conditions of this Article XI, at the Asset Purchase Closing: (a) the Company shall, and shall cause its Subsidiaries to, sell to Parent, and Parent shall purchase from the Company, all of the Company’s and its Subsidiaries’ right, title and interest in and to the Purchased Assets, and (b) Parent shall assume and the Company and its applicable Subsidiaries shall assign all of the Company’s and Subsidiaries’ Liabilities which relate to the Business.

11.3     Closing. Unless this Agreement has been terminated pursuant to Article IX hereof or unless another time or date is agreed to in writing by the Parties hereto, the closing of the Asset Purchase (which shall constitute the “Closing”, but may also be referred to herein as the “Asset Purchase Closing”) will take place at 10:00 a.m., California time, as soon as practicable after the Determination Date (subject to, and in any event within five Business Days of (i) the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article VIII excluding the conditions set forth in Section 8.1(a), Section 8.2(b), Section 8.3(d), Section 8.3(e) and Section 8.3(f) and (ii) the approval of the Asset Purchase in a manner and by the holders of at least a sufficient number of shares of Company Common Stock required to constitute the Company Shareholder Approval). Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub, at their sole discretion, shall not be required to conduct the Closing during the last 14 days of any fiscal quarter of Parent. The Closing shall be held at the offices of DLA Piper LLP (US), 2000 University Ave, Palo Alto, California, 94303, unless another place is agreed to in writing by the Parties hereto, and the actual date of the Asset Purchase Closing shall constitute the “Closing Date.”

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11.4     Purchase Price. At the Asset Purchase Closing, Parent shall pay to the Company an amount in cash equal to $240,000,000 by wire transfer of immediately available funds to an account of the Company designated in writing by the Company to Parent.

11.5     Delivery of Purchased Assets. At the Asset Purchase Closing, the Company shall deliver to Parent, in a manner and method reasonably acceptable to Parent, (i) all right, title and interest in and to the Purchased Assets free and clear of all Liens (other than Permitted Liens) and (ii) all other documents and instruments necessary to vest in Parent right, title and interest in and to the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

11.6     Contracts of the Business. If the Parties are to consummate the Asset Purchase, the Company shall use commercially reasonable efforts to obtain any third party consents necessary to assign the Contracts related to the Business at the Asset Purchase Closing.

11.7     Further Assurances. On and after the Asset Purchase Closing, upon the reasonable request of a Party, the other Party shall prepare, execute and deliver such other and further agreements, instruments, certificates, and other documents, and take, do and perform such other and further actions, as may be reasonably necessary or appropriate in order to effectuate the purposes and intent of this Agreement and to consummate the Asset Purchase.

11.8     Defined Terms Used in this Article

“Business” means the business of developing, manufacturing, having manufactured, marketing, selling, distributing, servicing, supporting and promoting the products and services, whether previously released or in development, offered by the Company’s and its Subsidiaries’ Z-Wave business and/or the Z-Wave Alliance, including without limitation Z-Wave and mesh network ICs, modules, software, certification, and association membership services.

“Equity Interests” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated, including units thereof) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, vested or unvested, known or unknown, joint or several, executory, determined, determinable, whether due or to become due, whether or not the same is required to be accrued on the financial statement of such Person.

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“International Subsidiaries” mean Sigma Designs Denmark ApS, Sigma Designs Technology Denmark ApS and Z-Wave Alliance, LLC.

“Purchased Assets” means (i) all of the Equity Interests of each of the International Subsidiaries and (ii) all of the assets of the Company and its Subsidiaries which relate to the Business, including without limitation the assets set forth on Schedule 11.8, but excluding cash and cash equivalents.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Silicon Laboratories Inc.

By:	/s/ Tyson Tuttle
Name: Tyson Tuttle Title: President and Chief Executive Officer

Seguin Merger Subsidiary, Inc.

By:	/s/ John Hollister
Name: John Hollister Title: President

Sigma Designs, Inc.

By:	/s/ Thinh Tran
Name: Thinh Tran Title: President and Chief Executive Officer

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ANNEX A

Definitions

“$” or “Dollars” means the lawful currency of the United States of America.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as such term is defined in the Exchange Act and the rules promulgated thereunder)(other than Parent and its Affiliates, including Merger Sub) concerning any transaction or series of related transactions (other than the Transactions) involving:

(a) any direct or indirect sale, lease, exchange, transfer, acquisition or disposal of any assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) that constitute or account for (i) 15% or more of the fair market value of the Company’s consolidated assets, or (ii) 15% or more of the consolidated net sales of the Company or consolidated net earnings of the Company,

(b) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or similar transaction in which such Person or group of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of securities representing more than 15% or more of the outstanding shares of any class of voting securities of the Company, or

(c) liquidation or dissolution of the Company.

An Acquisition Proposal shall not include any proposal or offer related solely to the Divestiture or related solely to the TV Divestiture.

“Action” has the meaning set forth in Section 3.8 of this Agreement.

“Affiliates” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning 50% or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement of Merger” has the meaning set forth in Section of this Agreement.

Annex A-1

“Antitrust Legal Requirements” means any Legal Requirements that are designed or intended to prohibit, restrain or regulate actions having the purpose or effect of monopolizing any relevant market, restrainting trade, or significantly impeding or substantially lessening competition or strengthening a dominant position through merger or acquisition.

“Applicable Date” has the meaning set forth in Section 3.5(a) of this Agreement.

“Asset Proxy Statement” has the meaning set forth in Section 5.7(a) of this Agreement.

“Asset Purchase” has the meaning set forth in Section 11.1 of this Agreement.

“Asset Purchase Closing” has the meaning set forth in Section 11.3 of this Agreement.

“Book-Entry Shares” has the meaning set forth in Section 2.2(b) of this Agreement.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks are generally open for banking business in San Francisco, California.

“California Law” has the meaning set forth in the Background section of this Agreement.

“Capitalization Date” has the meaning set forth in Section 3.2(a) of this Agreement.

“Certificates” has the meaning set forth in Section 2.2(b) of this Agreement.

“Change” has the meaning set forth in the definition of Material Adverse Effect in this Annex A.

“Chapter 13” has the meaning set forth in Section 2.3(a) of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.6(d) of this Agreement.

“Company Articles” means the Articles of Incorporation of the Company as amended, amended and restated and supplemented an in effect on the date hereof.

“Company Balance Sheet” means the unaudited balance sheet of the Company as of July 29, 2017, included in the Company Reports.

Annex A-2

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each other written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, loans, perquisites, incentive compensation or post-retirement compensation or post-employment compensation and all employment, management, consulting, relocation, repatriation, expatriation, change in control, severance or similar agreements, written or otherwise, which is sponsored, maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates, or with respect to which any such party has or would reasonably be expected to have any liability.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 3.3(b) of this Agreement.

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of this Agreement.

“Company Common Stock” has the meaning set forth in the Background section of this Agreement.

“Company Disclosure Schedule” has the meaning set forth in Article III of this Agreement.

“Company Equity Awards” has the meaning set forth in Section 2.4(a) of this Agreement.

“Company ESPP” has the meaning set forth in Section of this Agreement.

“Company Financial Advisor” means Deutsche Bank.

“Company Financial Statements” means the financial statements of the Company included in the Company Reports.

“Company 401(k) Plans” has the meaning set forth in Section 5.11 of this Agreement.

“Company Insurance Policies” has the meaning set forth in Section 3.15 of this Agreement.

“Company Intellectual Property” shall mean all of the Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Non-U.S. Employee Plans” has the meaning set forth in Section 3.13(a)(10) of this Agreement.

Annex A-3

“Company Option Consideration” has the meaning set forth in Section 2.4(b) to this Agreement.

“Company Options” has the meaning set forth in Section 2.4(a) to this Agreement.

“Company Products” shall mean any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.11(b) of this Agreement.

“Company Reports” has the meaning set forth in Section 3.5(a) to this Agreement.

“Company RSU Award” has the meaning set forth in Section 2.4(a) to this Agreement.

“Company RSU Consideration” has the meaning set forth in Section 2.4(c) to this Agreement.

“Company Shareholder Approval” has the meaning set forth in Section 3.3(a) of this Agreement.

“Company Shareholder Meeting” means a special meeting of the shareholders of the Company to be held pursuant to the California Law to consider the approval of this Agreement.

“Company Shares” has the meaning set forth in the Background section of this Agreement.

“Company Stock Plans” has the meaning set forth in Section 2.4(a) of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 7.1 of this Agreement.

“Conflict Minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, tantalum, tin and tungsten and any other minerals or derivatives that the United States Secretary of State determines after the date of this Agreement to be financing conflict in a Covered Country.

“Conflict Minerals Rule” has the meaning set forth in Section 3.27 of this Agreement.

“Consent” means the consent, approval, order or authorization of, or registration, declaration or filing with any Person.

“Contract” means a legally binding contract, lease, license, indenture, note, bond, agreement, Permit, concession, franchise or other instrument.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Right in this Annex A.

Annex A-4

“Covered Countries” means the Democratic Republic of the Congo and its adjoining countries, including, as of the date of this Agreement, Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia.

“D&O Insurance” has the meaning set forth in Section 6.2(c) of this Agreement.

“DOJ” has the meaning set forth in Section 5.5(e) of this Agreement

“Determination Date” has the meaning set forth in Section 11.1 of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.3(a) of this Agreement.

“Domain Names” has the meaning set forth in the definition of Intellectual Property Right in this Annex A.

“Effective Time” has the meaning set forth in Section 1.3 of this Agreement.

“End Date” has the meaning set forth in Section 9.2(a) of this Agreement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Legal Requirement” means any Legal Requirement that requires or relates to: (a) releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) protecting resources, species, or ecological amenities; (c) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (d) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” of an entity means any Person which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or otherwise modified from time to time.

Annex A-5

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents.

“Facilities” means any Real Property owned or leased by the Company or any of its Subsidiaries and any buildings, plants and structures thereon owned or leased by the Company or any of its Subsidiaries.

“FIRPTA Certificate” has the meaning set forth in Section 8.3(c) of this Agreement.

“FTC” has the meaning set forth in Section 5.5(e) of this Agreement.

“Government Antitrust Entity” means any Government Entity with jurisdiction over Antitrust Legal Requirements.

“Governmental Entity” means any national, international, multinational, supranational, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign, of competent jurisdiction.

“Hazardous Material” means any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” or “toxic substances” or words of similar import under any applicable Legal Requirement or regulations, including Environmental Legal Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 6.2(a) of this Agreement.

“Indemnification Contracts” has the meaning set forth in Section 6.2(a) of this Agreement.

“Intellectual Property Right” shall mean any and all statutory and/or common law intellectual property rights throughout the world, including any of the following: (i) all rights in United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, reexaminations, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secret rights and similar rights in confidential information, know-how, and materials; (iii) all registered and unregistered copyrights and all other rights corresponding thereto in any works of authorship, including Software (collectively, “Copyrights”); (iv) all registered and unregistered trademark rights and similar rights in trade names, logos, trade dress, trademarks and service marks (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations and renewals of or applications to register any of the foregoing.

Annex A-6

“Intervening Event” means an event that materially affects the business, assets or operations of the Company (other than any event resulting from a breach of this Agreement by the Company) that is unknown and not reasonably foreseeable to the Company Board as of the date of this Agreement and that comes into existence and becomes known to the Company Board after the date of this Agreement and prior to the receipt of the Company Shareholder Approval (provided, however, that in no event shall any event resulting from or relating to any of the following give rise to an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Merger Sub, or the public announcement, pendency or consummation of the Transactions (or the public announcement of any discussions among the parties related thereto); (iii) any change in the trading price or trading volume of Company Common Stock or any change in the Company's credit rating; (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (v) any Changes resulting from a change in Legal Requirement or U.S. GAAP or any other applicable accounting regulations or principles after the date hereof; (vi) any general economic, regulatory or political conditions, or (vii) general financial, credit or capital market conditions, including interest rates or exchange rates).

“In-Licenses” has the meaning set forth in Section 3.11(j) of this Agreement.

“IP Contracts” has the meaning set forth in Section 3.11(k) of this Agreement.

“IP Cross-Licenses” has the meaning set forth in Section 3.11(j) of this Agreement.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Judgment” means any judgment, order or decree.

“Knowledge”, (i) with respect to the Company, means the actual knowledge, after due inquiry, of any of the Persons listed on Schedule 1.1 of the Company Disclosure Schedule, or any fact or matter which any such individual reasonably would be expected to learn from such individual’s direct reports in the ordinary course of customary performance of such individual’s and such direct reports’ duties consistent with their respective title and responsibilities and (ii) with respect to Parent or the Merger Subs, means the actual knowledge, after due inquiry, of any of the Persons listed on Schedule 1.1 of the Parent Disclosure Schedule, or any fact or matter which any such individual reasonably would be expected to learn from such individual’s direct reports in the ordinary course of customary performance of such individual’s and such direct reports’ duties consistent with their respective title and responsibilities.

“Legal Requirement” means any national, international, multinational, supranational, federal, state, local, municipal, provincial, foreign or other law, treaty, statute, ordinance, rule, regulation, order, writ, injunction, decree, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entities (or under the authority of any national securities exchange upon which securities of Parent and the Company are then listed or traded).

Annex A-7

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances.

“made available” shall mean that a materially complete and materially accurate copy of the document referenced in such statement has been posted in the electronic data site established by Deutsche Bank with R.R. Donnelley titled “Galaxy” at least two Business Days prior to the date of this Agreement.

“Material Adverse Effect” means, with respect to (a) the Company and its Subsidiaries, any event, change or effect (collectively, a “Change”) that, considered with all Changes, has had or would be reasonably expected to have, a material adverse effect on (i) the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions prior to the End Date, provided, however, that a Change shall not be deemed a Material Adverse Effect or considered in determining whether there has occurred (or would reasonably be expected to occur) a Material Adverse Effect, if (i) such Change results from (A) general economic, regulatory or political conditions; (B) conditions generally affecting the other companies in the Company’s industry; (C) any Change caused by the announcement, pendency or performance of this Agreement; (D) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or natural disasters in any locations where the Company conducts material business operations; (E) the failure of the Company to meet internal or external financial expectations, forecasts or projections (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (F) changes in trading volume or a decline in the Company’s stock price (it being understood that the underlying causes of any such change or decline may be taken into account in determining whether a Material Adverse Effect has occurred); (G) any actions taken or failure to take action, in each case, which (1) is required by the terms of this Agreement or (2) which Parent has approved, consented to or requested, or the failure to take or avoid any such action as a result of any failure to so approve, consent or request, in each case in writing and in compliance with the terms of this Agreement; (H) general financial, credit or capital market conditions, including interest rates or exchange rates; (I) any Changes resulting from a change in Legal Requirement or U.S. GAAP or any other applicable accounting regulations or principles after the date hereof; or (J) any class action litigation with respect to alleged breach of fiduciary duties of the Company Board in connection with the Transactions (it being understood that the facts underlying such litigation, to the extent true, and the outcome of such litigation may each be taken into account in determining whether a Material Adverse Effect has occurred), and (ii) with respect to clauses (A), (B), and (D), the conditions or circumstances that caused such Change do not have an impact on the Company and its Subsidiaries, taken as a whole, that is materially disproportionate to the impact such conditions or circumstances have on the other companies in the Company’s industry; and (b) with respect to Parent or Merger Sub, any event, occurrence, condition, state of facts, circumstances, change or effect that would reasonably be expected to prevent or delay or impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

Annex A-8

“Material Contract” means (a) any Contract that is not entered into in the Company’s ordinary course of business and (b) any of the following (irrespective of whether any such Contract was entered into in the Company’s ordinary course of business):

(a)     any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(b)     any Contract containing any covenant, commitment or other obligation (A) limiting in any material respect the right of the Company or any of its Subsidiaries to compete with any Person in any line of business or which would so limit the freedom of the Company, Parent or any of their respective Subsidiaries after the Closing Date, (B) otherwise prohibiting or limiting in any material respect the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any Company Product, except in each case for any such Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or fewer;

(c)     any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company Reports;

(d)     any Contract pursuant to which the Company or any of its Subsidiaries grants any license, sublicense, right to use, covenant not to be sued, option, right of first refusal, right of first offer or other similar right with respect to any material Company Intellectual Property, other than any Ordinary Course License;

(e)     any Contract (A) relating to the acquisition, disposition, or sale of properties or assets (by merger, purchase or sale of stock or assets or otherwise) or (B) that is or creates a partnership or joint venture with any other Person or that relates to the formation, operation, management or control of any such partnership or joint venture;

(f)     any Contract (A) relating to indebtedness, whether incurred, assumed, guaranteed or secured by any asset, with principal amount in excess of $200,000, (B) that restricts the Company's ability to incur indebtedness or guarantee the indebtedness of others, (C) that grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of the Company or its Subsidiaries, (D) that is an interest rate derivative, currency derivative or other hedging contract other than foreign currency cash flow hedges entered into in the ordinary course of business and classified as cash flow hedges for accounting purposes or (E) under which any Person is guaranteeing any liabilities or obligations of the Company or any of its Subsidiaries;

(g)     any Contract that contains a right of first refusal, first offer, or first negotiation, or a call or put right;

Annex A-9

(h)     any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than the Company or any of its Subsidiaries, and other than investments in marketable securities or advances to service providers of the Company and its Subsidiaries in the ordinary course of business consistent with past practices);

(i)     any employment agreement with any employee of the Company or its Subsidiaries pursuant to which the applicable employee receives or is entitled to receive payment of $150,000 or more and that is not terminable by the Company (or applicable Subsidiary) without notice or payment of severance or other termination benefits exceeding those required by applicable Legal Requirements, except that renewals of existing contracts between the Company and such employees that included payments of $150,000 or more shall not be deemed material unless they provide for payments at least 5% greater to any such employee than the payments such employee received under the employee’s previous employment agreement;

(j)     any Contract that (A) contains any provisions materially restricting the right of the Company or any of its Subsidiaries (I) to engage in any line of business, compete or transact in any business or with any Person or in any geographic area, or (II) to acquire any material product or other material asset or service from any other Person; (B) grants exclusive rights to license, market, sell or deliver any Company Product; or (C) contains any “most favored nation” or similar provisions in favor of the other party;

(k)     any Contract pursuant to which the Company or any of its Subsidiaries made payments or expects to make payments in excess of $200,000 in the aggregate in fiscal years 2017 or 2018 (excluding any Company Benefit Plan);

(l)     other than in the ordinary course of business on the Standard Form Agreement, any Contract pursuant to which the Company or any of its Subsidiaries received payments or expects to receive payments in excess of $200,000 in the aggregate in fiscal years 2017 or 2018;

(m)     other than a purchase order entered into in the ordinary course of business on the Standard Form Agreement, any Contract with a Significant Customer or Significant Supplier;

(n)     Real Estate Leases;

(o)     any Contract with any Governmental Entity (including any settlement, conciliation or similar Contract), or for the purpose of fulfilling a Contract or order from any Governmental Entity as the ultimate customer; and

(p)     any other Contract that is material to the Company and its Subsidiaries, taken as a whole.

“Merger” has the meaning set forth in the Background section of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.1(a) of this Agreement.

Annex A-10

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Money Laundering Legal Requirements” has the meaning set forth in Section 3.19 of this Agreement.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Notice Period” has the meaning set forth in Section 5.6(e) of this Agreement.

“Object Code” shall mean Software in binary, object or executable form that is intended to be directly executable by a computer without the intervening steps of compilation or assembly.

“OFAC” has the meaning set forth in Section 3.22 of this Agreement.

“Open Source License” shall mean a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), in each case that requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (i) be disclosed or distributed in Source Code form, (ii) be licensed for purposes of preparing derivative works, or (iii) be redistributed at no charge.

“Ordinary Course License” shall mean a written Contract between the Company or any of its Subsidiaries and a third party pursuant to which (i) the Company or any of its Subsidiaries grants to customers a non-exclusive license or covenant not to assert Intellectual Property in connection with the implementation of Company Products in the ordinary course of business, which Contract does not materially differ in substance from the Standard Form Agreements or (ii) a third party is granted rights to use or otherwise exploit Company Intellectual Property in connection with performing services for the Company or any of its Subsidiaries.

“Out-Licenses” has the meaning set forth in Section 3.11(k) of this Agreement.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Disclosure Schedule” has the meaning set forth in Article IV of this Agreement.

“Parent Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Stock Plan” means the Parent’s 2009 Stock Incentive Plan.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Right in this Annex A.

“Paying Agent” has the meaning set forth in Section 2.2(a) of this Agreement.

Annex A-11

“Paying Agent Fund” has the meaning set forth in Section 2.2(a) of this Agreement.

“Permits” means all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

“Permitted Lien” shall mean: (i) mechanics', carriers', workmen's, warehousemen's, repairmen's or other like Liens arising or incurred in the ordinary course of business consistent with past practice, which do not and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Company; (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which an adequate reserve has been provided on the appropriate financial statements; (iii) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate; (iv) zoning, building and other similar codes and regulations; (v) statutory liens for amounts not yet delinquent to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; and (vi) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements.

“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a Governmental Entity or agency thereof.

“Personal Data” shall mean any information relating to an identified or identifiable natural person or a specific device, either alone or in combination with other information that is publicly available or is held or controlled by the Company or any of its Subsidiaries. For purposes of this definition, an identifiable person is one who can be identified, directly or indirectly, particularly by reference to an identification number or to one or more factors specific to their physical, physiological, mental, economic, cultural or social identity.

“Preferred Stock” has the meaning set forth in Section 3.2(a) of this Agreement.

“Privacy Legal Requirement” shall mean applicable Legal Requirements relating to the access, use, and disclosure of Personal Data.

“Proxy Statement” has the meaning set forth in Section 3.25 of this Agreement.

“Real Estate Leases” has the meaning set forth in Section 3.10(a) of this Agreement.

“Real Property” has the meaning set forth in Section 3.10(a) of this Agreement.

“Recommendation Change Notice” has the meaning set forth in Section 5.6(e) of this Agreement.

Annex A-12

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any other Intellectual Property Rights, in each case of (i) – (iv) above, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by the United States Patent and Trademark Office or any similar Governmental Entity.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Representatives” of any Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other Person acting on behalf of such Party.

“RSU Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average of the closing prices per share of the common stock of Parent as reported on the Nasdaq Global Select Market on the 20 trading days immediately preceding the date on which the Effective Time occurs.

“RSU Vesting Date” has the meaning set forth in Section 2.4(c) to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or otherwise modified from time to time.

“Significant Customer” has the meaning set forth in Section 3.21(a) of this Agreement.

“Significant Supplier” has the meaning set forth in Section 3.21(b) of this Agreement.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Source Code” shall mean computer Software in human readable form and excluding Object Code.

“SSOs” has the meaning set forth in Section 3.11(p) of this Agreement.

“Standard Form Agreements” shall mean the standard form Contracts for the sale of Company Products in the ordinary course of business, in the forms made available to Parent.

“Subsidiary” means with respect to a Person an entity if (a) such Person directly or indirectly owns, beneficially or of record, an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity such that its financial results are consolidated with such other Person.

Annex A-13

“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from an intentional or material breach of Section 5.6 that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (i) more than 85% of the outstanding shares of the Company Common Stock or (ii) more than 85% of the assets of the Company and the Company’s Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith (after consultation with its financial advisor): (a) to be reasonably likely to be consummated on the terms proposed if accepted; and (b) if consummated, would result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, the identity of the Person making the Acquisition Proposal, the anticipated timing, conditions, approvals and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal, and that if such Acquisition Proposal is to be financed, such financing is, at the time of the making of such Acquisition Proposal, fully committed.

“Surviving Corporation” has the meaning set forth in Section 1.1 of this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 3.10(b) of this Agreement.

“Tax(es)” includes any and all federal, state, local and foreign taxes and other charges in the nature of a Tax imposed by any Governmental Entity, including taxes that are or are based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any report, return, information statement or other form or document (including all schedules, exhibits and other attachments thereto and amendments thereof) filed or required to be filed with any Governmental Entity in connection with any Tax (including estimated Taxes).

“Technology” shall mean all tangible items constituting, disclosing or embodying any or all of the following: technology, technical information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, techniques, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including any and all data and collections of data, databases, prototypes, schematics, netlists, test methodologies, development tools and all user documentation.

“Termination Fee” means $11,500,000.

Annex A-14

“Trade Secrets” means all trade secrets under applicable Legal Requirement and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information, in each case, that provides advantages over competitors who do not know or use it, derives independent economic value from not being generally known and not being easily ascertainable by proper means by others, and are subject to commercially efforts to maintain their secrecy.

“Trademarks” has the meaning set forth in the definition of Intellectual Property Right in this Annex A.

“Transaction Documents” means this Agreement and any other agreement or document to be delivered by the Parties on the Closing Date.

“Transactions” means any transactions contemplated by this Agreement or any Transaction Document.

“TV Divestiture” has the meaning set forth in Section 8.3(e) of this Agreement.

“U.S.” or “United States” means the United States of America.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Voting Agreement” means an agreement in the form of Exhibit C to this Agreement.

“WARN Act” has the meaning set forth in Section 3.13(d)(3) of this Agreement.

Annex A-15

ANNEX B-1

Opinion of Sigma’s Financial Advisor dated DECEMBER 7, 2017

Deutsche Bank

December 7, 2017

Board of Directors Sigma Designs, Inc. 47467 Fremont Blvd. Fremont, CA 94538

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Sigma Designs, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of December 7, 2017 (the “Merger Agreement”), by and among Silicon Laboratories Inc. (”Parent”), Seguin Merger Subsidiary, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent (the “Merger Transaction”). As set forth more fully in the Merger Agreement, as a result of the Merger Transaction, each share of common stock, without par value (the “Company Common Stock”), of the Company, other than dissenting shares and shares owned by the Company, Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or Merger Sub will be converted into the right to receive $7.05 in cash (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding Parent and its affiliates.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company taking into account the assumed divestitures of the Company’s Smart TV and Media Connectivity businesses (the “Proposed Divestitures”). We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Deutsche Bank

Board of Directors
Sigma Designs, Inc.
December 7, 2017

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective subsidiaries (or the impact of the Merger Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses (the “Forecasts”), we have assumed with your knowledge and permission that such Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. At your direction, we have assumed that the Proposed Divestitures will be consummated as reflected (and on the terms assumed) in the Forecasts. In rendering our opinion, we express no view as to the reasonableness of such Forecasts or the assumptions on which they are based, including with respect to the Proposed Divestitures. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Merger Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis and that the Proposed Divestitures will be consummated as reflected (and on the terms assumed) in the Forecasts. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger Transaction and the Proposed Divestitures will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

Deutsche Bank

Board of Directors
Sigma Designs, Inc.
December 7, 2017

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Merger Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates) as of the date hereof. This opinion does not address any other terms of the Merger Transaction, the Merger Agreement (including the closing conditions contained therein) or any other agreement entered into or to be entered into in connection with the Merger Transaction or the Proposed Divestitures. Nor do we express any opinion with respect to the Asset Purchase alternative contemplated by the Merger Agreement (including the consideration to be received by the Company in connection with any such Asset Purchase). You have not asked us to, and this opinion does not, address the fairness of the Merger Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Merger Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Merger Transaction or the Proposed Divestitures or the relative merits of the Merger Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Merger Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Merger Transaction, whether relative to the Merger Consideration or otherwise.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Merger Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Merger Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). The DB Group may provide investment and commercial banking services to Parent, the Company or their respective affiliates in the future, including with respect to the Proposed Divestitures, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank's opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, excluding Parent and its affiliates.

Very truly yours,
/s/DEUTSCHE BANK SECURITIES INC.
DEUTSCHE BANK SECURITIES INC.

ANNEX B-2

Opinion of Sigma’s Financial Advisor dated fEBRUARY 15, 2018

Deutsche Bank

February 15, 2018

Board of Directors

Sigma Designs, Inc.

47467 Fremont Blvd.

Fremont, CA 94538

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Sigma Designs, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of December 7, 2017 (the “Merger Agreement”), by and among Silicon Laboratories Inc. (“Parent”), Seguin Merger Subsidiary, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company which provides, among other things, that under certain circumstances specified in Section 11.1 of the Merger Agreement, in lieu of consummating the Merger (as defined in the Merger Agreement), (a) the Company and its subsidiaries will sell to Parent, and Parent will purchase from the Company, all of the Company’s and its subsidiaries right, title and interest in and to the Purchased Assets (as defined in the Merger Agreement) and (b) Parent will assume and the Company and its subsidiaries shall assign all of the Company’s and its subsidiaries’ Liabilities (as defined in the Merger Agreement) which relate to the Business (as defined in the Merger Agreement) to Parent for an aggregate purchase price of $240,000,000 (the “Consideration”). We refer to the transactions described in the preceding sentence as the “Asset Sale”. We understand that the Company will proceed with the Asset Sale rather than the Merger.

You have requested our opinion, as investment bankers, as to the fairness of the Consideration, from a financial point of view, to the Company.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Business and the Company, and certain internal analyses, financial forecasts and other information relating to the Business and the Company prepared by management of the Company. We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Business and the Company. In addition, we have (i) compared certain financial information for the Business with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (ii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iii) reviewed the Merger Agreement, and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Deutsche Bank

Board of Directors

Sigma Designs, Inc.

February 15, 2018

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Business, or the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Business, the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Business, the Company, Parent or any of their respective subsidiaries (or the impact of the Asset Sale thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses (the “Forecasts”), we have assumed with your knowledge and permission that such Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such Forecasts or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Asset Sale will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Asset Sale will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

Deutsche Bank

Board of Directors

Sigma Designs, Inc.

February 15, 2018

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation relating to the making of a recommendation to holders of common stock, without par value (the “Company Common Stock”), of the Company with respect to the Asset Sale. This opinion is limited to the fairness of the Consideration, from a financial point of view, to the Company as of the date hereof. This opinion does not address any other terms of the Asset Sale, the Merger Agreement (including the closing conditions contained therein) or any other agreement entered into or to be entered into in connection with the Asset Sale. You have not asked us to, and this opinion does not, address the fairness of the Asset Sale, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Asset Sale. We express no opinion as to the merits of the underlying decision by the Company to engage in the Asset Sale or the relative merits of the Asset Sale as compared to any alternative transactions or business strategies (including the Merger). Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Asset Sale or any other matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Asset Sale, whether relative to the Consideration or otherwise. This opinion does not address how the Company may use the Consideration or any action that the Company may take following the Asset Sale, including the terms of any liquidation that the Company may undertake following the Asset Sale.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Asset Sale, a portion of which became payable upon delivery of Deutsche Bank’s December 7, 2017 opinion to the Board of Directors, an additional portion of which became payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion), and a substantial portion of which is contingent upon consummation of the Asset Sale. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). The DB Group may provide investment and commercial banking services to Parent, the Company or their respective affiliates in the future (including with respect to additional divestitures and/or a liquidation of the Company) for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Company.

Very truly yours,
/s/DEUTSCHE BANK SECURITIES INC.
DEUTSCHE BANK SECURITIES INC.

ANNEX C

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of December 7, 2017, by and between Silicon Laboratories Inc., a corporation incorporated in the State of Delaware (“Parent”), and the undersigned shareholder (“Shareholder”) of Sigma Designs, Inc., a corporation incorporated in the State of California (the “Company”).

RECITALS

A.     Shareholder Owns certain securities of the Company.

B.     Parent; Seguin Merger Subsidiary, Inc., a corporation incorporated in the State of California (“Merger Sub”); and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).

C.     In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive the consideration set forth in the Merger Agreement.

D.     Shareholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION I
CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)     “Company Common Stock” means the common stock, without par value, of the Company.

(b)     Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Shareholder (i) is the record owner of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c)     “Specified Period” means the period commencing on the date of this Agreement and ending on the Termination Date.

(d)     “Subject Securities” means (i) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Shareholder as of the date of this Agreement and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Shareholder acquires Ownership during the Specified Period; provided that any Subject Securities transferred as permitted by this Agreement shall from and after such transfer cease to be Subject Securities of Shareholder (but shall thereafter be “Subject Securities” under the similar Voting Agreement entered into by the transferee of such securities, provided that such Subject Securities were transferred during the Specified Period).

(e)     “Termination Date” means the earlier of (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms, (ii) the Effective Time, (iii) the date of the termination of this Agreement by the mutual written consent of Parent and Shareholder, and (iv) the date of entry without the prior written consent of Shareholder into any material modification or amendment to the Merger Agreement, or any waiver of any of the Company’s rights under the Merger Agreement, in each case, that reduces or changes the form of the consideration to be paid to Shareholder in connection with the Merger.

(f)     A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent (provided that the exercise by Shareholder of any Company Option held by Shareholder shall not be deemed a Transfer hereunder); or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent.

(g)     Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

SECTION II
TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1     Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Specified Period, Shareholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2     Restriction on Transfer of Voting Rights. During the Specified Period, Shareholder shall not (a) deposit any Subject Securities into a voting trust or (b) grant a proxy or enter into a voting agreement or similar agreement (other than this Agreement) with respect to any of the Subject Securities.

2.3     Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Shareholder (a) to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, (b) by will or operation of law or upon the death of Shareholder, (c) in connection with or for the purpose of personal tax planning or estate planning, (d) to Affiliates of Shareholder, or (e) for charitable purposes or as charitable gifts or donations; provided, however, that a Transfer referred to in this Section 2.3 shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement. In addition, notwithstanding anything in this Agreement to the contrary, Shareholder may make (A) with respect to Shareholder’s Company Options, Transfers of the underlying Subject Securities to the Company (or cancellations) in payment of the exercise price of Shareholder’s Company Options and (B) with respect to Shareholder’s Company Options or Company RSUs, Transfers or cancellations of the underlying Subject Securities to the Company in order to satisfy taxes applicable to the exercise of Shareholder’s Company Options or receipt of such Company RSUs.

SECTION III
VOTING OF SHARES; PROXY

3.1     Voting Covenant. Shareholder hereby agrees that, during the Specified Period, at every meeting of the shareholders of the Company, however called, and at every adjournment or postponement thereof, and in any written action by consent of shareholders of the Company, unless otherwise directed in writing by Parent and to the extent not voted by the Person(s) appointed pursuant to Section 3.2 hereof, Shareholder shall vote all shares of Company Common Stock owned of record by Shareholder and, subject to Section 3.3, all other Subject Securities (to the fullest extent of Shareholder’s right to do so):

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(a)     in favor of the approval and adoption of the Merger Agreement, the Merger, the Agreement of Merger and the Transactions, and

(b)     against the following actions (other than the Merger and the Transactions):

(i)     any Acquisition Proposal;

(ii)     any action, proposal, transaction or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; or

(iii)     any action, proposal, transaction or agreement that would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, adversely affect, inhibit or attempt to discourage the timely consummation of the Merger or the fulfillment of Parent’s or the Company’s or Merger Sub’s conditions under the Merger Agreement.

During the Specified Period, Shareholder shall not enter into any Contract or understanding with any Person to vote or give instructions in any manner inconsistent with clause (a) or clause (b) of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit or restrict Shareholder from (i) acting in Shareholder’s capacity as a director, officer or employee of the Company or in Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, to the extent applicable, it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Company; or (ii) voting (including by proxy or written consent) in Shareholder’s sole discretion on any matter other than the matters referred to in this Section 3.1.

3.2     Irrevocable Proxy.

(a)     Concurrently with the execution and delivery of this Agreement, Shareholder shall deliver to Parent a duly executed proxy in the form attached to this Agreement as Exhibit A, which proxy is coupled with an interest sufficient to support an irrevocable proxy and which shall be irrevocable to the fullest extent permitted by law until the Termination Date with respect to each and every meeting of shareholders of the Company or action or approval by written resolution or consent of shareholders of the Company solely with respect to the matters contemplated in Section 3.1 (at all times prior to the Termination Date) with respect to the shares of Company Common Stock and other Subject Securities referred to therein (the “Proxy”); provided that the Proxy shall automatically terminate upon the termination of this Agreement.

(b)     Shareholder hereby revokes any and all prior proxies or powers of attorney given by Shareholder with respect to the voting of any shares of Company Common Stock or other Subject Securities inconsistent with the terms of Section 3.1 hereof and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of any shares of Company Common Stock or other Subject Securities inconsistent with the terms of Section 3.1 prior to the Termination Date.

3.3     Conversion or Exercise. Nothing contained in this Agreement shall require Shareholder (or shall entitle any proxy of Shareholder) to (i) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Securities or (ii) vote, or execute any consent with respect to, any Subject Securities underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

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SECTION IV
WAIVER OF DISSENTERS’ RIGHTS AND ACTIONS

Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, with respect to any shares of Company Common Stock or Subject Securities Owned by Shareholder, any rights of appraisal, any dissenters’ rights, any rights to demand payment of fair value for Subject Securities held by Shareholder under Chapter 13, and any similar rights relating to the Merger that Shareholder or any other Person who is the record owner of such shares of Company Common Stock or Subject Securities Owned by Shareholder may have by virtue of any shares of Company Common Stock or Subject Securities. Furthermore, Shareholder agrees not to exercise any rights of appraisal or dissenters’ rights that Shareholder may have (whether under applicable Law or otherwise) or could possibly have or acquire in connection with the Merger. Shareholder agrees that Shareholder will not in Shareholder’s capacity as a shareholder of the Company bring, commence, institute, maintain, prosecute or voluntary aid any Action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, that (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Shareholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the adoption and approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company’s Board of Directors or any member thereof.

SECTION V
NO SOLICITATION

During the Specified Period, Shareholder shall not knowingly, without limiting the last sentence of Section 3.1, directly or indirectly, take or authorize to be taken any action that the Company is prohibited from taking or authorizing to be taken pursuant to Section 5.6 of the Merger Agreement.

SECTION VI
REPRESENTATIONS AND WARRANTIES

6.1     Shareholder hereby represents, warrants and covenants to Parent as follows as of the date hereof:

(a)     Authorization, etc. Shareholder has all requisite power, capacity and authority to execute and deliver this Agreement and the Proxy and, with respect to the Subject Securities not Transferred in accordance with Section 2.3 hereof, to grant the rights to Parent set forth herein and therein and to perform Shareholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitute legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b)     No Conflicts or Consents.

(i)     The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not, (i) conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or violate any Law, order or Contract applicable to Shareholder or by which Shareholder or any of Shareholder’s assets or properties is or may be bound or affected, or (ii) result in the creation of any Lien (other than Liens created by this Agreement) or restriction on any of the shares of Company Common Stock or Subject Securities Owned by Shareholder, in each case except for any conflict, violation, breach, default or Lien that would not, individually or in the aggregate, adversely affect Shareholder’s ability to exercise his, her or its voting power under Section 3.1 or grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby.

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(ii)     The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not, require any approval or other consent of, or notice to, any Person other than pursuant to the applicable requirements, if any, under the Exchange Act and any other applicable U.S. state or federal securities laws, including any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(c)     Title to Securities. As of the date of this Agreement:

(i)     Shareholder holds of record (free and clear of any Liens (other than (i) Liens created by this Agreement or (ii) transfer restrictions provided under the Securities Act and the “blue sky” laws of the various states of the United States (the “Permitted Liens”)) that would adversely affect Shareholder’s ability to exercise Shareholder’s voting power under Section 3.1, grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby and thereby and comply with all of the terms hereof and thereof) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof;

(ii)     Shareholder holds the Company Options, Company RSUs, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof;

(iii)     Shareholder owns beneficially and not of record (free and clear of any Liens (other than Permitted Liens) that would adversely affect Shareholder’s ability to exercise Shareholder’s voting power under Section 3.1, grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby and thereby and comply with all of the terms hereof and thereof) the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and

(iv)     Shareholder does not directly or indirectly Own any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any Company Options, Company RSUs, restricted shares, warrants or other rights to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company or any of its Subsidiaries, other than the shares and Company Options, Company RSUs, warrants and other rights set forth on the signature page hereof.

Shareholder’s principal residence or place of business is set forth on the signature page hereto. If Shareholder is a married individual, Shareholder shall, concurrently with the execution and delivery of this Agreement, cause Shareholder’s spouse to execute and deliver to Parent a consent of spouse in the form attached hereto as Exhibit B.

(d)     Due Incorporation. If Shareholder is a corporation, limited partnership or limited liability company, Shareholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted.

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6.2     Parent hereby represents and warrants, as of the date hereof and as of the Effective Time, to Shareholder as follows:

(a)     Organization; Authorization. Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has all requisite corporate power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent and, assuming the due authorization, execution and delivery hereof by the Shareholders, is enforceable against Parent in accordance with their respective terms, subject in each case to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b)     No Conflict.

(i)     Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (A) conflict with or violate any provision of the certificates of incorporation, bylaws or other organizational documents of Parent or Merger Sub, (B) assuming that each of the filings referred to in Section 6.2(b)(ii) are made and any applicable waiting periods referred to therein have expired, violate any law or judgment applicable to Parent or any of its Subsidiaries, or (C) require any consent or other action by any Person under, result in any violation or breach of, result in the loss of a benefit under, conflict with any provision of, or constitute a default (with our without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party, other than in the case of clauses (B) and (C) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such the ability of Parent to perform its obligations under this Agreement.

(ii)     Except for compliance with any applicable requirements of the Securities Act, the Exchange Act or any other United States state or federal securities laws, Nasdaq rules, state takeover laws, foreign antitrust laws, the pre-merger notification requirements of the HSR Act, filings and recordation of appropriate merger documents as required by California law, any other applicable law or regulation, or any other actions or filings the failure of which to be made or obtained has not had, and would not reasonably be expected to have, individually or in the agregate, a material adverse effect on the ability of Parent to perform its obligations under this Agreement, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority or any other Person are necessary for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.

SECTION VII
TERMINATION

This Agreement shall terminate automatically without any notice or other action by any party upon the Termination Date. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement and the Proxy shall be automatically revoked, terminated and of no further force and effect; provided, however, that the provisions of Section VIII shall survive any termination of this Agreement.

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SECTION VIII
MISCELLANEOUS

8.1     Further Assurances. During the Specified Period, Parent and Shareholder shall execute and deliver such additional transfers, assignments, endorsements, proxies, consents and other instruments as the other party may reasonably request to carry out the terms of this Agreement.

8.2     Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.3     Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Shareholder:

at the address set forth on the signature page hereof; and

if to Parent, to:

[___________]

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
401 Congress Avenue, Suite 2500
Austin, Texas 78701
Attention: Philip Russell, P.C.
Fax: 512.457.7001
email: Philip.Russell@dlapiper.com

8.4     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.5     Entire Agreement. This Agreement, the Proxy constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto and are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

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8.6     Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by either party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Shareholder and Shareholder’s heirs, estate, executors, successors and permitted assigns and shall inure to the benefit of Parent and its successors and permitted assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are Transferred. Nothing in this Agreement is intended to confer on any Person (other than the parties hereto and their respective successors and permitted assigns) any rights or remedies of any nature.

8.7     Independence of Obligations. The covenants and obligations of Shareholder set forth in this Agreement shall be construed as independent of any other Contract or arrangement between Shareholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Shareholder against the Company or Parent shall not constitute a defense to the enforcement of any of covenants or obligations of Shareholder under this Agreement. Nothing in this Agreement shall be construed as limiting any of the rights or remedies of any party under the Merger Agreement or any of the rights or remedies of the Company or Parent or any of the obligations of Shareholder under any Contract between Shareholder and Parent or any certificate or instrument executed by Shareholder in favor of Parent; and nothing in the Merger Agreement or in any other such Contract, certificate or instrument shall limit any of Shareholder’s obligations, or any of the rights or remedies of Parent, under this Agreement.

8.8     Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by the other party of any covenant or obligation contained in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to (a) a decree or order from a court of competent jurisdiction of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or overtly threatened breach. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.9     No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by Parent and Shareholder.

8.10     Non-Exclusivity. The rights and remedies of Parent and Shareholder under this Agreement are not exclusive of or limited by any other rights or remedies that it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

8.11     Governing Law; Jurisdiction.

(a)     This Agreement and all disputes, controversies, cross-claims, third-party claims or other Proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement will be governed by, and construed in accordance with, the Laws of the State of California, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

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(b)     Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction and exclusive venue of any United States federal court or California state court located in Santa Clara County, California, with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in a United States federal or state court sitting in Santa Clara County, California, as described above. Nothing in this Section 8.11(b) shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment entered by any United States federal court or California state court located in Santa Clara County, California, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth on the signature page hereof shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the transactions contemplated hereby.

8.12     Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

8.13     Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.14     Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.15     Construction.

(a)     For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)     The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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(c)     As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)     Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

8.16     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any of Parent, Merger Sub, the Company or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Shareholder, and none of Parent, Merger Sub, the Company or any of their respective Affiliates shall have any authority to exercise any power or authority to direct Shareholder in the voting of any of the Subject Securities except as expressly provided in this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Parent and Shareholder have caused this Agreement to be executed as of the date first written above.

PARENT:

SILICON LABORATORIES INC.

By:
Name: Title:

SHAREHOLDER:

Signature

Printed Name

Address:

Email:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Signature Page to Voting Agreement

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned shareholder (the “Shareholder”) of Sigma Designs, Inc., a corporation incorporated in the State of California (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Silicon Laboratories Inc., a corporation incorporated in the State of Delaware (“Parent”), or any nominee thereof, the sole and exclusive attorney and proxy of the Shareholder, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent of the Shareholder’s rights to do so) solely with respect to the matters expressly set forth in this proxy and with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Shareholder as of the record date of any meeting of the shareholders of the Company at which such shares will be voted and (ii) any and all other shares of capital stock of the Company that the Shareholder may acquire of record on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Shareholder with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 3.1 of the Voting Agreement (as defined below) are hereby revoked, and the Shareholder agrees to give no subsequent proxies with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 3.1 of the Voting Agreement until after the Termination Date.

This proxy is irrevocable; is coupled with an interest; and is granted in connection with, and as security for Shareholder’s performance under, the Voting Agreement, dated as of the date hereof, between Parent and the Shareholder (the “Voting Agreement”), and is granted in consideration of Parent’s entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent; Seguin Merger Subsidiary, Inc., a corporation incorporated in the State of California and a wholly owned subsidiary of Parent (“Merger Sub”); and the Company (as it may be amended from time to time, the “Merger Agreement”). This proxy will automatically terminate without any notice or other action by any party on the Termination Date (as defined in the Voting Agreement). Capitalized terms used in this Proxy and not defined in this Proxy have the meanings set forth in the Voting Agreement.

Each of the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Termination Date at any meeting of the shareholders of the Company, however called, and in connection with any written action by consent of shareholders of the Company:

(a)     in favor of the approval and adoption of the Merger Agreement, the Merger, the Agreement of Merger and the Transactions; and

(b)     against the following actions (other than the Merger and the Transactions):

(i)     any Acquisition Proposal;

(ii)     any action, proposal, transaction or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; or

(iii)     any action, proposal, transaction or agreement that would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, adversely affect, inhibit or attempt to discourage the timely consummation of the Merger or the fulfillment of Parent’s or the Company’s or Merger Sub’s conditions under the Merger Agreement.

The Shareholder may vote the Shares on all other matters not referred to in this proxy, and Parent or any of the attorneys and proxies named above shall not exercise this proxy for any purpose other than the purposes expressly set forth in this proxy.

All authority herein conferred shall survive the death or incapacity of the Shareholder and this proxy shall be binding upon the heirs, estate, executors, successors and assigns of the Shareholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this proxy is invalid or unenforceable, the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified.

Dated: December ___, 2017

SHAREHOLDER:

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Signature Page to Irrevocable Proxy

EXHIBIT B

FORM OF CONSENT OF SPOUSE

The undersigned, being the spouse of [___] (“Shareholder”), who has become a signatory to the Voting Agreement (the “Agreement”) dated as of December __, 2017, by and between Silicon Laboratories Inc., a corporation incorporated in the State of Delaware (“Parent”), and Shareholder, hereby acknowledges that the undersigned has read the Agreement and knows its contents; that the undersigned is aware that by the provisions of the Agreement, Shareholder’s spouse agrees to certain voting, transfer and other restrictions in regard to such spouse’s direct and indirect interests in Sigma Designs, Inc., a corporation incorporated in the State of California (the “Company”), either in such spouse’s individual capacity or as trustee of a trust that holds such interests, including the community property interest thereof of the undersigned; that the undersigned hereby consents to and approves of the provisions of the Agreement and, to the extent of such community property interest, agrees to abide by the provisions of the Agreement.

To the extent the undersigned shall succeed to any or all of the interest of the undersigned’s spouse in the direct and indirect interests in the Company or the consideration to be received by the undersigned’s spouse in respect of the direct and indirect interests in the Company, whether by voluntary transfer or transfer by operation of law, pursuant to a property settlement agreement, pursuant to a dissolution of marriage proceeding, by decree or order of court, or in any other manner, such interest shall be subject to all terms of the Agreement.

This Consent of Spouse shall be binding on the undersigned and on the undersigned’s successors, assigns, representatives, heirs and legatees.

This Consent of Spouse is not intended to alter and shall not alter the community property, separate property or quasi–community-property status of any property of the undersigned or the spouse of the undersigned.

The undersigned understands and agrees that (i) the undersigned has carefully read and fully understands all of the terms of this Consent of Spouse; and (ii) the undersigned is under no disability or impairment that affects the undersigned’s decision to sign this Consent of Spouse and knowingly and voluntarily intends to be legally bound by this Consent of Spouse.

Signature

Print Name

Name of Spouse

Signature Page to Consent of Spouse

ANNEX D

PLAN OF LIQUIDATION AND DISSOLUTION

OF

SIGMA DESIGNS, INC.

This Plan of Liquidation and Dissolution (this or the “Plan”), is intended to accomplish the wind down of operations, liquidation of assets and complete dissolution of Sigma Designs, Inc., a California corporation (the “Company”), in accordance with the laws of the State of California, including but not limited to Chapters 19 and 20 and other applicable provisions of the California General Corporation Law (the “GCL”), or any other applicable law to effect the complete liquidation of the Company within the meaning of Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

1.           Recommendation of this Plan by the Board.  The Company’s Board of Directors (the “Board”) has recommended that the Company’s shareholders approve the complete dissolution of the Company as set forth in this Plan. If the Plan is adopted by the requisite vote of the Company’s shareholders, the Plan shall constitute the adopted Plan of the Company.

2.           Adoption of this Plan by the Company’s Shareholders. This Plan will be effective upon the approval by the holders of a majority of the voting power of the outstanding capital stock of the Company entitled to vote thereon at a special or annual meeting of the shareholders of the Company called for such purpose by the Board.  The date of such shareholder approval is referred to in this Plan as the “Effective Date.”

3.           Dissolution and Liquidation Period. Upon the occurrence of the Effective Date, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable:

a.     the filing of a Certificate of Election to Wind Up and Dissolve with the California Secretary of State’s office (the “Certificate of Election”), specifying the matters required by applicable law;

b.     the notice of dissolution and the winding up to be sent by mail to all shareholders who did not vote in favor of the election to dissolve and to each known creditor and claimant whose addresses appear on the records of the Company;

c.     the filing of a Certificate of Dissolution with the California Secretary of State’s office (the “Certificate of Dissolution”), specifying the matters required by applicable law;

d.     the cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business;

e.     the negotiation and consummation of sales and conversion of all of the assets and properties of the Company, including all other tangible assets, intellectual property and other intangible assets, in one or more transactions upon such terms and conditions as the Board, in its absolute discretion, deems expedient and in the best interests of the Company and its shareholders, without any further vote or action by the Company’s shareholders, into cash and/or other distributable form, including the assumption by the purchaser or purchasers of any or all liabilities of the Company;

f.     the (i) payment or making adequate provision for the payment of all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company; (ii) making adequate provision as will be reasonably likely to be sufficient for the payment of any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and (iii) making adequate provision as will be reasonably likely to be sufficient for the payment of claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company;

g.    the filing of all final tax returns, making of all final payments, and closing of any tax accounts or obligations required by any state or federal law or regulation to effect the winding up of the Company’s business and affairs and the dissolution of the Company, including, but not limited to, the filing of Internal Revenue Service Form 966, the Certificate of Election, if required, and the Certificate of Dissolution; and

h.    the taking of any action to effectuate the Plan deemed necessary, appropriate or advisable in the absolute discretion of the Board that is consistent with the dissolution procedures of the law of the State of California.

Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the foregoing steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law.

4.            Authority of Officers and Directors.

a.           After the Effective Date, the Board and the officers of the Company (subject to the Board’s discretion) shall continue in their positions, as necessary, for the purpose of winding up the affairs of the Company as contemplated by California law and in accordance with this Plan.  The Board may appoint officers, hire employees and retain independent contractors and advisors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, shall be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan shall constitute the approval by the Company’s shareholders of the Board’s authorization of the payment of any such compensation.

b.           Adoption of the Plan shall constitute the Company’s shareholders’ grant of full and complete authority for the Board and the officers of the Company, without further shareholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable in furtherance of this Plan, including (i) to dissolve the Company in accordance with the laws of the State of California and cause its withdrawal from all jurisdictions in which it is authorized to do business, (ii) to proceed with the sale, exchange or other disposition of the Company’s assets and to pay, transfer and distribute the remaining assets and remaining liabilities to the Company’s creditors and shareholders, as appropriate, or otherwise to sell, dispose, convey, transfer and deliver all of the assets and properties of the Company, (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with the law of the State of California, (iv) to prepare and give such notices and make such filings under federal and state securities laws and the rules of the NASDAQ Stock Market or, if applicable, the OTC Markets Group Inc. trading venue OTCQB as may be required to effect this Plan, and (v) for the Board to distribute any properties and assets of the Company and all remaining funds pro rata to the shareholders of the Company’s common stock in accordance with the respective number of shares then held of record as of the date that the Certificate of Dissolution becomes effective or such other date as the Board shall determine in its sole discretion.

5.            Conversion of Assets Into Cash and/or Other Distributable Form.

a.           Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to (i) collect all sums due or owing to the Company, (ii) sell and convert into cash and/or other distributable form all the assets and properties of the Company, if any, and (iii) out of the assets and properties of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 4 above, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan.

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b.           Adoption of the Plan, including shareholder approval, shall constitute full and complete authority for the sale, exchange or other disposition of the properties and assets of the Company contemplated by the Plan, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions to one or more buyers, and shall constitute ratification of all such contracts for sale, exchange or other disposition.  The Company shall not be required to obtain appraisals, fairness opinions or other third-party opinions as to the value of its properties and assets in connection with the liquidation, but may do so in the Board’s sole discretion.   The Company may invest in such interim assets as determined by the Board in its discretion, pending conversion to cash or other distributable forms.

6.           Professional Fees and Expenses.

a.           It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), the GCL, contractual arrangements or otherwise.

b.           In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services, including accountants and tax advisors, to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

7.           Indemnification.  The Company shall continue to indemnify and advance expenses to its officers, directors, employees and agents in accordance with its Articles of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain directors’ and officers’ liability insurance and any other insurance as may be necessary, appropriate or advisable to cover the Company’s obligations.

8.           Liquidating Distributions.

a.           Liquidating distributions, if any, shall be made from time to time before or after the filing of the Certificate of Dissolution to the shareholders of record, at the close of business on the Effective Date or such other date as may be determined by the Board in its sole discretion, pro rata to shareholders of the Company’s common stock in accordance with the respective number of shares then held of record; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company).  Liquidating distributions shall be made in cash or in kind, including in stock of, or ownership interests in, subsidiaries of the Company and remaining assets of the Company, if any.  Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with the GCL, may determine; provided, however, that the Company shall complete the distribution of all its properties and assets to its shareholders as provided in this Section 8 following the filing of its Certificate of Dissolution with the Secretary of State of the State of California (the “Final Distribution”).

b.           If and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company and its subsidiaries and other obligations of the Company and its subsidiaries (a “Contingency Reserve”), including (i) tax obligations, (ii) all expenses of the sale of the Company’s property and assets, (iii) the salary, fees and expenses of members of the Board, management and employees, (iv) expenses for the collection and defense of the Company’s property and assets, (v) the expenses described in Section 6 above and (vi) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs. Any unexpended amounts remaining in a Contingency Reserve shall be distributed to the Company’s shareholders no later than the Final Distribution.

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c.           Distributions made pursuant to the Plan are intended to be treated as made in complete liquidation of the Company within the meaning of the Code and the regulations promulgated thereunder. The adoption of the Plan by shareholder approval shall constitute full and complete authority for the making by the Board of all distributions contemplated in this Section 8.

9.           Liquidating Trusts. The Board may but is not required to establish a Liquidating Trust (the “Liquidating Trust”) and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees selected by the Board. Any Liquidating Trust established by the Board must satisfy the requirements for classification as a “liquidating trust” under Procedure and Administration Regulations section 301.7701-4(d).  If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The trustees shall in general be authorized to take charge of the Company’s property, and to sell and convert into cash or other distributable form any and all corporate non-cash or non-distributable assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

10.           Unallocated Shareholders. Any cash or other property held for distribution to shareholders of the Company who have not been located at the time of the Final Distribution shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution.  Such cash or other property shall thereafter be held by such person(s) solely for the benefit of and ultimate distribution, without interest thereon, to such former shareholder or shareholders entitled to receive such assets, who shall constitute the sole equitable owners thereof, subject only to such escheat or other laws as may be applicable to unclaimed funds or property, and thereupon all responsibilities and liabilities of the Company with respect thereto shall be satisfied and exhausted.  In no event shall any of such assets revert to or become the property of the Company.

11.           Amendment, Modification or Abandonment of Plan. If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan and all actions contemplated thereunder, including the proposed dissolution of the Company, notwithstanding shareholder approval of the Plan, to the extent permitted by the GCL; provided, however, that the Board shall not abandon the Plan following the filing of the Certificate of Election without first obtaining the approval of the shareholders of record on the date the Certificate of Election was filed. Upon the abandonment of the Plan, the Plan shall be void.

12.           Cancellation of Stock and Stock Certificates.

a.           After known liabilities of the Company have been paid to the full extent possible and the remaining assets of the Company, if any, have been distributed to the shareholders, the shareholders shall surrender any and all certificates representing the stock of the Company and shall have no further rights against the Company, whether arising out of each shareholder’s status as a shareholder or as a creditor of the Company.

b.           On or after the close of business on the date that the Certificate of Dissolution becomes effective, subject to applicable law, (i) each holder of shares of common stock of the Company shall cease to have any rights in respect thereof other than in accordance with this Plan, and (ii) the Company’s share transfer books shall be closed and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.  As a condition to receipt of any distribution to the Company’s shareholders, the Board, in its absolute discretion, may require the Company’s shareholders to (i) surrender their certificates evidencing their shares of stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft, or destruction of such certificates, together with such surety bond or other security or indemnity as may be required and satisfactory to the Board.

4

13.           Liquidation under Code Sections 331 and 336. It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code.  The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of those Sections 331 and 336 and the regulations promulgated thereunder.

14.           Defined Term.  In this Plan “including” shall mean “including, without limitation.”

5

ANNEX E

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP FINANCIAL INFORMATION

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles (“GAAP”), Sigma Designs, Inc. (“Sigma” or the “Company”) also reports non-GAAP financial measures, as Sigma believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Therefore, non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financials measures. The Company presents non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Furthermore, non-GAAP financial measures used by the Company may not be the same non-GAAP financial measures as those used by other companies; specifically, non-GAAP financial measures used by the Company may be calculated differently than other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by Sigma to similarly titled non-GAAP financial measures of other companies.

Sigma’s non-GAAP financial measures exclude amortization of acquired intangibles, stock-based compensation, one-time legal and other professional fee expenses, net gain on the sale of and impairment of privately-held investments, impairment of purchased IP, mask sets used in production and one-time restructuring charges. The tax amounts included in Sigma’s non-GAAP results approximate its operating cash tax expense, similar to the liability reported on Sigma’s tax returns. In the GAAP to non-GAAP reconciliation below, the Company has disclosed the impact of these income tax adjustments in its calculation of our non-GAAP financial results.

Sigma believes that its non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate Sigma’s operating results in the same manner as the research analysts that follow Sigma’s progress, all of whom present non-GAAP projections in their published reports.

Sigma uses non-GAAP measures to evaluate and assess its performance and operating results on a consistent basis, and to measure and compare its performance with the financial projections published by analysts as well as its direct competitors in the industry, many of whom report financial results on a non-GAAP basis. The economic substance behind its decision to use non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial results. For example, Sigma’s management has no control over certain variables that have a major influence in the determination of stock-based compensation. These variables include the volatility of its stock price and changing interest rates. Sigma believes that all of these excluded expenses in its non-GAAP financial measures may not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future. Sigma believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods.

SIGMA DESIGNS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)

(EARNINGS RELEASE ISSUED ON MARCH 23, 2016 FOR THE FOURTH QUARTER OF FISCAL 2016)

(Unaudited)

(In thousands)

	Three months ended
	January 30, 2016	October 31, 2015	January 31, 2015
GAAP Net Revenue	$51,450	$61,581	$54,846
Items reconciling GAAP Revenue to Non-GAAP:
Reversal of rebate	-	-	-
GAAP to Non-GAAP adjustments	-	-	-
Non-GAAP Net Revenue	$51,450	$61,581	$54,846

GAAP Cost of Revenue	$26,949	$30,794	$28,126
Items reconciling GAAP Cost of Revenue to Non-GAAP:
Stock based compensation expense	(69)	(78)	(39)
Amortization of acquired intangibles	(965)	(965)	(1,062)
Restructuring costs	-	-	(15)
GAAP to Non-GAAP adjustments	(1,034)	(1,043)	(1,116)
Non-GAAP Cost of Revenue	$25,915	$29,751	$27,010

GAAP Gross Profit	$24,501	$30,787	$26,720
GAAP Gross Margin %	47.6%	50.0%	48.7%
Non-GAAP Gross Profit	$25,535	$31,830	$27,836
Non-GAAP Gross Margin %	49.6%	51.7%	50.8%

GAAP Operating Expenses	$29,738	$29,323	$29,063
Items reconciling GAAP Operating Expense to Non-GAAP:
Stock based compensation expense	(1,610)	(1,814)	(1,662)
Amortization of acquired intangibles	(648)	(318)	(346)
Impairment of IP, mask sets and design tools	-	(795)	(689)
Settlement expenses	-	-	-
One time legal fee expenses	(85)	(357)	(258)
Restructuring costs	-	-	3
GAAP to Non-GAAP adjustments	(2,343)	(3,284)	(2,952)
Non-GAAP Operating Expenses	$27,395	$26,039	$26,111

GAAP Other Income (Expense) and Tax	$(954)	$4,971	$(1,267)
Items reconciling GAAP Other Income (Expense) and Tax to Non-GAAP:
Impairment (gain on sale) of privately held instruments, net	251	-	4
Gain on sale of development project	-	(7,551)	-
Income tax adjustments	3,463	1,494	1,016
GAAP to Non-GAAP adjustments	3,714	(6,057)	1,020
Non-GAAP Other Income (Expense) and Tax	$2,760	$(1,086)	$(247)

Non-GAAP Net Income (Loss)	$900	$4,705	$1,478

SIGMA DESIGNS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)

(EARNINGS RELEASE ISSUED ON JUNE 6, 2016 FOR THE FIRST QUARTER OF FISCAL 2017)

(Unaudited)

(In thousands)

	Three months ended
	April 30,	January 30,	May 2,
	2016	2016	2015

GAAP Net Revenue	$53,775	$51,450	$55,912
Items reconciling GAAP Revenue to Non-GAAP:
Reversal of rebate	-	-	(806)
GAAP to Non-GAAP adjustments	-	-	(806)
Non-GAAP Net Revenue	$53,775	$51,450	$55,106

GAAP Cost of Revenue	$29,774	$26,949	$26,564
Items reconciling GAAP Cost of Revenue to Non-GAAP:
Stock based compensation expense	(104)	(69)	(36)
Amortization of acquired intangibles	(949)	(965)	(1,062)
GAAP to Non-GAAP adjustments	(1,053)	(1,034)	(1,098)
Non-GAAP Cost of Revenue	$28,721	$25,915	$25,466

GAAP Gross Profit	$24,001	$24,501	$29,348
GAAP Gross Margin %	44.6%	47.6%	52.5%
Non-GAAP Gross Profit	$25,054	$25,535	$29,640
Non-GAAP Gross Margin %	46.6%	49.6%	53.8%

GAAP Operating Expenses	$30,016	$29,738	$27,938
Items reconciling GAAP Operating Expense to Non-GAAP:
Stock based compensation expense	(1,788)	(1,610)	(1,698)
Amortization of acquired intangibles	(699)	(648)	(345)
Impairment of IP, mask sets and design tools	-	-	(33)
One time legal fee expenses	(11)	(85)	(498)
Restructuring costs	-	-	(9)
GAAP to Non-GAAP adjustments	(2,498)	(2,343)	(2,583)
Non-GAAP Operating Expenses	$27,518	$27,395	$25,355

GAAP Other Income (Expense) and Tax	$(2,083)	$(954)	$(1,792)
Items reconciling GAAP Other Income (Expense) and Tax to Non-GAAP:
Impairment (gain on sale) of privately held instruments, net	300	251	(518)
Income tax adjustments	-	3,463	1,182
GAAP to Non-GAAP adjustments	300	3,714	664
Non-GAAP Other Income (Expense) and Tax	$(1,783)	$2,760	$(1,128)
Non-GAAP Net Income (Loss)	$(4,247)	$900	$3,157

SIGMA DESIGNS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)

(EARNINGS RELEASE ISSUED ON SEPTEMBER 6, 2016 FOR THE SECOND QUARTER OF FISCAL 2017)

(Unaudited)

(In thousands)

	Three months ended
	July 30, 2016	April 30, 2016	August 1, 2015

GAAP Net Revenue	$61,316	$53,775	$58,307
Items reconciling GAAP Net Revenue to Non-GAAP:
Reversal of rebate	-	-	(221)
GAAP to Non-GAAP adjustments	-	-	(221)
Non-GAAP Net Revenue	$61,316	$53,775	$58,086

GAAP Cost of Revenue	$31,734	$29,774	$29,783
Items reconciling GAAP Cost of Revenue to Non-GAAP:
Stock based compensation expense	(74)	(104)	(44)
Amortization of acquired intangibles	(940)	(949)	(968)
GAAP to Non-GAAP adjustments	(1,014)	(1,053)	(1,012)
Non-GAAP Cost of Revenue	$30,720	$28,721	$28,771

GAAP Gross Profit	$29,582	$24,001	$28,524
GAAP Gross Margin %	48.2%	44.6%	48.9%
Non-GAAP Gross Profit	$30,596	$25,054	$29,315
Non-GAAP Gross Margin %	49.9%	46.6%	50.5%

GAAP Operating Expenses	$29,895	$30,016	$27,316
Items reconciling GAAP Operating Expenses to Non-GAAP:
Stock based compensation expense	(1,677)	(1,788)	(1,211)
Amortization of acquired intangibles	(696)	(699)	(316)
Impairment of IP, mask sets and design tools	(300)	-	(955)
One time legal fee expenses	-	(11)	(747)
GAAP to Non-GAAP adjustments	(2,673)	(2,498)	(3,229)
Non-GAAP Operating Expenses	$27,222	$27,518	$24,087

GAAP Other Income (Expense) and Tax	$(1,409)	$(2,083)	$(912)
Items reconciling GAAP Other Income (Expense) and Tax to Non-GAAP:
Impairment (gain on sale) of privately held instruments, net	584	300	126
Income tax adjustments	-	-	20
GAAP to Non-GAAP adjustments	584	300	146
Non-GAAP Other Income (Expense) and Tax	$(825)	$(1,783)	$(766)

Non-GAAP Net Income (Loss)	$2,549	$(4,247)	$4,462

SIGMA DESIGNS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)

(EARNINGS RELEASE ISSUED ON DECEMBER 6, 2016 FOR THE THIRD QUARTER OF FISCAL 2017)

(Unaudited)

(In thousands)

	Three months ended
	October 29,	July 30,	October 31,
	2016	2016	2015
GAAP Net Revenue	$62,729	$61,316	$61,581
Items reconciling GAAP Net Revenue to Non-GAAP:
Reversal of rebate	-	-	-
GAAP to Non-GAAP adjustments	-	-	-
Non-GAAP Net Revenue	$62,729	$61,316	$61,581

GAAP Cost of Revenue	$31,734	$31,734	$30,794
Items reconciling GAAP Cost of Revenue to Non-GAAP:
Stock based compensation expense	(61)	(74)	(78)
Amortization of acquired intangibles	(938)	(940)	(965)
GAAP to Non-GAAP adjustments	(999)	(1,014)	(1,043)
Non-GAAP Cost of Revenue	$30,735	$30,720	$29,751

GAAP Gross Profit	$30,995	$29,582	$30,787
GAAP Gross Margin %	49.4%	48.2%	50.0%
Non-GAAP Gross Profit	$31,994	$30,596	$31,830
Non-GAAP Gross Margin %	51.0%	49.9%	51.7%

GAAP Operating Expenses	$28,826	$29,895	$29,323
Items reconciling GAAP Operating Expenses to Non-GAAP:
Stock based compensation expense	(1,432)	(1,677)	(1,814)
Amortization of acquired intangibles	(692)	(696)	(318)
Impairment of IP, mask sets and design tools	-	(300)	(795)
One time legal fee expenses	-	-	(357)
GAAP to Non-GAAP adjustments	(2,124)	(2,673)	(3,284)
Non-GAAP Operating Expenses	$26,702	$27,222	$26,039

GAAP Other Income (Expense) and Tax	$(1,948)	$(1,409)	$4,971
Items reconciling GAAP Other Income (Expense) and Tax to Non-GAAP:
Impairment (gain on sale) of privately held instruments, net	1	584	-
Gain on sale of development project	-	-	(7,551)
Income tax adjustments	-	-	1,494
GAAP to Non-GAAP adjustments	1	584	(6,057)
Non-GAAP Other Income (Expense) and Tax	$(1,947)	$(825)	$(1,086)

Non-GAAP Net Income	$3,345	$2,549	$4,705

SIGMA DESIGNS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)

(EARNINGS RELEASE ISSUED ON MARCH 29, 2017 FOR THE FOURTH QUARTER OF FISCAL 2017)

(Unaudited)

(In thousands)

	Three months ended
	January 28,	October 29,	January 30,
	2017	2016	2016

GAAP Net Revenue	$42,724	$62,729	$51,450
Items reconciling GAAP Net Revenue to Non-GAAP:
Reversal of rebate	-	-	-
GAAP to Non-GAAP adjustments	-	-	-
Non-GAAP Net Revenue	$42,724	$62,729	$51,450

GAAP Cost of Revenue	$21,323	$31,734	$26,949
Items reconciling GAAP Cost of Revenue to Non-GAAP:
Stock based compensation expense	(55)	(61)	(69)
Amortization of acquired intangibles	(145)	(938)	(965)
GAAP to Non-GAAP adjustments	(200)	(999)	(1,034)
Non-GAAP Cost of Revenue	$21,123	$30,735	$25,915

GAAP Gross Profit	$21,401	$30,995	$24,501
GAAP Gross Margin %	50.1%	49.4%	47.6%
Non-GAAP Gross Profit	$21,601	$31,994	$25,535
Non-GAAP Gross Margin %	50.6%	51.0%	49.6%

GAAP Operating Expenses	$28,564	$28,826	$29,738
Items reconciling GAAP Operating Expenses to Non-GAAP:
Stock based compensation expense	(1,314)	(1,432)	(1,609)
Amortization of acquired intangibles	(430)	(692)	(648)
Impairment of IP, mask sets and design tools	(848)	-	-
One time legal fee expenses	11	-	(85)
GAAP to Non-GAAP adjustments	(2,581)	(2,124)	(2,342)
Non-GAAP Operating Expenses	$25,983	$26,702	$27,396

GAAP Other Income (Expense) and Tax	$(1,553)	$(1,948)	$(954)
Items reconciling GAAP Other Income (Expense) and Tax to Non-GAAP:
Impairment (gain on sale) of privately held instruments, net	-	-	251
Gain on sale of development project	-	-	-
Income tax adjustments	-	-	3,463
GAAP to Non-GAAP adjustments	-	-	3,714
Non-GAAP Other Income (Expense) and Tax	$(1,553)	$(1,948)	$2,760

Non-GAAP Net (loss) income	$(5,935)	$3,344	$899

SIGMA DESIGNS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

(EARNINGS RELEASE ISSUED ON JUNE 6, 2017 FOR THE FIRST QUARTER OF FISCAL 2018)

(Unaudited)

(In thousands)

	Three months ended
	April 29,	January 28,	April 30,
	2017	2017	2016

GAAP Net Revenue	$39,564	$42,724	$53,775
Items reconciling GAAP Net Revenue to Non-GAAP:
Reversal of rebate	-	-	-
GAAP to Non-GAAP adjustments	-	-	-
Non-GAAP Net Revenue	$39,564	$42,724	$53,775

GAAP Cost of Revenue	$20,940	$21,323	$29,774
Items reconciling GAAP Cost of Revenue to Non-GAAP:
Stock based compensation expense	(57)	(55)	(104)
Amortization of acquired intangibles	(145)	(145)	(949)
GAAP to Non-GAAP adjustments	(202)	(200)	(1,053)
Non-GAAP Cost of Revenue	$20,738	$21,123	$28,721

GAAP Gross Profit	$18,624	$21,401	$24,001
GAAP Gross Margin %	47.1%	50.1%	44.6%
Non-GAAP Gross Profit	$18,826	$21,601	$25,054
Non-GAAP Gross Margin %	47.6%	50.6%	46.6%

GAAP Operating Expenses	$32,001	$28,564	$30,016
Items reconciling GAAP Operating Expenses to Non-GAAP:
Stock based compensation expense	(1,472)	(1,314)	(1,788)
Amortization of acquired intangibles	(431)	(430)	(699)
Impairment of IP, mask sets and design tools	(3,006)	(848)	-
One time legal fee expenses	(139)	11	(11)
Restructuring charges	(243)	-	-
GAAP to Non-GAAP adjustments	(5,291)	(2,581)	(2,498)
Non-GAAP Operating Expenses	$26,710	$25,983	$27,518

GAAP Other Income (Expense) and Tax	$(1,482)	$(1,553)	$(2,083)
Items reconciling GAAP Other Income (Expense) and Tax to Non-GAAP:
Impairment (gain on sale) of privately held instruments, net	-	-	300
GAAP to Non-GAAP adjustments	-	-	300
Non-GAAP Other Income (Expense) and Tax	$(1,482)	$(1,553)	$(1,783)

Non-GAAP Net loss	$(9,366)	$(5,935)	$(4,247)

SIGMA DESIGNS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET (LOSS) INCOME

(EARNINGS RELEASE ISSUED ON SEPTEMBER 7, 2017 FOR THE SECOND QUARTER OF FISCAL 2018)

(Unaudited)

(In thousands)

	Three months ended
	July 29,	April 29,	July 30,
	2017	2017	2016

GAAP Net Revenue	$39,508	$39,564	$61,316
Items reconciling GAAP Net Revenue to Non-GAAP:
Reversal of rebate	-	-	-
GAAP to Non-GAAP adjustments	-	-	-
Non-GAAP Net Revenue	$39,508	$39,564	$61,316

GAAP Cost of Revenue	$20,688	$20,940	$31,734
Items reconciling GAAP Cost of Revenue to Non-GAAP:
Stock based compensation expense	(54)	(57)	(74)
Amortization of acquired intangibles	(145)	(145)	(940)
GAAP to Non-GAAP adjustments	(199)	(202)	(1,014)
Non-GAAP Cost of Revenue	$20,489	$20,738	$30,720

GAAP Gross Profit	$18,820	$18,624	$29,582
GAAP Gross Margin %	47.6%	47.1%	48.2%
Non-GAAP Gross Profit	$19,019	$18,826	$30,596
Non-GAAP Gross Margin %	48.1%	47.6%	49.9%

GAAP Operating Expenses	$29,774	$32,001	$29,895
Items reconciling GAAP Operating Expenses to Non-GAAP:
Stock based compensation expense	(1,180)	(1,472)	(1,677)
Amortization of acquired intangibles	(431)	(431)	(696)
Impairment of IP, mask sets and design tools	-	(3,006)	(300)
Legal and other professional expenses	(305)	(139)	-
Restructuring charges	(1,723)	(243)	-
GAAP to Non-GAAP adjustments	(3,639)	(5,291)	(2,673)
Non-GAAP Operating Expenses	$26,135	$26,710	$27,222

GAAP Other Income (Expense) and Tax	$(1,723)	$(1,482)	$(1,409)
Items reconciling GAAP Other Income (Expense) and Tax to Non-GAAP:
Impairment (gain on sale) of privately held instruments, net	-	-	584
GAAP to Non-GAAP adjustments	-	-	584
Non-GAAP Other Income (Expense) and Tax	$(1,723)	$(1,482)	$(825)

Non-GAAP Net (loss) income	$(8,839)	$(9,366)	$2,549

SIGMA DESIGNS, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET (LOSS) INCOME (EARNINGS RELEASE ISSUED ON DECEMBER 7, 2017 FOR THE THIRD QUARTER OF FISCAL 2018)
(Unaudited)
(In thousands)

	Three months ended
	October 28,	July 29,	October 29,
	2017	2017	2016

GAAP Net Revenue	$33,862	$39,508	$62,729

Non-GAAP Net Revenue	$33,862	$39,508	$62,729

GAAP Cost of Revenue	$16,746	$20,688	$31,734
Items reconciling GAAP Cost of Revenue to Non-GAAP:
Stock based compensation expense	(56)	(54)	(61)
Amortization of acquired intangibles	(145)	(145)	(938)
Impairment of IP, mask sets and design tools	(1,200)	-	-
GAAP to Non-GAAP adjustments	(1,401)	(199)	(999)
Non-GAAP Cost of Revenue	$15,345	$20,489	$30,735

GAAP Gross Profit	$17,116	$18,820	$30,995
GAAP Gross Margin %	50.5%	47.6%	49.4%
Non-GAAP Gross Profit	$18,517	$19,019	$31,994
Non-GAAP Gross Margin %	54.7%	48.1%	51.0%

GAAP Operating Expenses	$36,000	$29,774	$28,826
Items reconciling GAAP Operating Expenses to Non-GAAP:
Stock based compensation expense	(1,188)	(1,180)	(1,432)
Amortization of acquired intangibles	(430)	(431)	(692)
Impairment of IP, mask sets and design tools	(5,463)	-	-
Legal and other professional expenses	(559)	(305)	-
Restructuring charges	(563)	(1,723)	-
GAAP to Non-GAAP adjustments	(8,203)	(3,639)	(2,124)
Non-GAAP Operating Expenses	$27,797	$26,135	$26,702

GAAP Other Income (Expense) and Tax	$(200)	$(1,723)	$(1,948)
Items reconciling GAAP Other Income (Expense) and Tax to Non-GAAP:
(Gain on sale) impairment of privately held instruments, net	(110)	-	1
GAAP to Non-GAAP adjustments	(110)	-	1
Non-GAAP Other Income (Expense) and Tax	$(310)	$(1,723)	$(1,947)

Non-GAAP Net (loss) income	$(9,590)	$(8,839)	$3,345

SIGMA DESIGNS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET (LOSS) INCOME

(EARNINGS RELEASE ISSUED ON MARCH 19, 2018 FOR THE FOURTH QUARTER OF FISCAL 2018)

(Unaudited)

(In thousands)

	Three months ended			Twelve months ended
	February 3, 2018	October 28, 2017	January 28, 2017	February 3, 2018	January 28, 2017

GAAP Net Revenue	$26,537	$33,862	$42,724	$139,471	$220,544
Non-GAAP Net Revenue	$26,537	$33,862	$42,724	$139,471	$220,544

GAAP Cost of Revenue	$16,601	$16,746	$21,323	$74,975	$114,565
Items reconciling GAAP Cost of Revenue to Non-GAAP:
Stock based compensation expense	(51)	(56)	(55)	(218)	(294)
Amortization of acquired intangibles	(48)	(145)	(145)	(483)	(2,972)
Impairment of IP, mask sets and design tools	-	(1,200)	-	(1,200)	-
Restructuring charges, net	(40)	-	-	(40)	-
GAAP to Non-GAAP adjustments	(139)	(1,401)	(200)	(1,941)	(3,266)
Non-GAAP Cost of Revenue	$16,462	$15,345	$21,123	$73,034	$111,299

GAAP Gross Profit	$9,936	$17,116	$21,401	$64,496	$105,979
GAAP Gross Margin %	37.4%	50.5%	50.1%	46.2%	48.1%
Non-GAAP Gross Profit	$10,075	$18,517	$21,601	$66,437	$109,245
Non-GAAP Gross Margin %	38.0%	54.7%	50.6%	47.6%	49.5%

GAAP Operating Expenses	$52,597	$36,000	$28,564	$150,372	$117,301
Items reconciling GAAP Operating Expenses to Non-GAAP:
Stock based compensation expense	(1,360)	(1,188)	(1,314)	(5,200)	(6,211)
Amortization of acquired intangibles	(430)	(430)	(430)	(1,722)	(2,517)
Impairment of IP, mask sets and design tools	(13,743)	(5,463)	(848)	(22,212)	(1,148)
Legal and other professional expenses	(2,329)	(559)	11	(3,332)	-
Restructuring charges	(6,711)	(563)	-	(9,240)	-
GAAP to Non-GAAP adjustments	(24,573)	(8,203)	(2,581)	(41,706)	(9,876)
Non-GAAP Operating Expenses	$28,024	$27,797	$25,983	$108,666	$107,425

Non-GAAP Operating (loss) income	$(17,949)	$(9,280)	$(4,382)	$(42,229)	$1,820